 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-223964
MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

To Stockholders of KapStone Paper and Packaging Corporation:
WestRock Company, a Delaware corporation (referred to as WestRock), KapStone Paper and Packaging Corporation, a Delaware corporation (referred to as KapStone), Whiskey Holdco, Inc., a Delaware corporation (referred to as Holdco), Whiskey Merger Sub, Inc., a Delaware corporation (referred to as WestRock Merger Sub), and Kola Merger Sub, Inc., a Delaware corporation (referred to as KapStone Merger Sub), have entered into an Agreement and Plan of Merger, dated as of January 28, 2018, as it may be amended from time to time (referred to as the merger agreement). Pursuant to the merger agreement and subject to its terms and conditions, WestRock will acquire all of the outstanding shares of KapStone through a transaction in which: (i) WestRock Merger Sub will merge with and into WestRock, with WestRock surviving such merger as a wholly owned subsidiary of Holdco (referred to as the WestRock merger) and (ii) KapStone Merger Sub will merge with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of Holdco (referred to as the KapStone merger and, together with the WestRock merger, referred to as the mergers). We believe that the mergers will benefit the stockholders of KapStone and we ask for your support in voting for the KapStone merger proposal at KapStone’s special meeting.
If the mergers are completed, each share of KapStone common stock (referred to as a KapStone share) issued and outstanding immediately prior to the effective time of the mergers (referred to as the effective time) (excluding KapStone shares owned by any direct or indirect wholly owned subsidiary of KapStone, KapStone shares that are owned by KapStone as treasury shares or in respect of which a KapStone stockholder has perfected appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive, at the election of the KapStone stockholder either: (i) $35.00 in cash, without interest thereon, or (ii) 0.4981 shares of Holdco common stock; subject to proration procedures designed to ensure that shares of Holdco common stock are received in respect of no more than 25% of the KapStone shares issued and outstanding immediately prior to the effective time. WestRock common stock is currently traded on the New York Stock Exchange (referred to as the NYSE) under the symbol “WRK” and KapStone common stock is currently traded on the NYSE under the symbol “KS”. We expect that Holdco common stock will be listed on the NYSE under the symbol “WRK”. We urge you to obtain current market quotations of WestRock common stock and KapStone common stock.
At the KapStone special meeting, KapStone stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement (referred to as the KapStone merger proposal), (ii) a proposal to adjourn the KapStone special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the KapStone merger proposal and (iii) a non-binding, advisory proposal to approve the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers. The KapStone board of directors unanimously recommends that KapStone stockholders vote “FOR” each of these proposals to be considered at the KapStone special meeting.
The mergers cannot be completed unless the KapStone stockholders approve the KapStone merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the KapStone special meeting, please promptly mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.
The obligations of WestRock and KapStone to complete the mergers are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about WestRock, KapStone, Holdco and the mergers is contained in this proxy statement/prospectus. WestRock and KapStone encourage you to read this entire proxy statement/prospectus carefully, including the section entitled “Risk Factors”, beginning on page 33.
We look forward to the successful combination of WestRock and KapStone.
Sincerely,

Roger W. Stone Executive Chairman of the Board of Directors KapStone Paper and Packaging Corporation	Matthew Kaplan President and Chief Executive Officer KapStone Paper and Packaging Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated August 1, 2018 and is first being mailed to the stockholders of KapStone on or about August 2, 2018.

KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, IL 60062
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on September 6, 2018
TIME:
10:00 a.m. (local time) on September 6, 2018

PLACE:
1033 Skokie Boulevard, Suite 150
Northbrook, IL 60062

ITEMS OF BUSINESS:
•
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 28, 2018, as it may be amended from time to time (referred to as the merger agreement), among WestRock Company, a Delaware corporation (referred to as WestRock), KapStone Paper and Packaging Corporation, a Delaware corporation (referred to as KapStone), Whiskey Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of WestRock (referred to as Holdco), Whiskey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco, and Kola Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice (referred to as the KapStone merger proposal);

•
To consider and vote on a proposal to adjourn the KapStone special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the KapStone merger proposal (referred to as the KapStone adjournment proposal); and

•
To consider and vote on a non-binding, advisory proposal to approve the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers (referred to as the KapStone compensation proposal).

The accompanying proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the KapStone special meeting. We urge you to read the proxy statement/prospectus, including the annexes and any documents incorporated by reference, carefully and in their entirety. KapStone will transact no other business at the KapStone special meeting, except such other business as may properly be brought before the KapStone special meeting or any adjournments or postponements thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the KapStone special meeting.
BOARD OF DIRECTORS’ RECOMMENDATION:
After careful consideration, the KapStone board of directors, on January 28, 2018, unanimously approved and adopted the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth therein, including the KapStone merger, determined that the terms of the merger agreement are in the best interests of KapStone and its stockholders, declared the merger agreement advisable and resolved to recommend that KapStone stockholders approve the KapStone merger proposal and approve the KapStone compensation proposal.
The KapStone board of directors unanimously recommends that KapStone stockholders vote “FOR” each of the KapStone merger proposal, the KapStone adjournment proposal and the KapStone compensation proposal.

WHO MAY VOTE:
Only holders of record of KapStone common stock as of the close of business on July 30, 2018 (referred to as the record date) are entitled to receive notice of the KapStone special meeting and to vote at the KapStone special meeting or any adjournments or postponements thereof. As of the record date, there were 97,840,381 shares of KapStone common stock outstanding. Each share of KapStone common stock is entitled to one vote on each matter properly brought before the KapStone special meeting. A list of stockholders of record entitled to vote at the KapStone special meeting will be available at the executive offices of KapStone at 1101 Skokie Boulevard, Suite 300, Northbrook, Illinois 60062 and will also be available for inspection at the KapStone special meeting.
Concurrently with the execution of the merger agreement on January 28, 2018, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements (each referred to as a voting agreement and collectively, the voting agreements) with each of Mr. Roger Stone, Mr. Matthew Kaplan, the Roger W. Stone Revocable Trust and the Roger and Susan Stone Family Foundation, which together beneficially owned shares totaling approximately 9.5% of the shares of KapStone common stock issued and outstanding as of January 28, 2018 (which includes options to purchase shares of KapStone common stock that were exercisable and KapStone restricted stock unit awards that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 8.1% of the shares of KapStone common stock issued and outstanding as of the record date (which does not include options to purchase shares of KapStone common stock that are exercisable or KapStone restricted stock unit awards that will vest within 60 days of the record date). Pursuant to the voting agreements, each such stockholder agreed during the term of its respective voting agreement to, among other things, upon the terms and subject to the terms and conditions therein, (i) vote all of its shares of KapStone common stock in favor of the adoption of the merger agreement and in favor of the mergers and the other transactions contemplated by the merger agreement, and against, among other things, any alternative transaction that may be proposed, (ii) not solicit alternative transactions or participate in discussions or negotiations regarding alternative transactions, in each case, subject to certain exceptions, and (iii) subject to certain exceptions, not sell or otherwise transfer its shares of KapStone common stock.
VOTE REQUIRED FOR APPROVAL:
Your vote is very important. We cannot complete the mergers without the approval of the KapStone merger proposal. Assuming a quorum is present, the approval of the KapStone merger proposal requires the affirmative vote of the holders of a majority of all issued and outstanding shares of the KapStone common stock entitled to vote on the KapStone merger proposal. Assuming a quorum is present, approval of the KapStone adjournment proposal requires the affirmative vote of a majority of the votes present in person or represented by proxy at the KapStone special meeting and entitled to vote thereon. Assuming a quorum is present, approval of the KapStone compensation proposal requires the affirmative vote of holders of a majority of the shares of KapStone common stock present in person or represented by proxy at the KapStone special meeting and entitled to vote thereon.
Whether or not you plan to attend the KapStone special meeting, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.
By order of the Board of Directors,
Kathryn D. Ingraham
Vice President, Secretary and General Counsel
Northbrook, Illinois
August 1, 2018

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about KapStone and WestRock from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
KapStone Paper and Packaging Corporation 1101 Skokie Boulevard, Suite 300 Northbrook, IL 60062 Attn: Corporate Secretary (847) 239-8800	WestRock Company 1000 Abernathy Road NE Atlanta, GA 30328 Attn: Corporate Secretary (770) 448-2193
Investors may also consult KapStone’s or WestRock’s website for more information concerning the mergers described in this proxy statement/prospectus. KapStone’s website is www.kapstonepaper.com. WestRock’s website is www.westrock.com. Information included on either of these websites is not incorporated by reference into this proxy statement/prospectus.
If you would like to request any documents, please do so by August 28, 2018 in order to receive them before the KapStone special meeting.
For more information, see the section entitled “Where You Can Find More Information”, beginning on page 156.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the SEC) by Whiskey Holdco, Inc. (referred to as Holdco) (File No. 333-223964) constitutes a prospectus of Holdco under Section 5 of the Securities Act of 1933, as amended (referred to as the Securities Act), with respect to the Holdco shares to be issued in connection with the KapStone merger pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). It also constitutes a notice of meeting with respect to the KapStone special meeting.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 1, 2018. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to KapStone stockholders, nor the issuance by Holdco of its common stock in connection with the mergers, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding WestRock has been provided by WestRock and information contained in this proxy statement/prospectus regarding KapStone has been provided by KapStone.

Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:
•
“combined company” refer collectively to Holdco, WestRock and KapStone, following completion of the mergers;

•
“Holdco” refer to Whiskey Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of WestRock;

•
“Holdco shares” refer to shares of common stock of Holdco, par value $0.01 per share;

•
“KapStone” refer to KapStone Paper and Packaging Corporation, a Delaware corporation;

•
“KapStone merger” refer to the merger of KapStone Merger Sub with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of Holdco;

•
“KapStone Merger Sub” refer to Kola Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco;

•
“KapStone shares” refer to shares of common stock of KapStone, par value $0.0001 per share;

•
“KapStone stockholders” refer to holders of KapStone shares;

•
“merger agreement” refer to the Agreement and Plan of Merger, dated as of January 28, 2018, as it may be amended from time to time, among WestRock, KapStone, Holdco, WestRock Merger Sub and KapStone Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference;

•
“mergers” refer collectively to the WestRock merger and the KapStone merger;

•
“we”, “our” and “us” refer to WestRock and KapStone, collectively;

•
“WestRock” refer to WestRock Company, a Delaware corporation;

•
“WestRock shares” refer to shares of common stock of WestRock, par value $0.01 per share;

•
“WestRock merger” refer to the merger of WestRock Merger Sub with and into WestRock, with WestRock surviving such merger as a wholly owned subsidiary of Holdco; and

•
“WestRock Merger Sub” refer to Whiskey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco.

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you, as a KapStone stockholder, may have regarding the mergers and the other matters being considered at the KapStone special meeting and the answers to those questions. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the KapStone special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
About the Mergers
Q:
What is the proposed transaction on which I am being asked to vote?

A:
WestRock, KapStone, Holdco, KapStone Merger Sub and WestRock Merger Sub have entered into the merger agreement that is described in this proxy statement/prospectus, and a copy of which is attached as Annex A. Pursuant to the merger agreement and subject to its terms and conditions, WestRock will acquire all of the outstanding shares of KapStone through a transaction in which: (i) WestRock Merger Sub will merge with and into WestRock, with WestRock surviving such merger as a wholly owned subsidiary of Holdco, and (ii) KapStone Merger Sub will merge with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of Holdco. As a result, among other things, (a) Holdco will become the ultimate parent of WestRock, KapStone and their respective subsidiaries, (b) existing WestRock shares will automatically convert into Holdco shares and (c) existing KapStone stockholders will receive Holdco shares or cash, as described further below, in each case in accordance with the terms of the merger agreement. It is a condition to the completion of the mergers that the Holdco shares to be issued in connection with the mergers be authorized for listing on the New York Stock Exchange (referred to as the NYSE), subject to official notice of issuance. Following the completion of the mergers, Holdco will cause KapStone shares to be delisted from the NYSE and deregistered under the Exchange Act.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you were a holder of record of KapStone shares as of the close of business on July 30, 2018 (referred to as the record date).

This proxy statement/prospectus serves as the proxy statement through which KapStone will solicit proxies to obtain the necessary KapStone stockholder approval of the KapStone merger proposal (as defined below) (such approval referred to as the KapStone stockholder approval). It also serves as the prospectus pursuant to which Holdco will issue Holdco shares as consideration in the KapStone merger.
KapStone is holding a special meeting of stockholders (referred to as the KapStone special meeting) in order to obtain the stockholder approval necessary to adopt the merger agreement. KapStone stockholders will also be asked to approve the adjournment of the KapStone special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement) and to vote on a non-binding, advisory proposal to approve the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers.
We will be unable to complete the mergers unless, among other things, the KapStone stockholders vote to adopt the merger agreement.
This proxy statement/prospectus contains important information about the mergers, the merger agreement and the KapStone special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the KapStone special meeting.

Q:
What will KapStone stockholders receive in the mergers?

A:
If the mergers are completed, KapStone stockholders will have the right to elect to receive with respect to each KapStone share they hold (other than KapStone shares in respect of which a KapStone stockholder has properly demanded appraisal rights in accordance with the General Corporation Law of the State of Delaware (referred to as the DGCL)), subject to certain proration procedures described below, either: (i) $35.00 in cash, without interest thereon (referred to as the KapStone cash consideration), or (ii) 0.4981 Holdco shares (referred to as the KapStone stock consideration, and, together with the KapStone cash consideration, referred to as the KapStone merger consideration). KapStone stockholders will not receive any fractional Holdco shares in the KapStone merger. Instead, KapStone stockholders will receive cash in lieu of any fractional Holdco shares that they would otherwise have been entitled to receive.

Q:
What ownership percentage of Holdco will former KapStone stockholders have after the mergers are completed?

A:
If the mergers are completed and the maximum stock amount is issued to KapStone stockholders, assuming 97.8 million KapStone shares are issued and outstanding immediately prior to the effective time and 256.5 million WestRock shares are issued and outstanding immediately prior to the effective time, approximately 4.5% of the issued and outstanding Holdco shares immediately following the effective time of the mergers will be held by former KapStone stockholders. For information regarding the risk associated with a reduced ownership in the combined company, see “Risk Factors — Risks Related to the Mergers — KapStone stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management”, beginning on page 37.

Q:
Are KapStone stockholders guaranteed to receive the stock consideration if they elect to receive stock consideration for their KapStone shares?

A:
No. The maximum number of Holdco shares that may be issued to KapStone stockholders as KapStone stock consideration (referred to as the maximum stock amount) is equal to (i) 25% of the product of  (A) 0.4981 and (B) the number of issued and outstanding KapStone shares immediately prior to the effective time of the mergers (referred to as the effective time), (ii) rounded down to the nearest whole number. Accordingly, depending on the elections made by other KapStone stockholders, if a KapStone stockholder elects to receive the KapStone stock consideration, such holder may not receive the KapStone stock consideration in respect of such stock election shares (as defined below). The greater the oversubscription of the stock election (as defined below), the fewer Holdco shares and more cash a KapStone stockholder making a stock election will receive in respect of its stock election shares. For further information, including the potential effects of the proration procedures on what a hypothetical holder of 100 KapStone shares would receive if such holder elected to receive the KapStone stock consideration for all of its KapStone shares, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement — Effects of the Mergers; Closing; Effective Time”, beginning on page 99.

Q:
How do I make my stock election if I am a KapStone stockholder?

A:
Under the merger agreement, the KapStone stockholders are required to make an election to receive KapStone stock consideration (referred to as a stock election) by 5:00 p.m. New York City time on September 5, 2018, the business day immediately prior to the KapStone special meeting (referred to as the election deadline). Concurrently with the mailing of this proxy statement/prospectus, an election form will be mailed to each holder of record of KapStone shares for the KapStone special meeting. KapStone will make available one or more election forms as may be reasonably requested from time to time by all persons who become holders of record of KapStone shares during the period following the record date and prior to the election deadline. To elect to receive Holdco shares, you must indicate on the election form the number of KapStone shares with respect to which you elect to receive the KapStone stock consideration (such KapStone shares referred to as stock election shares). You must return your properly completed and signed form accompanied by the KapStone share certificate or an appropriate customary guarantee of delivery by the election deadline. KapStone and WestRock will publicly announce by press release the election deadline at least three business days prior to the anticipated election deadline, but you are encouraged to return your election form as promptly as practicable. If you hold your KapStone shares through a bank, broker or other nominee, you should follow the instructions provided by such bank, broker or other nominee to ensure that your election instructions are timely returned. For further information, see the section entitled “The KapStone Special Meeting”, beginning on page 44. All KapStone shares for which no stock election is made (referred to as no election shares) will be converted into the right to receive KapStone cash consideration.
Q:
Can I revoke or change my stock election after I mail my election form?

A:
Yes. Any election form may be revoked with respect to all or a portion of the KapStone shares subject thereto by the stockholder who submitted the applicable election form by written notice received by the exchange agent prior to the election deadline. If an election form is revoked, the KapStone shares as to which such stock election previously applied will be no election shares unless a stock election is subsequently submitted by the stockholder prior to the election deadline. For more information, see the section entitled “The KapStone Special Meeting — Revocability of Proxies and Changes to a KapStone Stockholder’s Vote”, beginning on page 46.

Q:
What happens if I do not make a stock election or my election form is not received before the election deadline?

A:
If a KapStone stockholder makes no stock election with respect to any of its KapStone shares or the exchange agent does not receive a properly completed and signed election form by the election deadline and such KapStone stockholder does not properly demand appraisal in accordance with the DGCL, it will receive the KapStone cash consideration in respect of such shares. In no event will a KapStone stockholder making no stock election with respect to its KapStone shares receive the KapStone stock consideration in respect of any of its KapStone shares. For more information, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement — Effect on the Capital Stock”, beginning on page 101.

Q:
How do I calculate the value of the KapStone stock consideration?

A:
The merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either KapStone shares or WestRock shares. Because of this, the implied value of the KapStone stock consideration will fluctuate between now and the completion of the mergers. The value of the KapStone stock consideration depends on the market value of Holdco shares at the time the mergers are completed, which will in turn be affected by the market value of KapStone shares and WestRock shares at the time the mergers are completed.

On January 26, 2018, the last trading day prior to the public announcement of the proposed mergers, the closing price on the NYSE was $26.54 per KapStone share and $70.27 per WestRock share. On July 31, 2018, the latest practicable date before the date of this proxy statement/prospectus, the closing price on the NYSE was $34.78 per KapStone share and $57.98 per WestRock share. We urge you to obtain current market quotations before voting your shares.
Q:
Should I send in my share certificates now for the exchange?

A:
No. KapStone stockholders should keep any share certificates they hold at this time. If a KapStone stockholder intends to make a stock election for the KapStone stock consideration, it must send in any KapStone share certificates it holds at the time it sends in the election form (or an appropriate customary guarantee of delivery in lieu thereof). As promptly as reasonably practicable after the effective time (and in any event within three business days after the effective time), WestRock will cause the exchange agent to mail to each holder of record of KapStone shares represented by certificates or book-entry shares not held through DTC whose shares are converted into the right to receive the KapStone merger consideration pursuant to the merger agreement a form of letter of transmittal, together with instructions thereto advising such holder of the effectiveness of the KapStone merger and the conversion of KapStone shares into the right to receive the KapStone merger consideration.

With respect to book-entry shares held through DTC, WestRock and KapStone will cooperate to establish procedures regarding transmitting the applicable merger consideration and any dividends or distributions to which the beneficial owners thereof are entitled pursuant to the merger agreement.
Q:
Who is the exchange agent for the mergers?

A:
Computershare Trust Company, N.A. is the exchange agent.

Q:
When do you expect the mergers to be completed?

A:
We are currently targeting completion of the mergers by the end of calendar year 2018, subject to the required KapStone stockholder approval and regulatory clearances and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of KapStone or WestRock could result in the mergers being completed at a later time, or not at all.

Q:
Will I still be paid dividends prior to the mergers?

A:
KapStone most recently paid a quarterly dividend of  $0.10 per share to its stockholders. Under the merger agreement, KapStone may, without WestRock’s consent, continue to declare and pay its regular quarterly cash dividend in an amount of up to $0.10 per share. KapStone declared a regular quarterly dividend of  $0.10 per share, which was paid on July 11, 2018 to stockholders of record as of June 29, 2018.

Q:
Are there any risks in the mergers that I should consider?

A:
Yes. There are risks associated with all business combinations, including the WestRock merger and KapStone merger. These risks are discussed in more detail in the section entitled “Risk Factors”, beginning on page 33.

Q:
Are KapStone stockholders entitled to appraisal rights?

A:
Yes. If the KapStone merger is completed, KapStone stockholders who have complied exactly with the applicable requirements and procedures of Section 262 of the DGCL will be entitled to demand appraisal of their KapStone shares and receive in lieu of the KapStone merger consideration a cash payment equal to the “fair value” of their KapStone shares. For more information, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights”, beginning on page 92.

Q:
What is householding and how does it affect me?

A:
The SEC permits KapStone to deliver a single copy of its proxy statements and annual reports to KapStone stockholders who have the same address and last name, unless KapStone has received contrary instructions from such KapStone stockholders. Each KapStone stockholder will continue to receive a separate proxy card. This procedure, called “householding”, will reduce the volume of duplicate information KapStone stockholders receive and reduce KapStone’s printing and postage costs. KapStone will promptly deliver a separate copy of this proxy statement/prospectus to any such KapStone stockholder upon written or oral request. A stockholder wishing to receive a separate proxy statement/prospectus can notify KapStone at KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062, telephone: 847-239-8800. Similarly, KapStone stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting KapStone as described above.

About the KapStone Special Meeting
Q:
When and where will the KapStone special meeting be held?

A:
The KapStone special meeting is scheduled to be held at 1033 Skokie Boulevard, Suite 150, Northbrook, Illinois 60062, on September 6, 2018 at 10:00 a.m. local time.

Q:
Who is entitled to vote at the KapStone special meeting?

A:
Only holders of record of KapStone shares at the close of business on the record date are entitled to notice of, and to vote at, the KapStone special meeting and at any adjournment of the KapStone special meeting.

Q:
How can I attend the KapStone special meeting?

A:
All KapStone stockholders are invited to attend the KapStone special meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the KapStone special meeting. If you hold your KapStone shares in “street name”, you also may be asked to present proof of ownership to be admitted to the KapStone special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date are examples of proof of ownership.

Q:
What proposals will be considered at the KapStone special meeting?

A:
At the KapStone special meeting, KapStone stockholders will be asked:

•
to consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice (referred to as the KapStone merger proposal);

•
to consider and vote on a proposal to adjourn the KapStone special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the KapStone merger proposal (referred to as the KapStone adjournment proposal); and

•
to consider and vote on a non-binding, advisory proposal to approve the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers (referred to as the KapStone compensation proposal).

KapStone will transact no other business at its special meeting, except such other business as may properly be brought before the KapStone special meeting or any adjournments or postponements thereof.
Q:
How does the KapStone board of directors recommend that I vote?

A:
The KapStone board of directors (referred to as the KapStone board), on January 28, 2018, unanimously approved and adopted the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth therein, including the KapStone merger, and determined that the terms of the merger agreement are in the best interests of KapStone and its stockholders and declared the merger agreement advisable. The KapStone board unanimously recommends that KapStone stockholders vote “FOR” each of the KapStone merger proposal, the KapStone adjournment proposal and the KapStone compensation proposal.

Q:
How do I vote?

A:
If you are a holder of record of KapStone shares as of the close of business on the record date, you may vote in person by attending the KapStone special meeting or, to ensure your shares are represented at the KapStone special meeting, you may vote by marking, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope so that it is received by the Corporate Secretary of KapStone prior to the KapStone special meeting.

If you hold KapStone shares through a broker or other nominee, you may instruct your broker or other nominee to vote your KapStone shares by following the instructions that the broker or other nominee provides to you with these materials.
Q:
What vote is required to approve each KapStone proposal?

A:
KapStone Merger Proposal.   Assuming a quorum is present, approving the KapStone merger proposal requires the affirmative vote of holders of a majority of the KapStone shares issued and outstanding and entitled to vote thereon. If you are a KapStone stockholder and fail to vote or vote to abstain, it will have the effect of a vote “AGAINST” the KapStone merger proposal. KapStone shares held by brokers or other nominees that are present in person or by proxy at the KapStone special meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker or other nominee does not have discretionary voting power on such proposal (referred to as broker non-votes), will have the effect of a vote “AGAINST” the KapStone merger proposal, assuming a quorum is present.
KapStone Adjournment Proposal.   Assuming a quorum is present, approving the adjournment proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone adjournment proposal. If you are a KapStone stockholder and fail to vote, it will have no effect on the KapStone adjournment proposal, assuming a quorum is present, and broker non-votes will have no effect on the KapStone adjournment proposal, assuming a quorum is present. If you are a KapStone stockholder and you mark your proxy card or voting instructions to abstain, it will have the effect of a vote “AGAINST” the KapStone adjournment proposal.
KapStone Compensation Proposal.   In accordance with Section 14A of the Exchange Act, KapStone is providing its stockholders with the opportunity to vote on a non-binding, advisory proposal to approve the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers, as reported in the section of this proxy statement/prospectus entitled “Proposal 1: Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers”, beginning on page 77. Assuming a quorum is present, approving the KapStone compensation proposal, on a non-binding advisory basis, requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone compensation proposal. If you are a KapStone stockholder and fail to vote, it will have no effect on the KapStone compensation proposal, assuming a quorum is present, and broker non-votes will have no effect on the KapStone compensation proposal, assuming a quorum is present. If you are a KapStone stockholder and you mark your proxy card or voting instructions to abstain, it will have the effect of a vote “AGAINST” the KapStone compensation proposal.
Q:
How many votes do I have?

A:
You are entitled to one vote for each KapStone share that you owned as of the close of business on the record date. As of the close of business on the record date, there were 97,840,381 KapStone shares outstanding entitled to vote at the KapStone special meeting.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
If you are a KapStone stockholder and fail to vote or vote to abstain, it will have the effect of a vote “AGAINST” the KapStone merger proposal, and broker non-votes will have the effect of a vote “AGAINST” the KapStone merger proposal, assuming a quorum is present. If you are a KapStone stockholder and fail to vote, it will have no effect on the KapStone adjournment proposal or the KapStone compensation proposal, assuming a quorum is present, and broker non-votes will have no effect on the KapStone adjournment proposal or the KapStone compensation proposal, assuming a quorum is present. If you are a KapStone stockholder and you mark your proxy card or voting instructions to abstain, it will have the effect of a vote “AGAINST” the KapStone adjournment proposal and the KapStone compensation proposal.

Q:
What constitutes a quorum?

A:
A quorum for action on any subject matter at any special meeting of KapStone stockholders will exist when the holders of a majority of the issued and outstanding KapStone shares entitled to vote on such subject matter are represented in person or by proxy at such meeting. KapStone shares represented at the KapStone special meeting but not voted, including KapStone shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes, if any, will not be counted as present for purposes of establishing a quorum. KapStone shares owned by KapStone as treasury shares will not be included in the calculation of the number of KapStone shares represented at the KapStone special meeting for purposes of determining whether a quorum is present.

Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. If you hold KapStone shares through a broker, bank, trust company or other nominee, you may instruct your broker, bank, trust company or other nominee to vote your KapStone shares by following the instructions that the broker, bank, trust company or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. Broker non-votes, if any, will not be counted as present for purposes of establishing a quorum.

With respect to the KapStone merger proposal, a broker non-vote will have the effect of a vote “AGAINST” the proposal. With respect to the KapStone adjournment proposal and the KapStone compensation proposal, a broker non-vote will have no effect on such proposals.
If your KapStone shares are held in “street name” and you wish to vote your KapStone shares in person at the KapStone special meeting, you must bring to the KapStone special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the KapStone shares authorizing you to vote at the KapStone special meeting.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If a signed proxy card is returned without an indication as to how the KapStone shares represented are to be voted with regard to a particular proposal, the KapStone shares represented by the proxy card will be voted “FOR” each such proposal.

Q:
Can I change my vote after I have returned a proxy card or voting instruction card?

A:
Yes. You may change your vote at any time before your proxy is voted at the KapStone special meeting. You may do this in one of four ways:

•
by sending a notice of revocation to the Corporate Secretary of KapStone, dated as of a later date than the date of the proxy card and received by the Corporate Secretary of KapStone prior to the KapStone special meeting;

•
by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received by the Corporate Secretary of KapStone prior to the KapStone special meeting; or

•
by attending the KapStone special meeting and voting in person.

Your attendance alone will not revoke any proxy. If your KapStone shares are held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies.
Q:
What should KapStone stockholders do if they receive more than one set of voting materials?

A:
You may receive more than one set of voting materials with respect to the proposals described in this proxy statement/prospectus, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your KapStone shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record of KapStone shares and your KapStone shares are registered in more than one name, you will receive more than one proxy card. In each case, please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.
Q:
May I transfer KapStone shares if I have elected to receive the KapStone stock consideration?

A:
Yes, but once you make a stock election with respect to any KapStone shares, you will be unable to sell or otherwise transfer such KapStone shares unless you properly revoke your stock election prior to the election deadline or the merger agreement is terminated.

Q:
What happens if I transfer my KapStone shares before the KapStone special meeting?

A:
The record date is earlier than the date of the KapStone special meeting and the date that the mergers are expected to be completed. If you transfer your KapStone shares after the record date but before the KapStone special meeting, you will retain your right to vote at the KapStone special meeting, but you will not have the right to receive the KapStone merger consideration. In order to receive the KapStone merger consideration, you must hold your KapStone shares through the completion of the mergers.

Q:
Who is the inspector of election?

A:
The KapStone board has appointed a representative of Morrow Sodali LLC to act as the inspector of election for the KapStone special meeting.

Q:
Where can I find the voting results of the KapStone special meeting?

A:
The preliminary voting results are expected to be announced at the KapStone special meeting. In addition, within four business days following certification of the final voting results, KapStone intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:
What will happen if all of the proposals to be considered at the KapStone special meeting are not approved?

A:
As a condition to the completion of the mergers, KapStone stockholders must approve the KapStone merger proposal. Completion of the mergers is not conditioned or dependent on approval of any of the other proposals to be considered at the KapStone special meeting.

Q:
Why are KapStone stockholders being asked to approve, on a non-binding advisory basis, the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers?

A:
The rules promulgated by the SEC under Section 14A of the Exchange Act require KapStone to seek a non-binding, advisory vote with respect to certain compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers. For more information regarding such payments, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers”, beginning on page 77.

Q:
What will happen if KapStone stockholders do not approve, on a non-binding advisory basis, the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers?

A:
The vote on the KapStone compensation proposal is a vote separate and apart from the vote on the KapStone merger proposal. Accordingly, a KapStone stockholder may vote to approve the KapStone merger proposal and vote not to approve the KapStone compensation proposal, and vice versa.

Because the vote on the KapStone compensation proposal is advisory only, the outcome of such vote will not be binding on KapStone or Holdco. Accordingly, if the merger agreement is approved and adopted by the KapStone stockholders and the mergers are completed, the compensation and benefits with respect to the named executive officers of KapStone will be payable or be provided, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the KapStone compensation proposal.

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

If you are a holder of record of KapStone shares as of the close of business on the record date, in order for your KapStone shares to be represented at the KapStone special meeting, you must:
•
vote in person by attending the KapStone special meeting; or

•
mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope so that it is received by the Corporate Secretary of KapStone prior to the KapStone special meeting.

If you hold KapStone shares through a broker or other nominee, you may instruct your broker or other nominee to vote your KapStone shares by following the instructions that the broker or other nominee provides to you with these materials.
Q:
Who can help answer my questions?

A:
KapStone stockholders who have questions about the merger agreement, the mergers or the other matters to be voted on at the KapStone special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards or election forms should contact:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
KapStone stockholders call toll free: (800) 662-5200
Banks and brokerage firms call: (203) 658-9400

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you. You are urged to read carefully the remainder of this proxy statement/prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the KapStone special meeting. See also the section entitled “Where You Can Find More Information”, beginning on page 156. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
WestRock Company
WestRock Company
1000 Abernathy Road NE
Atlanta, Georgia 30328
Telephone: (770) 448-2193
WestRock Company, a Delaware corporation, is a multinational provider of paper and packaging solutions for consumer and corrugated packaging markets. WestRock partners with its customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 45,000 team members support customers around the world from more than 300 operating and business locations spanning North America, South America, Europe, Asia and Australia.
WestRock shares are listed on the NYSE, under the symbol “WRK”.
Additional information about WestRock and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”, beginning on page 156.
KapStone Paper and Packaging Corporation
KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, IL 60062
Telephone: (847) 239-8800
KapStone Paper and Packaging Corporation, founded in 2005 and headquartered in Northbrook, Illinois, is the fifth largest producer of containerboard and the largest producer of kraft paper in North America, based on production capacity. KapStone conducts its operations in two segments: (i) Paper and Packaging, which manufactures and sells a wide variety of containerboard, corrugated products and specialty paper for industrial and consumer markets and (ii) Distribution, through Victory Packaging, L.P., a packaging solutions distribution company with facilities in the United States, Canada and Mexico. KapStone operates four containerboard mills, 23 corrugated products manufacturing plants and approximately 60 distribution centers and employs approximately 6,400 employees.
KapStone shares are listed on the NYSE under the symbol “KS”.
Additional information about KapStone and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”, beginning on page 156.
Whiskey Holdco, Inc.
Whiskey Holdco, Inc.
c/o WestRock Company
1000 Abernathy Road NE
Atlanta, Georgia 30328
Telephone: (770) 448-2193

Whiskey Holdco, Inc., a wholly owned subsidiary of WestRock, is a Delaware corporation that was incorporated on January 25, 2018 for the purpose of effecting the mergers. To date, Holdco has not conducted any activities other than those incidental to its formation or those relating to the transactions contemplated by the merger agreement. Pursuant to the merger agreement, immediately prior to the completion of the mergers, the name of Holdco will be changed to “WestRock Company” and the name of the surviving company in the WestRock merger will be changed to a name to be determined by WestRock. As of the completion of the mergers, WestRock and KapStone will each become a wholly owned subsidiary of Holdco and it is expected that the Holdco shares will be listed on the NYSE under the symbol “WRK”. The business of Holdco will be the combined businesses currently conducted by WestRock and KapStone.
Whiskey Merger Sub, Inc.
Whiskey Merger Sub, Inc.
c/o WestRock Company
1000 Abernathy Road NE
Atlanta, Georgia 30328
Telephone: (770) 448-2193
Whiskey Merger Sub, Inc., a wholly owned subsidiary of Holdco, is a Delaware corporation that was incorporated on January 25, 2018 for the purpose of effecting the WestRock merger. To date, WestRock Merger Sub has not conducted any activities other than those incidental to its formation or those relating to the transactions contemplated by the merger agreement. Pursuant to the merger agreement, WestRock Merger Sub will be merged with and into WestRock, with WestRock surviving the WestRock merger as a wholly owned subsidiary of Holdco.
Kola Merger Sub, Inc.
Kola Merger Sub, Inc.
c/o WestRock Company
1000 Abernathy Road NE
Atlanta, Georgia 30328
Telephone: (770) 448-2193
Kola Merger Sub, Inc., a wholly owned subsidiary of Holdco, is a Delaware corporation that was incorporated on January 25, 2018 for the purpose of effecting the KapStone merger. To date, KapStone Merger Sub has not conducted any activities other than those incidental to its formation or those relating to the transactions contemplated by the merger agreement. Pursuant to the merger agreement, KapStone Merger Sub will be merged with and into KapStone, with KapStone surviving the KapStone merger as a wholly owned subsidiary of Holdco.
The Mergers and the Merger Agreement
A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. KapStone and WestRock encourage you to read the entire merger agreement carefully because it is the principal document governing the mergers and this summary description of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement. For more information on the merger agreement, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement”, beginning on page 99.
Effects of the Mergers (See page 99)
Subject to the terms and conditions of the merger agreement:
•
WestRock Merger Sub will be merged with and into WestRock, with WestRock surviving such merger as a wholly owned subsidiary of Holdco (referred to as the WestRock merger); and

•
KapStone Merger Sub will be merged with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of Holdco (referred to as the KapStone merger and, together with the WestRock merger, the mergers).

As a result, among other things, (1) Holdco will become the ultimate parent of WestRock, KapStone and their respective subsidiaries, (2) existing WestRock shares will automatically convert into Holdco shares and (3) existing KapStone stockholders will receive Holdco shares or cash, in each case in accordance with the terms of the merger agreement.
The organization of WestRock, KapStone and Holdco before and after the mergers is illustrated on this page and the following page:
Prior to the Mergers
The Mergers

After the Mergers
Effect on the Capital Stock (See page 101)
Subject to the terms and conditions set forth in the merger agreement, KapStone stockholders will have the right to elect to receive with respect to each KapStone share they hold (other than KapStone shares in respect of which a KapStone stockholder has properly demanded appraisal rights in accordance with the DGCL), subject to certain proration procedures described below, either: (i) the KapStone cash consideration, which is $35.00 in cash, without interest thereon, or (ii) the KapStone stock consideration, which is 0.4981 Holdco shares. KapStone stockholders will not receive any fractional Holdco shares in the KapStone merger. Instead, KapStone stockholders will receive cash in lieu of any fractional Holdco shares that they would otherwise have been entitled to receive.
Under the merger agreement, the maximum stock amount, which is the maximum number of Holdco shares that may be issued to KapStone stockholders as KapStone stock consideration, is equal to (i) 25% of the product of  (A) 0.4981 and (B) the number of issued and outstanding KapStone shares immediately prior to the effective time, (ii) rounded down to the nearest whole number.
A KapStone stockholder’s ability to make a stock election is subject to proration procedures set forth in the merger agreement. These procedures are designed to ensure that the KapStone stock consideration is received in respect of no more than 25% of the KapStone shares issued and outstanding immediately prior to the effective time. Whether a KapStone stockholder receives the amount of KapStone stock consideration requested will depend in part on the stock elections of other KapStone stockholders. Even if a KapStone stockholder makes a stock election with respect to any KapStone shares, it may not receive the KapStone stock consideration in respect of such stock election shares. The greater the oversubscription of the stock election, the fewer Holdco shares and more cash a KapStone stockholder making a stock election will receive in respect of its stock election shares.
If the mergers are completed and the maximum stock amount is issued to KapStone stockholders, assuming 97.8 million KapStone shares are issued and outstanding immediately prior to the effective time and 256.5 million WestRock shares are issued and outstanding immediately prior to the effective time, approximately 4.5% of the issued and outstanding Holdco shares immediately following the effective time of the mergers will be held by former KapStone stockholders.
If a KapStone stockholder makes no stock election with respect to any of its KapStone shares and does not properly demand appraisal in accordance with the DGCL, it will receive the KapStone cash consideration in respect of such shares. In no event will a KapStone stockholder making no stock election with respect to its KapStone shares receive the KapStone stock consideration in respect of any of its KapStone shares. For a description of the applicable stock election procedures, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement — Election Procedures”, beginning on page 102.
The merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either KapStone shares or WestRock shares. Because of this, the implied value of the KapStone stock consideration will fluctuate between now and the completion of the mergers. The value of the KapStone stock consideration depends on the market value of Holdco shares at the time the mergers are completed, which will in turn be affected by the market value of KapStone shares and WestRock shares at the time the mergers are completed.
At the effective time, each issued and outstanding WestRock share will be converted into one Holdco share.
On January 26, 2018, the last trading day prior to the public announcement of the proposed mergers, the closing price on the NYSE was $26.54 per KapStone share and $70.27 per WestRock share. On July 31, 2018, the latest practicable date before the date of this proxy statement/prospectus, the closing price on the NYSE was $34.78 per KapStone share and $57.98 per WestRock share. We urge you to obtain current market quotations before voting your shares.
Treatment of KapStone Stock Options; Other KapStone Equity-Based Awards and the KapStone ESPP (See page 89)
Each option to purchase KapStone shares (referred to as a KapStone option) that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase, on the same terms and conditions (including applicable vesting requirements, but subject to the amendments described below with respect to equity-based awards outstanding as of the date of the merger agreement) as were applicable to such KapStone option immediately prior to the effective time, a number of Holdco shares (rounded down to the nearest whole share) determined by multiplying the number of KapStone shares subject to the KapStone option by a fraction, the numerator of which is $35.00 and the denominator of which is the average of the volume weighted average price per share of WestRock shares on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by WestRock and KapStone) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the closing date (as defined below) (referred to as the equity award exchange ratio), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the KapStone option by the equity award exchange ratio. Notwithstanding the foregoing, any KapStone option held by a non-employee member of the KapStone board will vest in full upon the effective time.
Each KapStone restricted stock unit award (referred to as a KapStone RSU award) that is outstanding immediately prior to the effective time will be converted at the effective time into a Holdco restricted stock unit award, on the same terms and conditions (including applicable vesting requirements, but subject to the amendments described below with respect to equity-based awards outstanding as of the date of the merger agreement, and including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time) as were applicable to such KapStone RSU award immediately prior to the effective time, and relating to the number of Holdco shares (rounded to the nearest whole share) determined by multiplying the number of KapStone shares subject to the KapStone RSU award by the equity award exchange ratio. Notwithstanding the foregoing, any KapStone RSU award held by a non-employee member of the KapStone board will vest in full upon the effective time.
Pursuant to the merger agreement, KapStone options and KapStone RSU awards that were outstanding as of the date of the merger agreement (other than awards held by a non-employee member of the KapStone board) have been amended to provide that such KapStone options and KapStone RSU awards will immediately vest in full if, following the effective time, the award holder experiences a termination of employment by KapStone or any of its affiliates without “cause” or resigns employment for “good reason”, as described below in “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement — Treatment of Equity-Based Awards and Employee Stock Purchase Plans”. With respect to KapStone’s 2018 annual equity grants made as of February 23, 2018 (which consisted entirely of KapStone RSU awards), two-thirds of each such award was made subject to the same “double-trigger” vesting conditions described in the preceding sentence. The remaining one-third of each such award would be forfeited upon any termination of employment prior to the normal vesting date.
Prior to the effective time, the KapStone board (or, if appropriate, an administering committee) has taken or will take all actions as it deems necessary or appropriate to ensure that (i) the offering period under the KapStone Paper and Packaging Corporation 2009 Employee Stock Purchase Plan (referred to as the

KapStone ESPP) that commenced on January 1, 2018 will be the final offering period under the KapStone ESPP, (ii) no new participants may join the KapStone ESPP on or after the date of the merger agreement, (iii) no participant may increase the amount of his or her salary deferrals with respect to the offering period that commenced on January 1, 2018 and (iv) the KapStone ESPP will terminate on the earlier of (A) immediately following the purchase date for the offering period that commenced on January 1, 2018 and (B) two business days prior to the effective time, in which case all participant contributions then in the KapStone ESPP will be used to purchase KapStone shares on such date in accordance with the terms of the KapStone ESPP as if such date was the purchase date for such offering period, and such KapStone shares will be no election shares.
Treatment of WestRock Options; Other WestRock Equity-Based Awards and the WestRock ESPP (See page 90)
At the effective time, each WestRock restricted stock unit award (referred to as a WestRock RSU award), WestRock restricted stock award, option to purchase WestRock shares (referred to as a WestRock option), WestRock stock appreciation right (referred to as a WestRock SAR) and WestRock director stock unit award will be assumed by Holdco and will become a restricted stock unit award, restricted stock award, stock option, stock appreciation right or director stock unit, as applicable, of Holdco with respect to an equivalent number of Holdco shares on the same terms and conditions as were applicable immediately prior to the effective time.
Prior to the effective time, the WestRock board of directors (referred to as the WestRock board) will take all actions as it deems necessary or appropriate to ensure that (i) the WestRock Company Employee Stock Purchase Plan (referred to as the WestRock ESPP) will be assumed by Holdco (with appropriate adjustments to the terms of the WestRock ESPP, including the securities issuable thereunder) and (ii) each outstanding purchase right under the WestRock ESPP will be converted into a purchase right to acquire, on the same terms and conditions as were applicable to such purchase right as of immediately prior to the effective time, a number of Holdco shares determined in accordance with the terms of the assumed WestRock ESPP.
Material U.S. Federal Income Tax Consequences of the Mergers (See page 83)
WestRock and KapStone intend for the KapStone merger, when taken together with the WestRock merger, to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder (referred to as the Code). It is a condition to KapStone’s obligation to complete the KapStone merger that KapStone receive an opinion from Sidley Austin LLP (referred to as Sidley), counsel to KapStone, or another nationally recognized law firm, to the effect that the KapStone merger, when taken together with the WestRock merger, should qualify as a transaction described in Section 351 of the Code. Assuming the receipt and accuracy of the opinion described above, and subject to the limitations and qualifications described in “Proposal 1: Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of KapStone Shares”, the U.S. federal income tax consequences of the KapStone merger to U.S. holders (as defined on page 84) of KapStone shares are as follows:
The consequences of the KapStone merger, when taken together with the WestRock merger, to a U.S. holder of KapStone shares will depend on the relative mix of cash and Holdco shares received by the U.S. holder in the KapStone merger. A U.S. holder of KapStone shares that exchanges all of its KapStone shares solely for Holdco shares will generally not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of KapStone shares for Holdco shares in the KapStone merger, except with respect to any cash received in lieu of fractional Holdco shares. A U.S. holder of KapStone shares that exchanges all of its KapStone shares solely for cash generally will recognize capital gain or loss measured by the difference between the amount of cash received in the KapStone merger and the U.S. holder’s basis in the KapStone shares surrendered in exchange for such cash. A U.S. holder of KapStone shares that exchanges KapStone shares for a combination of Holdco shares and cash will recognize gain (but not loss), but the U.S. holder’s taxable gain in that case will not exceed the amount of cash received in the KapStone merger.
Please carefully review the information set forth in the section entitled “Proposal 1: Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of

KapStone Shares”, beginning on page 83 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you of the KapStone merger will depend on your own situation. Please consult your own tax advisors as to the specific tax consequences to you of the mergers.
Recommendation of the KapStone Board of Directors (See page 58)
After careful consideration, on January 28, 2018 the KapStone board unanimously approved and adopted the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth therein, including the KapStone merger, determined that the terms of the merger agreement are in the best interests of KapStone and its stockholders, declared the merger agreement advisable and further resolved to recommend that KapStone stockholders approve the KapStone merger proposal (referred to as the KapStone recommendation) and approve the KapStone compensation proposal. The KapStone board unanimously recommends that KapStone stockholders vote “FOR” each of the KapStone merger proposal, the KapStone adjournment proposal and the KapStone compensation proposal. For a summary of the factors considered by the KapStone board in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, as well as the KapStone board’s reasons for, and certain risks related to, the KapStone merger, see the section entitled “Proposal 1: The Adoption of the Merger Agreement — KapStone’s Reasons for the Mergers; Recommendation of the KapStone Board of Directors”, beginning on page 58.
Opinions of KapStone’s Financial Advisors (See page 64)
Rothschild Inc. (referred to as Rothschild)
KapStone retained Rothschild to act as its financial advisor in connection with the mergers. In connection with Rothschild’s engagement, the KapStone board requested that Rothschild evaluate the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement. On January 28, 2018, at a meeting of the KapStone board held to evaluate the mergers, Rothschild rendered to the KapStone board an oral opinion, confirmed by delivery of a written opinion, dated January 28, 2018, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement was fair, from a financial point of view, to such KapStone stockholders.
The full text of Rothschild’s written opinion, dated January 28, 2018, to the KapStone board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Rothschild in connection with such opinion, is attached to this proxy statement/prospectus as Annex B. The description of Rothschild’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Rothschild’s opinion. Rothschild’s opinion was provided for the benefit of the KapStone board (solely in its capacity as such) in connection with and for the purpose of its evaluation of the mergers and was limited to the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement. Rothschild’s opinion did not address the underlying decision that KapStone made to engage in the mergers or any alternative transaction, including the relative merits of the mergers as compared to any alternative transaction, including any alternative transaction that the KapStone board has considered and elected not to pursue. Rothschild’s opinion does not constitute a recommendation to the KapStone board as to whether to approve the mergers or a recommendation as to whether or not any KapStone stockholder should vote, make any election or otherwise act with respect to the mergers or any other matter.
For a description of the opinion that the KapStone board received from Rothschild, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Opinions of KapStone’s Financial Advisors — Rothschild Inc.”, beginning on page 64.
Moelis & Company LLC (referred to as Moelis)
KapStone retained Moelis to act as its financial advisor in connection with the mergers. In connection with Moelis’ engagement, the KapStone board requested that Moelis evaluate the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration to be received by KapStone stockholders pursuant to the merger agreement. On January 25, 2018, Moelis presented its preliminary financial analysis of KapStone to the KapStone board. On January 28, 2018, at a meeting of the KapStone board held to evaluate the mergers, Moelis rendered to the KapStone board an oral opinion, confirmed by delivery of a written opinion, dated January 28, 2018, to the effect that, as of the date of the opinion, based on and subject to the qualifications, conditions, limitations and assumptions set forth in Moelis’ written opinion, the KapStone cash consideration to be received by KapStone stockholders pursuant to the merger agreement is fair, from a financial point of view, to the KapStone stockholders.
The full text of Moelis’ written opinion, dated January 28, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis in connection with such opinion, is attached to this proxy statement/prospectus as Annex C. The description of Moelis’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Moelis’ opinion. Moelis’ opinion was provided for the use and benefit of the KapStone board (solely in its capacity as such) in its evaluation of the mergers. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the KapStone cash consideration and does not address KapStone’s underlying business decision to effect the mergers or the relative merits of the mergers as compared to any alternative business strategies or transactions that might be available with respect to KapStone. Moelis’ opinion does not constitute a recommendation as to how any KapStone stockholder should vote, make any election (including without limitation, a stock election), or act with respect to the mergers or any other matter.
For a description of the opinion that the KapStone board received from Moelis, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Opinions of KapStone’s Financial Advisors — Moelis & Company LLC”, beginning on page 71.
Financial Interests of KapStone Directors and Officers in the Mergers (See page 77)
The executive officers and directors of KapStone have certain interests, including financial interests, in the mergers that may be different from, or in addition to, the interests of KapStone stockholders generally. Such interests include the treatment of KapStone equity-based awards held by executive officers and directors, as well as payments and benefits to which certain executive officers may become entitled under certain change in control severance agreements and success and/or retention bonus arrangements, in each case in connection with the mergers. The KapStone board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making the KapStone recommendation.
Directors and Officers of Holdco Following the Mergers (See page 83)
Pursuant to the merger agreement and Section 251(g) of the DGCL, the directors of WestRock at the effective time will, from and after the effective time, be the directors of Holdco, and the officers of WestRock at the effective time will, from and after the effective time, be the officers of Holdco.
Regulatory Clearances Required for the Mergers (See page 87)
The mergers are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the HSR Act), which prevents WestRock and KapStone from completing the mergers until the applicable waiting period under the HSR Act is terminated or expires, and under the following laws of foreign jurisdictions: the Mexican Federal Law of Economic Competition, the Austrian Competition Act and the German Act Against Restraints of Competition.
While WestRock and KapStone expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained, that all required clearances will not involve the imposition of additional conditions on the completion of the mergers, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the mergers not being satisfied. WestRock and KapStone cannot assure you that a challenge to the mergers will not be made or that, if a challenge is made, it will not succeed.

Completion of the Mergers (See page 129)
We are currently targeting completion of the mergers by the end of calendar year 2018, subject to the required KapStone stockholder approval and regulatory clearances and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of KapStone or WestRock could result in the mergers being completed at a later time or not at all.
No Solicitation of Acquisition Proposals (See page 117)
Except as expressly permitted in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, KapStone has agreed not to:
•
directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined on page 119);

•
directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•
approve, endorse or recommend any acquisition proposal; or

•
enter into any alternative acquisition agreement (as defined on page 120).

Discussions; Notice of Acquisition Proposals (See page 118)
If at any time prior to obtaining the KapStone stockholder approval, KapStone receives a written acquisition proposal from any third party that did not result from a violation of the non-solicitation provisions of the merger agreement, KapStone and its representatives may:
•
contact the person or group of persons who has made the acquisition proposal to clarify terms for the sole purpose of the KapStone board informing itself about the acquisition proposal;

•
furnish, pursuant to a confidentiality agreement with no less restrictive terms and conditions than the confidentiality agreement between WestRock and KapStone (referred to as an acceptable confidentiality agreement), information (including non-public information) regarding KapStone to the person who made the acquisition proposal, if the KapStone board determines in good faith, after consultation with a financial advisor and outside legal counsel, based on information then available, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined on page 120); and

•
engage in or participate in discussions or negotiations with the person making such acquisition proposal, if the KapStone board determines in good faith, after consultation with a financial advisor and outside legal counsel, based on information then available, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal.

KapStone has agreed to promptly notify WestRock in writing after receipt by KapStone of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal.
Adverse Recommendation Change (See page 118)
Under the merger agreement, generally, the KapStone board may not:
•
change, withhold, withdraw, qualify or modify, in a manner adverse to WestRock (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the KapStone recommendation;

•
fail to include the KapStone recommendation in this proxy statement/prospectus;

•
approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend to the KapStone stockholders, an acquisition proposal;

•
if a tender offer or exchange offer for KapStone shares that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the KapStone stockholders;

•
if an acquisition proposal is made public, fail to reaffirm the KapStone recommendation within 10 business days after the request of WestRock (provided that the KapStone board is only obligated to make one reaffirmation with respect to any acquisition proposal and one reaffirmation with respect to any amendment thereto) (any action described in this bullet or the preceding bullets referred to as an adverse recommendation change); or

•
authorize, adopt or approve an acquisition proposal, or cause or permit KapStone to enter into any alternative acquisition agreement.

Subject to certain notice obligations to WestRock and certain obligations to discuss and negotiate in good faith any bona fide revisions proposed by WestRock to the merger agreement in response to such notice, at any time prior to obtaining the KapStone stockholder approval, the KapStone board may:
•
effect an adverse recommendation change in a situation that is not in response to a superior proposal if the KapStone board has determined in good faith, after consultation with outside legal counsel, that the failure to effect an adverse recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or

•
if KapStone receives an acquisition proposal that the KapStone board determines in good faith, after consultation with a financial advisor and outside legal counsel, constitutes a superior proposal, authorize, adopt or approve such superior proposal and cause or permit KapStone to enter into an alternative acquisition agreement with respect to such superior proposal (subject to the payment of a termination fee).

Conditions to Completion of the Mergers (See page 129)
The respective obligations of KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to complete the mergers are each subject to the satisfaction or waiver of certain customary conditions, including, among other things:
•
the receipt of the KapStone stockholder approval;

•
the receipt of the following regulatory approvals: the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act and antitrust notification and approvals required under the Mexican Federal Law of Economic Competition, the Austrian Competition Act and the German Act Against Restraints of Competition;

•
the absence of any material law or order in effect that prevents, makes illegal or prohibits the consummation of the mergers;

•
the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, being declared effective;

•
the Holdco shares to be issued as KapStone stock consideration upon the consummation of the KapStone merger and as WestRock merger consideration (as defined below) upon the consummation of the WestRock merger (such issuance collectively referred to as the Holdco stock issuance) being authorized for listing on the NYSE, subject to official notice of issuance;

•
the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement, in each case subject to certain materiality qualifiers; and

•
the receipt of opinions of counsel regarding the intended tax treatment of the KapStone merger and the WestRock merger.

At any time prior to the effective time, the parties to the merger agreement may waive the satisfaction of any of the respective conditions to such party’s obligations to complete the mergers contained in the merger agreement. No waiver by KapStone will require the approval of the KapStone stockholders unless such approval is required by applicable law. For more information, see “The Merger Agreement — Amendment — Extension; Waiver”, beginning on page 135.
We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
Termination of the Merger Agreement (See page 131)
In general, the merger agreement may be terminated at any time prior to the effective time in the following ways:
•
By mutual written consent of KapStone and WestRock;

•
By either KapStone or WestRock:

•
if the mergers are not consummated on or before October 29, 2018 (referred to as the end date), and which may be extended in certain circumstances to April 29, 2019 (provided that a party may not terminate the merger agreement pursuant to this provision if its failure to fulfill any obligation under the merger agreement is a principal cause of the failure of the mergers to be consummated on or before such date);

•
if any governmental entity of competent authority issues a final nonappealable order or enacts a law that prohibits, prevents or makes illegal the consummation of the mergers; or

•
if KapStone stockholders fail to approve the KapStone merger proposal at the KapStone special meeting, or any adjournment or postponement thereof;

•
By KapStone:

•
so long as it is not then in material breach of any of its covenants or agreements contained in the merger agreement, if there has been a breach of or inaccuracy in any of WestRock’s, Holdco’s, WestRock Merger Sub’s or KapStone Merger Sub’s representations, warranties, covenants or other agreements in the merger agreement which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured or is not cured within 30 days following WestRock’s receipt of written notice of such breach or inaccuracy; or

•
prior to receiving the KapStone stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal after complying with its non-solicitation obligations under the merger agreement, if KapStone pays to WestRock the termination fee under the merger agreement of  $105,600,265 (referred to as the termination fee);

•
By WestRock:

•
so long as it, Holdco, WestRock Merger Sub and KapStone Merger Sub are not then in material breach of any of their respective covenants or agreements contained in the merger agreement, if there has been a breach of or inaccuracy in KapStone’s representations, warranties, covenants or other agreements in the merger agreement which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured or is not cured within 30 days following KapStone’s receipt of written notice of such breach or inaccuracy; or

•
prior to obtaining the KapStone stockholder approval, in the event that an adverse recommendation change has occurred.

Termination Fee; Expense Reimbursement (See page 133)
Under the merger agreement, KapStone may be required to pay to WestRock a termination fee of $105,600,265 if the merger agreement is terminated under certain specified circumstances, including, in particular, a termination of the merger agreement by KapStone in order to enter into a definitive written agreement providing for a superior proposal.

Under the merger agreement, KapStone may be required to reimburse WestRock’s expenses up to $17,600,104 if the merger agreement is terminated under certain specified circumstances. No reimbursement of such expenses will be required if KapStone has previously paid the termination fee.
The Voting Agreements (See page 135)
Concurrently with the execution of the merger agreement on January 28, 2018, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements (each referred to as a voting agreement and collectively, the voting agreements) with each of Mr. Roger Stone, Mr. Matthew Kaplan, the Roger W. Stone Revocable Trust and the Roger and Susan Stone Family Foundation, which together beneficially owned shares totaling approximately 9.5% of the KapStone shares issued and outstanding as of January 28, 2018 (which includes KapStone options that were exercisable and KapStone RSUs that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 8.1% of the KapStone shares issued and outstanding as of the record date (which does not include KapStone options that are exercisable or KapStone RSUs that will vest within 60 days of the record date).
Pursuant to the voting agreements, each such stockholder agreed during the term of its respective voting agreement to, among other things, upon the terms and subject to the conditions therein, (i) vote all of its KapStone shares in favor of the adoption of the merger agreement and in favor of the mergers and the other transactions contemplated by the merger agreement, and against, among other things, any alternative transaction that may be proposed, (ii) not solicit alternative transactions or participate in discussions or negotiations regarding alternative transactions, in each case, subject to certain exceptions, and (iii) subject to certain exceptions, not sell or otherwise transfer its KapStone shares. Each voting agreement may terminate in certain circumstances, including upon termination of the merger agreement or upon an amendment to the merger agreement that extends the end date or reduces the amount or changes the form of the KapStone merger consideration, if such stockholder has abstained from voting on or voted against such matter in such stockholder’s capacity as a director of KapStone.
Accounting Treatment (See page 86)
The mergers will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, referred to as ASC 805. United States generally accepted accounting principles (referred to as U.S. GAAP) requires that one of WestRock or KapStone be designated as the acquirer for accounting purposes based on the evidence available. WestRock will be treated as the acquiring entity for accounting purposes. In identifying WestRock as the acquiring entity, WestRock and KapStone took into account the composition of the governing body of Holdco, and the size of each of WestRock and KapStone.
Appraisal Rights (See page 92)
If the KapStone merger is completed, KapStone stockholders who comply exactly with the applicable requirements and procedures of Section 262 of the DGCL will be entitled to demand appraisal of their KapStone shares and receive in lieu of the KapStone merger consideration a cash payment equal to the “fair value” of their KapStone shares (such shares for which appraisal is properly demanded referred to as dissenting shares), as determined by the Delaware Court of Chancery (referred to as the Court of Chancery), in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value, subject to the provisions of Section 262 of the DGCL. Such appraised value may be greater than, the same as or less than the KapStone merger consideration. Section 262 of the DGCL is included as Annex D to this proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, KapStone stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply exactly with all of the procedures set forth in Section 262 of the DGCL will result in a loss of the right of appraisal. A KapStone stockholder who submits a proxy card and who wishes to exercise appraisal rights must mark “AGAINST” or “ABSTAIN” with respect to the KapStone merger proposal. KapStone stockholders who wish to exercise their appraisal rights and hold shares in the name of a bank, broker, trust or other nominee must instruct their bank, broker, trust or other nominee to take the steps necessary to enable them to demand appraisal for their shares.

Listing, Delisting and Deregistration (See page 91)
It is a condition to the completion of the mergers that the Holdco shares to be issued in connection with the mergers be authorized for listing on the NYSE, subject to official notice of issuance. Following the completion of the mergers, Holdco will cause the KapStone shares to be delisted from the NYSE and deregistered under the Exchange Act.
Comparison of Rights of Holdco Stockholders and KapStone Stockholders (See page 144)
Upon completion of the mergers, KapStone stockholders receiving the KapStone stock consideration will become stockholders of Holdco and their rights will continue to be governed by Delaware law, including the DGCL, and will be governed by the governing corporate documents of Holdco in effect at the effective time. KapStone stockholders will have different rights once they become Holdco stockholders due to differences between the certificates of incorporation and bylaws of Holdco and KapStone. These differences are described in detail under “Comparison of Rights of Holdco Stockholders and KapStone Stockholders”, beginning on page 144.
The KapStone Special Meeting (See page 44)
The KapStone special meeting is scheduled to be held at 1033 Skokie Boulevard, Suite 150, Northbrook, Illinois 60062 on September 6, 2018 at 10:00 a.m. local time. At the KapStone special meeting, KapStone stockholders will be asked:
•
to consider and vote on the KapStone merger proposal;

•
to consider and vote on the KapStone adjournment proposal; and

•
to consider and vote on the KapStone compensation proposal.

You may vote at the KapStone special meeting if you owned KapStone shares at the close of business on the record date. You may cast one vote for each KapStone share that you owned as of the close of business on the record date. As of the close of business on the record date, there were issued and outstanding a total of 97,840,381 KapStone shares entitled to vote at the KapStone special meeting. As of the close of business on the record date, approximately 10.2% of the issued and outstanding KapStone shares were held by KapStone directors, executive officers and their affiliates.
KapStone currently expects that its directors and executive officers will vote their KapStone shares in favor of the KapStone merger proposal, the KapStone adjournment proposal and the KapStone compensation proposal. Concurrently with the execution of the merger agreement on January 28, 2018, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements with Roger W. Stone, Executive Chairman of the KapStone board, and certain affiliated entities, which together beneficially owned shares totaling approximately 5.9% of the KapStone shares issued and outstanding as of January 28, 2018 (which includes KapStone options that were exercisable and KapStone RSUs that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 5.2% of the KapStone shares issued and outstanding as of the record date (which does not include KapStone options that are exercisable or KapStone RSUs that will vest within 60 days of the record date), and with Matthew Kaplan, KapStone’s President and Chief Executive Officer, who beneficially owned shares totaling approximately 3.6% of the KapStone shares issued and outstanding as of January 28, 2018 (which includes KapStone options that were exercisable and KapStone RSUs that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 2.9% of the KapStone shares issued and outstanding as of the record date (which does not include KapStone options that are exercisable or KapStone RSUs that will vest within 60 days of the record date). Each of Messrs. Stone and Kaplan agreed during the term of his respective voting agreement to, among other things, upon the terms and subject to the conditions therein, (i) vote all the KapStone shares that he beneficially owns in favor of the adoption of the merger agreement and against any alternative transaction that may be proposed, (ii) not solicit alternative transactions or participate in discussions or negotiations regarding alternative transactions, in each case, subject to certain exceptions, and (iii) subject to certain exceptions, will not sell or otherwise transfer his KapStone shares.
Completion of the mergers is conditioned on the KapStone stockholder approval. Assuming a quorum is present, the KapStone stockholder approval requires the affirmative vote of holders of a majority of the KapStone shares issued and outstanding and entitled to vote on the KapStone merger proposal. Assuming a quorum is present, approval of the KapStone adjournment proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone adjournment proposal. Assuming a quorum is present, approval of the KapStone compensation proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone compensation proposal.

SELECTED HISTORICAL FINANCIAL DATA OF KAPSTONE
The following table sets forth selected historical consolidated financial information for KapStone and its consolidated subsidiaries. The selected consolidated financial information as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 has been derived from KapStone’s audited consolidated financial statements and related notes for the year ended December 31, 2017, contained in its Current Report on Form 8-K filed on May 4, 2018, which are incorporated by reference into this proxy statement/prospectus. The selected consolidated financial information as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 has been derived from KapStone’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this proxy statement/prospectus, except for the 2014 and 2013 operating income line item which has not been audited.
The unaudited selected historical consolidated financial information for KapStone for the six months ended June 30, 2018 and as of June 30, 2018 has been derived from KapStone’s unaudited consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended June 30, 2018, which is incorporated by reference into this proxy statement/prospectus. The unaudited consolidated financial information includes all adjustments, consisting of normal recurring accruals, which KapStone considers necessary for a fair presentation of the financial position and the results of operations for this interim period. The results of operations for the six months ended June 30, 2018 may not be indicative of the results that may be expected for the entire fiscal year ending December 31, 2018.
The following information should be read together with KapStone’s consolidated financial statements, the notes related thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in KapStone’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by KapStone’s Current Report on Form 8-K filed on May 4, 2018, incorporated herein by reference. See the section entitled “Where You Can Find More Information”, beginning on page 156. KapStone’s historical consolidated financial information may not be indicative of the future performance of KapStone or the combined company.
	Six Months Ended June 30, 2018	Year Ended September 30,
		2017(3)	2016(4)	2015(1)(5)	2014	2013(1)(6)
	(In thousands, except per share amounts)
Statement of Income Data:
Net sales	$1,711,931	$3,315,660	$3,077,257	$2,789,345	$2,300,920	$1,748,162
Operating income(2)	$133,584	$193,201	$165,066	$186,964	$285,454	$213,185
Net income	$85,924	$243,503	$86,252	$106,386	$171,915	$127,338
Basic net income per share(7)	$0.88	$2.51	$0.89	$1.11	$1.79	$1.34
Diluted net income per share(7)	$0.86	$2.47	$0.88	$1.09	$1.76	$1.32
Cash dividends declared per common share	$0.20	$0.40	$0.40	$0.40	$0.10	$—
Balance Sheet Data:
Cash and cash equivalents	$9,149	$28,065	$29,385	$6,821	$28,467	$12,967
Total assets	$3,388,143	$3,323,985	$3,255,875	$3,222,110	$2,556,274	$2,651,862
Long-term liabilities	$1,774,461	$1,764,441	$2,010,852	$2,026,775	$1,501,328	$1,715,504
Total stockholders’ equity	$1,214,499	$1,137,014	$904,330	$845,280	$778,127	$666,080

(1)
Results for 2015 and later reflect the Victory Packaging, L.P. acquisition on June 1, 2015. Results for 2013 and later reflect the Longview acquisition on July 18, 2013.

(2)
In March 2017, the Financial Accounting Standard’s Board issued Accounting Standards Update No. 2017-07, “Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net

Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (referred to as the ASU). The ASU applies to all employers that offer to their employees defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715, Compensation —  Retirement Benefits. The ASU requires that an employer report the service cost component of net benefit cost in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. The ASU also allows only the service cost component to be eligible for capitalization when applicable (e.g., as a cost of internally manufactured inventory or a self-constructed asset). Effective January 1, 2018, KapStone adopted the ASU applying the allowable practical expedient by using the amounts disclosed in the pension and other postretirement benefit plan footnote for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements to the periods presented. This resulted in a $5.9 million, $5.6 million, $12.2 million, $14.5 million and $6.7 million reclassification between operating income and pension income in KapStone’s consolidated statements of comprehensive income for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, which reduced operating income accordingly. This resulted in a $3.1 million reclassification between cost of sales, excluding depreciation and amortization, and pension and postretirement income in KapStone’s Consolidated Statements of Comprehensive Income for the six months ended June 30, 2017. This reclassification did not affect KapStone’s net income, earnings per share, financial position, or cash flows.
(3)
2017 net income includes a $144.4 million provisional benefit due to the passage of the Tax Cuts and Jobs Act on December 22, 2017 (referred to as the Tax Act). Operating income in 2017 includes the following:

•
$10.2 million for the Oakland, California plant closure costs;

•
$5.9 million for union contract ratification costs;

•
$5.8 million related to the Victory Packaging, L.P. acquisition contingent consideration expense; and

•
$4.4 million for Ontario, California plant operating expenses.

(4)
2016 operating income includes the following:

•
$6.4 million of multiemployer pension plan expense due to the Company’s formal notification to withdraw from its GCIU multiemployer pension plan; and

•
$6.4 million of costs due to Hurricane Matthew.

(5)
2015 operating income includes the following:

•
$15.1 million due to the 2015 Longview mill work stoppage costs; and

•
$5.8 million of inventory step-up expense related to the Victory Packaging, L.P. acquisition.

(6)
2013 net income includes a $5.0 million benefit from the reversal of the tax reserves for alternative fuel mixture credits.

(7)
Earnings per share for all periods have been restated for the stock split declared in December 2013.

SELECTED HISTORICAL FINANCIAL DATA OF WESTROCK
The following table sets forth selected historical consolidated financial information for WestRock. The historical consolidated statements of operations and consolidated statements of cash flows data for the fiscal years ended September 30, 2017, 2016, 2015, 2014 and 2013 and the consolidated balance sheet data as of September 30, 2017, 2016, 2015 and 2014 were derived from the audited consolidated financial statements of WestRock. The consolidated balance sheet data as of September 30, 2013 was derived from audited consolidated financial statements of Rock-Tenn Company (referred to as RockTenn). RockTenn was the accounting acquirer in the business combination of RockTenn and MeadWestvaco Corporation which occurred on July 1, 2015 (referred to as the combination); therefore, the historical consolidated financial statements of RockTenn for periods prior to the combination are considered to be the historical financial statements of WestRock and thus WestRock’s consolidated financial statements for fiscal 2015 reflect RockTenn’s consolidated financial statements for periods from October 1, 2014 through June 30, 2015, and WestRock’s thereafter. The table that follows is consistent with those presentations with the exception of diluted earnings per share attributable to common stockholders, diluted weighted average shares outstanding, dividends per common share and book value per common share that have been adjusted retroactively due to RockTenn’s August 2014 two-for-one stock split. The combination was the primary reason for the changes in the selected financial data in fiscal 2016 and 2015 as compared to prior fiscal years due to the size and timing of the transaction. The selected financial data presented below has been updated to reflect the distribution of the outstanding common stock of Ingevity Corporation to WestRock stockholders on May 15, 2016 to complete the separation of the former Specialty Chemicals business of WestRock as an independent company.
The unaudited selected historical consolidated financial information for WestRock for the six months ended March 31, 2018 and as of March 31, 2018 has been derived from WestRock’s unaudited consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which is incorporated by reference into this proxy statement/prospectus. The unaudited consolidated financial information includes all adjustments, consisting of normal recurring accruals, which WestRock considers necessary for a fair presentation of the financial position and the results of operations for this interim period. The results of operations for the six months ended March 31, 2018 may not be indicative of the results that may be expected for the entire fiscal year ending September 30, 2018.
The following information should be read together with WestRock’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See the section entitled “Where You Can Find More Information”, beginning on page 156. WestRock’s historical consolidated financial information may not be indicative of the future performance of WestRock or the combined company.
	Six Months Ended March 31, 2018	Year Ended September 30,
		2017	2016	2015	2014	2013
	(In millions, except per share amounts)
Net sales	$7,911.0	$14,859.7	$14,171.8	$11,124.8	$9,895.1	$9,545.4
Pension risk transfer expense(1)	$—	$—	$370.7	$—	$—	$—
Multiemployer pension withdrawal(2)	$180.0	$—	$—	$—	$—	$—
Pension lump sum settlement and retiree medical curtailment, net(3)	$—	$32.6	$—	$11.5	$47.9	$—
Land and Development impairment(4)	$27.6	$46.7	$—	$—	$—	$—
Restructuring and other costs, net	$48.0	$196.7	$366.4	$140.8	$55.6	$78.0
Gain on sale of HH&B(5)	$—	$192.8	$—	$—	$—	$—
Income from continuing operations(6)(7)	$1,358.0	$698.6	$154.8	$501.2	$483.8	$732.5
(Loss) income from discontinued operations (net of tax)(8)	$—	$—	$(544.7)	$10.6	$—	$—
Net income (loss) attributable to common stockholders	$1,358.3	$708.2	$(396.3)	$507.1	$479.7	$727.3

	Six Months Ended March 31, 2018	Year Ended September 30,
		2017	2016	2015	2014	2013
	(In millions, except per share amounts)
Diluted earnings per share from continuing operations	$5.23	$2.77	$0.59	$2.87	$3.29	$4.98
Diluted (loss) earnings per share from discontinued operations	$—	$—	$(2.13)	$0.06	$—	$—
Diluted earnings (loss) per share attributable to common stockholders	$5.23	$2.77	$(1.54)	$2.93	$3.29	$4.98
Diluted weighted average shares outstanding	259.7	255.7	257.9	173.3	146.0	146.1
Dividends paid per common share	$0.86	$1.60	$1.50	$1.20	$0.70	$0.525
Book value per common share	$45.04	$40.64	$38.75	$45.34	$30.76	$29.94
Total assets	$25,439.7	$25,089.0	$23,038.2	$25,372.4	$11,039.7	$10,733.4
Current portion of debt	$1,113.5	$608.7	$292.9	$63.7	$132.6	$2.9
Long-term debt due after one year	$5,613.0	$5,946.1	$5,496.3	$5,558.2	$2,852.1	$2,841.9
Total debt	$6,726.5	$6,554.8	$5,789.2	$5,621.9	$2,984.7	$2,844.8
Total stockholders’ equity	$11,547.9	$10,342.5	$9,728.8	$11,651.8	$4,306.8	$4,312.3
Net cash provided by operating activities	$735.1	$1,900.5	$1,688.4	$1,203.6	$1,151.8	$1,032.5
Capital expenditures	$426.7	$778.6	$796.7	$585.5	$534.2	$440.4
Cash paid (received) for purchase of businesses, net of cash acquired	$185.2	$1,588.5	$376.4	$(3.7)	$474.4	$6.3
Cash received in business combination	$—	$—	$—	$265.7	$—	$—
Purchases of common stock	$—	$93.0	$335.3	$336.7	$236.3	$—
Purchases of common stock – business combination related	$—	$—	$—	$667.8	$—	$—
Cash dividends paid to stockholders	$219.4	$403.2	$380.7	$214.5	$101.1	$75.3

(1)
In fiscal 2016, WestRock used plan assets to settle $2.5 billion of pension obligations of the WestRock Company Consolidated Pension Plan (referred to as the plan) by purchasing group annuity contracts from Prudential. This transaction transferred payment responsibility to Prudential for retirement benefits owed to approximately 35,000 U.S. retirees and their beneficiaries. As a result, WestRock recorded a non-cash charge of  $370.7 million pre-tax.

(2)
In the six months ended March 31, 2018, WestRock recorded an estimated multiemployer pension withdrawal liability of  $180.0 million.

(3)
In fiscal 2017, lump sum payments to certain beneficiaries of the plan, together with several one-time severance benefit payments out of the plan, triggered pension settlement accounting and a remeasurement of the plan. As a result of settlement accounting, WestRock recognized as a current period expense a pro-rata portion of the unamortized net actuarial loss, after remeasurement, and recorded a $32.6 million non-cash charge to its earnings. In fiscal 2015, payments were made to former employees to partially settle obligations of one of WestRock’s qualified defined benefit pension plans and it recorded a non-cash pre-tax charge of  $20.0 million. In addition, changes in retiree medical coverage for certain employees covered by the United Steelworkers Union master agreement resulted in the recognition of an $8.5 million pre-tax curtailment gain. These two items netted to an $11.5 million pre-tax charge. In fiscal 2014, WestRock completed the first phase of its previously announced lump sum pension settlement to certain eligible former employees and recorded a pre-tax charge of $47.9 million.

(4)
In the six months ended March 31, 2018, WestRock recorded a $27.6 million pre-tax non-cash impairment of certain mineral rights and real estate in its Land and Development segment. Due to the accelerated monetization strategy in its Land and Development segment, WestRock recorded a pre-tax non-cash real estate impairment of  $46.7 million, or $39.7 million net of  $7.0 million of noncontrolling interest, in fiscal 2017. The impairment was recorded to write-down the carrying value on projects where the projected sales proceeds were less than the carrying value.
(5)
On April 6, 2017, WestRock completed the sale of Home, Health and Beauty (referred to as HH&B), a former division of its Consumer Packaging segment. In fiscal 2017, WestRock recorded a pre-tax gain on the sale of HH&B of  $192.8 million.

(6)
In the six months ended March 31, 2018, WestRock recorded an estimated $1,118.4 million income tax benefit as a result of the passage of the Tax Act.

(7)
Income from continuing operations was impacted by the sale of HH&B, restructuring and other costs, net, the Land and Development impairment, the pension lump sum settlements and pension risk transfer as identified in the table above for the respective years. In addition, income from continuing operations in fiscal 2017 was reduced by $26.5 million pre-tax for the expensing of inventory stepped-up in purchase accounting, primarily related to the acquisition of Multi Packaging Solutions International Limited, and fiscal 2015 was reduced by $64.7 million pre-tax for the expensing of inventory stepped-up in purchase accounting, primarily related to the combination. Income from continuing operations in fiscal 2015, 2014 and 2013 was increased as a result of a reduction of cost of goods sold of  $6.7 million, $32.3 million and $12.2 million pre-tax, respectively, due to the recording of additional value of spare parts at WestRock’s containerboard mills acquired in the acquisition of Smurfit-Stone Container Corporation (referred to as the Smurfit-Stone acquisition). Income from continuing operations in fiscal 2013 was increased by the reversal of  $254.1 million of tax reserves related to alternative fuel mixture credits acquired in the Smurfit-Stone acquisition that were partially offset by a resulting increase in a state tax valuation allowance of  $1.2 million.

(8)
Loss from discontinued operations, net of tax in fiscal 2016 included a $478.3 million pre-tax goodwill impairment charge and $101.1 million pre-tax customer list impairment charge associated with WestRock’s former Specialty Chemicals operations. Income from discontinued operations, net of tax in fiscal 2015 was reduced by $8.2 million pre-tax for the expensing of inventory stepped-up in purchase accounting, net of related last-in first-out valuation method impact.

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION
The following table sets forth selected per share information for WestRock shares on a historical basis as of and for the fiscal year ended September 30, 2017 and as of and for the six months ended March 31, 2018, selected per share information for KapStone shares on a historical basis as of and for the fiscal year ended December 31, 2017 and as of and for the six months ended June 30, 2018, selected per share information for Holdco shares on a pro forma combined basis as of and for the fiscal year ended September 30, 2017 and as of and for the six months ended March 31, 2018 and selected per share information for KapStone shares on a pro forma equivalent basis as of and for the twelve months ended September 30, 2017 and as of and for the six months ended March 31, 2018. Except for the historical information as of and for the fiscal year ended September 30, 2017, in the case of WestRock, and the historical information as of and for the fiscal year ended December 31, 2017, in the case of KapStone, the information in the table is unaudited.
The unaudited pro forma combined per share information for the fiscal year ended September 30, 2017 and as of and for the six months ended March 31, 2018 reflect the mergers as if they had occurred on October 1, 2016. The book value per share amounts in the tables below reflect the mergers as if they had occurred on September 30, 2017 or March 31, 2018.
The pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of WestRock contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2017, historical consolidated financial statements and related notes of KapStone for the fiscal year ended December 31, 2017 contained in its Current Report on Form 8-K filed on May 4, 2018, WestRock’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2017 and March 31, 2018 and KapStone’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2018 and June 30, 2018, all of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”, beginning on page 156.
	As of and for the Fiscal Year Ended September 30, 2017	As of and for the Six Months Ended March 31, 2018
WestRock – Historical:
Book value per share	$40.64	$45.04
Cash dividends per share(1)	$1.60	$0.86
Diluted earnings per share attributable to WestRock stockholders from continuing operations	$2.77	$5.23
Basic earnings per share attributable to WestRock stockholders from continuing operations	$2.81	$5.32
	As of and for the Fiscal Year Ended December 31, 2017	As of and for the Six Months Ended June 30, 2018
KapStone – Historical:
Book value per share	$11.72	$12.42
Cash dividends per share(1)	$0.40	$0.20
Diluted earnings per share attributable to KapStone stockholders from continuing operations(2)	$2.47	$0.86
Basic earnings per share attributable to KapStone stockholders from continuing operations(2)	$2.51	$0.88

	As of and for the Fiscal Year Ended September 30, 2017	As of and for the Six Months Ended March 31, 2018
Holdco – Pro Forma Combined:
Book value per share	$40.35	$44.75
Cash dividends per share(3)	$1.60	$0.86
Diluted earnings per share attributable to Holdco stockholders from continuing operations(4)(5)(6)	$3.15	$5.78
Basic earnings per share attributable to Holdco stockholders from continuing operations(4)(5)(6)	$3.20	$5.87
	As of and for the Twelve Months Ended September 30, 2017	As of and for the Six Months Ended March 31, 2018
KapStone – Pro Forma Equivalent(7):
Book value per share	$20.10	$22.29
Cash dividends per share	$0.80	$0.43
Diluted earnings per share attributable to KapStone stockholders from continuing operations	$1.57	$2.88
Basic earnings per share attributable to KapStone stockholders from continuing operations	$1.59	$2.92

(1)
For an explanation of WestRock’s and KapStone’s dividend histories, see the section entitled “Comparative Stock Prices and Dividends”, beginning on page 31.

(2)
KapStone’s quarter ended December 31, 2017 included a $144.4 million provisional benefit due to the passage of the Tax Act.

(3)
Holdco’s pro forma combined cash dividends per share represents WestRock’s historical cash dividends per WestRock share.

(4)
Holdco’s pro forma combined amounts for the fiscal year ended September 30, 2017 reflect (i) the assumption that the entire purchase price will be paid in cash, (ii) an income adjustment of an estimated $100 million pre-tax for depreciation and amortization associated with stepping up the property, plant and equipment and intangibles to their estimated fair values and (iii) an income adjustment of an estimated $117 million pre-tax for interest expense associated with debt expected to be incurred in connection with the transaction at an average interest rate of approximately 3.3%.

(5)
Holdco’s pro forma combined amounts for the six months ended March 31, 2018 reflect (i) the assumption that the entire purchase price will be paid in cash, (ii) an income adjustment of an estimated $50 million pre-tax for depreciation and amortization associated with stepping up the property, plant and equipment and intangibles to their estimated fair values and (iii) an income adjustment of an estimated $56 million pre-tax for interest expense associated with debt expected to be incurred in connection with the transaction at an average interest rate of approximately 3.3%.

(6)
KapStone’s quarter ended December 31, 2017 included a $144.4 million provisional income tax benefit due to the passage of the Tax Act. WestRock’s six months ended March 31, 2018 included (i) an estimated income tax benefit of  $1,118.4 million as a result of the Tax Act, (ii) a $180.0 million multiemployer pension withdrawal expense and (iii) a $27.6 million pre-tax non-cash impairment of certain mineral rights and real estate in its Land and Development segment.

(7)
KapStone’s pro forma equivalent per share amounts were calculated by multiplying Holdco’s pro forma combined per share amounts by the exchange ratio of 0.4981.

COMPARATIVE STOCK PRICES AND DIVIDENDS
WestRock shares and KapStone shares are traded on the NYSE under the symbols WRK and KS, respectively. The following table presents trading information for WestRock shares and KapStone shares on January 26, 2018, the last trading day before the public announcement of the execution of the merger agreement, and July 31, 2018, the latest practicable trading day before the date of this proxy statement/prospectus.
	WRK Common Stock			KS Common Stock
Date	High	Low	Close	High	Low	Close
January 26, 2018	$71.55	$69.16	$70.27	$27.29	$25.56	$26.54
July 31, 2018	$58.28	$57.35	$57.98	$34.95	$34.78	$34.78
For illustrative purposes, the following table provides KapStone equivalent per share information on each of the specified dates. KapStone equivalent per share amounts are calculated by multiplying WestRock per share amounts by the exchange ratio of 0.4981.
	WRK Common Stock			KS Equivalent Per Share Data
Date	High	Low	Close	High	Low	Close
January 26, 2018	$71.55	$69.16	$70.27	$35.64	$34.45	$35.00
July 31, 2018	$58.28	$57.35	$57.98	$29.03	$28.57	$28.88
Market Prices and Dividend Data
The following tables set forth the high and low sales prices of WestRock shares and KapStone shares, and the cash dividends declared per WestRock share and KapStone share, for each of the calendar quarters indicated.
WestRock
	High	Low	Dividend Declared
2015(1)
Quarter ended March 31	$71.47	$59.35	$0.3205
Quarter ended June 30	$66.88	$59.25	$0.3205
Quarter ended September 30	$66.40	$48.80	$0.375
Quarter ended December 31	$57.85	$42.75	$0.375
2016
Quarter ended March 31	$45.71	$29.73	$0.375
Quarter ended June 30	$44.49	$35.52	$0.375
Quarter ended September 30	$49.18	$36.33	$0.375
Quarter ended December 31	$53.56	$43.79	$0.40
2017
Quarter ended March 31	$56.12	$50.53	$0.40
Quarter ended June 30	$58.62	$49.23	$0.40
Quarter ended September 30	$60.36	$54.05	$0.40
Quarter ended December 31	$64.87	$56.76	$0.43
2018
Quarter ended March 31	$71.55	$60.17	$0.43
Quarter ended June 30	$67.01	$56.57	$0.43

(1)
From January 1, 2015 through July 1, 2015, the table reflects the market price of RockTenn common stock, which was traded under the symbol “RKT”. See the section entitled “Selected Historical Financial Data of WestRock”, beginning on page 26.

KapStone
	High	Low	Dividend Declared
2015
Quarter ended March 31	$35.43	$28.82	$0.10
Quarter ended June 30	$32.16	$23.12	$0.10
Quarter ended September 30	$25.00	$16.34	$0.10
Quarter ended December 31	$24.76	$17.00	$0.10
2016
Quarter ended March 31	$22.14	$9.05	$0.10
Quarter ended June 30	$16.92	$12.64	$0.10
Quarter ended September 30	$19.87	$12.42	$0.10
Quarter ended December 31	$22.73	$17.66	$0.10
2017
Quarter ended March 31	$24.80	$21.85	$0.10
Quarter ended June 30	$24.26	$19.93	$0.10
Quarter ended September 30	$23.34	$20.90	$0.10
Quarter ended December 31	$23.12	$20.72	$0.10
2018
Quarter ended March 31	$35.01	$22.87	$0.10
Quarter ended June 30	$34.85	$34.05	$0.10

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, beginning on page 41, you should carefully consider the following risks before deciding whether to vote for the proposals described herein. In addition, you should read and consider the risks associated with each of the businesses of WestRock and KapStone because these risks will also affect the combined company. Descriptions of some of these risks can be found in WestRock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, WestRock’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2017 and March 31, 2018, KapStone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and KapStone’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2018 and June 30, 2018, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”, beginning on page 156.
Risks Related to the Mergers
The announcement and pendency of the mergers may adversely affect the business, financial condition and results of operations of WestRock, KapStone and, consequently, the combined company.
Uncertainty about the effect of the mergers on employees, customers, suppliers and other parties may have an adverse effect on each of the respective businesses, financial conditions and results of operations of WestRock and KapStone, regardless of whether the mergers are completed, and may have an adverse effect on the business, financial condition and results of operations of the combined company if the mergers are completed. These risks include the following, all of which could be exacerbated by a delay in the completion of the mergers:
•
the impairment of WestRock’s and KapStone’s ability to attract, retain and motivate current and prospective employees, including key personnel;

•
the diversion of significant time and resources of WestRock’s and KapStone’s management;

•
difficulties maintaining relationships with WestRock’s and KapStone’s customers, suppliers and other business partners;

•
delays or deferments of certain business decisions by WestRock’s and KapStone’s customers, suppliers and other business partners;

•
KapStone’s inability to pursue alternative business opportunities or make appropriate changes to KapStone’s business because of requirements in the merger agreement that KapStone use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and not engage in certain activities prior to the completion of the mergers;

•
any litigation relating to the mergers and the costs related thereto; and

•
the incurrence of significant costs, expenses and fees for professional services and other transaction costs in connection with the mergers.

Failure to consummate the mergers within the expected timeframe or at all could have a material adverse impact on the business, financial condition and results of operations of WestRock, KapStone and consequently of the combined company.
There can be no assurance that the mergers will occur. Consummation of the mergers is subject to specified conditions, including:
•
the receipt of the KapStone stockholder approval;

•
the receipt of the following regulatory approvals: the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act and antitrust notification and approvals required under the Mexican Federal Law of Economic Competition, the Austrian Competition Act and the German Act Against Restraints of Competition;
•
the absence of any material law or order in effect that prevents, makes illegal or prohibits the consummation of the mergers;

•
the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, being declared effective;

•
the Holdco shares to be issued with the Holdco stock issuance being authorized for listing on the NYSE, subject to official notice of issuance;

•
the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement, in each case subject to certain materiality qualifiers; and

•
the receipt of opinions of counsel regarding the intended tax treatment of the KapStone merger and the WestRock merger.

For additional information regarding the specified conditions to the closing of the mergers, see the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement — Conditions to the Closing of the Mergers”, beginning on page 129.
We cannot provide any assurances that these conditions will be satisfied in a timely manner or at all or that the mergers will occur.
In addition, the merger agreement contains certain termination rights, including (i) for KapStone and WestRock if the mergers are not consummated on or before October 29, 2018 (which deadline may be extended under certain circumstances to April 29, 2019), (ii) for KapStone and WestRock if KapStone stockholders fail to approve the KapStone merger proposal at the KapStone special meeting, or any adjournment or postponement thereof or (iii) for KapStone, prior to receiving the KapStone stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal after complying with its non-solicitation obligations under the merger agreement, if KapStone pays to WestRock the termination fee under the merger agreement of  $105,600,265. If KapStone is required to make such payment, doing so may materially adversely affect KapStone’s business, financial conditions and liquidity.
In addition, satisfying the conditions to the mergers may take longer, and could cost more, than KapStone and WestRock expect. The occurrence of any of these events individually or in combination may adversely affect the benefits KapStone and WestRock expect to achieve from the mergers and the respective trading prices of KapStone shares and WestRock shares. In addition, if the mergers do not close, the attention of KapStone’s management and WestRock’s management will have been diverted to the consummation of the mergers, rather than their respective operations and pursuit of other opportunities.
The number of Holdco shares that will be received per KapStone share by KapStone stockholders receiving KapStone stock consideration in the KapStone merger is fixed and will not be adjusted in the event of any change in the trading price of either KapStone shares or WestRock shares.
The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the trading price of either KapStone shares or WestRock shares, which changes may result from a variety of factors (many of which are beyond the control of KapStone and WestRock), including:
•
changes in KapStone’s and WestRock’s respective businesses, operations and prospects;

•
changes in market assessments of the business, operations, financial position and prospects of either company or the combined company;

•
market assessments of the likelihood that the KapStone merger will be completed;

•
interest rates, general market and economic conditions and other factors generally affecting the trading price of KapStone shares and WestRock shares;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which KapStone and WestRock operate; and

•
other factors beyond the control of KapStone and WestRock, including those described in this “Risk Factors” section.

As a result, the implied value of the KapStone stock consideration will fluctuate between now and the completion of the mergers. The value of the KapStone stock consideration depends on the market value of Holdco shares at the time the mergers are completed, which will in turn be affected by the market value of KapStone shares and WestRock shares at the time the mergers are completed.
The merger agreement contains provisions that may discourage other companies from trying to acquire KapStone.
The merger agreement contains provisions that apply both during the pendency of the mergers, as well as afterward should the merger agreement be terminated under certain circumstances, that may discourage a third party from submitting an acquisition proposal to KapStone that might result in greater value to KapStone stockholders than the mergers. These merger agreement provisions include a general prohibition on KapStone from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions during the pendency of the KapStone merger. In addition, WestRock generally has an opportunity to offer to modify the terms and conditions of the merger agreement in response to any acquisition proposals. If the merger agreement is terminated, in certain circumstances, KapStone would be required to pay WestRock a termination fee of $105,600,265 or reimburse WestRock for its expenses incurred in connection with the mergers in an amount up to $17,600,104.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that cannot be met.
Before the transactions contemplated by the merger agreement, including the KapStone merger, may be completed, various clearances and approvals must be obtained from certain regulatory and governmental authorities as described in “Proposal 1: Adoption of the Merger Agreement — Regulatory Clearances Required for the Mergers”. These regulatory and governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion and may contain conditions on the completion of the mergers. However, if any such conditions impose a “burdensome effect” as defined in the merger agreement, the parties may not be obligated to accept or agree to such conditions in order to obtain the regulatory approvals.
Executive officers and directors of KapStone have interests in the mergers that are different from, or in addition to, the interests of KapStone stockholders.
The executive officers and directors of KapStone have certain interests, including financial interests, in the mergers that may be different from, or in addition to, the interests of KapStone stockholders generally. Such interests include the treatment of KapStone equity-based awards held by executive officers and directors, as well as payments and benefits to which certain executive officers may become entitled under certain change in control severance agreements and success and/or retention bonus arrangements, in each case in connection with the mergers. The KapStone board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making the KapStone recommendation. For additional information, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers”, beginning on page 77.
If a KapStone stockholder makes a stock election with respect to any KapStone shares, it may not receive the KapStone stock consideration in respect of such stock election shares.
Although each KapStone stockholder may elect to receive, in connection with the KapStone merger, the KapStone stock consideration, stock elections are subject to proration procedures that are designed to ensure that the KapStone stock consideration is received in respect of no more than 25% of the KapStone shares issued and outstanding immediately prior to the effective time. Accordingly, depending on the stock elections made by other KapStone stockholders, if a KapStone stockholder makes a stock election, such holder may not receive the KapStone stock consideration in respect of such stock election shares. The greater the oversubscription of the stock election, the fewer Holdco shares and more cash a KapStone stockholder making a stock election will receive in respect of its stock election shares. See the section entitled “Proposal 1: Adoption of the Merger Agreement — The Merger Agreement — Proration Procedures”, beginning on page 103, for more information. If a KapStone stockholder makes no stock election with respect to any of its KapStone shares or the exchange agent does not receive a properly completed and signed election form by the election deadline and such stockholder does not properly demand appraisal in accordance with the DGCL, it will receive the KapStone cash consideration in respect of such shares. In addition, no fractional Holdco shares will be issued in the KapStone merger, and KapStone stockholders will receive cash in lieu of any such fractional Holdco shares.
Holders of the Holdco shares to be received by KapStone stockholders upon completion of the KapStone merger will have different rights than holders of KapStone shares.
Upon completion of the KapStone merger, KapStone stockholders receiving the KapStone stock consideration will become Holdco stockholders, and their rights will continue to be governed by Delaware law, including the DGCL, and will be governed by the certificate of incorporation and bylaws of Holdco that will be in effect immediately following the mergers (referred to as the Holdco charter and Holdco bylaws, respectively). The rights associated with KapStone shares are different from the rights associated with Holdco shares. See the section entitled “Comparison of Rights of Holdco Stockholders and KapStone Stockholders”, beginning on page 144.
If the KapStone merger, when taken together with the WestRock merger, does not qualify as a transaction described in Section 351 of the Code, KapStone stockholders receiving Holdco shares in the KapStone merger may be required to pay substantial incremental U.S. federal income taxes.
As a condition to the completion of the KapStone merger, Sidley, tax counsel to KapStone, or another nationally recognized law firm, must have delivered an opinion, dated as of the effective time, to the effect that the KapStone merger, when taken together with the WestRock merger, should be treated as a transaction described in Section 351 of the Code. The opinion will assume that the mergers will be completed according to the terms of the merger agreement and that the parties will report the transactions in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part and certain other documents. In rendering the tax opinion, Sidley (or another nationally recognized law firm) will require and rely on representations of KapStone and WestRock to be delivered at the time of closing (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the KapStone merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service (referred to as the IRS) or on any court. KapStone does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the KapStone merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this proxy statement/prospectus or any of the tax consequences described in the tax opinion. If the IRS were to be successful in any such contention, or if for any other reason the KapStone merger, when taken together with the WestRock merger, were not treated as a transaction described in Section 351 of the Code, then none of the KapStone stockholders would be entitled to defer any portion of the gain realized as a result of receiving Holdco shares in the KapStone merger. Rather, all KapStone stockholders would recognize gain or loss with respect to all such KapStone shares based on the difference between (A) that stockholder’s tax basis in such KapStone shares and (B) the aggregate cash and the fair market value of the Holdco shares received. For additional information regarding the U.S. federal income tax consequences to U.S. holders of KapStone shares, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of KapStone Shares”, beginning on page 83.

KapStone stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.
KapStone stockholders currently have the right to vote for their directors and on other matters affecting KapStone. When the mergers occur, the Holdco shares that each KapStone stockholder receives in exchange as KapStone stock consideration will represent a percentage ownership of Holdco that is significantly smaller than the KapStone stockholder’s percentage ownership of KapStone. Stock elections are subject to proration procedures that are designed to ensure that the KapStone stock consideration is received in respect of no more than 25% of the KapStone shares issued and outstanding immediately prior to the effective time. If the mergers are completed and the maximum stock amount is issued to KapStone stockholders, assuming 97.8 million KapStone shares are issued and outstanding immediately prior to the effective time and 256.5 million WestRock shares are issued and outstanding immediately prior to the effective time, approximately 4.5% of the issued and outstanding Holdco shares immediately following the effective time of the mergers will be held by former KapStone stockholders. As a result of these reduced ownership percentages, former KapStone stockholders will have less influence on the management and policies of Holdco than they now have with respect to KapStone.
The opinions of KapStone’s financial advisors will not be updated to reflect changes in circumstances between signing of the merger agreement in January 2018 and the completion of the mergers.
KapStone has not obtained updated opinions from its financial advisors as of the date of this proxy statement/prospectus, and KapStone does not anticipate asking its financial advisors to update their opinions. Changes in the operations and prospects of KapStone or WestRock, general market and economic conditions and other factors that may be beyond the control of KapStone or WestRock, and on which KapStone’s financial advisors’ opinions were based, may significantly alter the trading prices of KapStone shares or WestRock shares by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date on which such opinions were delivered. Because KapStone’s financial advisors will not be updating their opinions, which were issued in connection with the signing of the merger agreement on January 28, 2018, the opinions will not address the fairness of the KapStone merger consideration from a financial point of view at the time the mergers are completed. For a description of the opinions that KapStone received from its financial advisors, see the section entitled “Proposal 1: Adoption of the Merger Agreement  — Opinions of KapStone’s Financial Advisors”, beginning on page 64.
Risks Related to the Business of the Combined Company upon Completion of the Mergers
The following risks are only applicable to the extent that KapStone stockholders receive KapStone stock consideration in connection with the mergers.
The combined company may fail to realize the anticipated benefits of the mergers.
The success of the mergers will depend on, among other things, the combined company’s ability to combine the KapStone and WestRock businesses in a manner that facilitates growth opportunities and realizes anticipated cost synergies and performance improvements.
However, the combined company must successfully combine the businesses of KapStone and WestRock in a manner that permits these anticipated cost synergies and performance improvements to be realized. In addition, the combined company must achieve the anticipated synergies and improvements without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.
The failure to integrate successfully certain businesses and operations of KapStone and WestRock in the expected time frame may adversely affect the combined company’s future results.
Historically, KapStone and WestRock have operated as independent companies, and they will continue to do so until the completion of the mergers. The management of the combined company may face significant challenges in integrating and consolidating certain businesses and the functions of KapStone and WestRock, integrating their technologies, organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the mergers may also disrupt KapStone’s and WestRock’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s relationships with employees, suppliers, customers and others with whom KapStone and WestRock have business or other dealings or limit the combined company’s ability to achieve the anticipated benefits of the mergers. In addition, difficulties in integrating the businesses or regulatory functions of KapStone and WestRock could harm the reputation of the combined company.
Combining the businesses of KapStone and WestRock may be more difficult, costly or time-consuming than expected, which may adversely affect the combined company’s results and negatively affect the value of Holdco shares following the mergers.
KapStone and WestRock have entered into the merger agreement because each believes that the mergers will be beneficial to its respective company and stockholders, and that combining the businesses of KapStone and WestRock will produce cost synergies and performance improvements. If the combined company is not able to successfully combine the businesses of KapStone and WestRock in an efficient, effective and timely manner, the anticipated synergies and improvements of the mergers may not be realized fully, or at all, or may take longer to realize than expected, and the value of Holdco shares may be affected adversely.
An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of Holdco shares after the completion of the mergers.
In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than what WestRock and Holdco expect and may take longer to achieve than anticipated. If the combined company is not able to adequately address integration challenges, the combined company may be unable to successfully integrate KapStone’s and WestRock’s operations or to realize the anticipated benefits of the integration of the two companies.
KapStone and WestRock will incur significant transaction costs in connection with the mergers.
KapStone and WestRock have incurred and expect to incur a number of non-recurring costs associated with the mergers. These costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance and employee benefit-related expenses, filing fees, printing expenses and other related charges. Some of these costs are payable by KapStone and WestRock regardless of whether the mergers are completed. There is also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the mergers. While both KapStone and WestRock have assumed that a certain level of expenses would be incurred in connection with the mergers and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be additional unanticipated significant costs in connection with the mergers that the combined company may not recoup. These costs and expenses could reduce the benefits and additional income Holdco expects to achieve from the mergers. Although Holdco expects that these benefits will offset the transaction expenses and implementation costs over time, this expected net benefit may not be achieved in the near term or at all.
The combined company expects to have additional indebtedness following the mergers and the credit ratings of the combined company or its subsidiaries may be different from current ratings and what WestRock and KapStone currently expect.
WestRock expects to incur additional indebtedness in order to finance the KapStone cash consideration and pay other costs and expenses incurred in connection with the mergers and related transactions. The receipt of financing by WestRock or its affiliates, however, is not a condition to completion of the mergers. Following completion of the mergers, the combined company will have substantial indebtedness and the credit ratings of the combined company and its subsidiaries may be different from current WestRock or KapStone ratings and what WestRock and KapStone currently expect. Any new indebtedness may adversely affect the business, financial condition and operating results of the combined company, including:
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making it more difficult for the combined company to satisfy its debt service obligations;

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requiring the combined company to dedicate a substantial portion of its cash flows to debt service obligations, thereby potentially reducing the availability of cash flows to pay cash dividends and to fund working capital, capital expenditures, acquisitions, investments and other general operating requirements;

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limiting the ability of the combined company to obtain additional financing to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service obligations and other general operating requirements;

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restricting the combined company from making strategic acquisitions or taking advantage of favorable business opportunities;

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placing the combined company at a relative competitive disadvantage compared to competitors that have less debt;

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limiting flexibility to plan for, or react to, changes in the businesses and industries in which the combined company operates, which may adversely affect the combined company’s operating results and ability to meet its debt service obligations;

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increasing the vulnerability of the combined company to adverse general economic and industry conditions, including changes in interest rates; and

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limiting the ability of the combined company to refinance its indebtedness or increasing the cost of such indebtedness.

If Holdco incurs additional indebtedness following the mergers, the risks related to the substantial indebtedness of Holdco may intensify.
Third parties may terminate or alter existing contracts or relationships with WestRock or KapStone.
Each of WestRock and KapStone has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require WestRock or KapStone, as applicable, to obtain consent from these other parties in connection with the mergers. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to its business. In addition, third parties with which WestRock or KapStone currently have relationships may terminate or otherwise reduce the scope of their relationships with either or both parties in anticipation of the mergers, or with the combined company following the mergers. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the mergers. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the mergers or the termination of the merger agreement.
Risks Related to KapStone’s Business
You should read and consider risk factors specific to KapStone’s businesses that will also affect the combined company after the completion of the mergers. These risks are described in Part I, Item 1A of KapStone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in Part II, Item 1A of KapStone’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2018 and June 30, 2018, and in other documents that are incorporated by reference into this document. See the section entitled “Where You Can Find More Information”, beginning on page 156, for the location of information incorporated by reference in this proxy statement/prospectus.

Risks Related to WestRock’s Business
You should read and consider risk factors specific to WestRock’s businesses that will also affect the combined company after the completion of the mergers. These risks are described in Part I, Item 1A of WestRock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, in Part II, Item 1A of WestRock’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2017 and March 31, 2018, and in other documents that are incorporated by reference into this document. See the section entitled “Where You Can Find More Information”, beginning on page 156, for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Any statements in this proxy statement/prospectus about KapStone’s, WestRock’s or Holdco’s expectations, beliefs, plans or forecasts, including statements regarding the mergers, the expected timetable for completing the mergers, benefits and synergies of the mergers and future opportunities for the combined company and products and services, that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may”, “will”, “could”, “should”, “would”, “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, “target”, “prospects”, “potential” and “forecast”, and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. KapStone, WestRock and Holdco caution readers that any forward-looking statement is not a guarantee of future performance, and that actual results could differ materially from those contained in the forward-looking statement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to consummate the mergers; the satisfaction of the conditions to the completion of the mergers, including the receipt of the KapStone stockholder approval; the regulatory approvals required for the mergers may not be obtained on the terms expected or on the anticipated schedule (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the mergers); the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the mergers; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate KapStone’s operations with those of WestRock; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the mergers; WestRock and KapStone are subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in losses and increased expenses relating to the mergers; risks relating to the value of the Holdco shares that may be issued in the mergers; the ability of KapStone and the combined company to retain and hire key personnel; and general economic conditions that are less favorable than expected. Such risks and other factors that may impact management’s assumptions are more particularly described in KapStone’s and WestRock’s filings with the SEC, including under the caption “Risk Factors” in KapStone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, “Risk Factors” in KapStone’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2018 and June 30, 2018, “Business — Forward-Looking Information” and “Risk Factors” in WestRock’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and “Forward-Looking Statements” and “Risk Factors” in WestRock’s Quarterly Reports on Form 10-Q for the three months ended December 31, 2017 and March 31, 2018. The information contained herein speaks as of the date hereof and none of KapStone, WestRock or Holdco have or undertake any obligation to update or revise their forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE COMPANIES
WestRock Company
WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Telephone: (770) 448-2193
WestRock Company, a Delaware corporation, is a multinational provider of paper and packaging solutions for consumer and corrugated packaging markets. WestRock partners with its customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 45,000 team members support customers around the world from more than 300 operating and business locations spanning North America, South America, Europe, Asia and Australia.
WestRock shares are listed on the NYSE under the symbol “WRK”.
Additional information about WestRock and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”, beginning on page 156.
KapStone Paper and Packaging Corporation
KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, IL 60062
Telephone: (847) 239-8800
KapStone Paper and Packaging Corporation, founded in 2005 and headquartered in Northbrook, Illinois, is the fifth largest producer of containerboard the largest producer of kraft paper in North America, based on production capacity. KapStone conducts its operations in two segments: (i) Paper and Packaging, which manufactures and sells a wide variety of containerboard, corrugated products and specialty paper for industrial and consumer markets and (ii) Distribution, through Victory Packaging, L.P., a packaging solutions distribution company with facilities in the United States, Canada and Mexico. KapStone operates four containerboard mills, 23 corrugated products manufacturing plants and approximately 60 distribution centers and employs approximately 6,400 employees.
KapStone shares are listed on the NYSE under the symbol “KS”.
Additional information about KapStone and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”, beginning on page 156.
Whiskey Holdco, Inc.
Whiskey Holdco, Inc.
c/o WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Telephone: (770) 448-2193
Whiskey Holdco, Inc., a wholly owned subsidiary of WestRock, is a Delaware corporation that was incorporated on January 25, 2018 for the purpose of effecting the mergers. To date, Holdco has not conducted any activities other than those incidental to its incorporation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, immediately prior to the completion of the mergers, the name of Holdco will be changed to “WestRock Company” and the name of the surviving company in the WestRock merger will be changed to a name to be determined by WestRock. As of the completion of the mergers, WestRock and KapStone will each become a wholly owned subsidiary of Holdco and it is expected that the Holdco shares will be listed on the NYSE under the symbol “WRK”. The business of Holdco will be the combined businesses currently conducted by WestRock and KapStone.

Whiskey Merger Sub, Inc.
Whiskey Merger Sub, Inc.
c/o WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Telephone: (770) 448-2193
Whiskey Merger Sub, Inc., a wholly owned subsidiary of Holdco, is a Delaware corporation that was incorporated on January 25, 2018 for the purpose of effecting the WestRock merger. To date, WestRock Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, WestRock Merger Sub will be merged with and into WestRock, with WestRock surviving the WestRock merger as a wholly owned subsidiary of Holdco.
Kola Merger Sub, Inc.
Kola Merger Sub, Inc.
c/o WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Telephone: (770) 448-2193
Kola Merger Sub, Inc., a wholly owned subsidiary of Holdco, is a Delaware corporation that was incorporated on January 25, 2018 for the purpose of effecting the KapStone merger. To date, KapStone Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the mergers. Pursuant to the merger agreement, KapStone Merger Sub will be merged with and into KapStone, with KapStone surviving the KapStone merger as a wholly owned subsidiary of Holdco.

THE KAPSTONE SPECIAL MEETING
Date, Time and Place
The KapStone special meeting is scheduled to be held at 1033 Skokie Boulevard, Suite 150, Northbrook, Illinois 60062, on September 6, 2018 at 10:00 a.m. local time.
Purpose of the KapStone Special Meeting
At the KapStone special meeting, KapStone stockholders will be asked:
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to consider and vote on the KapStone merger proposal;

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to consider and vote on the KapStone adjournment proposal; and

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to consider and vote on the KapStone compensation proposal.

Recommendation of the Board of Directors of KapStone
After careful consideration, the KapStone board, on January 28, 2018, unanimously approved and adopted the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth therein, including the KapStone merger, determined that the terms of the merger agreement are in the best interests of KapStone and its stockholders, declared the merger agreement advisable and further resolved to make the KapStone recommendation and recommend that KapStone stockholders approve the KapStone compensation proposal.
The KapStone board unanimously recommends that KapStone stockholders vote “FOR” each of the KapStone merger proposal, the KapStone adjournment proposal and the KapStone compensation proposal.
KapStone Record Date; Stockholders Entitled to Vote
Only holders of record of KapStone shares at the close of business on the record date will be entitled to notice of, and to vote at, the KapStone special meeting or any adjournments or postponements thereof. A list of stockholders of record entitled to vote at the KapStone special meeting will be available at the executive offices of KapStone at 1101 Skokie Boulevard, Suite 300, Northbrook, Illinois 60062 and will also be available for inspection at the KapStone special meeting.
As of the close of business on the record date, there were issued and outstanding a total of 97,840,381 KapStone shares entitled to vote at the KapStone special meeting. As of the close of business on the record date, approximately 10.2% of the issued and outstanding KapStone shares were held by KapStone directors, executive officers and their affiliates.
KapStone currently expects that its directors and executive officers will vote their KapStone shares in favor of the KapStone merger proposal, the KapStone adjournment proposal and the KapStone compensation proposal. Concurrently with the execution of the merger agreement on January 28, 2018, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements with Roger W. Stone, Executive Chairman of the KapStone board, and certain affiliated entities, which together beneficially owned shares totaling approximately 5.9% of the KapStone shares issued and outstanding as of January 28, 2018 (which includes KapStone options that were exercisable and KapStone RSUs that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 5.2% of the KapStone shares issued and outstanding as of the record date (which does not include KapStone options that are exercisable or KapStone RSUs that will vest within 60 days of the record date), and with Matthew Kaplan, KapStone’s President and Chief Executive Officer, who beneficially owned shares totaling approximately 3.6% of the KapStone shares issued and outstanding as of January 28, 2018 (which includes KapStone options that were exercisable and KapStone RSUs that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 2.9% of the KapStone shares issued and outstanding as of the record date (which does not include KapStone options that are exercisable or KapStone RSUs that will vest within 60 days of the record date). Each of Messrs. Stone and Kaplan agreed during the term of his respective voting agreement to, among other things, upon the terms and subject to the conditions therein, (i) vote all the KapStone shares that he beneficially owns in favor of the adoption of the merger agreement and against any alternative transaction that may be proposed, (ii) not solicit alternative transactions or participate in discussions or negotiations regarding alternative transactions, in each case, subject to certain exceptions, and (iii) subject to certain exceptions, will not sell or otherwise transfer his KapStone shares.
Quorum
A quorum is necessary to transact business at the KapStone special meeting. A quorum for action on any subject matter at any special meeting of KapStone stockholders will exist when the holders of a majority of the issued and outstanding KapStone shares entitled to vote on such subject matter are represented in person or by proxy at such meeting. KapStone shares represented at the KapStone special meeting but not voted, including KapStone shares for which a stockholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes, if any, will not be counted as present for purposes of establishing a quorum. KapStone shares owned by KapStone as treasury shares will not be included in the calculation of the number of KapStone shares represented at the KapStone special meeting for purposes of determining whether a quorum is present.
Required Vote
Completion of the mergers is conditioned on the KapStone stockholder approval. Assuming a quorum is present, the KapStone stockholder approval requires the affirmative vote of holders of a majority of the KapStone shares issued and outstanding and entitled to vote on the KapStone merger proposal. Assuming a quorum is present, approval of the KapStone adjournment proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone adjournment proposal. Assuming a quorum is present, approval of the KapStone compensation proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone compensation proposal.
Abstentions and Broker Non-Votes
If you are a KapStone stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the effect of a vote “AGAINST” the KapStone merger proposal. If you are a KapStone stockholder and fail to vote or fail to instruct your broker or nominee to vote, it will have no effect on the KapStone adjournment proposal or the KapStone compensation proposal, assuming a quorum is present. If you are a KapStone stockholder and you mark your proxy card or voting instructions to abstain, it will have the effect of a vote “AGAINST” the KapStone adjournment proposal and the KapStone compensation proposal.
Voting in Person
If you plan to attend the KapStone special meeting and wish to vote in person, you will be given a ballot at the KapStone special meeting. If your KapStone shares are held in “street name”, and you wish to vote your KapStone shares in person at the KapStone special meeting, you must bring to the KapStone special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the KapStone shares authorizing you to vote at the KapStone special meeting.
In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the KapStone special meeting. If you hold your KapStone shares in “street name”, you also may be asked to present proof of ownership to be admitted to the KapStone special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the KapStone shares on the record date are examples of proof of ownership. KapStone stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the KapStone special meeting.
Voting of Proxies
A proxy card is enclosed for your use. KapStone requests that you mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope so that it is received by the

Corporate Secretary of KapStone prior to the KapStone special meeting. When the accompanying proxy card is returned properly executed, the KapStone shares represented by it will be voted at the KapStone special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a signed proxy card is returned without an indication as to how the KapStone shares represented are to be voted with regard to a particular proposal, the KapStone shares represented by the proxy will be voted “FOR” each such proposal.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the KapStone special meeting and which would be required to be set forth in this proxy statement/prospectus or the related KapStone proxy card other than the matters set forth in KapStone’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the KapStone special meeting for consideration, the enclosed proxies will confer discretionary authority on the individuals named in the proxies to vote the KapStone shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.
Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the KapStone special meeting in person.
How Proxies Are Counted
All KapStone shares represented by properly executed proxies received in time for the KapStone special meeting will be voted at the KapStone special meeting in the manner specified by the KapStone stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the KapStone merger proposal, the KapStone adjournment proposal or the KapStone compensation proposal will be voted as recommended by the KapStone board, which is a vote “FOR” each such proposal.
Voting of KapStone Shares Held in “Street Name”
If you hold KapStone shares through a broker or other nominee, you may instruct your broker or other nominee to vote your KapStone shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. Broker non-votes, if any, will not be counted as present for purposes of establishing a quorum. Broker non-votes will have the effect of a vote “AGAINST” the KapStone merger proposal. Broker non-votes will have no effect on the KapStone adjournment proposal or the KapStone compensation proposal. If your KapStone shares are held in “street name”, and you wish to vote your KapStone shares in person at the KapStone special meeting, you must bring to the KapStone special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the KapStone shares authorizing you to vote at the KapStone special meeting.
Revocability of Proxies and Changes to a KapStone Stockholder’s Vote
You may change your vote at any time before your proxy is voted at the KapStone special meeting. You may do this in one of four ways:
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by sending a notice of revocation to the Corporate Secretary of KapStone, dated as of a later date than the date of the proxy card and received by the Corporate Secretary of KapStone prior to the KapStone special meeting;

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by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received by the Corporate Secretary of KapStone prior to the KapStone special meeting; or

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by attending the KapStone special meeting and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking KapStone proxies should be addressed to:
KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, IL 60062
Attn: Kathryn D. Ingraham, Vice President, Secretary and General Counsel
If your KapStone shares are held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies.
Once voting on a particular matter is completed at the KapStone special meeting, a KapStone stockholder will not be able to revoke its proxy or change its vote as to that matter.
All KapStone shares represented by valid proxies that KapStone receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a KapStone stockholder makes no specifications on its proxy card as to how it should want its KapStone shares voted before signing and returning it, such proxy will be voted as recommended by the KapStone board, which is “FOR” the KapStone merger proposal, “FOR” the KapStone adjournment proposal and “FOR” the KapStone compensation proposal.
Tabulation of Votes
The KapStone board has appointed a representative of Morrow Sodali LLC to serve as the inspector of election for the KapStone special meeting. The inspector of election will, among other matters, determine the number of KapStone shares represented at the KapStone special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the KapStone stockholders.
Solicitation of Proxies
KapStone will bear the entire cost of soliciting proxies from its stockholders, except that KapStone and WestRock have agreed to each pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, KapStone will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of KapStone shares and secure their voting instructions, if necessary. KapStone will reimburse the record holders for their reasonable expenses in taking those actions.
KapStone has also made arrangements with Morrow Sodali LLC to assist in soliciting proxies and in communicating with KapStone stockholders. KapStone will pay Morrow Sodali LLC a fee of  $10,000, $5,000 of which, and an advance against disbursements in the amount of  $7,500 will be paid prior to the conclusion of the solicitation, with the remaining balance to become payable upon the conclusion of the solicitation. KapStone will also pay Morrow Sodali LLC a fee of  $2,500, plus related travel expenses, for providing inspector services at the KapStone special meeting. If necessary, KapStone may also use several of its employees, who will not be specially compensated, to solicit proxies from KapStone stockholders, either personally or by telephone, the Internet, facsimile or letter.
Adjournments
If a quorum is not present or represented, a meeting of KapStone stockholders may be adjourned for such periods as the presiding officer of the meeting or the stockholders holding a majority of the KapStone shares present in person or by proxy at the KapStone special meeting and entitled to vote on the KapStone adjournment proposal shall direct. If a quorum is present at the KapStone special meeting but there are not sufficient votes at the time of the KapStone special meeting to approve the KapStone merger proposal, then KapStone stockholders may be asked to vote on the KapStone adjournment proposal. Notice need not be given of the adjourned meeting if the date, hour and place thereof are announced at the meeting at which the adjournment is taken, unless the KapStone board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each holder of record of KapStone shares entitled to vote thereon. At any subsequent reconvening of the KapStone special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the KapStone special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the KapStone special meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for KapStone, at 470 West Avenue, Stamford, CT 06902. KapStone stockholders may call toll-free at (800) 662-5200. Banks and brokerage firms may call (203) 658-9400.

PROPOSAL 1:
ADOPTION OF THE MERGER AGREEMENT
Effects of the Mergers
At the effective time, WestRock Merger Sub will be merged with and into WestRock, with WestRock surviving the WestRock merger as a wholly owned subsidiary of Holdco (referred to as the WestRock surviving company), and immediately following the WestRock merger, KapStone Merger Sub will be merged with and into KapStone, with KapStone surviving the KapStone merger as a wholly owned subsidiary of Holdco (referred to as the KapStone surviving company). As a result, among other things, Holdco will become the ultimate parent of WestRock, KapStone and their respective subsidiaries. Subject to the terms and conditions set forth in the merger agreement, KapStone stockholders will have the right to elect to receive with respect to each KapStone share they hold (other than KapStone shares in respect of which a KapStone stockholder has properly demanded appraisal rights in accordance with the DGCL), subject to certain proration procedures described below, either: (1) $35.00 in cash, without interest thereon, or (2) 0.4981 Holdco shares, with cash paid in lieu of fractional Holdco shares. At the effective time, and without any action on the part of WestRock, Holdco, the WestRock surviving company or the holders of WestRock shares, Holdco shares or capital stock of the WestRock surviving company, each issued and outstanding WestRock share will be converted into one Holdco share.
Under the merger agreement, the maximum stock amount, which is the maximum number of Holdco shares that may be issued as stock consideration, is equal to (i) 25% of the product of  (A) 0.4981 and (B) the number of issued and outstanding KapStone shares immediately prior to the effective time, (ii) rounded down to the nearest whole number. Therefore, stock elections are subject to proration procedures. See the sections entitled “— The Merger Agreement — Proration Procedures”, beginning on page 103, and “— The Merger Agreement — Election Procedures”, beginning on page 102.
The table below demonstrates the potential effects of the proration procedures on what a hypothetical holder of 100 KapStone shares would receive if such holder elected to receive the KapStone stock consideration for all of its KapStone shares.
Aggregate Stock Election Shares as a Percentage of Outstanding KapStone Shares	Before Proration		After Proration
	Stock Electing Shares	Cash Electing Shares	KapStone Stock Consideration (Holdco shares)(1)	KapStone Cash Consideration(2)
95%	100	0	13	$2,578.95
80%	100	0	15	$2,406.25
65%	100	0	19	$2,153.85
50%	100	0	24	$1,750.00
35%	100	0	35	$1,000.00
25%	100	0	49	$0.00
20%	100	0	49	$0.00

(1)
Cash will be paid in lieu of fractional Holdco shares.

(2)
Cash values provided exclude the cash value of fractional Holdco shares.

The merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either KapStone shares or WestRock shares. Because of this, the implied value of the KapStone stock consideration will fluctuate between now and the completion of the mergers. The value of the KapStone stock consideration depends on the market value of Holdco shares at the time the mergers are completed, which will in turn be affected by the market value of KapStone shares and WestRock shares at the time the mergers are completed.
Background of the Mergers
From time to time, the KapStone board, in consultation with senior management of KapStone and KapStone’s advisors, has reviewed KapStone’s strategic alternatives, including acquisitions, dispositions and potential strategic combinations with parties operating in KapStone’s same or a similar industry. On January 21, 2016, an industry participant (referred to as Party A) indicated to Mr. Matthew Kaplan, KapStone’s current President and Chief Executive Officer, and Mr. Roger Stone, the current Executive Chairman of the KapStone board, a desire to enter into discussions regarding a potential business combination with KapStone. In February of 2016, Mr. Kaplan met with representatives of Party A. KapStone and Party A entered into a non-disclosure and standstill agreement on March 29, 2016 and engaged in intermittent discussions throughout March and April of 2016. On April 20, 2016, representatives of Party A orally communicated to Mr. Kaplan an offer for KapStone of less than $18.00 per KapStone share. Over the next several months, Mr. Kaplan and representatives of Party A engaged in intermittent discussions. In the first half of 2017, representatives of Party A orally communicated to Mr. Kaplan an offer for KapStone of  $25.00 per KapStone share. The KapStone board determined that it was not in the best interests of KapStone stockholders to pursue a transaction with Party A.
In November of 2016, representatives of Moelis contacted KapStone indicating that another industry participant (referred to as Party B) had an interest in discussing the possibility of a potential business combination with KapStone, and subsequently representatives of Party B, KapStone and Moelis met, although Party B did not provide any indication of interest or proposal to KapStone at such time.
In October of 2017, representatives of Party B contacted representatives of Rothschild and indicated an interest in meeting with KapStone to discuss the possibility of a potential business combination with KapStone. Representatives of Rothschild then contacted representatives of KapStone’s senior management, indicated that Party B had made such an unsolicited outreach to Rothschild, and offered to, on behalf of KapStone, arrange a meeting between representatives of KapStone and representatives of Party B.
On November 9, 2017, Mr. Steve Voorhees, the President and Chief Executive Officer of WestRock, contacted Mr. Kaplan indicating that WestRock was interested in a potential business combination with KapStone, and asked to meet with representatives of KapStone.
On November 10, 2017, representatives of Party B met with representatives of Rothschild and KapStone’s management, including Mr. Kaplan, and discussed developments in the industry generally and indicated an interest in discussing further a potential business combination with KapStone. Mr. Kaplan indicated he would communicate any such offer from Party B to the KapStone board for its consideration.
On November 16, 2017, Mr. Voorhees and Mr. James Porter, the President of Business Development and Latin America of WestRock, met with Messrs. Kaplan and Stone. During this meeting, Messrs. Voorhees and Porter indicated that WestRock was interested in pursuing a potential business combination with KapStone and discussed WestRock’s vision for the combined companies. Mr. Kaplan indicated that he would communicate any such offer from WestRock to the KapStone board for its consideration.
On December 4, 2017, WestRock submitted an initial due diligence request list to KapStone.
During early December of 2017, Mr. Kaplan reported his discussions with Party B and WestRock to Mr. Stone and to Mr. Brian Gamache, the Chairman of the Nominating and Governance Committee of the KapStone board. Each of them agreed with Mr. Kaplan that KapStone should enter into non-disclosure agreements with Party B and WestRock to facilitate the exchange of information.
During late November and early December of 2017, representatives of KapStone and representatives of each of Party B and WestRock negotiated non-disclosure and standstill agreements in order to facilitate the exchange of certain non-public and confidential information. KapStone executed a non-disclosure and standstill agreement with Party B dated as of December 8, 2017, and with WestRock dated as of December 14, 2017, which agreement with WestRock was subsequently amended by an amendment dated as of December 29, 2017 to provide for certain procedures with respect to potentially competitively sensitive information. The agreements each contained “fall-away provisions” such that, if KapStone executed a change of control agreement with a third party, the counterparty to the NDA would be permitted to make private proposals to KapStone.
On December 12, 2017, representatives of Party B toured KapStone’s mill in Charleston, South Carolina. On December 13, 2017, representatives of senior management of Party B and its financial advisor met with Mr. Kaplan, other members of KapStone senior management and representatives of Rothschild, during which meeting Party B provided KapStone with an overview of its business, and provided KapStone with a written non-binding indication of interest and orally provided a price range to acquire KapStone for $25.00 to $28.00 in cash per KapStone share. Mr. Kaplan responded that he would inform the KapStone board of Party B’s indication of interest.
On December 14, 2017, representatives of WestRock met with representatives of KapStone management, during which meeting representatives of WestRock confirmed their interest in pursuing a potential business combination with KapStone and provided KapStone with a detailed overview of WestRock’s diligence requests and a general discussion with respect thereto. Mr. Kaplan indicated he would inform the KapStone board of WestRock’s interest.
On December 15, 2017, the KapStone board held a regularly scheduled meeting in person at which members of senior management were in attendance. During an executive session of the KapStone board, participated in by Mr. Kaplan and Ms. Kathryn Ingraham, KapStone’s Vice President, Secretary and General Counsel, Ms. Ingraham provided an overview of the fiduciary duties of the KapStone board under Delaware law, and Mr. Kaplan discussed with the KapStone board the communications by Party B and WestRock, indicating each was interested in engaging in a potential business combination transaction with KapStone, including that Party B had orally provided a price range to acquire KapStone for $25.00 to $28.00 in cash per KapStone share. Discussion ensued regarding Party B’s financial ability to accomplish such a transaction. The KapStone board then engaged in a discussion regarding factors relevant to determining whether to explore a potential sale of KapStone, including external factors such as the current state of the industry (including the view of management that beyond 2019 the industry may encounter challenges, including as a result of the expectation of additional production capacity to be provided from existing and new industry participants) and internal factors, including the condition of KapStone’s plants and mills and capital expenditures necessary to maintain KapStone’s competitive position, factors related to KapStone’s liquidity and capital resources (including higher and likely rising interest rates and current leverage ratio) and factors related to senior management succession planning. Following this discussion, the KapStone board authorized management to share information on a confidential basis with WestRock and Party B, to engage an economist to prepare an antitrust analysis, and to update KapStone’s 2018 budget (which, as finalized as described below, is the 2018 Operating Plan (as defined under “Proposal 1: The Adoption of the Merger Agreement — Certain KapStone Forecasts”, beginning on page 96)) to reflect the KapStone board’s review and discussion of the 2018 budget at that meeting. The KapStone board also authorized management to begin discussions with financial advisors in connection with potentially engaging such advisors regarding pursuing a potential business combination transaction.
On December 22, 2017, the KapStone board held a special meeting at which members of senior management were in attendance. Ms. Ingraham provided an overview of the fiduciary duties of the KapStone board under Delaware law. Mr. Kaplan then led a discussion regarding KapStone’s capital plan for the next five years (referred to as the capital plan), and Mr. Kaplan and other members of senior management answered questions from the KapStone board about the assumptions made and methodologies used in preparing the capital plan. Management then reviewed and discussed KapStone’s revised 2018 Operating Plan including the assumptions made therein. Management indicated that, consistent with prior direction from the KapStone board, the revised 2018 Operating Plan did not reflect any change in containerboard pricing for 2018, and also did not reflect the potential impact of changes to federal tax laws. Next, the KapStone board discussed potentially engaging each of Rothschild and Moelis as financial advisors. Ms. Ingraham reviewed the disclosures of Rothschild and Moelis regarding the absence of any potential conflicts of interest that could arise if KapStone engaged each financial advisor in connection with a potential business combination transaction with certain counterparties (as further described under “Proposal 1: The Adoption of the Merger Agreement — KapStone’s Reasons for the Mergers; Recommendation of the KapStone Board of Directors”, beginning on page 58). The KapStone board concluded that, based upon the information provided by Rothschild and Moelis, neither had any relationships that would be likely to impair their ability to provide independent advice or an independent fairness opinion and authorized management to engage Rothschild and Moelis on the terms presented at the meeting, and that given each of Rothschild’s and Moelis’s respective contacts in the industry and respective insights with respect to KapStone and its evaluation of strategic alternatives, it was in the best interests of KapStone to engage both financial advisors. The KapStone board then approved making available on a confidential basis to Party B and WestRock the capital plan and revised 2018 Operating Plan.

Later on December 22, 2017, acting at the direction of the KapStone board, KapStone opened an online virtual data room to representatives of WestRock providing limited information, including the capital plan and 2018 Operating Plan, in response to an initial due diligence request list submitted by WestRock, and opened an online virtual data room to Party B containing the capital plan and 2018 Operating Plan.
Over the course of the next several weeks, each of Party B and WestRock, and their respective advisors, engaged in preliminary financial and business due diligence and representatives of KapStone continued to provide additional due diligence information in response to further due diligence requests.
On January 4, 2018, representatives of Party B met with Messrs. Matt Kaplan and Randy Nebel, Executive Vice President of Integrated Packaging at KapStone, during which representatives of Party B reiterated their interest in engaging in a business combination transaction with KapStone. Mr. Kaplan indicated he would communicate any revised offer from Party B to the KapStone board for its consideration.
On January 10, 2018, Party B provided KapStone with a written non-binding indication of interest to acquire KapStone for $30.00 to $33.00 in cash per KapStone share. The indication of interest indicated that Party B would finance the potential transaction with $2.3 billion of debt with recourse solely to KapStone’s assets, cash on hand and additional debt facilities with recourse to Party B’s assets. It also indicated the potential transaction would be subject to certain regulatory approvals and approval by Party B’s shareholders. The indication of interest also stated that Party B believed it would be in a position to sign definitive agreements for a potential transaction within six to eight weeks and believed it would be able to close a potential transaction within four to six months after signing. Party B also provided letters from two financial institutions indicating that each such institution was highly confident that it would be able to provide acquisition financing to Party B to finance a potential business combination between Party B and KapStone. Mr. Kaplan communicated to Party B that he would share the indication of interest with the KapStone board.
On January 12, 2018, Mr. Voorhees and Mr. Robert McIntosh, the Executive Vice President, General Counsel and Corporate Secretary of WestRock, met with Messrs. Stone and Kaplan and Ms. Ingraham. During the meeting, Mr. Voorhees provided KapStone with an overview of its business, and provided KapStone with a written non-binding indication of interest to acquire KapStone for $17.40 in cash and 0.170 WestRock shares per KapStone share, which, based on a closing stock price of WestRock shares of $68.26 on January 11, 2018, represented an implied offer per KapStone share of  $29.00. The indication of interest noted that any potential transaction would be subject to customary closing conditions, but would not include a financing condition, and would not require approval of WestRock’s stockholders. The indication of interest also stated that WestRock expected to sign a definitive agreement by January 29, 2018. Mr. Kaplan communicated to WestRock that he would share the indication of interest with the KapStone board.
On January 15, 2018, KapStone executed engagement letters with Rothschild and Moelis formally engaging them as KapStone’s financial advisors in connection with a potential business combination.
Also on January 15, 2018, Mr. McIntosh delivered a draft merger agreement to KapStone reflecting the terms of the written non-binding indication of interest delivered by Mr. Voorhees on January 12, 2018. The merger agreement, among other terms and conditions:
•
did not permit KapStone to terminate the merger agreement to enter into a superior proposal;

•
provided for a termination fee to be payable by KapStone equal to 4.0% of the aggregate equity value of KapStone under certain circumstances, including if the KapStone board changed its recommendation to KapStone stockholders with respect to the transaction; and

•
provided that WestRock would not be required to take any divestiture action to obtain regulatory approval if all such actions in the aggregate would reasonably be expected to have a material adverse effect on WestRock, KapStone and their respective subsidiaries taken as a whole (measuring such companies as a whole as though they were the size of KapStone and its subsidiaries, taken as a whole).

On January 16, 2018, the KapStone board held a special meeting at which members of senior management, representatives of Rothschild, representatives of Moelis and representatives of Sidley Austin LLP (referred to as Sidley), KapStone’s outside legal counsel, were in attendance. Representatives of Sidley reviewed with the KapStone board their fiduciary duties under Delaware law in the context of a potential business combination transaction and other legal considerations in connection with a potential business combination transaction. Mr. Kaplan then led a discussion regarding discussions that had taken place between KapStone and each of Party B and WestRock since the December 22nd KapStone board meeting, including a discussion regarding the written non-binding indications of interest provided by each party, copies of which had been provided to the Board. Next, members of management discussed with the KapStone board the KapStone forecasts that management was preparing. The discussion included the methodologies being used by KapStone management and key assumptions. Management also noted that because of the potential for a containerboard price increase, management was preparing two forecast cases — one that included the effects of such a price increase and one that did not. Representatives of Rothschild and Moelis then led a discussion with the KapStone board regarding existing market and industry conditions and the impact those conditions had on the mergers and acquisitions market and KapStone’s strategic alternatives, and provided a summary of the non-binding indications of interest that had been received by KapStone from Party B and WestRock. The KapStone board, management and KapStone’s advisors also discussed regulatory and financing considerations with respect to WestRock and Party B, including the significant amount of debt financing that Party B was proposing to incur relative to its cash flows and net assets. The KapStone board, management and KapStone’s advisors then discussed Party A and other potentially interested parties should the KapStone board determine to continue exploring a potential transaction. During this discussion, members of management and representatives of Rothschild and Moelis gave their perspectives regarding the likely level of interest of other potentially interested parties as well as the ability of such parties to consummate a transaction. Following this discussion, the KapStone board authorized KapStone’s management, Rothschild and Moelis to continue discussions with WestRock and Party B regarding a potential business combination transaction for KapStone. Taking into account the perspectives of management and KapStone’s financial advisors and the KapStone board’s familiarity with the industry and its participants, as well as concerns with respect to confidentiality, the KapStone board also directed management of KapStone to contact Party A to determine whether it was interested in exploring a potential business combination transaction.
On January 17, 2018, Mr. Kaplan contacted representatives of Party A to inquire about Party A’s interest in exploring a potential business combination with KapStone. Representatives of Party A indicated Party A was interested in exploring a potential business combination with KapStone and would like to discuss the matter further, and that Party A would visit KapStone’s headquarters the following day.
Also on January 17, 2018, as directed by the KapStone board, representatives of Rothschild and Moelis contacted representatives of Party B and WestRock and informed each that KapStone was not willing to engage in a transaction based on the terms proposed by each, but that KapStone remained interested in continuing to explore a potential business combination and would be expanding the number of parties with which KapStone was discussing a potential business combination.
KapStone and Party A then executed a non-disclosure and standstill agreement dated as of January 18, 2018 in order to facilitate the exchange of certain non-public and confidential information. Similar to the non-disclosure and standstill agreements with Party B and WestRock, the agreement with Party A included a “fall-away” provision. Later that day, members of management of KapStone and representatives of Rothschild and Moelis met with members of management of Party A. Party A’s management reconfirmed its interest in exploring a potential business combination between the parties and indicated that Party A would be submitting a written non-binding proposal in the near term.
Over the course of the next several days, WestRock and its advisors engaged in continued financial, business and legal due diligence and representatives of KapStone continued to provide additional due diligence information to WestRock and Party B in response to their diligence requests, and Party A continued its due diligence, including conducting a conference call with KapStone management on January 22, 2018.

On January 22, 2018, Messrs. Voorhees and McIntosh met with Mr. Kaplan and Ms. Ingraham and provided a revised, written non-binding indication of interest to acquire KapStone for $35.00 in cash per KapStone share. The proposal also contemplated offering all KapStone stockholders the option to elect to receive Holdco shares in lieu of cash, based on a fixed exchange ratio to be set at the time of signing of the merger agreement (equal to the proposed $35.00 cash offer per KapStone share divided by the price per WestRock share based on the last trading day prior to the public announcement of the merger agreement), with such stock consideration capped at 25% of the aggregate merger consideration. KapStone stockholders wishing to elect to receive Holdco shares would be required to make such an election by the time of the KapStone special meeting. The written non-binding indication of interest provided that it would automatically expire, and no longer be valid, if the parties did not enter into a definitive agreement by 8:30 a.m. Central Time on January 29, 2018. During the conversation, Mr. Voorhees also indicated that no other offer would be forthcoming and that the offer set forth in the indication of interest was WestRock’s best and final offer.
Later on January 22, 2018, Cravath, Swaine & Moore LLP, WestRock’s outside legal counsel (referred to as Cravath), delivered a draft merger agreement to KapStone reflecting the terms of the updated non-binding indication of interest previously delivered by Mr. Voorhees. The merger agreement, among other terms and conditions, (a) did not permit KapStone to terminate the merger agreement to consummate or enter into an agreement in respect of a superior proposal, (b) provided for a termination fee equal to 4.0% of the equity value of KapStone to be payable by KapStone under certain circumstances, including if the KapStone board changed its recommendation to KapStone stockholders with respect to the transaction and (c) provided that WestRock would not be required to take any divestiture action to obtain regulatory approval if all such actions in the aggregate would reasonably be expected to have a material adverse effect on WestRock, KapStone and their respective subsidiaries (but measuring all such entities in the aggregate as though they were the size of KapStone and its subsidiaries).
On January 23, 2018, Party A submitted a written non-binding proposal to acquire KapStone for $32.25 in cash per KapStone share. The proposal stated that (a) the transaction would be financed via a combination of a rights offering to existing shareholders of Party A and new debt facilities, both of which would be fully underwritten by major international banks, (b) the transaction would be subject to approval by Party A’s shareholders and (c) Party A would be willing to agree to a “hell or high water”standard for any required antitrust approvals. Party A provided letters from two financial institutions each indicating that such financial institution was highly confident that it would be able to provide an underwriting commitment in respect of an equity issuance by Party A to fund a portion of the purchase price to be paid in connection with a potential business combination transaction with KapStone, and one of the institutions also indicated that it was highly confident it would also be able to provide acquisition debt financing in connection with a potential business combination transaction with KapStone. The written non-binding proposal also stated that Party A would need six weeks to conduct due diligence prior to entering into a definitive merger agreement, and was made on the basis that each party commit to a period of exclusivity to enable completion of due diligence and entry into a definitive merger agreement.
On January 23, 2018, a communication was sent by KapStone’s senior management to the members of the KapStone board containing the indication of interest received from WestRock on January 22, 2018 and the indication of interest received from Party A on January 23, 2018 and describing the current state of discussions.
Also on January 23, 2018, Cravath provided KapStone with a draft voting agreement which WestRock contemplated would be signed by Messrs. Stone and Kaplan and certain affiliated entities in connection with the execution of any merger agreement between WestRock and KapStone.
On January 24, 2018, Mr. Kaplan spoke with the Chief Executive Officer of Party A. Mr. Kaplan informed Party A that its proposed price was meaningfully lower than the highest bid that KapStone had received, and that Party A would also need to improve its proposed timing to signing if it wished to remain competitive. The Party A CEO indicated that while Party A may be able to move more quickly, it was unlikely that Party A would be able to increase its price. Also on January 24, 2018, representatives of Rothschild and Moelis engaged in a discussion with a senior representative of Party A. During this conversation Party A’s representative noted that although Party A may be able to increase its price slightly and move more quickly, it would not be willing to do so without receiving specific price guidance, and indicated that Party A would not be able to respond regarding any potential increase in price until after receiving an update regarding the results of the next meeting of the KapStone board. Party A also reiterated to representatives of Rothschild and Moelis, however, that Party A had attempted to “put their best foot forward” in their initial non-binding indication of interest. Representatives of Rothschild and Moelis indicated to Party A that KapStone would not provide specific price guidance, but noted that Party A’s bid was meaningfully lower than the highest bid received by KapStone and that Party A would need to move more quickly in light of where things stood with other potentially interested parties.
Later on January 24, 2018, representatives of Sidley engaged in a discussion with representatives of Cravath regarding the draft merger agreement provided by Cravath.
On January 25, 2018, the KapStone board held a special meeting at which members of senior management, representatives of Rothschild, representatives of Moelis and representatives of Sidley were in attendance. Mr. Kaplan briefed the KapStone board regarding the most recent written non-binding proposals received from Party A, Party B and WestRock. Mr. Kaplan and representatives of Rothschild and Moelis summarized for the KapStone board the conversations that they had with the bidders over the last several days, including the discussions regarding anticipated timing to be ready to sign a definitive agreement, that Party A indicated its proposal was made on the basis of the parties agreeing to a period of exclusivity, that WestRock’s proposal indicated it would terminate if the parties had not signed a definitive agreement by the morning of January 29, 2018 and that Party A had indicated that it may be able to improve its timing and may be able to increase its price slightly but would require price guidance and an exclusivity period. Representatives of KapStone, Rothschild, Moelis and the KapStone board also discussed Party B’s ability to finance a potential business combination, that Party B had not improved its offer and the fact that Party B’s ability to consummate a potential business combination would be subject to the approval of certain regulatory authorities and Party B’s shareholders. KapStone’s management discussed with the KapStone board the two sets of projections that management had prepared — one giving effect to a containerboard price increase in 2018 and another not giving effect to such an increase. Members of KapStone’s senior management expressed the view that it was more likely than not, in their opinion, that there would be a containerboard price increase in the industry in 2018. Following discussion, the KapStone board adopted the 2018 – 2024 forecasts and directed each of Rothschild and Moelis to use the 2018 – 2024 financial forecasts in their respective financial analyses going forward. During the KapStone board meeting, it was noted that the 2018 Operating Plan provided to prospective bidders during due diligence did not reflect the anticipated containerboard price increase. It was noted by KapStone senior management that WestRock had specifically requested a financial model that did not include a price increase, and that given the other bidders’ knowledge of the industry, the other bidders would have reflected their views regarding any potential containerboard price increase in their respective financial models and non-binding indications of interest. Representatives of Rothschild and Moelis then each led the KapStone board through a discussion of their respective preliminary financial analyses of KapStone, which, as had previously been directed by KapStone management, were based on the forecasts prior to giving effect to the 2018 containerboard price increase; however, throughout their presentations, representatives of Rothschild and Moelis provided commentary regarding the effects of a potential containerboard price increase on their respective financial analyses. In response to questions from members of the KapStone board, representatives of Moelis discussed the low likelihood that there were any other potential parties who had not been contacted and who would be willing to pay more for KapStone than the $35.00 in cash per KapStone share being offered by WestRock, or that WestRock would offer more consideration. Representatives of Sidley then reviewed with the KapStone board the material terms of the draft merger agreement and voting agreements provided by WestRock’s legal counsel (including the fact that the draft merger agreement (a) did not permit KapStone to terminate the merger agreement to consummate or enter into an agreement in respect of a superior proposal, (b) provided for a termination fee equal to 4.0% of the equity value of KapStone to be payable by KapStone under certain circumstances, including if the KapStone board changed its recommendation to KapStone stockholders with respect to the transaction and (c) provided that WestRock would not be required to take any divestiture action to obtain regulatory approval if all such actions in the aggregate would reasonably be expected to have a material adverse effect on WestRock, KapStone and their respective subsidiaries (but measuring all such entities in the aggregate as though they were the size of KapStone and its subsidiaries)), and the current status of the antitrust regulatory analysis. The KapStone board, management and KapStone’s advisors discussed potential positions regarding the key terms of the merger agreement and the voting agreements. The KapStone board then authorized management and other representatives of KapStone, to engage in negotiations with representatives of WestRock regarding the merger agreement provided by WestRock consistent with the positions discussed by the KapStone board, management and KapStone’s advisors, including with respect to the efforts required to be used by each party to obtain clearance from regulatory authorities to consummate the mergers and with respect to the ability of the KapStone board to consider and negotiate alternative acquisition proposals after execution of a merger agreement with WestRock. The KapStone board also directed management to contact Party A to attempt to elicit an improved offer from them. The KapStone board also determined that in light of the regulatory and financing risks associated with Party B, management did not need to solicit an improved offer from Party B.
Later that evening, at the direction of the KapStone board, representatives of Rothschild and Moelis communicated to Party A that the KapStone board was continuing to evaluate the proposals it had received and that it was not able to provide valuation guidance or exclusivity and that Party A would need to increase its price and commit to working to execute a definitive agreement with respect to a potential business combination with KapStone more quickly than Party A had previously indicated, in order to be competitive with another proposal received by KapStone.
On January 26, 2018, another industry participant announced a $50.00 per ton containerboard price increase, and later that day KapStone also announced a $50.00 per ton containerboard price increase.
Also on January 26, 2018, representatives of Party A indicated to Messrs. Kaplan and Stone that Party A was not willing to submit a revised proposal in light of the timeframe in which KapStone was proceeding and the fact that another bidder existed at a higher price and was further along in its work, unless Party A was provided “deal protection” (which was confirmed to be a request for KapStone to engage in exclusive negotiations with Party A). In a subsequent discussion, representatives of Rothschild and Moelis inquired of representatives of Party A as to whether Party A needed any additional information to finalize its views on valuation, to which representatives of Party A indicated there was not any such information that they still needed. Party A also indicated that the containerboard price increase announced earlier that day had been factored into its bid. Representatives of Rothschild and Moelis reiterated that KapStone would not provide specific valuation guidance to Party A or be able to offer exclusivity. The representatives of Party A indicated that Party A would not be able to increase its offer price or move much more quickly than previously indicated.
Later on January 26, 2018, Mr. Kaplan and Ms. Ingraham met with Messrs. Voorhees and McIntosh. During the course of the meeting the parties negotiated resolution of various deal terms, including:
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the right of KapStone to terminate the merger agreement to accept a superior proposal under certain circumstances;

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a reduction in the termination fee payable by KapStone in the event that KapStone were to terminate the merger agreement to enter into a superior proposal from 4.0% to 3.0% of the aggregate equity value of KapStone; and

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a commitment by WestRock to take certain actions in connection with obtaining regulatory approvals.

Over the course of the next two days, representatives of Sidley and Cravath negotiated the remaining terms of the merger agreement (including with respect to the scope of the representations and warranties to be made by KapStone and the scope of KapStone’s non-solicitation obligations with respect to acquisition proposals) and exchanged drafts of the merger agreement and related disclosure letters. During this time, WestRock and its advisors engaged in continued confirmatory financial, business and legal due diligence and representatives of KapStone continued to provide additional due diligence information to WestRock. Representatives of Cravath and Sidley also negotiated the terms of the voting agreements to be signed by each of Messrs. Kaplan and Stone and certain affiliated entities.
On January 28, 2018, the KapStone board held a special meeting in person at which members of KapStone’s senior management, representatives of Rothschild, representatives of Moelis, and representatives of Sidley were in attendance. Mr. Kaplan and representatives of Rothschild and Moelis updated the KapStone board with respect to communications between KapStone and KapStone’s financial advisors and each of WestRock, Party A and Party B. As part of the update, representatives of KapStone’s financial advisors noted that Party A confirmed during their conversations that it was aware that the 2018 Operating Plan did not include a 2018 containerboard price increase and Party A had included its expectations regarding containerboard price increases into the price it had proposed. They also noted the discussions with Party A, Party A’s conditions to submitting a revised proposal and that Party A had indicated it was unwilling to submit a revised proposal because its conditions had not been met. Next, representatives of Sidley briefed the KapStone board regarding the material terms of the draft merger agreement and the voting agreements that had been negotiated with WestRock, and the current status of the work undertaken to assess the potential risk of not receiving the requisite approvals for the transaction from the antitrust regulatory authorities. Representatives of Sidley further provided a detailed discussion regarding the structure, the regulatory closing conditions and efforts each party was required to undertake to obtain regulatory approvals, the intended tax treatment of the transaction, conditions precedent and deal protection terms, highlighting key issues regarding certainty of closing and deal protection. The KapStone board also discussed with Sidley the factors that the KapStone board had considered in connection with the evaluation of the potential transaction and the fiduciary obligations of the KapStone board in connection therewith. Representatives of Rothschild and Moelis then each led a discussion with the KapStone board regarding the respective financial analyses of KapStone prepared by each financial advisor. Throughout their respective presentations, representatives of Rothschild and Moelis provided commentary regarding the effects of the recent containerboard price increase and changes to federal tax laws and related considerations relative to their respective financial analyses based on the 2018 – 2024 financial forecasts. During the presentation, members of the KapStone board asked questions which representatives of the financial advisors answered. In response to questions, representatives of the financial advisors and members of senior management indicated they did not believe that WestRock or any other potential parties would be willing to pay a price higher than the $35.00 in cash per KapStone share being offered by WestRock. Following this discussion, (i) a representative of Rothschild stated Rothschild’s opinion that, as of January 28, 2018 and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, dated the same date, the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement was fair, from a financial point of view, to such stockholders, and (ii) a representative of Moelis stated Moelis’s opinion that, as of January 28, 2018, and based on and subject to the limitations, conditions, qualifications and assumptions set forth in its written opinion delivered following the meeting, the cash consideration to be received by KapStone’s stockholders pursuant to the merger agreement is fair from a financial point of view to such holders.
Following meetings of the audit and compensation committees of the KapStone board, Mr. Kaplan then stated that KapStone’s management recommended that the KapStone board approve the potential transaction with WestRock, and following discussion, and upon motion duly made and seconded, the KapStone board unanimously approved the resolutions, among other things, adopting and approving the mergers and the merger agreement and recommending the mergers to KapStone stockholders for the KapStone stockholders’ consideration and approval.
Late in the evening of January 28, 2018, KapStone, WestRock, Holdco, WestRock merger sub and KapStone merger sub executed the merger agreement, and WestRock, Messrs. Kaplan and Stone, the Roger W. Stone Revocable Trust and the Roger and Susan Stone Family Foundation executed their respective voting agreements.
Following the execution of the merger agreement, on January 29, 2018, KapStone and WestRock issued a joint press release announcing the entry into the merger agreement.

KapStone’s Reasons for the Mergers; Recommendation of the KapStone Board of Directors
Board Recommendation; Reasons for the Merger
In evaluating the merger agreement and the transactions contemplated thereby, including the KapStone merger, and making the KapStone recommendation, the KapStone board consulted with KapStone’s senior management team and outside legal and financial advisors and considered and evaluated numerous factors over the course of five meetings of the KapStone board beginning December 15, 2017, including the following material factors, each of which the KapStone board believes supported its unanimous determinations:
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Merger Consideration.   That the KapStone cash consideration represented:

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a 31.9% premium over the closing trading price of KapStone shares on January 26, 2018, the last trading day prior to the public announcement of the merger agreement;

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a 53.7% premium over the volume-weighted average closing price of KapStone shares reported for the 30 trading day period ending on January 26, 2018; and

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a 59.9% premium over the volume-weighted average closing price of KapStone shares reported for the 60 trading day period ending on January 26, 2018.

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Historical Performance, Prospects and Strategic Alternatives.

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The KapStone board considered the current and historical financial condition, results of operations and business of KapStone, KapStone’s competitive position in the industry and KapStone’s historical performance relative to other companies in the industry, as well as recent changes in the industry, including changes to federal tax laws, and KapStone’s then recently announced $50 per ton containerboard price increase (including the expectation of additional production capacity to be provided from existing and new industry participants).

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The KapStone board considered the KapStone forecasts (as defined in the section entitled “— Certain KapStone Forecasts”) prepared by senior management of KapStone and the risks associated with the ability of KapStone to meet such projections if it were to continue to operate as an independent company, including the condition of KapStone’s plants and mills and the level of capital expenditure investments necessary to remain competitive in the industry, as well as the uncertainty that may be created by potential executive officer succession actions that may be necessary in the near to mid-term. The KapStone board also considered KapStone’s actual results in the past relative to results projected by KapStone’s management.

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In light of the foregoing, the KapStone board considered KapStone’s near-term and longer-term prospects as an independent company.

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The KapStone board considered the potential strategic alternatives available to KapStone, including pursuing a standalone strategy and divesting one of its divisions, and the potential stockholder value that might result from such alternatives.

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The KapStone board considered the feasibility of a divestiture of one of its divisions on attractive terms in light of the fact that KapStone held discussions with parties interested in buying such division in the summer of 2017, which did not result in a transaction.

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The KapStone board’s view, taking into account, among other things, its review and discussions with KapStone’s senior management and advisors regarding potential strategic alternatives for KapStone, was that other strategic alternatives reviewed by the KapStone board were unlikely to create greater overall value for KapStone stockholders than the mergers.

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Other Potentially Interested Parties.

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The KapStone board considered the fact that KapStone received proposals from two other potentially interested parties, including from Party A, the party the KapStone board believed to be most likely to offer a proposal competitive with WestRock’s offer. The KapStone board considered the execution risk with respect to Party B’s proposal and the fact that neither Party A nor Party’s B’s proposal offered a higher price than WestRock’s, as well as the KapStone board’s belief that neither Party A nor Party B would be willing or able to improve its proposal to be more compelling to KapStone stockholders than the merger agreement.

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The KapStone board also considered its belief, taking into account, among other things, its familiarity with the industry and discussions with KapStone’s senior management and financial advisors, that other potentially interested parties were unlikely to be willing to acquire KapStone at a purchase price in excess of the KapStone cash consideration of  $35.00 per KapStone share offered by WestRock and that such other potentially interested parties would be able to submit a competing proposal, if they so desired, following the announcement of the execution of the merger agreement.

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Course of Negotiations.   The KapStone board considered the course of negotiations with WestRock, including the $6.00 per KapStone share increase offered by WestRock from its initial offer and WestRock’s statements that WestRock’s offer would terminate if the parties had not executed a definitive agreement by the morning of January 29, 2018 and that the KapStone cash consideration of  $35.00 per KapStone share was the highest price WestRock was willing to pay. In light of the foregoing and discussions with senior management and KapStone’s financial advisors, the KapStone board believed that the KapStone cash consideration of  $35.00 per KapStone share was the highest price that WestRock was willing to pay for KapStone.

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Cash Consideration; Certainty of Value.   The KapStone board considered the fact that the KapStone cash consideration is a fixed cash amount, providing KapStone stockholders with certainty of value and liquidity immediately upon the closing of the mergers, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or pursuing a transaction in which KapStone stockholders were required to receive consideration that consisted of stock.

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Stock Election.

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The KapStone board considered the fact that, although the merger agreement permits KapStone stockholders to elect to receive a portion of the KapStone merger consideration in the form of Holdco shares, the exchange ratio governing the number of such Holdco shares that will be received per KapStone share is fixed and will not be adjusted in the event of any change in the trading price of either KapStone shares or WestRock shares and such stock elections are subject to proration procedures that are designed to ensure that the KapStone merger consideration in the form of Holdco shares is received in respect of no more than 25% of the issued and outstanding KapStone shares immediately prior to the effective time, and that a U.S. holder of KapStone shares electing to receive all or a portion of the KapStone merger consideration in the form of Holdco shares should not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of KapStone shares for Holdco shares in the KapStone merger.

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The KapStone board considered that this stock election permits KapStone stockholders the ability to elect to continue to participate in the potential growth prospects of the combined company and benefit from any synergies resulting from the consummation of the transactions contemplated by the merger agreement. It was noted that, for illustrative purposes and based on a review of synergy estimates in precedent transactions and using publicly available information about WestRock, an estimate of potential synergies of the combined company had been prepared by KapStone management with respect to overhead, procurement, supply chain and operations and integration, resulting in a range of synergies of between $145 million and $235 million. The foregoing illustrative estimate of synergies was not prepared for the purpose of public disclosure, nor was it prepared in compliance with published guidelines of the SEC regarding financial forecasts and the use of non-GAAP financial measures, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP. The foregoing illustrative estimate of synergies is not being included in this proxy statement/prospectus to influence your decision as to whether to vote for the KapStone merger proposal or whether to elect to receive any Holdco shares as consideration in the KapStone merger. None of KapStone, WestRock, Holdco or their respective affiliates, advisors, officers, directors or other representatives undertakes any obligation to revise or reconcile the foregoing illustrative estimate of synergies to reflect circumstances existing after the date that such estimate of synergies was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such estimate of synergies are shown to be in error.
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No Financing Condition; Ability to Finance.   The KapStone board considered that the mergers are not subject to a financing condition and, in particular, that WestRock represented that, at the closing, it will have sufficient cash to pay the KapStone cash consideration and the other amounts payable in connection with the consummation of the transactions contemplated by the merger agreement and the related fees and expenses of WestRock, Holdco, WestRock merger sub and KapStone merger sub.

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Opinion of Rothschild.   The KapStone board considered the financial analyses presented by Rothschild and Rothschild’s opinion to the effect that, as of January 28, 2018 and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, dated the same date, the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement was fair, from a financial point of view, to such KapStone stockholders (see the section entitled “— Opinions of KapStone’s Financial Advisors — Rothschild Inc.”, beginning on page 64). In considering such opinion, the KapStone board took into account responses to inquiries it made to Rothschild regarding past fees received by Rothschild for services provided to KapStone and that Rothschild had not received any fees for services to KapStone or WestRock during the prior two years, and fees payable to Rothschild in connection with the transactions contemplated by the merger agreement.

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Opinion of Moelis.   The KapStone board considered the financial analyses presented by Moelis and Moelis’ opinion to the effect that, as of January 28, 2018 and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Moelis’ written opinion, the KapStone cash consideration of  $35.00 per KapStone share to be received by KapStone stockholders pursuant to the merger agreement is fair, from a financial point of view to such KapStone stockholders (see the section entitled “— Opinions of KapStone’s Financial Advisors — Moelis & Company LLC”, beginning on page 71). In considering such opinion, the KapStone board took into account responses to inquiries it made to Moelis regarding past fees received by Moelis for services provided to KapStone and that Moelis had not received any fees for services to KapStone or WestRock during the prior two years, and fees payable to Moelis in connection with the transactions contemplated by the merger agreement.

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The Merger Agreement.   The KapStone board considered the general terms and conditions of the merger agreement and the course of negotiations of the key provisions thereof, including:

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the representations, warranties and covenants made by each party, including KapStone’s ability to continue to pay regular quarterly cash dividends in accordance with the terms of the merger agreement;

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KapStone’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the KapStone board determines in good faith, after consultation with KapStone’s financial advisors and outside legal counsel, that such third party has made an acquisition proposal that constitutes or would reasonably be expected to lead to a superior proposal;

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the fact that, in certain circumstances, the KapStone board is permitted to change the KapStone recommendation and to terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to the payment to WestRock of a termination fee of  $105,600,265, or approximately 3% of the equity value of the transaction;

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the fact that, in certain other circumstances not related to a superior proposal, the KapStone board is permitted to change the KapStone recommendation, which would result in WestRock having the right to terminate the merger agreement at which time KapStone would be required to pay WestRock a termination fee of  $105,600,265; and

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the KapStone board’s belief that the terms of the merger agreement were reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire KapStone.

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Structure; Company Stockholder Adoption.   The KapStone board considered that the structure of the transaction as a one-step statutory merger of KapStone will result in detailed public disclosure and a substantial period of time prior to the meeting of KapStone stockholders to consider adoption of the merger agreement during which an unsolicited superior proposal could be brought forth, particularly given the belief of the KapStone board that other potential acquirers of KapStone are familiar with KapStone and its industry. The KapStone board also considered that completion of the KapStone merger requires the affirmative vote of the holders of at least a majority of the outstanding KapStone shares.

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Availability of Appraisal Rights.   The KapStone board considered the availability of appraisal rights under Delaware law to KapStone stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply exactly with all of the procedures set forth in Section 262 of the DGCL, which provides such eligible stockholders with an opportunity to have the Court of Chancery determine the fair value of their KapStone shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

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Consummation of the Merger.   The KapStone board considered the conditions to the consummation of the mergers and the likelihood of closing and noted the fact that no non-governmental third party consents are conditions to the consummation of the mergers and the belief that the prospects for receiving all required regulatory approvals are favorable. The KapStone board considered its belief that the merger agreement, taken as a whole, provides a high degree of protection against the risk that consummation of the mergers is delayed or that the mergers cannot be completed in connection with regulatory approvals, based on, among other things, the following:

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the fact that each party is required to cooperate and use reasonable best efforts to take all actions necessary to cause as promptly as reasonably practicable the receipt of all antitrust regulatory approvals;

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the fact that in addition to the above each party is required to take all actions necessary to resolve objections to the consummation of the mergers under any antitrust laws, provided that WestRock is not required to undertake any divestiture actions if such divestiture actions, in combination with all other divestiture actions, would require (i) the divestiture of any mill that had annual production capacity as of September 30, 2017 of more than 600,000 tons of product or (ii) any divestiture actions (without giving effect to a divestiture action contemplated by clause (i)) that would reasonably be expected to have a material adverse effect on KapStone, WestRock and their respective subsidiaries, taken as a whole (measuring such companies as a whole as though they were the size of KapStone and its subsidiaries, taken as a whole); and

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the merger agreement may be terminated by KapStone or WestRock if the mergers have not been consummated by October 29, 2018, subject to extension under certain circumstances to April 29, 2019 if necessary to obtain the required antitrust approvals.

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Specific Performance Right.   The KapStone board considered the fact that, if any of the other parties to the merger agreement breaches its obligations under the merger agreement, KapStone is entitled to specific performance to prevent breaches of the merger agreement, in addition to any other remedies to which KapStone may be entitled.

In the course of its deliberations, the KapStone board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:
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the fact that, while KapStone received proposals from two other potentially interested parties (including the proposal solicited by KapStone from Party A) KapStone did not engage in a broader competitive bid process or other broad solicitation of interest; the KapStone board noted that its decision not to engage in a broader competitive bid process was informed by (a) the strength of WestRock’s offer of KapStone cash consideration of  $35.00 per KapStone share, (b) its belief, based on its familiarity with the industry and consultation with KapStone’s management and KapStone’s financial advisors, that other potentially interested parties (including financial buyers) would not likely be prepared to pay more than the KapStone cash consideration, (c) concerns regarding confidentiality breaches that could result from engaging in a broader competitive bid process and potential for negative implications to KapStone’s business operations, (d) the fact that any potentially interested parties would be able to submit a competing proposal, if they so desired, following the announcement of the execution of the merger agreement and (e) its belief that the terms of the merger agreement were reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire KapStone;

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the fact that the merger agreement precludes KapStone from actively soliciting alternative proposals;

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the fact that, following the mergers, KapStone will no longer exist as an independent public company and existing KapStone stockholders who do not receive KapStone stock consideration will not participate in the future earnings or growth of KapStone or WestRock or benefit from any synergies that may result from the consummation of the transactions contemplated by the merger agreement;

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the fact that the mergers might not be consummated in a timely manner or at all, due to a failure of certain conditions, including the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act and the receipt of antitrust approval from certain jurisdictions other than the U.S.;

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the restrictions in the merger agreement on the conduct of KapStone’s business prior to the consummation of the mergers, which may delay or prevent KapStone from undertaking certain business opportunities that may arise;

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the fact that, for U.S. federal income tax purposes, the KapStone cash consideration will be taxable to KapStone stockholders who are entitled to receive such consideration (including KapStone stockholders who may have elected to receive the KapStone stock consideration but, due to proration, may receive KapStone cash consideration in respect of a portion of their KapStone shares);

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the significant costs involved in connection with entering into and completing the mergers and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt KapStone’s business operations;

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the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on KapStone’s employees (and the impairment of KapStone’s ability to attract, retain and motivate its employees, including key personnel) and its relationships with existing and prospective customers, distributors, suppliers and other third parties; and

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the fact that KapStone’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of KapStone stockholders (such as change in control or termination payments).

The foregoing discussion of the information and factors considered by the KapStone board is not intended to be exhaustive, but includes the material factors considered by the KapStone board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the KapStone board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and the KapStone recommendation. In addition, individual directors may have given different weights to different factors. The KapStone board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The KapStone board based the KapStone recommendation on its consideration of the totality of the information presented to it, including the factors described above.
In considering the KapStone recommendation, KapStone stockholders should be aware that the executive officers and directors of KapStone have certain interests, including financial interests, in the mergers that may be different from, or in addition to, the interests of KapStone stockholders generally. The KapStone board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making the KapStone recommendation. For additional information, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers”, beginning on page 77.
WestRock’s Reasons for the Mergers
At its meeting on January 28, 2018, the WestRock board unanimously approved and declared advisable the form, terms and provisions of the merger agreement and the WestRock merger and the KapStone merger.
In evaluating the merger agreement, the WestRock board consulted with and received the advice of WestRock’s management and its legal and financial advisors. In reaching its decision, the WestRock board considered a number of factors, including, but not limited to, the following factors which the WestRock board viewed as generally supporting its decision to approve and enter into the merger agreement.
Strategic Considerations.   The WestRock board considered that the mergers will likely provide a number of significant strategic opportunities, including the following:
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WestRock expects to generate cost synergies and performance improvements through the integration of KapStone’s operations into WestRock’s corrugated packaging system;

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the mergers will enable WestRock to strengthen its presence on the West Coast of the United States through KapStone’s West Coast facilities and reduce costs across its supply chain;

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the mergers will enable WestRock to broaden its differentiated paper and packaging solutions portfolio to existing customers through KapStone’s specialty kraft paper offerings;

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the mergers will increase WestRock’s overall mix of virgin fiber;

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WestRock expects that the mergers will be accretive to WestRock’s adjusted earnings and cash flow; and

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the mergers are consistent with WestRock’s strategic goals.

Other Factors Considered by the WestRock Board.   In addition to considering the strategic factors described above, the WestRock board considered its knowledge of WestRock’s business, operations, financial condition, earnings and prospects and of KapStone’s business, operations, financial condition, earnings and prospects, taking into account the results of WestRock’s due diligence review of KapStone, and the current and prospective business climate in the industry in which WestRock and KapStone operate.
The WestRock board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the mergers, including:
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the challenges inherent in completing the mergers, integrating the businesses, operations and workforces of KapStone with those of WestRock, and developing and executing a successful strategy and business plan for the combined company;

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the risk that regulatory agencies may object to and challenge the mergers or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “— Regulatory Clearances Required for the Mergers”, beginning on page 87;

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the risk that KapStone stockholders may object to and challenge the mergers and take actions that may prevent or delay the consummation of the mergers, including voting against the KapStone merger proposal;

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the risk that, despite the efforts of WestRock and KapStone prior to the consummation of the mergers, the combined company may lose key personnel;

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the risk of not capturing the anticipated cost synergies and performance improvements, and the risk that other anticipated benefits might not be realized;

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the possibility that the combined company might not achieve its projected financial results;

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the potential that the fixed exchange ratio under the merger agreement could result in Holdco delivering greater value to the KapStone stockholders than had been anticipated by WestRock should the value of the WestRock shares increase from the date of the execution of the merger agreement; and

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the risks of the type and nature described under “Risk Factors”, beginning on page 33, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements”, beginning on page 41.

The foregoing discussion of the factors considered by the WestRock board is not intended to be exhaustive, but rather includes the principal factors considered by the WestRock board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the WestRock board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement. In addition, individual members of the WestRock board may have given differing weights to different factors. The WestRock board conducted an overall review of the factors described above, including thorough discussions with WestRock’s management and outside legal and financial advisors.
The explanation of the reasoning of the WestRock board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, beginning on page 41 of this proxy statement/prospectus.
Opinions of KapStone’s Financial Advisors
Rothschild Inc.
KapStone retained Rothschild to act as its financial advisor in connection with the mergers. In connection with Rothschild’s engagement, the KapStone board requested that Rothschild evaluate the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement. On January 28, 2018, at a meeting of the KapStone board held to evaluate the mergers, Rothschild rendered to the KapStone board an oral opinion, confirmed by delivery of a written opinion, dated January 28, 2018, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Rothschild’s written opinion, the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement was fair, from a financial point of view, to such KapStone stockholders.
The full text of Rothschild’s written opinion, dated January 28, 2018, to the KapStone board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Rothschild in connection with such opinion, is attached to this proxy statement/prospectus as Annex B. The description of Rothschild’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Rothschild’s opinion. Rothschild’s opinion was provided for the benefit of the KapStone board (solely in its capacity as such) in connection with and for the purpose of its evaluation of the mergers and was limited to the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement. Rothschild’s opinion did not address the underlying decision that KapStone made to engage in the mergers or any alternative transaction, including the relative merits of the mergers as compared to any alternative transaction, including any alternative transaction that the KapStone board has considered and elected not to pursue. Rothschild’s opinion does not constitute a recommendation to the KapStone board as to whether to approve the mergers or a recommendation as to whether or not any KapStone stockholder should vote, make any election or otherwise act with respect to the mergers or any other matter.
In arriving at its opinion, Rothschild, among other things:
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reviewed a draft of the merger agreement, dated January 27, 2018;

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reviewed certain publicly available business and financial information that Rothschild deemed to be generally relevant concerning KapStone and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for KapStone shares;

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compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies Rothschild deemed generally relevant and the consideration received in such transactions;

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compared the financial and operating performance of KapStone with publicly available information concerning certain other public companies Rothschild deemed generally relevant, including implied trading multiples;

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reviewed certain internal financial and operating information with respect to the business, operations and prospects of KapStone, including the KapStone forecasts;

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reviewed the historical trading prices and trading activity for KapStone shares;

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reviewed the premia paid in certain publicly available transactions, which Rothschild believed to be generally relevant; and

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performed such other financial studies and analyses and considered such other information as Rothschild deemed appropriate for the purposes of its opinion.

In addition, Rothschild held discussions with certain members of management of KapStone regarding the mergers, the past and current business operations and financial condition and prospects of KapStone, the KapStone forecasts and certain other matters Rothschild believed necessary or appropriate to its inquiry.
In arriving at Rothschild’s opinion, Rothschild, with the KapStone board’s consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild by KapStone and its associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor. Rothschild did not conduct any valuation or appraisal of any assets or liabilities of KapStone (including, without limitation, real property owned by KapStone or to which KapStone holds a leasehold interest), nor were any such valuations or appraisals provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities. Rothschild did not evaluate the solvency or fair value of KapStone, WestRock or Holdco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild did not assume any obligation to conduct any physical inspection of the properties or the facilities of KapStone. At the direction of management of KapStone, Rothschild used and relied upon the KapStone forecasts for purposes of its opinion. In relying on the KapStone forecasts, Rothschild assumed, at the direction of KapStone, that the KapStone forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by KapStone’s management as to the expected future results of operations and financial condition of KapStone and that the financial results reflected in such KapStone forecasts would be achieved at the times and in the amounts projected. Rothschild did not express a view as to the reasonableness of the KapStone forecasts and the assumptions on which they are based. Certain data underlying Rothschild’s analysis and opinion pre-dated (and/or did not reflect the impact of) the then-recently enacted federal tax legislation (referred to as the tax changes) and the then-recently announced price increases for certain of KapStone’s products (referred to as the price increases).
For purposes of rendering its opinion, Rothschild assumed that the transactions contemplated by the merger agreement would be consummated as contemplated in the merger agreement without any waiver or amendment of any material terms or conditions, including, among other things, that the parties would comply with all material terms of the merger agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the mergers, no material delays, limitations, conditions or restrictions would be imposed. Rothschild also assumed that no material change in the assets, financial condition, results of operations, business or prospects of KapStone had occurred since the date of the most recent financial statements and other information, financial or otherwise, relating to KapStone made available to Rothschild, and that there was no information or any facts that would make any of the information reviewed by Rothschild incomplete or misleading. Rothschild did not express any opinion as to any tax or other consequences that may result from the mergers, nor does Rothschild’s opinion address any legal, tax, regulatory or accounting matters. Rothschild relied as to all legal, tax and regulatory matters relevant to rendering Rothschild’s opinion upon the assessments made by KapStone and its other advisors with respect to such issues. In arriving at Rothschild’s opinion, Rothschild did not take into account any litigation, regulatory or other proceeding that is pending or may be brought against KapStone or any of its affiliates. In addition, Rothschild relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the draft of the merger agreement reviewed by Rothschild.
Rothschild’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date of its opinion and the conditions and prospects, financial and otherwise, of KapStone as they were reflected in the information provided to Rothschild and as they were represented to Rothschild in discussions with management of KapStone. Rothschild did not express any opinion as to the price at which KapStone shares or Holdco shares will trade at any future time, the value of Holdco shares (including the value of Holdco shares issued as KapStone stock consideration pursuant to the merger agreement), or whether any market would develop for Holdco shares. Rothschild’s opinion is limited to the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration payable to such stockholders in the mergers pursuant to the merger agreement and Rothschild did not express any opinion as to any underlying decisions which KapStone made or may have made to engage in the mergers and not in any alternative transaction. Rothschild was not asked to, nor did Rothschild, offer any opinion as to the terms, other than the KapStone cash consideration to the extent expressly set forth in the opinion, of the mergers, the merger agreement or any other agreement entered into in connection with the mergers (including, without limitation, the fairness or value of the KapStone stock consideration or the relative fairness of the KapStone cash consideration and the KapStone stock consideration).
Rothschild’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild’s opinion and the assumptions used in preparing it, and Rothschild does not have any obligation to update, revise, or reaffirm its opinion. Rothschild’s opinion was approved by the Global Financial Advisory Commitment Committee of Rothschild.
Rothschild’s opinion was provided for the benefit of the KapStone board (solely in its capacity as such) in connection with and for the purpose of its evaluation of the mergers. Rothschild’s opinion should not be construed as creating any fiduciary duty on Rothschild’s part to any party. In addition, the KapStone board did not ask Rothschild to address, and its opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than KapStone stockholders and then only to the extent expressly set forth in the opinion) or creditors or other constituencies of KapStone or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of WestRock, KapStone, or any class of such persons, whether relative to the KapStone cash consideration pursuant to the merger agreement or otherwise.

The following represents a summary of the material financial analyses performed by Rothschild in connection with its opinion, dated January 28, 2018, provided to the KapStone board. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Some of the summaries of financial analyses performed by Rothschild include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild.
Selected Public Companies Analysis
Rothschild reviewed financial and stock market information of KapStone and the following eight selected publicly traded companies (referred to as the selected companies), which Rothschild in its professional judgment considered generally relevant for comparative purposes as publicly traded companies in the containerboard and paper packaging industry, with revenues and enterprise values greater than $1 billion and significant geographic reach in North America and/or a global footprint, excluding certain publicly traded North American companies for which containerboard production is a less material part of such companies’ overall business mix as compared with KapStone and the other selected public companies:
•
Cascades Inc.

•
DS Smith Plc

•
Graphic Packaging Holding Company

•
International Paper Company

•
Mondi plc

•
Packaging Corporation of America

•
Smurfit Kappa Group plc

•
WestRock Company

Rothschild reviewed, among other things:
•
market capitalization of equity, adjusted for net debt, minority interests and investments in associates and joint ventures (referred to as EV) as a multiple of earnings before interest, taxes, depreciation and amortization, pro forma for recent acquisitions and dispositions (referred to as EBITDA) estimated for 2018 (such multiple, referred to as EV/18E EBITDA); and

•
EV as a multiple of EBITDA estimated for 2018 less capital expenditures estimated for 2018 (such multiple, referred to as EV/18E EBITDA — CAPEX).

The overall low to high EV/18E EBITDA observed for the selected companies were 5.7x to 10.0x, with a median of 8.6x. Rothschild noted that EV/18E EBITDA observed for KapStone was 8.5x based on publicly available research analysts’ consensus estimates per FactSet. Based on its professional judgment, Rothschild applied a selected range of EV/18E EBITDA of 8.0x to 9.0x to the projected EV/18E EBITDA of KapStone, based on the KapStone forecasts, which indicated an approximate implied value per KapStone share reference range of  $31.00 to $37.00, as compared to the KapStone cash consideration of $35.00 per KapStone share.
The overall low to high EV/18E EBITDA — CAPEX observed for the selected companies were 9.4x to 15.9x, with a median of 13.0x. Rothschild noted that EV/18E EBITDA — CAPEX observed for KapStone was 12.0x based on publicly available research analysts’ consensus estimates per FactSet. Based on its professional judgment, Rothschild applied a selected range of EV/18E EBITDA — CAPEX of 12.0x to

13.0x to the projected EV/18E EBITDA — CAPEX of KapStone, based on the KapStone forecasts, which indicated an approximate implied value per KapStone share reference range of  $33.00 to $37.00, as compared to the KapStone cash consideration of  $35.00 per KapStone share.
As part of its selected public companies analysis, Rothschild also created an alternative range of multiples intended to address consensus estimates not yet updated for the price increases, which were announced on the afternoon of January 26, 2018, the last trading day prior to the delivery of Rothschild’s opinion. Rothschild calculated the percentage variation between the then-current publicly available research analysts’ consensus estimates for KapStone’s 2018 EBITDA and KapStone’s 2018 projected EBITDA without giving effect to the price increases. Rothschild used this percentage variation (which was 4.8% for EV/18E EBITDA and 2.2% for EV/18E EBITDA — CAPEX) to correspondingly adjust the multiple range for EV/18E EBITDA and EV/18E EBITDA — CAPEX (which were based on KapStone’s 2018 projected EBITDA after giving effect to the price increases). This methodology resulted in an adjusted EV/18E EBITDA range of 7.0x to 8.0x, which indicated an approximate implied per KapStone share reference range of  $25.00 to $31.00, and an adjusted EV/18E EBITDA — CAPEX range of 10.0x to 11.0x, which indicated an approximate implied per KapStone share reference range of  $25.00 to $29.00, in each case, as compared to the KapStone cash consideration of  $35.00 per KapStone share.
No company utilized in the selected public companies analysis is identical to KapStone. In evaluating the selected companies, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KapStone, such as the impact of competition on the businesses of KapStone and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of KapStone or the industry or in the financial markets in general. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected company data.
Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of KapStone was based on publicly available research analysts’ estimates, public filings and the KapStone forecasts.
Selected Precedent Transactions Analysis
Rothschild reviewed and considered publicly available financial information of the following 17 selected transactions (referred to as the selected transactions), which Rothschild in its professional judgment considered generally relevant for comparative purposes and which involved containerboard and paper packaging companies since 2008, focusing primarily on recent transactions involving pure-play containerboard and paper packaging companies, each with enterprise values greater than $200 million, and including any transactions involving KapStone or WestRock, for which information was publicly available:
Date Announced	Target	Acquirer
Mar-08	Weyerhaeuser Company	International Paper Company
Jan-11	Smurfit-Stone Container Corporation	Rock-Tenn Company
Feb-11	Tharco Packaging, Inc.	Boise Inc.
Jun-11	Temple-Inland Inc.	International Paper Company
Jan-12	Svenska Cellulosa Aktiebolaget SCA	DS Smith Plc
Jun-12	Korsnas AB	Billerud AB
Sep-12	Orange County Container Group LLC	Smurfit Kappa Group plc
Jun-13	Longview Fibre Paper and Packaging, Inc.	KapStone Paper and Packaging Corporation
Sep-13	Boise Inc.	Packaging Corporation of America
Jan-15	MeadWestvaco Corporation	Rock-Tenn Company
Feb-15	Duropack GmbH	DS Smith Plc
May-15	Victory Packaging, L.P.	KapStone Paper and Packaging Corporation

Date Announced	Target	Acquirer
Sep-16	Powerflute Oyj	Madison Dearborn Partners, LLC
Jan-17	Multi Packaging Solutions International Limited	WestRock Company
Jun-17	Indevco Management Resources, Inc.	DS Smith Plc
Oct-17	International Paper Company’s North America Consumer Packaging Business	Graphic Packaging Holding Company
Dec-17	Powerflute Group Holdings Oyj	Mondi plc
Rothschild reviewed, among other things, the ratio of EV to EBITDA for the last twelve-month period available prior to the announcement of each selected transaction (referred to as EV/EBITDA).
The overall low to high EV/EBITDA observed for the selected transactions were 5.7x to 13.1x, with a median of 8.6x. Rothschild applied a selected range of EV/EBITDA of 8.5x to 10.0x to the historical EBITDA of KapStone for the twelve months ended December 31, 2017, which historical EBITDA was based on preliminary financial results for the twelve months ended December 31, 2017, provided by KapStone’s management as of January 18, 2018, that had then not yet been publicly disclosed, which indicated an approximate implied value per KapStone share reference range of  $23.00 to $30.00, as compared to the KapStone cash consideration of  $35.00 per KapStone share.
No target company utilized in the selected precedent transactions analysis is identical to KapStone. In evaluating the selected transactions, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KapStone, such as the impact of competition on the businesses of KapStone and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of KapStone or the industry or in the financial markets in general. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transactions data.
Financial data of the selected transactions, and the target companies therein, were based on public filings and other publicly available information. Financial data of KapStone was based on the KapStone forecasts.
Discounted Cash Flow Analysis
Rothschild performed a discounted cash flow analysis, which calculates an implied value per share by discounting to the present the value of unlevered free cash flow for 2018 to 2024, based on the KapStone forecasts, assuming the tax changes and the price increases, and adding thereto a terminal value for KapStone calculated using a range of terminal growth rates from 2.0% to 3.0%. In its analysis, Rothschild utilized a range of discount rates from 8.5% to 9.5%, which was selected based on the estimated weighted average cost of capital of KapStone. The foregoing analysis indicated an approximate implied value per KapStone share reference range of  $22.00 to $32.00, as compared to the KapStone cash consideration of $35.00 per KapStone share.
Other Factors
Rothschild also noted for the KapStone board certain additional factors that were not considered in its financial analyses with respect to its opinion, but that were referred to for informational purposes.
Specifically, Rothschild reviewed with the KapStone board the following, in each case, as compared to the KapStone cash consideration of  $35.00 per KapStone share:
•
the trading low and high range of KapStone shares for the six-month period ended January 26, 2018 of approximately $20.00 to $27.00;

•
the approximate implied value per KapStone share reference range of  $32.00 to $35.00, based on the closing stock price of KapStone shares as of January 26, 2018 and a one-day premium of 20% to 30%, which is the range observed in publicly announced or completed U.S. transactions in the last five years with an enterprise value between $2.5 billion and $7.5 billion, excluding transactions with financial institution and real estate targets;

•
the generally available public market trading price targets for KapStone shares prepared and published by research analysts, which ranged from approximately $21.00 to $30.00;

•
the present value of the future price of KapStone shares (referred to as the PV of future KapStone share price) implied by KapStone’s projected EBITDA and net debt for 2019 and 2020, based on the KapStone forecasts, discounted at a rate of 12.2%, which was selected based on the estimated cost of equity of KapStone; this methodology implied an approximate implied value per KapStone share reference range of  $30.00 to $36.00; and

•
the PV of future KapStone share price implied by KapStone’s projected EBITDA for 2019 and 2020, as adjusted for the price increases using the methodology described above in “Selected Public Companies Analysis”, which implied an approximate implied value per KapStone share reference range of  $25.00 to $31.00.

Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Rothschild’s opinion. In arriving at its fairness determination, Rothschild considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to KapStone or the mergers.
Rothschild prepared the analyses described herein for purposes of providing its opinion to the KapStone board as to the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration of  $35.00 per KapStone share. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Rothschild’s analyses were based in part upon the KapStone forecasts and other third party research analyst estimates, which are not necessarily indicative of actual future results and which may be significantly more or less favorable than suggested by Rothschild’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of KapStone, WestRock, Holdco, Rothschild or any other person assumes responsibility if future results are materially different from those forecasted by KapStone’s management or third parties.
As described above, the opinion of Rothschild to the KapStone board was one of many factors taken into consideration by the KapStone board in making its determination to approve the mergers. Rothschild was not asked to, and did not, recommend the specific consideration to KapStone stockholders provided for in the merger agreement, which consideration was determined through arms-length negotiations between KapStone and WestRock. Rothschild did not recommend any specific amount of consideration to KapStone stockholders or the KapStone board or that any specific amount of consideration constituted the only appropriate consideration for the mergers.
Rothschild is acting as financial advisor to KapStone in connection with the mergers and will be entitled to receive a fee of approximately $22 million, $5 million of which became payable upon delivery of its opinion and the balance of which is contingent upon the consummation of the mergers. In addition, KapStone agreed to reimburse certain of Rothschild’s expenses and indemnify Rothschild against certain liabilities that may arise out of its engagement. Rothschild or its affiliates may, in the ordinary course of their business from time to time, in the future provide financial services to KapStone, WestRock, Holdco and/or their respective affiliates and may receive fees for the rendering of such services. Rothschild and its affiliates are engaged in a wide range of financial advisory and investment banking activities.
In the ordinary course of their asset management, merchant banking and other business activities, Rothschild’s affiliates may trade in the securities of KapStone, WestRock, Holdco and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities.

Moelis & Company LLC
KapStone retained Moelis to act as its financial advisor in connection with the mergers. In connection with Moelis’ engagement, the KapStone board requested that Moelis evaluate the fairness, from a financial point of view, to KapStone stockholders of the KapStone cash consideration payable to KapStone stockholders in the mergers pursuant to the terms of the merger agreement. On January 25, 2018, Moelis presented its preliminary financial analysis of KapStone to the KapStone board. On January 28, 2018, at a meeting of the KapStone board held to evaluate the mergers, Moelis rendered to the KapStone board an oral opinion, confirmed by delivery of a written opinion, dated January 28, 2018, to the effect that, as of the date of the opinion, based on and subject to the qualifications, conditions, limitations and assumptions set forth in Moelis’ written opinion, the KapStone cash consideration to be received by KapStone stockholders pursuant to the merger agreement is fair, from a financial point of view, to KapStone stockholders.
The full text of Moelis’ written opinion, dated January 28, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis in connection with such opinion, is attached to this proxy statement/prospectus as Annex C. The description of Moelis’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Moelis’ opinion. Moelis’ opinion was provided for the use and benefit of the KapStone board (solely in its capacity as such) in its evaluation of the mergers. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the KapStone cash consideration and does not address KapStone’s underlying business decision to effect the mergers or the relative merits of the mergers as compared to any alternative business strategies or transactions that might be available with respect to KapStone. Moelis’ opinion does not constitute a recommendation as to how any KapStone stockholder should vote, make any election (including without limitation, a stock election), or act with respect to the mergers or any other matter.
In arriving at its opinion, Moelis, among other things:
(i)
reviewed certain publicly available business and financial information relating to KapStone, including publicly available research analysts’ financial forecasts;

(ii)
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of KapStone furnished to Moelis by KapStone, including the 2018 – 2024 forecasts, which were provided to and discussed with Moelis by KapStone’s management (such 2018 – 2024 forecasts are more fully described in the section entitled “— Certain KapStone Forecasts”, beginning on page 96);

(iii)
conducted discussions with members of the senior management and representatives of KapStone concerning the information described in (i) and (ii) above, as well as the business and prospects of KapStone generally;

(iv)
reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

(v)
reviewed the financial terms of certain other transactions that Moelis deemed relevant;

(vi)
reviewed a draft, dated January 28, 2018, of the merger agreement;

(vii)
reviewed a draft, dated January 28, 2018, of the form of voting agreement to be entered into by WestRock and certain KapStone stockholders;

(viii)
participated in certain discussions and negotiations among representatives of KapStone and WestRock and their advisors; and

(ix)
conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the KapStone board, Moelis relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of any of such information. With the consent of the KapStone board, Moelis relied upon, without independent verification, the assessment of KapStone and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the KapStone forecasts, Moelis assumed, at the direction of the KapStone board, that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of KapStone as to the future performance of KapStone, including with respect to the effects of the recently enacted federal tax legislation, and the recently announced price increases for certain of KapStone’s products. Moelis expressed no views as to the reasonableness of the KapStone forecasts or the assumptions on which they were based. In addition, with the consent of the KapStone board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of KapStone, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address KapStone’s underlying business decision to effect the mergers or the relative merits of the mergers as compared to any alternative business strategies or transactions that might be available to KapStone. Moelis’ opinion did not address any legal, regulatory, tax or accounting matters. At the direction of the KapStone board, Moelis was not asked to, and did not, offer any opinion as to any terms of the merger agreement or any aspect or implication of the mergers (including, without limitation, the fairness or value of the KapStone stock consideration or the relative fairness of the KapStone cash consideration and the KapStone stock consideration), except for the fairness of the KapStone cash consideration from a financial point of view to KapStone stockholders. With the consent of the KapStone board, Moelis expressed no opinion as to what the value of Holdco shares, including any Holdco shares received in connection with any stock election, actually will be when issued pursuant to the mergers or the prices at which Holdco shares may trade at any time. In rendering its opinion, Moelis assumed, with the consent of the KapStone board, that the final executed form of the merger agreement and the voting agreements would not differ in any material respect from the drafts that Moelis reviewed, that the mergers would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the merger agreement and voting agreements would comply with all the material terms of the merger agreement and voting agreements, as applicable. Moelis also assumed, with the consent of the KapStone board, that all governmental, regulatory or other consents or approvals necessary for the completion of the mergers will be obtained, except to the extent that could not be material to Moelis’ analysis.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion. Certain data underlying Moelis’ analysis and opinion pre-dates (and/or does not reflect the impact of) recently enacted federal tax legislation. The financial and stock markets have been adjusting to the impacts of such legislation, and Moelis expressed no opinion or view as to any potential effects of such impacts on KapStone, WestRock or the mergers.
Summary of Financial Analyses of KapStone
The following is a summary of the material financial analyses presented by Moelis to the KapStone board at its meeting held on January 28, 2018, in connection with its opinion. The following summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Selected Public Companies Analysis.   Moelis performed a selected public companies analysis, which was intended to provide a range of implied values of KapStone by comparing certain of its financial information with corresponding financial information of similar public companies. In performing this analysis, Moelis reviewed certain financial and stock market information relating to selected publicly traded companies in the integrated containerboard and corrugated packaging industry, with revenues and enterprise values greater than $1 billion and significant geographic reach in North America and/or a global footprint, excluding certain publicly traded North American companies for which containerboard production is a less material part of such companies’ overall business mix as compared with KapStone and the other selected public companies. The following table indicates the companies reviewed by Moelis:
North America Paperboard	Europe Paperboard
International Paper Company	Mondi plc
WestRock	Smurfit Kappa Group plc
Packaging Corporation of America	DS Smith plc
Graphic Packaging Holding Company
Cascades Inc.
Financial data for the selected public companies was based on Wall Street research analyst consensus forecasts, public filings and other publicly available information and included, as appropriate, adjustments for one-time items, stock-based compensation and material acquisitions. Although none of the selected companies is directly comparable to KapStone, the companies included were selected because they are companies that, for purposes of this analysis, had certain characteristics that may be considered reasonably comparable to KapStone.
As part of its selected public companies analysis, Moelis calculated and analyzed each selected company’s implied enterprise value (calculated as equity value, plus total debt and minority interest, less cash) and multiples of earnings before interest, taxes, depreciation and amortization and other non-cash and non-recurring expenses or gains (referred to as EBITDA) based on publicly available consensus research analysts’ EBITDA estimates for the estimated calendar year 2018 (referred to as CY 2018P) (all of which estimates were issued prior to price increases on containerboard products announced on January 26, 2018 by KapStone and International Paper Company). The implied enterprise value to CY 2018P EBITDA multiples of the selected public companies as of January 26, 2018 are summarized below:
Selected Companies	Enterprise Value ($ in millions)	Enterprise Value/CY2018P EBITDA
North America Paperboard Companies
International Paper Company	36,685	8.5x
WestRock	24,634	8.5x
Packaging Corporation of America	14,362	9.9x
Graphic Packaging Holding Company	9,049	8.8x
Cascades Inc.	2,354	5.8x
Mean		8.3x
Median		8.5x
Europe Paperboard Companies
Mondi plc	15,211	7.9x
Smurfit Kappa Group plc	12,380	7.3x
DS Smith plc	9,816	8.8x
Mean		8.0x
Median		7.9x
All Selected Companies
Mean		8.2x
Median		8.5x
In reviewing the characteristics of the selected public companies for purposes of determining a reference range, Moelis noted that (i) it viewed International Paper Company and WestRock as more similar to KapStone than the other selected public companies based on certain business and financial characteristics, (ii) a discount to Packaging Corporation of America (referred to as PCA) was appropriate at the high end of the reference range given PCA’s leading operational and financial metrics and asset quality, (iii) it deemed Cascades Inc. as less relevant to KapStone due to material differences in margin profile, geography and product mix and (iv) it also considered the trading multiples of the selected European paperboard companies.
Moelis further noted that each of the selected companies has certain attributes which limit their comparability to KapStone, such as: (i) Graphic Packaging Holding Company primarily produces boxboard, sells to consumer-facing end users and manufactures only a small amount of containerboard at one of its mills; (ii) approximately 20% and 24% of Mondi plc’s business consists of consumer-facing plastic packaging products and uncoated fine paper, respectively; (iii) both International Paper Company and PCA have white paper mills that produce sizeable amounts of uncoated free sheet; (iv) Cascades Inc. is levered to the Canadian geography, competes heavily in the tissue segment and has a less competitive cost structure that has resulted in EBITDA margins far below the rest of the selected companies; (v) WestRock has an established containerboard presence in Brazil and a consumer packaging footprint across North America, Europe and Asia; (vi) International Paper Company has operations in Brazil, Europe and India; (vii) approximately 73% of Smurfit Kappa Group plc’s EBITDA is generated in Europe; and (viii) DS Smith plc’s operations were primarily confined to Europe up until its recent acquisition of Interstate Resources.
Based on the foregoing analysis and its professional judgment and experience, Moelis selected a multiple range of 8.0x to 9.25x CY 2018P EBITDA and applied the selected range to KapStone’s CY 2018P EBITDA based on the 2018 – 2024 forecasts provided by KapStone’s management to calculate an implied range of values per KapStone share. This resulted in a reference range of  $30.58 to $37.42 per KapStone share, which compares to the KapStone cash consideration of  $35.00 per KapStone share. Moelis noted that the reference range was derived using multiples of selected public companies based on consensus estimates issued prior to the price increases announced on containerboard products on January 26, 2018 by KapStone and International Paper Company, applied to KapStone’s CY 2018P EBITDA included in the 2018 – 2024 forecasts provided by KapStone’s management, which included the impact of the price increase (such 2018 – 2024 forecasts are more fully described in the section entitled “— Certain KapStone Forecasts”, beginning on page 96).
Selected Precedent Transactions Analysis.   Moelis compared selected financial and transaction metrics of the KapStone merger with similar data (where available) of selected transactions involving integrated containerboard and paper-based packaging production and converting companies since 2008, focusing primarily on the transactions that occurred after 2011 and recent transactions involving pure-play corrugated packaging converting businesses, each with enterprise values greater than $200 million, and including any transactions involving KapStone or WestRock, for which information was publicly available.
The selected precedent transactions were selected with respect to KapStone because they represented in Moelis’ view the transactions most relevant to the mergers. Moelis noted that the data underlying the selected precedent transactions analysis pre-dates (and/or does not reflect the impact of) recently enacted federal tax legislation. Moelis also noted that all of the selected precedent transactions were completed prior to the price increases for containerboard products announced on January 26, 2018.
For each of the selected precedent transactions, Moelis calculated valuation multiples based on information that was publicly available, focusing on the ratio of transaction value (enterprise value) to EBITDA for the identified target company for the most recent reported twelve month period (referred to as LTM) as of the announcement date of the transaction, adjusted to exclude one-time charges and benefits.
In reviewing the characteristics of the selected precedent transactions for purposes of determining a reference range, Moelis noted that it (i) viewed (a) the International Paper Company/Weyerhaueser Company’s CP&R Business, (b) RockTenn/Smurfit Stone Container Corporation, (c) International Paper Company/Temple-Inland Inc. and (d) KapStone/Longview Fibre Paper and Packaging, Inc. transactions as most relevant, as each reflected either a similar mill or integrated corrugated packaging transaction, (ii) considered DS Smith plc/Interstate Resources Inc. to be a relevant transaction but noted that the transaction was announced on June 29, 2017, with the transaction value (referred to as TV) multiple based on calendar year 2016 EBITDA, which did not fully capture product price increases that were announced in late 2016 and early 2017, (iii) considered the overall median TV multiple of the selected transactions and (iv) discounted smaller transactions and transactions in which the target company’s core business was outside the United States or reflected primarily converting businesses.
The precedent transactions considered were:
Announcement Date	Acquirer	Target	TV	TV/LTM EBITDA
			(millions)
Dec 2017	Mondi plc	Powerflute Oyj	€365	8.7x
Oct 2017	Graphic Packaging Holding Company	International Paper’s N.A. Consumer Packaging	$1,800	8.6x
Jun 2017	DS Smith plc	Interstate Resources Inc.	$1,376	13.1x
Jan 2017	WestRock	Multi Packaging Solutions International Limited	$2,280	9.6x
Sep 2016	Madison Dearborn Partners LLC	Powerflute Oyj	$354	5.7x
May 2015	KapStone	Victory Packaging, L.P.	$615	11.2x
Feb 2015	DS Smith plc	Duropack GmbH	€300	7.3x
Jan 2015	RockTenn	MeadWestvaco Corporation	$10,041	10.3x
Sep 2013	Packaging Corporation of America	Boise Inc.	$1,995	6.7x
Jun 2013	KapStone	Longview Fibre and Packaging Inc.	$1,025	8.7x
Sep 2012	Smurfit Kappa Group plc	Orange County Container Group LLC	$340	6.4x
Jun 2012	Billerud AB	Korsnas AB	$1,562	7.0x
Jan 2012	DS Smith plc	Svenska Cellulosa Aktiebolaget SCA	€1,700	6.4x
Sep 2011	International Paper Company	Temple-Inland Inc.	$4,403	10.9x
Feb 2011	Boise Inc.	Tharco Packaging Inc.	$200	7.4x
Jan 2011	RockTenn	Smurfit Stone Container Corporation	$4,946	8.4x
Mar 2008	International Paper Company	Weyerhaueser Company’s CP&R Business	$6,000	9.0x
Mean				8.5x
Median				8.6x
High				13.1x
Low				5.7x
Based on the foregoing analysis and its professional judgment and experience, Moelis applied a selected multiple range of 8.0x to 10.5x KapStone’s 2017 actual EBITDA using financial information and data provided by KapStone’s management. This resulted in a reference range of  $20.55 to $31.22 per KapStone share, as compared to the KapStone cash consideration of  $35.00 per KapStone share.
Discounted Cash Flow Analysis.   Moelis performed a discounted cash flow (referred to as DCF) analysis using the 2018 – 2024 forecasts provided by KapStone’s management to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by KapStone, including terminal free cash flows. Moelis (i) treated KapStone management’s estimates for stock-based compensation as a cash expense for purposes of the DCF analysis and (ii) reflected KapStone management’s estimated tax rate of 24% in all periods, taking into account KapStone management’s estimate of the impact of recently enacted tax legislation. In performing the DCF analysis, Moelis utilized a range of discount rates of 8.75% to 10.75% based on an estimated range of KapStone’s weighted average cost of capital (referred to as WACC). The WACC range reflected a derived cost of equity using (i) a selected range of betas and debt to total capitalization ratios informed by the selected public companies and KapStone’s own statistics as of January 26, 2018 and (ii) a size premium based on companies with equity values similar to KapStone. Moelis noted that the data underlying the WACC calculations pre-dates (and/or does not reflect the impact of) recently enacted federal tax legislation. The foregoing range of discount rates was used to calculate estimated present values as of December 31, 2017 of  (i) KapStone’s estimated after-tax unlevered free cash flows for fiscal years ending December 2018 to 2024 and (ii) a range of estimated terminal values derived by applying a range of perpetuity growth rates of 2.0% to 3.0% to KapStone’s terminal unlevered free cash flow projection. The perpetuity growth rate range was informed by (i) KapStone management’s assumptions for industry price and volume growth, (ii) implied terminal EBITDA multiples of 6.4x to 9.6x reflecting recent and historical trading multiples of the selected public companies and (iii) long-term GDP growth. Terminal free cash flow was calculated by KapStone’s management as fiscal year 2024 unlevered free cash flow adjusted to reflect normalized levels for changes in working capital and depreciation, and to eliminate tax deductible amortization which ceases in fiscal year 2029 (with the tax benefit of deductible amortization in fiscal year 2025 – 2029 separately calculated and included in the derived DCF per share values).
Based on the foregoing, Moelis derived a reference range of  $18.50 to $31.93 per KapStone share, which compares to the KapStone cash consideration of  $35.00 per KapStone share.
Additional Information
Moelis also provided certain other additional information for the KapStone board for information purposes, including, among other things:
•
the range of historical closing stock prices for KapStone shares during the preceding 52 weeks of $19.59 per KapStone share to $26.54 per KapStone share; and

•
the share price targets for KapStone shares in publicly available Wall Street research analysts’ reports published between January 3, 2018 and January 11, 2018, which indicated low and high stock price targets ranging from $26.00 per KapStone share to $30.00 per KapStone share. Moelis noted that these reports were all issued prior to recently announced price increases for certain of KapStone’s products.

Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in the analyses described above is identical to KapStone, WestRock or the mergers. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of KapStone, WestRock, Holdco, Moelis or any other person assumes responsibility if future results are materially different from those forecasts.
The KapStone merger consideration was determined through arms-length negotiations between KapStone and WestRock and was approved by the KapStone board. Moelis did not recommend any specific consideration to KapStone or the KapStone board, or that any specific amount or type of consideration constituted the only appropriate consideration for the mergers.
In selecting Moelis as its financial advisor, KapStone considered that, among other things, Moelis is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the overall integrated containerboard and corrugated packaging production sector. Moelis, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin offs/split-offs, restructurings and securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
Moelis acted as financial advisor to the KapStone board in connection with the mergers and will receive a fee for its services, currently estimated to be approximately $22 million in the aggregate, $5 million of which was paid in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon the consummation of the mergers. In addition, KapStone has agreed to indemnify Moelis for certain liabilities arising out of its engagement and reimburse certain fees and expenses.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of KapStone and WestRock. Moelis may in the future provide investment banking and other services to WestRock and/or KapStone and may receive compensation for such services.
Financial Interests of KapStone Directors and Officers in the Mergers
In considering the KapStone recommendation, KapStone stockholders should be aware that the executive officers and directors of KapStone have certain interests, including financial interests, in the mergers that may be different from, or in addition to, the interests of KapStone stockholders generally. The KapStone board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, and in making the KapStone recommendation.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The effective time occurs on August 1, 2018, which is the assumed date of the closing of the mergers solely for purposes of this merger-related compensation disclosure;

•
The relevant price per KapStone share is $35.00, the KapStone cash consideration under the merger agreement (if the five-day average closing price of a KapStone share following the announcement of the mergers had been used, the relevant price would have been $34.59);

•
Each executive officer was terminated by Holdco without “cause” or resigned for “good reason” (as applicable, and as such terms are defined in the relevant plans and agreements), in each case immediately following the effective time;

•
Quantification of outstanding equity-based awards is calculated based on the outstanding equity-based awards expected to be held by each director or executive officer as of August 1, 2018;

•
All unvested KapStone options and KapStone RSU awards that are expected to be held by each executive officer as of August 1, 2018 remain unvested and unexercised as of the effective time; and

•
The amounts set forth below that are based on an executive officer’s base salary or target annual bonus are based on expected compensation levels as of August 1, 2018.

Treatment of Outstanding KapStone Equity-Based Awards
At the effective time, each outstanding KapStone equity-based award that is held by an executive officer of KapStone or a non-employee director of KapStone will be treated in connection with the mergers as described in “— The Merger Agreement — Treatment of Equity-Based Awards and Employee Stock Purchase Plans”. In lieu of 2018 grants of equity-based awards, the non-employee directors of KapStone will receive the cash compensation described in the following section.

Value of Payments.   For an estimate of the value that could become payable to each of the named executive officers of KapStone in respect of his or her unvested equity-based awards (which, in the case of KapStone options, takes into account the difference between the applicable exercise price and the value of the KapStone cash consideration), see “— Quantification of Potential Payments to KapStone’s Named Executive Officers in Connection with the Mergers” below.
Based on the assumptions described above under “— Certain Assumptions”, the estimated aggregate value of the amounts that would become payable to (1) the executive officers of KapStone who are not named executive officers and (2) the non-employee directors of KapStone, in each case, in respect of the vesting of their unvested KapStone equity-based awards (which, in the case of KapStone options, takes into account the difference between the applicable exercise price and the value of the KapStone cash consideration) is as follows: (1) for executive officers of KapStone who are not named executive officers, unvested KapStone options — $1,500,285 and unvested KapStone RSU awards  —  $2,100,385; and (2) for the non-employee directors of KapStone, unvested KapStone options — $875,123 and unvested KapStone RSU awards — $829,255.
2018 Compensation Program for Non-Employee Directors
In anticipation of the mergers, for 2018 KapStone modified its compensation program for non-employee directors to consist entirely of cash awards, rather than a mix of cash and equity-based awards. Under this modified program, each non-employee director will be eligible to receive a total cash award for 2018 of  $180,000 (or, with respect to the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee, $200,000, $195,000 and $190,000, respectively). $90,000 of the total cash award (referred to as the substitute cash amount) is intended to be a substitute for the equity-based awards historically granted to non-employee directors and will be payable in quarterly installments in arrears (subject to the director’s continued service on the KapStone board); however, upon the effective time (or, if earlier, a director’s death, disability or retirement from the KapStone board), the director will be entitled to receive the full unpaid amount of the substitute cash amount. The remainder of the total cash award (referred to as the normal cash amount) will also be payable in quarterly installments in arrears (subject to the director’s continued service on the KapStone board); however, upon the effective time (or, if earlier, a director’s death, disability or retirement from the KapStone board), a director will be entitled to receive only a pro-rated amount of the normal cash amount payable in respect of the quarter during which the effective time (or, if earlier, the director’s death, disability or retirement from the KapStone board) occurs (determined based on the number of days elapsed in such quarter up to and including the closing date (or, if earlier, the date of the director’s cessation of service on the KapStone board due to death, disability or retirement)). None of KapStone’s non-employee directors will receive a grant of KapStone equity-based awards for 2018. Based on the assumptions described above under “— Certain Assumptions”, the estimated aggregate value of the cash payments to be made to KapStone non-employee directors at the effective time in respect of the director compensation program (excluding any earned but, prior to the effective time, unpaid amounts in respect of the normal cash amount) is $405,000.
KapStone Change in Control Severance Agreements
In connection with the mergers, KapStone has entered into change in control severance agreements with Andrea K. Tarbox, Randy J. Nebel, Wilbur G. Kessinger and five other executive officers that provide for the severance payments and benefits described below upon a termination of the executive’s employment by KapStone or any of its affiliates without “cause” or a resignation by the executive officer for “good reason” (in each case as defined in the applicable change in control severance agreement, but which definitions are consistent with those described below in “— The Merger Agreement — Treatment of Equity-Based Awards and Employee Stock Purchase Plans”) (referred to as a qualifying termination) during the one-year period following the effective time. The payments and benefits described below are contingent upon the executive officer’s execution and non-revocation of a release of claims in favor of KapStone and its affiliates (which release will include an employee and customer non-solicitation obligation lasting for six months following the date of termination). If the mergers are not successfully completed for any reason, the executive officers will not be entitled to any payment or benefit under the change in control severance agreements.

Severance Payment.   Each eligible executive officer of KapStone who experiences a qualifying termination would, contingent upon satisfying the release requirement, receive a cash severance payment, payable in a lump sum within 60 days following the date of termination, in an amount equal to a fixed amount not to exceed two times the sum of such executive’s (i) annual base salary and (ii) target annual bonus.
Health Benefits.   For the number of months immediately following an eligible executive officer’s date of termination (not to exceed 12 months) determined by dividing (i) the lump sum cash severance payment payable under the change in control severance agreement by (ii) the executive officer’s average monthly base salary in effect as of the date of termination (such quotient to be rounded down to the nearest whole number), such eligible executive officer (and his or her eligible dependents) would receive health insurance benefits substantially similar to those provided to active KapStone employees immediately prior to the date of termination. During this period, each executive officer will be responsible for the payment of premiums for such benefits in the same amount as active KapStone employees. Such health insurance benefits would cease if and to the extent the executive officer becomes eligible for similar benefits by reason of new employment.
Value of Payments.   For an estimate of the value of the payments and benefits described above that could become payable under the change in control severance agreements to each of the named executive officers of KapStone, see “— Quantification of Potential Payments to KapStone’s Named Executive Officers in Connection with the Mergers” below.
Based on the assumptions described above under “— Certain Assumptions”, the aggregate estimated value of the payments and benefits described above that would become payable to the other five executive officers of KapStone party to change in control severance agreements that are not named executive officers is $2,614,032.
KapStone Success Bonus Agreements
In connection with the mergers, KapStone intends to enter into success bonus agreements with Andrea K. Tarbox, Randy J. Nebel, Wilbur G. Kessinger and five other executive officers that would entitle each such executive officer to a specified bonus, paid on or before the second regularly scheduled payroll date following the effective time, if the executive officer remains employed by KapStone and its affiliates through the effective time. If the mergers are not successfully completed for any reason, the executive officers would not be entitled to any payment under the success bonus agreements.
Value of Payments.   For the respective amount of the success bonus payment described above that is expected to become payable under the success bonus agreements to each of the named executive officers of KapStone, see “— Quantification of Potential Payments to KapStone’s Named Executive Officers in Connection with the Mergers” below. The success bonus payments have not been made final and remain subject to KapStone’s discretion (subject to a $3,000,000 limitation on aggregate success bonus payments for all KapStone employees, pursuant to the merger agreement), but the amounts listed below, with respect to all of KapStone’s executive officers, represent KapStone’s best estimate as to the expected success bonus payments.
Based on the assumptions described above under “— Certain Assumptions”, the estimated aggregate amount of the success bonus payments described above that are expected to become payable to the other five executive officers of KapStone that are not named executive officers is $725,000.
Continuing Employee Benefits
The merger agreement provides that, for a period of at least one year following the closing date, Holdco will provide each employee of KapStone or any of its subsidiaries (other than those employees whose terms and conditions of employment are governed by a collective bargaining agreement, whose compensation and benefits are governed by such agreements), including the executive officers of KapStone, who remains in the employment of Holdco or any of its subsidiaries during such period (each such employee is referred to as a continuing employee) with (i) at least the same salary, wages and incentive compensation opportunities (which may be provided in the form of cash or equity compensation) as the salary, wages and incentive compensation opportunities (including equity compensation) provided to such continuing employee as of immediately prior to the closing date and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such continuing employee under the applicable KapStone benefit plans (other than equity compensation and defined benefit plans) disclosed to WestRock in the KapStone disclosure letter or the benefit plans of Victory Packaging, L.P. disclosed to WestRock within 30 days of the date of the merger agreement, in each case as in effect as of immediately prior to the closing date. Furthermore, during the one-year period following the closing date, a continuing employee’s eligibility for severance compensation may not be reduced.
Holdco will also generally recognize each continuing employee’s years of service with KapStone and its affiliates for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff or similar benefits (but not for purposes of defined benefit pension accruals) under employee benefit plans and arrangements of Holdco and its subsidiaries in which the continuing employees are eligible to participate on or after the closing date. Holdco will generally waive (or, in the case of insured arrangements, use commercially reasonable efforts to waive) all pre-existing condition limitations and any evidence of insurability, actively at work or similar requirements, limitations or exclusions and will also recognize (for purposes of annual deductible and out-of-pocket limits under any health, dental and vision plans applicable to continuing employees) deductible and out-of-pocket expenses paid by continuing employees and their respective spouses and dependents under the benefit plans of KapStone and its affiliates during the calendar year in which the effective time occurs.
The foregoing summary is qualified in its entirety by reference to the merger agreement, which is filed as Annex A hereto and is incorporated herein by reference.
Pro Rata 2018 Annual Bonuses
KapStone and WestRock have agreed that, if the closing date occurs in 2018, no later than 15 days following the closing date, each continuing employee who is eligible to receive an annual bonus, including the executive officers of KapStone, will receive a payment in respect of his or her 2018 annual bonus equal to the greater of  (1) 150% of such continuing employee’s target bonus amount and (2) the bonus payment such continuing employee would be eligible to receive based on actual performance, in each case, pro-rated based on the number of days in 2018 elapsed through and including the closing date.
Value of Payments.   For the respective amount of the pro rata 2018 bonus payment described above that could become payable to each of the named executive officers of KapStone, see “— Quantification of Potential Payments to KapStone’s Named Executive Officers in Connection with the Mergers” below.
Based on the assumptions described above under “— Certain Assumptions”, the aggregate estimated amount of the pro rata 2018 bonus payments described above that would become payable to the other five executive officers of KapStone that are not named executive officers is $750,981. As noted above, the amounts of the pro rata 2018 bonus payments listed herein assume that the closing date occurs on August 1, 2018. If the closing date occurs during 2018 but following August 1, the pro rata 2018 bonus payments payable to executive officers will increase from the amounts listed herein.
Indemnification Insurance
Pursuant to the terms of the merger agreement, members of the KapStone board and executive officers of KapStone will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the mergers. Such indemnification and insurance coverage is further described in the section entitled “— The Merger Agreement — Indemnification, Exculpation and Insurance of Directors and Executive Officers” beginning on page 123.
Quantification of Potential Payments to KapStone’s Named Executive Officers in Connection with the Mergers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of KapStone’s named executive officers that is based on or otherwise relates to the mergers. For additional details regarding the terms of the payments described below, see the discussion under the caption “— Financial Interests of KapStone Directors and Officers in the Mergers” above.

Certain of the named executive officers are generally entitled to “double-trigger” severance payments and benefits under their change in control severance agreements upon a qualifying termination of employment occurring within one year following the effective time, as well as vesting of certain equity-based awards upon a qualifying termination at any time following the effective time. Under both the change in control severance agreements and the applicable KapStone equity-based award agreements, a “qualifying termination” includes both a termination of employment without “cause” and a resignation for “good reason” (each defined consistent with the corresponding definitions below in “— The Merger Agreement — Treatment of Equity-Based Awards and Employee Stock Purchase Plans”). In addition, the named executive officers are entitled to “single-trigger” payments in connection with the mergers, consisting of a pro rata 2018 bonus payment and, for certain of the named executive officers only, a bonus payment under success bonus agreements that are expected to be entered into prior to the effective time.
The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the mergers pursuant to all applicable compensation plans or agreements, assuming:
•
The effective time occurs on August 1, 2018, which is the assumed date of the closing of the mergers solely for purposes of this merger-related compensation disclosure;

•
Each named executive officer incurs a qualifying termination immediately upon the effective time;

•
All unvested KapStone options and KapStone RSU awards expected to be held by each named executive officer as of August 1, 2018 remain unvested as of the effective time; and

•
The amounts set forth in the tables below that are based on an executive officer’s base salary or target annual bonus are based on expected compensation levels as of August 1, 2018.

The amounts shown in the tables below are therefore estimates based on multiple assumptions, including the assumptions set forth above. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the tables below.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Matthew Kaplan President and Chief Executive Officer	809,693	5,990,774	2,830	6,803,297
Roger W. Stone Executive Chairman	682,767	0	2,830	685,597
Andrea K. Tarbox Executive Vice President and Chief Financial Officer	1,293,021	0	5,499	1,298,520
Randy J. Nebel Executive Vice President of Integrated Packaging	1,500,323	2,731,113	19,872	4,251,308
Wilbur G. Kessinger Vice President and General Manager of Mill System	795,813	1,056,588	19,872	1,872,273

(1)
Cash.   Cash compensation payable to the named executive officers in connection with the mergers consists of the following components:

(a)
Cash severance payment payable upon a qualifying termination occurring within one year following the effective time pursuant to the change in control severance agreements, paid in a lump sum within 60 days following the date of termination (subject to the release requirement described above).

(b)
Pro rata 2018 bonus payment, paid within 15 days of the effective time, based on the greater of (i) 150% of target and (ii) actual performance, if the executive officer remains employed by KapStone and its affiliates through the effective time. For purposes of this compensation-related disclosure, it is assumed that pro rata 2018 bonus payouts will be based on 150% of target performance.

(c)
Expected cash bonus pursuant to the success bonus agreements that are expected to be entered into prior to the effective time, paid on or before the second regularly scheduled payroll date following the effective time, if the executive officer remains employed by KapStone and its affiliates through the effective time.

The respective amounts of estimated cash severance payments under the change in control severance agreements, pro rata 2018 bonuses and expected bonuses under the success bonus agreements for each applicable named executive officer are shown below. Messrs. Kaplan and Stone did not enter into a change in control severance agreement and are not eligible to enter into a success bonus agreement and are therefore not eligible for any such payments.
Name	Cash Severance Payment ($)	Cash Pro Rata 2018 Bonus ($)	Cash Success Bonus ($)
Matthew Kaplan	—	809,693	—
Roger W. Stone	—	682,767	—
Andrea K. Tarbox	850,000	293,021	150,000
Randy J. Nebel	1,028,000	322,323	150,000
Wilbur G. Kessinger	558,000	162,813	75,000
For further details regarding the cash severance payments, pro rata 2018 bonuses and expected success bonus payments, see “— Financial Interests of KapStone Directors and Officers in the Mergers — KapStone Change in Control Severance Agreements”, “— Pro Rata 2018 Annual Bonuses” and “— KapStone Success Bonus Agreements”.
(2)
Equity.   Each KapStone option and KapStone RSU award held by a named executive officer that is outstanding as of the effective time will be converted into a corresponding Holdco equity-based award upon the effective time as described in “— The Merger Agreement — Treatment of Equity-Based Awards and Employee Stock Purchase Plans”. Pursuant to the merger agreement, all KapStone options and KapStone RSU awards that were outstanding as of the date of the merger agreement (other than any such award held by a non-employee member of the KapStone board) have been amended to provide for immediate vesting in full upon a qualifying termination following the effective time. With respect to KapStone’s 2018 annual equity grants made as of February 23, 2018 (which consisted entirely of KapStone RSU awards), two-thirds of each such award was made subject to the same “double-trigger” vesting conditions described in the preceding sentence. The amounts above and in the table below assume a per share price of KapStone shares of   $35.00 (the KapStone cash consideration). Outstanding KapStone options and KapStone RSUs that are held by Mr. Stone and Ms. Tarbox and for which the stated vesting date has not yet occurred (collectively referred to as the retirement awards) are being treated as vested for purposes of these tables because the applicable award agreements for the retirement awards provide for accelerated vesting upon a termination of employment due to retirement and Mr. Stone and Ms. Tarbox are both eligible for retirement (pursuant to the terms of the applicable award agreement). Therefore, their retirement awards have been treated as vested, and no value is treated as being derived from a termination without “cause” or a resignation for “good reason,” in each case following the effective time, and the acceleration values of the retirement awards have been listed above and in the table below as zero. The respective numbers of retirement awards held by Mr. Stone and Ms. Tarbox are as follows: (i) 176,674 KapStone options and 75,055 KapStone RSUs held by Mr. Stone; and (ii) 67,473 KapStone options and 49,356 KapStone RSUs held by Ms. Tarbox.

Name	Total Number of Unvested KapStone Options	Value of Accelerated KapStone Options ($)	Total Number of Unvested KapStone RSU Awards	Value of Accelerated KapStone RSU Awards ($)
Matthew Kaplan	202,357	3,048,464	84,066	2,942,310
Roger W. Stone	0	0	0	0
Andrea K. Tarbox	0	0	0	0
Randy J. Nebel	70,683	1,148,973	51,922	1,582,140
Wilbur G. Kessinger	28,635	409,858	22,077	646,730
For further details regarding the value of accelerated equity-based awards, see “— Financial Interests of KapStone Directors and Officers in the Mergers — Treatment of Outstanding KapStone Equity-Based Awards”. The retirement awards are included in the “Security Ownership of KapStone Management” table on page 139.
(3)
Perquisites/Benefits.   Named executive officers who have entered into the change in control severance agreements are, upon a qualifying termination within one year following the effective time, entitled to receive health insurance benefits substantially similar to those provided to active employees immediately prior to the date of termination for the number of months immediately following an eligible executive officer’s date of termination (not to exceed 12 months) determined by dividing (i) the lump sum cash severance payment payable under the change in control severance agreement by (ii) the executive officer’s average monthly base salary in effect as of the date of termination (such quotient to be rounded down to the nearest whole number). During this period, each executive officer will be responsible for the payment of premiums for such benefits in the same amount as active employees. Such health insurance benefits would cease if and to the extent the executive officer becomes eligible for similar benefits by reason of new employment. Although Messrs. Stone and Kaplan have not entered into a change in control severance agreement and would not receive any cash severance payments in connection with their termination of employment, they will remain eligible to receive three months of employer-subsidized COBRA continuation coverage upon a qualifying termination of employment pursuant to KapStone’s applicable severance policies, which subsidies in total are not expected to exceed the amounts listed below.

Name	Value of Health Benefits ($)
Matthew Kaplan	2,830
Roger W. Stone	2,830
Andrea K. Tarbox	5,499
Randy J. Nebel	19,872
Wilbur G. Kessinger	19,872
For further details regarding the perquisites and benefits, see “— Financial Interests of KapStone Directors and Officers in the Mergers — KapStone Change in Control Severance Agreements”.
Directors and Officers of Holdco Following the Mergers
Pursuant to the merger agreement and Section 251(g) of the DGCL, the directors of WestRock at the effective time will, from and after the effective time, be the directors of Holdco and the officers of WestRock at the effective time will, from and after the effective time, be the officers of Holdco.
Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of KapStone Shares
The following discussion, together with the discussion under the heading “Risk Factors — Risks Related to the Mergers — If the KapStone merger, when taken together with the WestRock merger, does not qualify as a transaction described in Section 351 of the Code, KapStone stockholders receiving Holdco shares in the KapStone merger may be required to pay substantial incremental U.S. federal income taxes”, beginning on page 36, in each case to the extent such discussions constitute statements as to matters of U.S. federal income tax law, constitute the opinion of Sidley Austin LLP, subject to the assumptions, qualifications and limitations set forth below and in the tax opinion filed as Exhibit 8.1 to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.
The following is a discussion of the material U.S. federal income tax consequences of the KapStone merger to U.S. holders (as defined below) of KapStone shares.
This discussion addresses only holders of KapStone shares who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the KapStone merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of KapStone shares in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold KapStone shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired KapStone shares pursuant to the exercise of options or otherwise as compensation). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable U.S. Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.
For purposes of this discussion, a “U.S. holder” is:
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an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds KapStone shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding KapStone shares should consult their own tax advisors.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGERS. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.
General
WestRock and KapStone intend for the KapStone merger, when taken together with the WestRock Merger, to qualify as a transaction described in Section 351 of the Code. It is a condition to KapStone’s obligation to complete the KapStone merger that KapStone receive an opinion from Sidley, counsel to KapStone, or another nationally recognized law firm, to the effect that the KapStone merger, when taken together with the WestRock merger, should qualify as a transaction described in Section 351 of the Code.

This opinion will be based on customary assumptions and representations from KapStone and WestRock, as well as certain covenants and undertakings by Holdco, KapStone, WestRock, KapStone Merger Sub and WestRock Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the KapStone merger could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. KapStone does not intend to obtain a ruling from the IRS on the tax consequences of the mergers. If the IRS were to successfully challenge the KapStone merger’s qualification under Section 351 of the Code, the tax consequences could differ from those described in this proxy statement/prospectus. The following discussion assumes the receipt and accuracy of the opinion described above.
U.S. Federal Income Tax Consequences of the KapStone Merger to U.S. Holders of KapStone Shares
The U.S. federal income tax consequences of the KapStone merger, when taken together with the WestRock merger, to a U.S. holder of KapStone shares will depend on whether the U.S. holder receives cash, Holdco shares or a combination of cash and Holdco shares in exchange for the U.S. holder’s KapStone shares in the KapStone merger. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, the U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement will alter the mix of consideration the U.S. holder will receive. As a result, the tax consequences to such U.S. holder will not be ascertainable with certainty until the U.S. holder knows the precise amount of cash and Holdco shares that the U.S. holder will receive in the KapStone merger.
Exchange of KapStone shares solely for Holdco shares
Subject to the discussion below relating to the receipt of cash in lieu of fractional Holdco shares, a U.S. holder that exchanges all of its KapStone shares solely for Holdco shares:
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will not recognize any gain or loss upon the exchange of KapStone shares for Holdco shares in the KapStone merger;

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will have a tax basis in the Holdco shares received in the KapStone merger equal to the tax basis of the KapStone shares surrendered in exchange therefor; and

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will have a holding period for Holdco shares received in the KapStone merger that includes its holding period for its shares of KapStone shares surrendered in exchange therefor.

Exchange of KapStone shares solely for cash
A U.S. holder that exchanges all of its KapStone shares solely for cash will generally recognize capital gain or loss measured by the difference between the amount of cash received in the KapStone merger and the U.S. holder’s tax basis in the KapStone shares surrendered in exchange therefor. Such capital gain or loss generally will be long term capital gain or loss if the holding period for such KapStone shares is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Exchange of KapStone shares for a combination of Holdco shares and cash
Subject to the discussion below relating to the receipt of cash in lieu of fractional Holdco shares, a U.S. holder that exchanges its KapStone shares for a combination of Holdco shares and cash:
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will recognize capital gain (but not loss) equal to the lesser of   (i) the excess, if any, of the amount of cash plus the fair market value of any Holdco shares received in the KapStone merger over the U.S. holder’s aggregate tax basis in the shares of KapStone shares surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the KapStone merger (other than cash received in lieu of fractional Holdco shares);

•
will have a tax basis in the Holdco shares received equal to the aggregate tax basis of the KapStone shares surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the KapStone merger (other than with respect to cash received in lieu of fractional Holdco shares), and decreased by the amount of cash received by the U.S. holder in the KapStone merger (other than cash received in lieu of fractional Holdco shares); and

•
will have a holding period for Holdco shares received in the KapStone merger that includes its holding period for its KapStone shares surrendered in exchange therefor.

Such capital gain or loss generally will be long term capital gain or loss if the holding period for such shares of KapStone shares is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
In the case of a U.S. holder that acquired different blocks of KapStone shares at different times and at different prices, any gain will be determined separately with respect to each block of KapStone shares, and the cash received by such U.S. holder will be allocated pro rata to each such block of stock.
A U.S. holder should consult with its tax advisor regarding the manner in which the above rules would apply to such U.S. holder.
Cash in Lieu of Fractional Holdco Shares
The tax treatment of cash received in lieu of fractional Holdco shares pursuant to the KapStone merger is not entirely certain. We intend to treat the cash received in lieu of fractional Holdco shares as if the U.S. holder received the fractional Holdco shares in the KapStone merger and then received the cash in a redemption of the fractional Holdco shares, in which case the U.S. holder should generally recognize gain or loss equal to the difference between the amount of the cash received in lieu of the fractional Holdco shares and the U.S. holder’s tax basis allocable to such fractional Holdco shares. It is possible, however, that the receipt of cash in lieu of fractional Holdco shares may be treated as the receipt of cash in exchange for KapStone shares in connection with the KapStone merger, which would be treated as described above under “Exchange of KapStone shares for a combination of Holdco shares and cash”.
Backup Withholding
Backup withholding at the applicable rate specified in the Code may apply with respect to certain cash payments. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Reporting Requirement
U.S. holders of KapStone shares that receive Holdco shares and, upon consummation of the mergers, own Holdco shares representing at least 5% of the total combined voting power or value of the total outstanding Holdco shares, are required to attach to their tax returns for the year in which the mergers are consummated, and maintain a permanent record of, a statement containing the information listed in U.S. Treasury regulations section 1.351-3. The facts to be disclosed by a U.S. holder include the aggregate fair market value of, and the U.S. holder’s basis in, the KapStone shares, as applicable, exchanged pursuant to the mergers.
Accounting Treatment
The mergers will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, referred to as ASC 805. U.S. GAAP requires that one of WestRock or KapStone be designated as the acquirer for accounting purposes based on the evidence available. WestRock will be treated as the acquiring entity for accounting purposes. In identifying WestRock as the acquiring entity, WestRock and KapStone took into account the composition of the governing body of Holdco, and the size of each of WestRock and KapStone, as well as the fact that KapStone stockholders will be receiving a premium over the pre-mergers fair value of KapStone shares.
Regulatory Clearances Required for the Mergers
The mergers are subject to the requirements of the HSR Act, which prevents WestRock and KapStone from completing the mergers until the applicable waiting period under the HSR Act is terminated or expires, and under the laws of certain applicable foreign jurisdictions. On February 9, 2018, WestRock and KapStone initially filed the requisite notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (referred to as the DOJ) and the Federal Trade Commission (referred to as the FTC). The DOJ has taken jurisdiction for the review of the mergers. Effective March 12, 2018, WestRock and KapStone voluntarily withdrew their notification and report forms under the HSR Act with the DOJ and the FTC. On March 14, 2018, WestRock and KapStone refiled their notification and report forms under the HSR Act with the DOJ and the FTC. On April 13, 2018, WestRock and KapStone received requests for additional information and documentary materials from the DOJ. Frequently referred to as a second request, the requests extend the waiting period under the HSR Act until 30 days after WestRock and KapStone have each substantially complied with the second request, unless that waiting period is extended voluntarily by the parties or the waiting period is otherwise terminated by the DOJ. However, the DOJ and others may challenge the mergers on antitrust grounds even after expiration or termination of the waiting period. At any time before or after the completion of the mergers, any of the DOJ, the FTC or another person could take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the mergers, seeking a rescission or other unwinding of the mergers, or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the mergers will not be made or that, if a challenge is made, it will not succeed.
WestRock and KapStone have received clearance for the mergers from the Austrian, German and Mexican regulatory authorities.
Each of KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub will take or cause to be taken as promptly as practicable all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any regulatory law. However, the merger agreement provides that neither WestRock nor KapStone will be required to make any divestitures or agree to any restrictions required by regulatory authorities if such action, taken together with all other such actions, would require (i) the divestiture of any mill that had annual production capacity as of September 30, 2017 of more than 600,000 tons of product (in the case of a mill owned by WestRock, as disclosed in the most recent Annual Report on Form 10-K filed by WestRock with the SEC as of the date of the merger agreement) or (ii) any such actions (without giving effect to such an action contemplated by clause (i)) that would reasonably be expected to have a material adverse effect on KapStone, WestRock and their respective subsidiaries, taken as a whole (provided that for purposes of determining whether such actions with respect to any products, services, assets, businesses or contractual arrangements of KapStone, WestRock or their respective subsidiaries would reasonably be expected to have a material adverse effect on KapStone, WestRock and their respective subsidiaries, taken as a whole, KapStone, WestRock and their respective subsidiaries, taken as a whole, will be deemed to be a company the size of  (and with net sales and net earnings equal to the comparable financial metrics of those of) KapStone and its subsidiaries, taken as a whole). For a description of certain of WestRock’s and KapStone’s specific obligations in the merger agreement related to regulatory clearances, see the section entitled “— The Merger Agreement — Antitrust Filings and Related Actions”, beginning on page 122.
While WestRock and KapStone expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained, or that all required clearances will not involve the imposition of additional conditions on the completion of the mergers, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the mergers not being satisfied. We cannot assure you that a challenge to the mergers will not be made or that, if a challenge is made, it will not succeed.

Exchange of KapStone Shares in the KapStone Merger
As of the effective time, all KapStone shares converted into the KapStone merger consideration pursuant to the merger agreement will no longer be issued and outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate or person entered as the owner in a book-entry in respect of a share that immediately prior to the effective time represented issued and outstanding KapStone shares converted into the KapStone merger consideration pursuant to the merger agreement will cease to have any rights with respect thereto, except the right to receive the KapStone merger consideration in respect of the KapStone shares represented by such certificate or book-entry share upon the surrender or transfer thereof in accordance with the merger agreement provisions regarding the exchange of certificates or book-entry shares and any dividends or other distributions provided for in the provisions of the merger agreement described under “— The Merger Agreement — Exchange Procedures”, beginning on page 104.
No dividends or other distributions with respect to Holdco shares issued in connection with the KapStone merger will be paid to the holder of any unsurrendered KapStone share until such time as the certificate (or affidavit of loss in lieu thereof) in respect of a KapStone share represented by a certificate is surrendered or the book-entry share is transferred for exchange, in each case as provided in the merger agreement.
Each holder of KapStone shares converted into the KapStone stock consideration who would otherwise have been entitled to receive a fraction of a Holdco share will receive, in lieu of such fractional share, a cash payment, without interest thereon, in accordance with the terms of the merger agreement.
If any certificate representing KapStone shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Holdco or the exchange agent, the posting by such person of a bond, in such reasonable and customary amount as Holdco or the exchange agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will, in exchange for such lost, stolen or destroyed certificate, issue the applicable KapStone merger consideration and any dividends or distributions, in each case that would be payable or deliverable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered.
Each of Holdco, WestRock, KapStone, WestRock Merger Sub, KapStone Merger Sub and the exchange agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of WestRock shares, KapStone shares, KapStone options or KapStone RSU awards pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law with respect to taxes.
Concurrently with the mailing of this proxy statement/prospectus, KapStone will cause an election form to be mailed to record holders of KapStone shares as of the record date. KapStone will also make available one or more election forms as may reasonably be requested from time to time by all persons who become holders of KapStone shares during the period following the record date and prior to the election deadline, which is 5:00 p.m. New York City time on September 5, 2018, the business day immediately prior to the KapStone special meeting. Each election form will permit the holder (or the beneficial owner, through customary documentation and instructions) of KapStone shares to specify the number of such holder’s KapStone shares with respect to which such holder has made a stock election. Each stock election will be subject to the proration procedures described under “— The Merger Agreement — Proration Procedures”, beginning on page 103. Any stock election will have been properly made only if the exchange agent will have actually received a properly completed election form, in the case of a stock election in respect of any KapStone shares represented by a certificate, together with the applicable certificate by the election deadline. Once a KapStone stockholder properly makes a stock election with respect to any KapStone shares, it will be unable to sell or otherwise transfer such KapStone shares, unless it properly revokes its stock election prior to the election deadline or the merger agreement is terminated.
Dissenting shares will not be converted into the right to receive the KapStone merger consideration and holders of such dissenting shares will be entitled to receive in lieu of the KapStone merger consideration payment of the fair value of such dissenting shares determined in accordance with Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the effective time, a holder of KapStone shares who wishes to exercise appraisal rights with respect thereto fails to perfect or effectively withdraws or loses such right, such dissenting shares will thereupon be treated automatically as if they had been converted into and have become exchangeable for, at the effective time, the right to receive solely the KapStone cash consideration, without any interest thereon. Notwithstanding anything to the contrary in this section, if the merger agreement is terminated prior to the effective time, then the right of any holder to be paid the fair value of such holder’s dissenting shares pursuant to Section 262 of the DGCL will cease. For more information about appraisal rights in respect of KapStone shares, see the section entitled “— Appraisal Rights”, beginning on page 92.
Treatment of KapStone Stock Options; Other KapStone Equity-Based Awards and the KapStone ESPP
Prior to the effective time, the KapStone board or, if appropriate, any committee administering the KapStone Paper and Packaging 2016 Incentive Plan, the KapStone Paper and Packaging 2014 Incentive Plan, the KapStone Paper and Packaging 2006 Incentive Plan and the KapStone ESPP, each as may be amended from time to time (collectively referred to as the KapStone stock plans), the KapStone options and the KapStone RSU awards will take all actions as it deems necessary or appropriate to provide that immediately prior to the effective time:
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Each KapStone option that is outstanding will be converted into an option to purchase, on the same terms and conditions (including applicable vesting requirements, but subject to amendments described below with respect to equity-based awards outstanding as of the date of the merger agreement) as were applicable to such KapStone option immediately prior to the effective time, a number of Holdco shares (rounded down to the nearest whole share) determined by multiplying the number of KapStone shares subject to the KapStone option by the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the KapStone option by the equity award exchange ratio. Notwithstanding the foregoing, any KapStone option held by a non-employee member of the KapStone board will vest in full upon the effective time.

•
Each KapStone RSU award that is outstanding will be converted into a Holdco restricted stock unit award, on the same terms and conditions as were applicable to such KapStone RSU award immediately prior to the effective time (including applicable vesting requirements, but subject to the amendments described below with respect to equity-based awards outstanding as of the date of the merger agreement, and including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time), and relating to the number of Holdco shares (rounded to the nearest whole share) determined by multiplying the number of KapStone shares subject to the KapStone RSU award by the equity award exchange ratio. Notwithstanding the foregoing, any KapStone RSU award held by a non-employee member of the KapStone board will vest in full upon the effective time.

Amendments to Outstanding Equity-Based Awards.   Pursuant to the merger agreement, each KapStone option and KapStone RSU award that was outstanding as of the date of the merger agreement (other than any such award held by a non-employee member of the KapStone board) has been amended to provide that if, following the closing of the mergers, the employment of an award holder is terminated by KapStone or any of its affiliates without “cause” or the award holder resigns employment for “good reason”, such KapStone options and KapStone RSU awards will immediately vest in full.
For purposes of the amendments described above, “cause” generally means the occurrence of any of the following with respect to the award holder: (i) conviction by a court of competent jurisdiction of a felony (other than a traffic violation); (ii) refusal or failure to perform duties where such failure or refusal is materially detrimental to the business or reputation of Holdco or any of its subsidiaries, except during periods of physical or mental incapacity, and unless remedied within 30 days after receipt of written notice thereof by Holdco or its applicable subsidiary; or (iii) willful misconduct or gross negligence with respect to the award holder’s duties that is materially detrimental to the business or reputation of Holdco or any of its subsidiaries, unless remedied within 30 days after receipt of written notice thereof by Holdco or its applicable subsidiary.

For purposes of the amendments described above, “good reason” means the occurrence of any of the following with respect to the award holder: (i) only with respect to executive officers of KapStone and its affiliates and any other direct reports of KapStone’s Chief Executive Officer, material diminution in authority, duties or responsibilities (or authority, duties or responsibilities of the supervisor to whom such award holder reports (which, for the avoidance of doubt, with respect to KapStone’s Chief Executive Officer, Chief Financial Officer and General Counsel includes the failure of such person to be appointed to such role with Holdco)); (ii) diminution in base salary or incentive compensation opportunities; (iii) the relocation of the award holder’s principal place of employment by more than 50 miles (unless the new place of employment is closer to the award holder’s primary residence); or (iv) the material breach of any agreement between KapStone or any of its affiliates and the award holder. Notwithstanding the foregoing, “good reason” will not exist unless (A) the award holder gives written notice to Holdco or its applicable affiliate of his or her termination of employment within 30 days after the occurrence of the circumstances constituting “good reason”, and Holdco and its affiliates have failed within 30 days after receipt of such notice to cure the circumstances constituting “good reason”, and (B) the award holder’s “separation from service” (within the meaning of Section 409A of the Code) occurs no later than the day that is 30 days following the last day of the cure period (assuming no cure has occurred).
2018 Annual Equity Grants.   With respect to KapStone’s 2018 annual equity grants made as of February 23, 2018 (which consisted entirely of KapStone RSU awards), two-thirds of each such award was made subject to the same “double trigger” vesting conditions described above in “— Amendments to Outstanding Equity-Based Awards” (i.e., vesting in full upon a termination of employment without “cause” or a resignation for “good reason” following the effective time). The remaining one-third of each such award would be forfeited upon any termination of employment prior to the normal vesting date. None of KapStone’s non-employee directors will receive any grant of KapStone equity-based awards for 2018, and will instead receive additional cash compensation as a substitute for such 2018 equity-based awards.
Employee Stock Purchase Plan.   Prior to the effective time, the KapStone board (or, if appropriate, any committee administering the KapStone ESPP) has taken or will take all actions as it deems necessary or appropriate to ensure that (i) the offering period under the KapStone ESPP that commenced on January 1, 2018 will be the final offering period under the KapStone ESPP, (ii) no new participants may join the KapStone ESPP on or after the date of the merger agreement, (iii) no participant may increase the amount of his or her salary deferrals with respect to the offering period that commenced on January 1, 2018, and (iv) the KapStone ESPP will terminate on the earlier of  (A) immediately following the purchase date for the offering period that commenced on January 1, 2018 and (B) two business days prior to the effective time, in which case all participant contributions then in the KapStone ESPP will be used to purchase KapStone shares on such date in accordance with the terms of the KapStone ESPP as if such date was the last day of such offering period, and such KapStone shares will be no election shares.
Treatment of WestRock Options; Other WestRock Equity-Based Awards and the WestRock ESPP
Prior to the effective time, the WestRock board (or, if appropriate, any committee administering any of the plans providing for grants of WestRock equity-based awards (referred to as WestRock stock plans), the WestRock options, the WestRock SARs, WestRock restricted stock awards and the WestRock RSU awards) will take all actions as it deems necessary or appropriate to provide that immediately prior to the effective time:
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Each WestRock RSU award that is then outstanding will be converted into an award of restricted stock units with respect to a number of Holdco shares, equal to the number of WestRock shares subject to such WestRock RSU award as of immediately prior to the effective time, on the same terms and conditions as were applicable to such WestRock RSU award as of immediately prior to the effective time (including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time).

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Each WestRock share that is subject to a WestRock restricted stock award that is then outstanding will be converted into a Holdco share in accordance with the provisions of the merger agreement relating to the conversion of WestRock shares in the WestRock merger, but will otherwise remain subject to the same terms and conditions as were applicable to such WestRock restricted stock award as of immediately prior to the effective time (including any rights in respect of dividends, if any, that are accrued but unpaid as of immediately prior to the effective time).

•
Each WestRock option that is then outstanding will be converted into an award of options to acquire, on the same terms and conditions as were applicable to such WestRock option as of immediately prior to the effective time, a number of Holdco shares equal to the number of WestRock shares subject to such WestRock option as of immediately prior to the effective time, at an exercise price per Holdco share equal to the exercise price of such WestRock option.

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Each WestRock SAR that is then outstanding will be converted into an award of stock appreciation rights, on the same terms and conditions as were applicable to such WestRock SAR as of immediately prior to the effective time, corresponding to a number of Holdco shares equal to the number of WestRock shares corresponding to such WestRock SAR as of immediately prior to the effective time, at a base price per Holdco share equal to the base price of such WestRock SAR.

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Each WestRock director stock unit award that is then outstanding will be converted into an award of director stock units with respect to a number of Holdco shares equal to the number of WestRock shares subject to such WestRock director stock unit award as of immediately prior to the effective time, on the same terms and conditions as were applicable to such WestRock director stock unit award as of immediately prior to the effective time (including in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time).

Employee Stock Purchase Plan.   Prior to the effective time, the WestRock board (or, if appropriate, any committee administering the WestRock ESPP) will take all actions as it deems necessary or appropriate to ensure that (i) the WestRock ESPP will be assumed by Holdco (with appropriate adjustments to the terms of the WestRock ESPP, including the securities issuable thereunder) and (ii) each outstanding purchase right under the WestRock ESPP will be converted into a purchase right to acquire, on the same terms and conditions as were applicable to such purchase right as of immediately prior to the effective time, a number of Holdco shares determined in accordance with the terms of the assumed WestRock ESPP.
Dividends and Share Repurchases
KapStone most recently paid a quarterly dividend of  $0.10 per share to its stockholders. Under the merger agreement, KapStone may, without WestRock’s consent, continue to declare and pay its regular quarterly cash dividend in an amount of up to $0.10 per share. KapStone declared a regular quarterly dividend of  $0.10 per share, which was paid on July 11, 2018 to stockholders of record as of June 29, 2018. The merger agreement prohibits KapStone from repurchasing shares of its common stock (subject to certain limited exceptions) until the earlier of the closing of the mergers or the termination of the merger agreement.
WestRock most recently paid a quarterly cash dividend of  $0.43 per share to its stockholders. Under the merger agreement, WestRock may, without KapStone’s consent, continue to declare and pay its regular quarterly cash dividend in an amount of up to $0.43 per share, subject to increases in the ordinary course of business. WestRock also has a stock repurchase plan that allows for the repurchase of shares of its common stock over an indefinite period of time at the discretion of the WestRock management. In the fiscal year ended September 30, 2017, WestRock repurchased approximately 1.8 million WestRock shares. The merger agreement prohibits WestRock from repurchasing shares of its common stock (subject to certain exceptions, including pursuant to a customary stock repurchase plan in accordance with Rule 10b-18 under the Exchange Act) until the earlier of the closing of the mergers or the termination of the merger agreement.
Listing of Holdco Shares
It is a condition to the completion of the mergers that the Holdco shares to be issued in connection with the mergers be authorized for listing on the NYSE, subject to official notice of issuance.
De-Listing and Deregistration of KapStone Shares
Following the completion of the mergers, WestRock will cause the KapStone shares to be delisted from the NYSE and deregistered under the Exchange Act.

Combined Company Corporate Offices
Holdco’s principal executive and operating offices will be located at the current corporate offices of WestRock in Atlanta, Georgia.
Appraisal Rights
If the KapStone merger is completed, KapStone stockholders who have complied exactly with the applicable requirements and procedures of Section 262 of the DGCL will be entitled to demand appraisal of their KapStone shares and receive in lieu of the KapStone merger consideration a cash payment equal to the “fair value” of their KapStone shares, as determined by the Court of Chancery, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value, subject to the provisions of Section 262 of the DGCL. Such appraised value may be greater than, the same as or less than the KapStone merger consideration. Any KapStone stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. KapStone stockholders should note that opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the KapStone merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.
THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D AND IS INCORPORATED BY REFERENCE HEREIN. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE NOR DOES IT CONSTITUTE A RECOMMENDATION THAT KAPSTONE STOCKHOLDERS EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” ARE TO THE RECORD HOLDER OF KAPSTONE SHARES.
Under Section 262 of the DGCL, if the KapStone merger is completed, holders of record of KapStone shares immediately prior to the effective time who (i) do not cast their vote in favor of the KapStone merger proposal, (ii) continuously hold their KapStone shares through the effective time and (iii) comply exactly with all of the procedures set forth in Section 262 of the DGCL will be entitled to have their KapStone shares appraised by the Court of Chancery and to receive in lieu of the KapStone merger consideration, a cash payment equal to the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the KapStone merger, together with interest, if any, on the amount determined to be the fair value, as determined by such court and subject to Section 262 of the DGCL.
Under Section 262 of the DGCL, KapStone is required not less than 20 days before the KapStone special meeting to notify each of the holders of KapStone shares who is entitled to exercise appraisal rights that appraisal rights are available for any or all of such KapStone shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes a formal notice of appraisal rights under Section 262 of the DGCL, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D. Any holder of KapStone shares who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to comply exactly with all of the procedures specified will result in a termination or loss of appraisal rights under Section 262 of the DGCL.
Under Delaware law, the procedures to properly demand and perfect appraisal rights must be carried out by and in the name of those registered as the holders of record of KapStone shares. Stockholders who are the beneficial owners but not the holders of record of KapStone shares (such as KapStone shares held in the name of a bank, broker or other nominee) and who wish to demand appraisal of their KapStone shares held beneficially but not of record, are advised to consult promptly with the holders of record as to the timely exercise of such rights and to cause such holders of record to make the appropriate demand and to otherwise comply exactly with the requirements of Section 262 of the DGCL.

FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.
Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.
If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do ALL of the following:
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NOT vote such KapStone shares “FOR” the KapStone merger proposal;

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deliver a written demand for appraisal of such KapStone shares that complies exactly with Section 262 of the DGCL before the vote is taken on the proposal to adopt the merger agreement at the special meeting, as described further below under “— Written Demand by the Record Holder”, to KapStone at 1101 Skokie Boulevard, Suite 300 Northbrook, IL 60062, Attention: Corporate Secretary, which demand must reasonably inform KapStone of the identity of the stockholder and that the stockholder is demanding appraisal; and

•
continuously hold of record such KapStone shares through the effective time.

Any stockholder who votes “FOR” the KapStone merger proposal will not be entitled to exercise appraisal rights with respect thereto but rather, will receive the KapStone merger consideration in respect of its KapStone shares, subject to the terms and conditions of the merger agreement.
The right to appraisal will be terminated or lost unless it is perfected by complying exactly with all of the procedures set forth in Section 262 of the DGCL, the text of which is set forth in full in Annex D hereto. Mere failure to execute and return a letter of transmittal to the exchange agent, or failure to deliver certificates representing KapStone shares to the exchange agent, as the case may be, does NOT by itself satisfy the requirements of Section 262 of the DGCL. Rather, a separate written demand for appraisal must be properly executed and delivered to KapStone as described herein.
Written Demand by the Record Holder
As provided under Section 262 of the DGCL, failure of a stockholder to make a written demand for appraisal (or failure of a beneficial owner of KapStone shares to cause the record holder of such KapStone shares to demand an appraisal of such KapStone shares) within the time limits provided in Section 262 of the DGCL will result in the loss of such stockholder’s appraisal rights. The written demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificate or certificates representing such KapStone shares that represent such stockholder’s KapStone shares or in the book-entry that represents such stockholder’s KapStone shares, as the case may be. If such KapStone shares are owned of record in a fiduciary or representative capacity, such as by a trustee, executor, administrator, guardian or attorney-in-fact, execution of the demand must be made in such capacity, and if such KapStone shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, that the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).
A record holder, such as a bank, broker or other nominee, who holds KapStone shares as a nominee for others, may exercise appraisal rights with respect to such KapStone shares held for all or less than all beneficial owners of KapStone shares as to which such person is the record owner. In such case, the written demand must set forth the number of KapStone shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all KapStone shares held in the name of such record owner.
A beneficial owner of KapStone shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Securities held through banks, brokerage firms and other nominees are frequently deposited with and held of record in the name of a nominee of a central security deposit, such as the Depository Trust Company (referred to as DTC). In the case of KapStone shares held through such a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner. Any beneficial holder desiring appraisal who holds KapStone shares through a bank, brokerage firm, trust or other nominee is responsible for ensuring that the demand for appraisal is made by the record holder of such shares. The beneficial holder of such KapStone shares who desires appraisal should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of such KapStone shares, which may be the nominee of a central security depository if such KapStone shares have been deposited therewith. As required by Section 262 of the DGCL, a demand for appraisal must reasonably inform KapStone of the identity of the holder(s) of record (which may be a nominee as described above) and that such stockholder intends thereby to demand appraisal of such KapStone shares.
Filing a Petition for Appraisal
Within 120 days after the effective time, the KapStone surviving company or any holder of KapStone shares who has complied exactly with the provisions of Section 262 of the DGCL and is entitled to appraisal rights thereunder may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the KapStone surviving company in the case of a petition filed by a holder of KapStone shares, demanding a determination of the fair value of such KapStone shares held by all such holders. If no such petition is filed within the 120-day period, appraisal rights will be lost for all holders of KapStone shares who had previously demanded appraisal of their shares. KapStone is under no obligation, and has no present intention, to file such a petition. Accordingly, any KapStone stockholder who wishes to perfect such stockholder’s appraisal rights should initiate all necessary action to perfect their appraisal rights within the time and in the manner prescribed in Section 262 of the DGCL. Notwithstanding the foregoing, at any time within 60 days after the effective time, any KapStone stockholder who has properly filed such petition or joined such proceeding as a named party can withdraw his demand for appraisal and accept the KapStone merger consideration.
Within 120 days after the effective time, any holder of KapStone shares who has complied exactly with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the KapStone surviving company a statement setting forth the aggregate number of KapStone shares not voted in favor of the KapStone merger proposal with respect to which demands for appraisal have been received and the aggregate number of holders of such KapStone shares. The KapStone surviving company must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of KapStone shares held either in a voting trust or by a nominee on behalf of such beneficial owner may, in such beneficial owner’s own name, file a petition seeking appraisal or request from the KapStone surviving company the foregoing statements. As noted, however, the demand for appraisal can only be made by a holder of record.
If a petition for an appraisal is timely filed with the Court of Chancery by a KapStone stockholder, service of a copy thereof must be made upon the KapStone surviving company, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (referred to as the Register in Chancery) a duly verified list containing the names and addresses of all KapStone stockholders who have demanded payment for their KapStone shares and with whom agreements as to the value of their KapStone shares have not been reached. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition to the KapStone surviving company and all of the stockholders shown on such duly verified list in accordance with Section 262 of the DGCL. As required by Section 262 of the DGCL, the Court of Chancery is empowered to conduct a hearing on such petition to determine those KapStone stockholders who have complied exactly with Section 262 of the DGCL and who have become entitled to exercise appraisal rights thereunder. The Court of Chancery may require the KapStone stockholders who have demanded appraisal of their KapStone shares to submit their stock certificates representing KapStone shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any such KapStone stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder. Pursuant to Section 262 of the DGCL, the Court of Chancery must dismiss the proceedings as to all holders of KapStone shares who are otherwise entitled to appraisal rights unless (1) the total number of KapStone shares entitled to appraisal exceeds 1% of the outstanding KapStone shares or (2) the value of the KapStone merger consideration for such total number of KapStone shares exceeds $1 million.
Determination of Fair Value
After determining the stockholders entitled to appraisal, the Court of Chancery will appraise the “fair value” of the KapStone shares, exclusive of any element of value arising from the accomplishment or expectation of the KapStone merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except with respect to advance payments described below, interest on the amount determined to be the fair value must accrue from the effective time through the date of payment of the judgment, must be compounded quarterly, and must accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the KapStone surviving company may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such holder of KapStone shares), in which case interest must accrue thereafter only upon the sum of  (1) the difference, if any, between the amount so paid and the fair value of the KapStone shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The KapStone surviving company is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Stockholders considering the exercise of appraisal rights should be aware that the fair value of their KapStone shares as determined under Section 262 of the DGCL could be greater than, the same as or less than the value of the KapStone merger consideration. In determining “fair value”, the Court of Chancery must take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. In DFC Global Corp. v. Muirfield Value Partners, L.P., the Delaware Supreme Court suggested that, based on the facts and circumstances of the case, a merger price determined in a robust, conflict-free sale process may be the best indicator of fair value.
The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of expert witnesses) may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a KapStone stockholder, the Court may also order that all or a portion of the expenses incurred by a KapStone stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the KapStone shares entitled to be appraised. Absent such an order, each party is responsible for his, her or its own expenses.
From the effective time, no stockholder who has demanded appraisal rights in compliance with Section 262 of the DGCL will be entitled to vote such KapStone shares for any purpose or to receive payment of dividends or other distributions on any KapStone shares (except dividends or other distributions, if any, payable to stockholders of record as of a record date prior to the effective time).

If any KapStone stockholder who demands appraisal of such stockholder’s KapStone shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, such stockholder’s right to appraisal, as provided in the DGCL, the KapStone shares of such stockholder will be deemed converted at the effective time into the right to receive the KapStone merger consideration, without interest thereon, subject to any taxes required to be withheld under applicable law and follow the applicable exchange procedures in order to receive payment of the KapStone merger consideration.
If no petition for an appraisal is filed, or if the KapStone stockholder delivers to the KapStone surviving company a written withdrawal of the demand for an appraisal and acceptance of the KapStone cash consideration, either within 60 calendar days after the effective time or thereafter with the written approval of the KapStone surviving company, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any KapStone stockholders, however, without the approval of the Court of Chancery, which may be conditioned on such terms as the Court of Chancery deems just; provided, however, that such requirement will not affect the right of any KapStone stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered pursuant to the KapStone merger within 60 calendar days after the effective time.
If you wish to exercise your appraisal rights, you must not vote your shares in favor of the KapStone merger proposal, and you must comply exactly with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.
The foregoing summary of the rights of KapStone stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by KapStone stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement/prospectus and is incorporated herein by reference.
FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.
Certain KapStone Forecasts
KapStone does not as a matter of course make public forecasts as to future performance, earnings or other results. However, in connection with the evaluation of the proposals that were submitted as described in the section entitled “— Background of the Mergers,” KapStone’s management began preparing certain forward-looking financial information and provided the KapStone board and KapStone’s financial advisors, non-public, internal financial forecasts. In December 2017, WestRock and its advisors requested a financial forecast from KapStone for 2018. The forecast for 2018 prepared by KapStone and ultimately provided to WestRock’s management and advisors for their review, in addition to the KapStone board and Rothschild and Moelis, did not include a containerboard price increase and did not include the impact of proposed changes to federal tax laws. We refer to the forecast for 2018 as the 2018 Operating Plan. Later, in January 2018, KapStone developed a seven-year financial forecast (referred to as the 2018 – 2024 forecasts and, together with the 2018 Operating Plan, referred to as the KapStone forecasts), which assumed both a $50 per ton containerboard price increase for 2018 and the expected impact of enacted changes to the federal tax laws. With respect to 2018, the 2018 – 2024 forecasts reflect the 2018 Operating Plan with changes solely to account for the containerboard price increase and such impact from changes to the federal tax laws. The 2018 – 2024 forecasts supersede the 2018 Operating Plan. The 2018 – 2024 forecasts were, at the direction of the KapStone board, ultimately used by Rothschild and Moelis in preparing their respective financial analyses. KapStone has included below a summary of the KapStone forecasts to provide its stockholders access to certain non-public information that was furnished to the above-referenced parties and considered by the KapStone board and Rothschild and Moelis in connection with their respective financial analyses.
The KapStone forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC regarding financial forecasts and the use of non-GAAP financial measures, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP. The summary of the KapStone forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote for the KapStone merger proposal, but because certain of the KapStone forecasts were made available to the KapStone board and Rothschild and Moelis and, with respect to the 2018 Operating Plan, to WestRock in addition to the KapStone board and Rothschild and Moelis. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KapStone’s management. Ernst & Young LLP, KapStone’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement/prospectus relates to KapStone’s historical financial information and does not extend to the prospective financial information and should not be read to do so.
In the view of KapStone’s management, the KapStone forecasts were prepared on a reasonable basis reflecting KapStone’s management’s best then-available estimates and judgments regarding KapStone’s future financial performance. The KapStone forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KapStone’s management. The KapStone forecasts reflect various estimates, assumptions and methodologies of KapStone, all of which are difficult to predict and many of which are beyond KapStone’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to KapStone’s business, including, without limitation, assumptions that RISI North American Paper Packaging Forecast — 15 Year from August 2017 are satisfactory assumptions for growth, price and inflation, that the long-term profitability and returns should be modeled on KapStone’s management’s view of a sustainable or “mid cycle” level and KapStone’s management’s belief that it has and will continue to spend capital at a similar rate to the industry as it has historically. The 2018 – 2024 forecasts assumed (i) volume growth of 1.8% and price growth of 1.1% compounded average growth rate (similar to RISI’s then forecasted compounded average growth rate over 15 years) with respect to KapStone’s “Integrated Packaging” business unit, (ii) distribution revenue growth of 5% per annum (excluding the USPS business) and approximately constant EBITDA margins, (iii) cost inflation of 2.5% per annum, (iv) the accretive impact of capital investments, including two box plant projects and other select upgrades to machinery and (v) a 24% effective tax rate over the projection period reflecting the expected impact of the Tax Act. With the expected implementation of the 2018 containerboard price increase, KapStone assumed that containerboard and kraft paper capacity expansions from industry competitors would occur, reducing both price increases and profit margins in 2021, such that the increased EBITDA margin related to the containerboard price increase would revert to the pre-price increase EBITDA margin by 2024. Important factors that may cause the KapStone forecasts to differ from actual results include, but are not limited to, risks and uncertainties relating to KapStone’s business (including KapStone’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41. The KapStone forecasts also reflect assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the forecasts will prove to be accurate.
None of KapStone, WestRock or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the KapStone forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the KapStone forecasts to reflect circumstances existing after the date that the KapStone forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the KapStone forecasts are shown to be in error. Since the 2018 – 2024 forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The KapStone forecasts do not take into account any circumstances or events occurring after the date they were prepared. Except as required by applicable securities laws, KapStone does not intend to make publicly available any update or other revision to these internal financial forecasts, even in the event that any or all assumptions are shown to be in error. Since the date of the KapStone forecasts, KapStone has made publicly available its actual results of operations for the fiscal year ended December 31, 2017. You should review KapStone’s consolidated financial statements for the year ended December 31, 2017 included in its Current Report on Form 8-K filed on May 4, 2018, which is incorporated by reference into this proxy statement/prospectus, for this information. None of KapStone or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any KapStone stockholder or other person regarding KapStone’s ultimate performance compared to the information contained in the KapStone forecasts or that forecasted results will be achieved. KapStone has made no representation to WestRock, in the merger agreement or otherwise, concerning the KapStone forecasts.
Summary of the KapStone Forecasts
	Year Ended December 31,
	2018 Operating Plan	2018 – 2024 Forecasts
	2018	2018	2019	2020	2021	2022	2023	2024
		(dollars in millions, except percentage data)
Revenue	$3,476	$3,540	$3,692	$3,814	$3,900	$3,989	$4,079	$4,273
Revenue Growth Rate	4.8%	6.8%	4.3%	3.3%	2.2%	2.3%	2.3%	4.7%
Adjusted EBITDA	$499	$563	$614	$626	$617	$579	$537	$598
Adjusted EBIT(1)	$	$359	$383	$368	$364	$342	$316	$373
Net Income	$158	$233	$263	$254	$257	$247	$235	$286
Capital Expenditures	$(169)	$(169)	$(231)	$(200)	$(166)	$(167)	$(167)	$(168)
Unlevered Free Cash Flow(2)		$258	$251	$308	$337	$303	$266	$300

(1)
The amounts for Adjusted EBIT in the “2018 – 2024 Forecasts” columns represent the figures used by Rothschild and Moelis, at the direction of the KapStone board and management, in the preparation of their respective financial analyses. Adjusted EBIT is defined as Adjusted EBITDA (as defined below) less stock based compensation, Victory Packaging, L.P. long-term incentive compensation payments and depreciation and amortization, including tax deductible amortization relating to Victory Packaging, L.P. The 2018 Operating Plan included $300 million of EBIT, which represents the calculation of EBIT by KapStone’s management.

(2)
In connection with their respective discounted cash flow analyses and as summarized in the table above, at the direction of the KapStone board and management, each of Rothschild and Moelis used unlevered free cash flows based upon the 2018 – 2024 forecasts.

For purposes of this section entitled “— Certain KapStone Forecasts,” KapStone defines “Adjusted EBITDA” to mean earnings before interest expense, income taxes, depreciation and amortization and certain non-cash and non-recurring items (including stock-based compensation, Victory Packaging, L.P. long-term incentive compensation payments, acquisition/closure-related expenses, Ontario plant start-up expenses in 2018 and loss on debt extinguishment).
For purposes of this section entitled “— Certain KapStone Forecasts,” “Unlevered Free Cash Flow” is defined to mean tax-effected EBIT plus depreciation and amortization, including tax deductible amortization relating to Victory Packaging, L.P., less capital expenditures, changes in net working capital, and certain one-time items, including Victory Packaging, L.P. earn-out payments in 2018 and 2019, plus net proceeds in 2018 from the sale of the Oakland property (assuming no tax liability).
Non-GAAP Financial Measures
Certain of the financial forecasts are non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBIT and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolated form or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by KapStone may not be comparable to similarly titled financial measures used by other companies.

KapStone management uses these non-GAAP financial measures to focus on KapStone’s on-going operations, and believes they are useful to investors because they enable investors to perform meaningful comparisons of past and present operating results. KapStone believes that Adjusted EBITDA and Adjusted EBIT provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance of KapStone. KapStone management uses Adjusted EBITDA and Adjusted EBIT for evaluating its performance against competitors and as a primary measure for employees’ incentive programs.
The Merger Agreement
This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.
Explanatory Note Regarding the Merger Agreement
The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included to provide you with information regarding its terms. The representations, warranties and covenants made in the merger agreement by KapStone, WestRock, Holdco, KapStone Merger Sub and WestRock Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by KapStone, WestRock, Holdco, KapStone Merger Sub and WestRock Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to effect the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the KapStone disclosure letter that KapStone provided to WestRock (referred to as the KapStone disclosure letter) or the disclosure letter that WestRock provided to KapStone in connection with the merger agreement (referred to as the WestRock disclosure letter), which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of KapStone, WestRock, Holdco, KapStone Merger Sub, WestRock Merger Sub or any of their respective subsidiaries or affiliates.
Effects of the Mergers; Closing; Effective Time
The WestRock Merger
On the terms and subject to the conditions set forth in the merger agreement, at the effective time, and in accordance with Section 251(g) of the DGCL, (i) WestRock Merger Sub will be merged with and into WestRock such that the separate corporate existence of WestRock Merger Sub will thereupon cease, (ii) WestRock will be the surviving company and (iii) the WestRock merger will have the effects set forth in the merger agreement, the certificate of merger (referred to as the WestRock certificate of merger) in respect of the WestRock Merger and the DGCL (including Section 251(g) thereof). As a result of the WestRock merger, the WestRock surviving company will become a wholly owned subsidiary of Holdco.
The KapStone Merger
On the terms and subject to the conditions set forth in the merger agreement, at the effective time, (i) KapStone Merger Sub will be merged with and into KapStone such that the separate corporate existence of KapStone Merger Sub will thereupon cease, (ii) KapStone will be the surviving company and (iii) the KapStone merger will have the effects set forth in the merger agreement, the certificate of merger (referred to as the KapStone certificate of merger) in respect of the KapStone merger and the DGCL. As a result of the KapStone merger, the KapStone surviving company will become a wholly owned subsidiary of Holdco.
In connection with the mergers, Holdco will take such actions as may be necessary to reserve, prior to the mergers, a sufficient number of Holdco shares to permit the issuance of Holdco shares to the holders of WestRock shares and KapStone shares as of the effective time in accordance with the terms of the merger agreement.
Closing
Subject to the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement, the closing of the mergers will take place on the third business day following the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver thereof at the closing), unless another date is agreed to in writing by WestRock and KapStone. The date on which the closing actually occurs is referred to as the closing date.
Effective Time
On the terms and subject to the conditions set forth in the merger agreement, as soon as practicable following the closing, WestRock and KapStone will cause the mergers to be consummated by (i) causing the WestRock certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and (ii) causing the KapStone certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The mergers will become effective at the time on the closing date as WestRock and KapStone will agree and specify in both the WestRock certificate of merger and the KapStone certificate of merger, with the KapStone merger to become effective immediately following the WestRock merger.
Governing Documents; Directors and Officers
Certificates of Incorporation and Bylaws
The Holdco charter and Holdco bylaws immediately prior to the effective time will contain provisions identical to the certificate of incorporation and bylaws of WestRock immediately prior to the effective time, and the Holdco charter will be amended to change the name of Holdco to “WestRock Company”, effective as of the effective time. For additional information on the Holdco charter and Holdco bylaws, see the sections entitled “Description of Holdco Capital Stock”, beginning on page 141, and “Comparison of Rights of Holdco Stockholders and KapStone Stockholders”, beginning on page 144.
The certificate of incorporation of the WestRock surviving company will be amended and restated to read as the certificate of incorporation of WestRock immediately prior to the effective time, except that the name of the WestRock surviving company will be changed to a name to be determined by WestRock prior to the effective time, and a provision will be added to the certificate of incorporation of the WestRock surviving company requiring that any act or transaction by or involving the WestRock surviving company, other than the election or removal of directors, that requires for its adoption under the DGCL or the organizational documents of the WestRock surviving company the approval of the stockholders of the WestRock surviving company will require, in addition, the approval of the Holdco stockholders (or any successor by merger), by the same vote as is required by the DGCL and/or by the organizational documents of the WestRock surviving company until thereafter changed or amended as provided therein or by applicable law. The bylaws of the WestRock surviving company will be amended and restated to read as the bylaws of WestRock immediately prior to the effective time until thereafter changed or amended as provided therein or by applicable law.
The certificate of incorporation and bylaws of the KapStone surviving company will be amended and restated in connection with the completion of the KapStone merger to read as set forth in the forms provided in the exhibits to the merger agreement until thereafter changed or amended as provided therein or by applicable law (in each case subject to the merger agreement), subject to obligations to provide, in the certificate of incorporation of the KapStone surviving company, for continuing indemnification, advancement and reimbursement of expenses and exculpation of directors and officers, pursuant to the merger agreement and as described under “— Indemnification, Exculpation and Insurance of Directors and Executive Officers”, beginning on page 123.
Directors and Officers of Holdco, the WestRock Surviving Company and the KapStone Surviving Company
The directors of WestRock at the effective time will, from and after the effective time, be the directors of Holdco, and the officers of WestRock at the effective time will, from and after the effective time, be the officers of Holdco, in each case until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal.
The directors of WestRock Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors of the WestRock surviving company, and the officers of WestRock Merger Sub immediately prior to the effective time will, from and after the effective time, be the officers of the WestRock surviving company, in each case until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal.
The directors of KapStone Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors of the KapStone surviving company, and the officers of KapStone Merger Sub immediately prior to the effective time will, from and after the effective time, be the officers of the KapStone surviving company, in each case until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal.
Effect on the Capital Stock
Effect on KapStone Shares
At the effective time, by virtue of the KapStone merger and without any action on the part of KapStone, Holdco, KapStone Merger Sub or holders of any KapStone shares, Holdco shares or shares of capital stock of KapStone Merger Sub:
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Each issued and outstanding share of KapStone Merger Sub common stock will be converted into one share of common stock of the KapStone surviving company;

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All KapStone shares owned by any direct or indirect wholly owned subsidiary of KapStone will be automatically converted into such number of shares of common stock of the KapStone surviving company such that the ownership percentage of any such subsidiary in the KapStone surviving company immediately following the effective time will equal the ownership percentage of such subsidiary in KapStone immediately prior to the effective time; and

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All KapStone shares that are owned by KapStone as treasury shares will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

At the effective time, each KapStone share (other than KapStone shares to be cancelled as set forth in the two immediately preceding sentences and dissenting shares, collectively referred to as excluded shares) will be converted into the right to receive the following consideration, as adjusted pursuant to the provisions of the merger agreement described under “— Proration Procedures”, beginning on page 103, and subject to the provisions of the merger agreement described under “— Exchange Procedures”, beginning on page 104:
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Each KapStone share with respect to which no stock election has been validly made (referred to as a no election share) will be converted into the right to receive $35.00 in cash, without interest thereon (referred to as the KapStone cash consideration); and

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Each KapStone share with respect to which a stock election has been validly made (referred to as a stock election share) will be converted into the right to receive 0.4981 Holdco shares (referred to as the KapStone stock consideration and, together with the KapStone cash consideration, the KapStone merger consideration).

As of the effective time, all KapStone shares converted into the KapStone merger consideration pursuant to the merger agreement will no longer be issued and outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate or person entered as the owner in a book-entry in respect of a share that immediately prior to the effective time represented issued and outstanding KapStone shares (other than excluded shares) will cease to have any rights with respect thereto, except the right to receive the KapStone merger consideration pertaining to the KapStone shares represented by such certificate or book-entry share upon the surrender thereof in accordance with the merger agreement provisions regarding the exchange of certificates or book-entry shares and any dividends or other distributions provided for in the provisions of the merger agreement described under “— Exchange Procedures”, beginning on page 104. If between the date of the merger agreement and the effective time the issued and outstanding KapStone shares have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of KapStone shares, or any similar event has occurred, then any number or amount contained in the merger agreement which is based upon the number of KapStone shares will be appropriately adjusted to provide the holders of KapStone shares the same economic effect as contemplated by the merger agreement prior to such event; provided that with respect to equity-based awards or purchase rights outstanding under the KapStone stock plans, any such adjustments will be made in accordance with the applicable KapStone stock plan. None of the foregoing should be construed to permit KapStone or any of its subsidiaries to take any action that is otherwise prohibited by the merger agreement, including pursuant to the provisions of the merger agreement described under “— Conduct of Business Pending the Mergers”, beginning on page 113.
Effect on WestRock shares
At the effective time, by virtue of the WestRock merger and without action on the part of WestRock, Holdco, WestRock Merger Sub or holders of any WestRock shares, Holdco shares or the capital stock of WestRock Merger Sub, each issued and outstanding share of common stock of WestRock Merger Sub will be converted into one share of common stock of the WestRock surviving company.
At the effective time, and without any action on the part of WestRock, Holdco, the WestRock surviving company or the holders of WestRock shares, Holdco shares or the capital stock of the WestRock surviving company, each WestRock share issued and outstanding immediately prior to the effective time (other than WestRock shares to be converted pursuant to the following sentence) will be converted into one Holdco share (referred to as the WestRock merger consideration) as specified in Section 251(g) of the DGCL. As of the effective time, each WestRock share that is owned by WestRock as a treasury share will be converted into one Holdco share, to be owned by Holdco as a treasury share immediately following the effective time.
As of the effective time, all WestRock shares converted into the WestRock merger consideration will no longer be issued and outstanding and will automatically be cancelled and will cease to exist, and each person entered as the owner in a book-entry in respect of a share that immediately prior to the effective time represented outstanding WestRock shares (other than those owned by WestRock as treasury shares and converted into Holdco shares as described above) will cease to have any rights with respect thereto, except the right to receive the WestRock merger consideration into which such WestRock shares represented by such book-entry were converted pursuant to the merger agreement and dividends or other distributions as provided in the merger agreement.
Election Procedures
Each holder of record of KapStone shares issued and outstanding immediately prior to the election deadline has the right, subject to the proration procedures described below, to submit a stock election in respect of all or a portion of its KapStone shares in accordance with the following procedures:
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Concurrently with the mailing of this proxy statement/prospectus, KapStone will cause an election form to be mailed to record holders of KapStone shares as of the record date. KapStone will also make available one or more election forms as may reasonably be requested from time to time by all persons who become holders of KapStone shares during the period following the record date and prior to the election deadline, which will be 5:00 p.m. New York City time on the business day immediately prior to the KapStone special meeting.

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Each election form will permit the holder (or the beneficial owner, through customary documentation and instructions) of KapStone shares to specify the number of such holder’s KapStone shares with respect to which such holder has made a stock election. Each stock election will be subject to the proration procedures described under “— Proration Procedures”, beginning on page 102.

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Any stock election will have been properly made only if the exchange agent will have actually received a properly completed election form, in the case of a stock election in respect of any KapStone shares represented by a certificate, together with the applicable certificate, by the election deadline.

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WestRock and KapStone will publicly announce the anticipated election deadline at least three business days prior thereto. If the KapStone special meeting is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date, and WestRock and KapStone will promptly announce any such delay and, when determined, the rescheduled election deadline.

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Any election form may be revoked with respect to all or a portion of the KapStone shares subject thereto by the KapStone stockholder who submitted the applicable election form by written notice received by the exchange agent prior to the election deadline. If an election form is revoked, the KapStone shares as to which such stock election previously applied will be no election shares unless a stock election is subsequently submitted by the KapStone stockholder prior to the election deadline.

Proration Procedures
A KapStone stockholder’s ability to make a stock election is subject to proration procedures set forth in the merger agreement. These procedures are designed to ensure that the KapStone stock consideration is received in respect of no more than 25% of the KapStone shares issued and outstanding immediately prior to the effective time.
Whether a KapStone stockholder receives the amount of KapStone stock consideration requested in its election form will depend in part on the elections of other KapStone stockholders. Even if a KapStone stockholder makes a stock election with respect to any KapStone shares, it may not receive the KapStone stock consideration in respect of such stock election shares. The greater the oversubscription of the stock election, the fewer Holdco shares and more cash a KapStone stockholder making a stock election will receive in respect of its stock election shares.
If a KapStone stockholder makes no stock election with respect to any KapStone shares and does not properly demand appraisal in accordance with the DGCL, it will receive the KapStone cash consideration in respect of such shares. In no event will a KapStone stockholder making no stock election with respect to its KapStone shares receive the KapStone stock consideration in respect of any of its KapStone shares.
The maximum number of Holdco shares that may be issued as stock consideration is referred to as the maximum stock amount. The maximum stock amount is equal to:
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25% of:

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the product of 0.4981 and the number of KapStone shares issued and outstanding immediately prior to the effective time (other than excluded shares),

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rounded down to the nearest whole number.

If the product of the aggregate number of stock election shares and 0.4981 (such product referred to as the elected stock consideration) is greater than the maximum stock amount (such difference is referred to as the excess amount), then:
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All no election shares will be converted into the right to receive the KapStone cash consideration; and

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A portion of the stock election shares (if any) of each holder of KapStone shares will be converted into the right to receive the KapStone cash consideration. Such portion will be equal to the product of:

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the number of stock election shares of such holder; and

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a fraction equal to:

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the excess amount, divided by

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the aggregate number of stock election shares multiplied by 0.4981; and

the remainder of such stock election shares (if any) will be converted into the right to receive the KapStone stock consideration.
If the elected stock consideration is less than or equal to the maximum stock amount, then:
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all no election shares will be converted into the right to receive the KapStone cash consideration; and

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all stock election shares will be converted into the right to receive the KapStone stock consideration.

Exchange Procedures
WestRock has appointed Computershare Trust Company, N.A. as the exchange agent for the holders of KapStone shares in connection with the KapStone merger and for the holders of WestRock shares in connection with the WestRock merger and to receive and hold in trust the KapStone merger consideration to which holders of KapStone shares will become entitled and the WestRock merger consideration to which holders of WestRock shares will become entitled. At or prior to the effective time, WestRock will deposit, or cause to be deposited, and made available for issuance with the exchange agent the Holdco shares and an amount in cash in U.S. dollars sufficient to pay the aggregate KapStone merger consideration for the KapStone shares converted into the right to receive the KapStone merger consideration and the Holdco shares into which the WestRock shares will be converted pursuant to the merger agreement (such cash and Holdco shares being hereinafter referred to as the exchange fund). If for any reason the exchange fund is inadequate to pay the aggregate KapStone cash consideration to which holders of KapStone shares will be entitled under the previous section, WestRock will promptly deposit, or cause to be deposited, additional cash with the exchange agent sufficient to make all payments of the aggregate KapStone cash consideration, and WestRock and the KapStone surviving company will in any event be liable for payment thereof. WestRock will make available to the exchange agent, for addition to the exchange fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional Holdco shares in accordance with the provisions of the merger agreement described under “— Fractional Holdco Shares”, beginning on page 106.
As promptly as reasonably practicable after the effective time (and in any event within three business days after the effective time), WestRock will cause the exchange agent to mail to each holder of record of KapStone shares represented by certificates or book-entry shares not held through DTC whose shares are converted into the right to receive the KapStone merger consideration pursuant to the merger agreement a form of letter of transmittal, together with instructions thereto advising such holder of the effectiveness of the KapStone merger and the conversion of KapStone shares into the right to receive the KapStone merger consideration. With respect to book-entry shares held through DTC, WestRock and KapStone will cooperate to establish procedures regarding transmitting the applicable merger consideration and any dividends or distributions to which the beneficial owners thereof are entitled pursuant to the merger agreement.
Upon (i) the surrender of KapStone shares represented by a certificate by physical surrender of such certificate (or affidavit of loss in lieu thereof as provided for below) to the exchange agent in accordance with the letter of transmittal and accompanying instructions, (ii) the transfer of KapStone shares that are book-entry shares not held through DTC in accordance with the terms of the letter of transmittal and accompanying instructions or (iii) the transfer of KapStone shares that are book-entry shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by WestRock, KapStone, the exchange agent and DTC, the holder of such KapStone shares will be entitled to receive in exchange therefor (A) the number of Holdco shares representing, in the aggregate, the whole number of Holdco shares, if any, that such holder has the right to receive pursuant to the merger agreement and (B) the amount, if any, that such holder has the right to receive in cash pursuant to the merger agreement, including cash payable in lieu of fractional Holdco shares and dividends and other distributions payable pursuant to the merger agreement. In the event of a transfer of ownership of KapStone shares that is not registered in KapStone’s transfer records, the applicable KapStone merger consideration may be issued to a transferee if  (1) in the case of book-entry KapStone shares, written instructions authorizing the transfer of the book-entry KapStone shares are presented to the exchange agent, (2) in the case of KapStone shares represented by certificates, the certificates formerly representing such KapStone shares are surrendered to the exchange agent and (3) the written instructions or certificates, as applicable, are accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in the merger agreement, each KapStone share, and any certificate with respect to KapStone shares, will be deemed at any time from and after the effective time to represent only the right to receive upon such surrender the KapStone merger consideration that the holders of KapStone shares are entitled to receive in respect of such shares pursuant to the merger agreement. No interest will be paid or will accrue on the cash payable upon surrender of any certificate or book-entry share.
Except as provided in the merger agreement with respect to lost, stolen or destroyed certificates, no cash payment with respect to the KapStone merger consideration will be paid to the holder of any unsurrendered share certificate or book-entry with respect to KapStone shares until the surrender of such certificate or book-entry in accordance with the merger agreement.
None of KapStone, WestRock, Holdco, WestRock Merger Sub, KapStone Merger Sub, the KapStone surviving company or the exchange agent will be liable to any person in respect of any portion of the exchange fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the exchange fund which remains undistributed to the holders of KapStone shares for two years after the effective time (or immediately prior to such earlier date on which such portion of the exchange fund would otherwise escheat to, or become the property of, any governmental entity), will, to the extent permitted by applicable law, become the property of Holdco, free and clear of all claims or interest of any person previously entitled thereto.
The exchange agent will invest the cash in the exchange fund as directed by WestRock in:
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short-term direct obligations of the United States of America;

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short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest;

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short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services; or

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certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion.

Any interest and other income resulting from such investments will be paid to Holdco. No investment losses resulting from investment of the exchange fund will diminish the rights of any KapStone stockholder or WestRock stockholder to receive the KapStone merger consideration or WestRock merger consideration or any other payment as provided in the merger agreement, and following any such losses, WestRock will promptly provide additional funds to the exchange agent for the benefit of the holders of KapStone shares in the amount of any such losses to the extent that the amount then in the exchange fund is insufficient to pay the cash portion of the KapStone merger consideration or WestRock merger consideration.
Holdco, KapStone Merger Sub, WestRock Merger Sub, WestRock, KapStone and the exchange agent (without duplication) each are entitled to deduct and withhold from the consideration otherwise payable to any holder of WestRock shares, KapStone shares, KapStone options or KapStone RSU awards pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law with respect to taxes. Amounts so withheld and timely paid over to the appropriate governmental entity will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Lost, Stolen or Destroyed Certificates
If any certificate representing KapStone shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Holdco or the exchange agent, the posting by such person of a bond, in such reasonable and customary amount as Holdco or the exchange agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will, in exchange for such lost, stolen or destroyed certificate, issue the applicable KapStone merger consideration and any dividends or distributions, in each case that would be payable or deliverable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered.
Dividends on Holdco Shares
No dividends or other distributions with respect to Holdco shares issued in connection with the KapStone merger will be paid to the holder of any unsurrendered KapStone share until such time as the certificate (or affidavit of loss in lieu thereof) in respect of such shares is surrendered or the book-entry in respect of such shares is transferred for exchange, in each case as provided in the merger agreement. Following such surrender, subject to the effect of escheat, tax or other applicable laws, there will be paid, without interest thereon, to the record holder of Holdco shares, if any, issued in exchange therefor:
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at the time of such surrender, all dividends and other distributions payable in respect of any such Holdco shares with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid; and

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at the appropriate payment date, the dividends or other distributions payable with respect to Holdco shares with a record date after the effective time but with a payment date subsequent to such surrender.

For purposes of dividends or other distributions with respect to Holdco shares, all Holdco shares to be issued in connection with the KapStone merger and WestRock merger will be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the effective time.
Fractional Holdco Shares
Each holder of KapStone shares converted into the KapStone stock consideration who would otherwise have been entitled to receive a fraction of a Holdco share will receive, in lieu of such fractional share, a cash payment, without interest thereon, equal to the product of:
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such fraction, and

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the volume weighted average price per WestRock share on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by WestRock and KapStone) for the last full trading day prior to the closing date.

Shares of Dissenting Holders
Dissenting shares will not be converted into the right to receive the KapStone merger consideration and holders of such dissenting shares will be entitled to receive in lieu of the KapStone merger consideration payment of the fair value of such dissenting shares determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL.
If, after the effective time, any such holder fails to perfect or effectively withdraws or loses such right, such dissenting shares will thereupon be treated automatically as if they had been converted into and have become exchangeable for, at the effective time, the right to receive solely the KapStone cash consideration, without any interest thereon. If the merger agreement is terminated prior to the effective time, then the right of any holder to be paid the fair value of such holder’s dissenting shares pursuant to Section 262 of the DGCL will cease.
KapStone will give WestRock (i) prompt notice of any written demands received by KapStone for appraisal of dissenting shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by KapStone relating to such holder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the

DGCL. KapStone will not, except with the prior written consent of WestRock, make any payment with respect to any demand for appraisal or settle or offer to settle any such demand, and WestRock will not commit to make any such payment or enter into any such settlement prior to the effective time without the prior written consent of KapStone.
Treatment of Equity-Based Awards and Employee Stock Purchase Plans
Prior to the effective time, the KapStone board (or, if appropriate, any committee administering any of the KapStone stock plans, the KapStone options and the KapStone RSU awards) will take all actions as it deems necessary or appropriate to provide that immediately prior to the effective time:
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The KapStone options and KapStone RSU awards that were outstanding as of the date of the merger agreement, other than any such award held by a non-employee member of the KapStone board, are amended to provide that if, following the closing, the employment of a holder thereof is terminated by KapStone or any of its affiliates without “cause” or the award holder resigns from employment for “good reason”, such KapStone options and KapStone RSU awards will immediately vest in full. Notwithstanding the foregoing, any KapStone options or KapStone RSU awards held by a non-employee member of the KapStone board will vest in full at the closing. For purposes of the second preceding sentence:

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“cause” generally means the occurrence of any of the following with respect to the award holder: (i) conviction by a court of competent jurisdiction of a felony (other than a traffic violation); (ii) refusal or failure to perform duties where such failure or refusal is materially detrimental to the business or reputation of Holdco or any of its subsidiaries, except during periods of physical or mental incapacity, and unless remedied within 30 days after receipt of written notice thereof by Holdco or its applicable subsidiary; or (iii) willful misconduct or gross negligence with respect to the award holder’s duties that is materially detrimental to the business or reputation of Holdco or any of its subsidiaries, unless remedied within 30 days after receipt of written notice thereof by Holdco or its applicable subsidiary; and

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“good reason” means with respect to the award holder: (i) only with respect to executive officers of KapStone and its affiliates and any other direct reports of KapStone’s Chief Executive Officer, material diminution in authority, duties or responsibilities (or authority, duties or responsibilities of the supervisor to whom such holder reports (which, for the avoidance of doubt, with respect to KapStone’s Chief Executive Officer, Chief Financial Officer and General Counsel includes the failure of such person to be appointed to such role with Holdco)); (ii) diminution in base salary or incentive compensation opportunities; (iii) the relocation of the award holder’s principal place of employment by more than 50 miles (unless the new place of employment is closer to the award holder’s primary residence); or (iv) the material breach of any agreement between KapStone or any of its affiliates and the award holder. Notwithstanding the foregoing, “good reason” will not exist unless (A) the award holder gives written notice to Holdco or its applicable affiliate of his or her termination of employment within 30 days after the occurrence of the circumstances constituting “good reason”, and Holdco and its affiliates have failed within 30 days after receipt of such notice to cure the circumstances constituting “good reason”, and (B) the holder’s “separation from service” (within the meaning of Section 409A of the Code) occurs no later than the day that is 30 days following the end of the period described in clause (A).

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Each KapStone option that is outstanding immediately prior to the effective time will be assumed by Holdco and converted into an award of options (referred to as KapStone assumed option awards) to acquire, on the same terms and conditions as were applicable to such KapStone option as of immediately prior to the effective time, a number of Holdco shares equal to (rounded down to the nearest whole share) (i) the number of KapStone shares subject to such KapStone option as of immediately prior to the effective time, multiplied by (ii) the equity award exchange ratio, at an exercise price per Holdco share equal to (rounded up to the nearest whole cent) (A) the exercise price of such KapStone option divided by (B) the equity award exchange ratio.

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Each KapStone RSU award that is outstanding immediately prior to the effective time will be assumed by Holdco and converted into an award of restricted stock units by Holdco (referred to as KapStone assumed RSU awards), on the same terms and conditions as were applicable to such KapStone RSU award as of immediately prior to the effective time (including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time), with respect to a number of Holdco shares, equal to (i) the number of KapStone shares subject to such KapStone RSU award as of immediately prior to the effective time, multiplied by (ii) the equity award exchange ratio, rounded to the nearest whole share.

Prior to the effective time, the KapStone board (or, if appropriate, any committee administering the KapStone ESPP) has taken or will take all actions as it deems necessary or appropriate to ensure that (i) no offering period under the KapStone ESPP will be commenced on or after the date of the merger agreement, (ii) on or after the date of the merger agreement, no new participants may join the KapStone ESPP during the offering period in existence under the KapStone ESPP as of the date of the merger agreement, (iii) no participant may increase the amount of his or her salary deferrals with respect to such offering period and (iv) the KapStone ESPP will terminate on the earlier of  (A) immediately following the purchase date for the offering period in effect as of the date of the merger agreement and (B) two business days prior to the effective time, in which case all participant contributions then in the KapStone ESPP will be used to purchase KapStone shares on such date in accordance with the terms of the KapStone ESPP as if such date was the last day of such offering period and such KapStone shares will be no election shares.
Prior to the effective time, the WestRock board (or, if appropriate, any committee administering the WestRock stock plans) will take all actions as it deems necessary or appropriate to provide that immediately prior to the effective time:
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Each WestRock RSU award that is then outstanding will be assumed by Holdco and converted into an award of restricted stock units (referred to as WestRock assumed RSU awards) with respect to a number of Holdco shares, equal to the number of WestRock shares subject to such WestRock RSU award as of immediately prior to the effective time, on the same terms and conditions as were applicable to such WestRock RSU award as of immediately prior to the effective time (including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time).

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Each WestRock share that is subject to a WestRock restricted stock award that is then outstanding will be converted into a Holdco share in accordance with the provisions of the merger agreement relating to the conversion of WestRock shares in the WestRock merger (referred to as a WestRock converted restricted stock award), but will otherwise remain subject to the same terms and conditions as were applicable to such WestRock restricted stock award as of immediately prior to the effective time (including any rights in respect of dividends, if any, that are accrued but unpaid as of immediately prior to the effective time).

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Each WestRock option that is then outstanding will be assumed by Holdco and converted into an award of options to acquire, on the same terms and conditions as were applicable to such WestRock option as of immediately prior to the effective time, a number of Holdco shares equal to the number of WestRock shares subject to such WestRock option as of immediately prior to the effective time, at an exercise price per Holdco share equal to the exercise price of such WestRock option (referred to as a WestRock assumed option award).

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Each WestRock SAR that is then outstanding will be assumed by Holdco and converted into an award of stock appreciation rights, on the same terms and conditions as were applicable to such WestRock SAR as of immediately prior to the effective time, corresponding to a number of Holdco shares equal to the number of WestRock shares corresponding to such WestRock SAR as of immediately prior to the effective time, at a base price per Holdco share equal to the base price of such WestRock SAR (referred to as WestRock assumed SARs).

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Each WestRock director stock unit award that is then outstanding will be assumed by Holdco and converted into an award of director stock units (referred to as WestRock assumed director stock unit awards) with respect to a number of Holdco shares equal to the number of WestRock shares subject to such WestRock director stock unit award as of immediately prior to the effective time, on the same terms and conditions as were applicable to such WestRock director stock unit award as of immediately prior to the effective time (including in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the effective time).
Prior to the effective time, the WestRock board (or, if appropriate, any committee administering the WestRock ESPP) will take all actions as it deems necessary or appropriate to ensure that (i) the WestRock ESPP will be assumed by Holdco (with appropriate adjustments to the terms of the WestRock ESPP, including the securities issuable thereunder) and (ii) each outstanding purchase right under the WestRock ESPP will be assumed by Holdco and converted into a purchase right to acquire, on the same terms and conditions as were applicable to such purchase right as of immediately prior to the effective time, a number of Holdco shares determined in accordance with the terms of the assumed WestRock ESPP (such converted purchase rights, collectively with the WestRock assumed RSU awards, the WestRock assumed option awards, the WestRock assumed SARs, the WestRock assumed director stock unit awards, the KapStone assumed RSU awards and the KapStone assumed option awards are referred to as the assumed awards).
Prior to the effective time, Holdco will take all corporate action necessary to (i) reserve a sufficient number of Holdco shares for issuance with respect to the assumed awards and the WestRock converted restricted stock awards and (ii) cause the registration of the Holdco shares issuable with respect to the assumed awards and the WestRock converted restricted stock awards to become effective, and, thereafter, Holdco will deliver to holders of the assumed awards and WestRock converted restricted stock awards any applicable prospectus and will maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the assumed awards or WestRock converted restricted stock awards, as applicable, remain outstanding.
Representations and Warranties
Representations and Warranties of KapStone
KapStone has made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in reports filed or furnished with the SEC by KapStone under the Exchange Act or the Securities Act, after January 1, 2016 and publicly available at least two business days prior to the date of the merger agreement (excluding any disclosures in any risk factors section and all cautionary and forward-looking disclosures) or in the KapStone disclosure letter. Certain of the representations and warranties are also subject to materiality or material adverse effect qualifications, as described under the caption “— KapStone or WestRock Material Adverse Effect”, beginning on page 112. These representations and warranties relate to, among other things:
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KapStone’s and its subsidiaries’ due incorporation, valid existence and good standing under their respective jurisdictions of organization, and their respective corporate power and authority to carry out their respective businesses as conducted at the date of the merger agreement;

•
KapStone’s corporate power and authority related to the merger agreement;

•
KapStone’s ownership of its subsidiaries and their respective ownership interests in any other person;

•
KapStone board approval and the submission of the merger agreement to the KapStone stockholders for the KapStone stockholder approval;

•
KapStone’s capital structure in respect of, among other things, KapStone shares, the number of KapStone shares reserved for issuance pursuant to KapStone stock plans, the number of KapStone shares potentially issuable upon exercise of KapStone options, the number of KapStone shares potentially issuable upon the vesting or settlement of KapStone RSU awards and the maximum number of KapStone shares that could be acquired with accumulated payroll deductions under the KapStone ESPP at the close of business on the purchase date for the offering period in effect as of the date of the merger agreement (subject to certain assumptions set forth in the merger agreement);

•
required governmental filings, consents, approvals, orders, authorizations, registrations, declarations and other filings;

•
the absence of violations of, or conflicts with, KapStone’s or its subsidiaries’ organizational documents, certain contracts and applicable law as a result of KapStone’s entry into and performance under the merger agreement;

•
KapStone’s SEC filings since January 1, 2016, the financial statements included therein and KapStone’s internal disclosure controls and procedures over financial reporting;

•
KapStone’s compliance with certain rules and the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act;

•
KapStone’s consolidated financial statements, internal controls over financial reporting and accounting;

•
the absence, since September 30, 2017, of a KapStone material adverse effect (as defined below) or any event that, as of the date of the merger agreement, would reasonably be expected to prevent or materially delay or adversely affect KapStone’s ability to consummate the mergers or of certain other changes;

•
the absence of any contract where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction or liability of KapStone or its subsidiaries;

•
the absence, since January 1, 2016, of the receipt of any oral or written notification of significant deficiency, material weakness or fraud related to the internal controls over financial reporting;

•
from September 30, 2017 to the date of the merger agreement, the conducting of business in the ordinary course consistent with past practice;

•
the absence of undisclosed liabilities (subject to certain exceptions set forth in the merger agreement);

•
the absence of legal proceedings pending as of the date of the merger agreement that would be expected to result in a KapStone material adverse effect;

•
KapStone’s and its subsidiaries’ compliance with applicable laws, generally, antitrust laws and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act and UK Bribery Act;

•
material intellectual property of KapStone and its subsidiaries and any material actions arising out of the infringement of any intellectual property;

•
environmental matters of KapStone and its subsidiaries;

•
certain material contracts to which KapStone or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by KapStone or its subsidiaries under any such contract;

•
certain employment and labor matters of KapStone and its subsidiaries, including labor organizations, trade unions, collective bargaining agreements and strikes;

•
employee benefits and compensation plans, programs and arrangements of KapStone and its subsidiaries;

•
real and personal property of KapStone and its subsidiaries;

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tax matters of KapStone and its subsidiaries;

•
the accuracy of information supplied or to be supplied for inclusion in this proxy statement/prospectus;

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the absence of any undisclosed broker’s, finder’s, financial advisor, investment banker or similar fees;

•
receipt of the fairness opinions from Moelis and Rothschild;

•
the inapplicability of certain anti-takeover statutes or regulations to the merger agreement and the mergers;

•
insurance policies of KapStone and its subsidiaries;

•
top customers and suppliers of KapStone and its subsidiaries; and

•
the intended tax treatment of the mergers.

Representations and Warranties of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub
WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub also made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in reports filed or furnished with the SEC by WestRock under the Exchange Act or the Securities Act, after January 1, 2016 and publicly available at least two business days prior to the date of the merger agreement (excluding any disclosures in any risk factors section and all cautionary and forward-looking disclosures) or in the WestRock disclosure letter. Certain of the representations and warranties are also subject to materiality or material adverse effect qualifications, as described under the caption “— KapStone or WestRock Material Adverse Effect”, beginning on page 112. These representations and warranties relate to, among other things:
•
their due incorporation, valid existence and good standing under their respective jurisdictions of organization and their respective corporate power and authority to carry out their respective businesses;

•
their corporate power and authority related to the merger agreement;

•
approval of the merger agreement by the respective boards of directors of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub;

•
WestRock’s capital structure in respect of, among other things, WestRock shares, the number of WestRock shares subject to WestRock restricted stock awards, the number of WestRock shares reserved for issuance or issued and outstanding pursuant to WestRock stock plans, the number of WestRock shares potentially issuable upon the exercise of WestRock options, the number of WestRock shares subject to outstanding WestRock SARs, the number of WestRock shares potentially issuable upon the vesting or settlement of WestRock RSU awards, the number of WestRock shares potentially issuable upon the settlement of outstanding WestRock director stock unit awards and the maximum number of WestRock shares reserved for issuance pursuant to the WestRock ESPP;

•
required governmental filings, consents, approvals, orders, authorizations, registrations, declarations, and other filings;

•
the absence of violations of, or conflicts with WestRock’s, Holdco’s, WestRock Merger Sub’s or KapStone Merger Sub’s organizational documents, certain contracts and applicable law as a result of WestRock’s, Holdco’s, WestRock Merger Sub’s or KapStone Merger Sub’s entry into and performance under the merger agreement;

•
WestRock’s SEC filings since January 1, 2016, the financial statements included therein and WestRock’s internal disclosure controls and procedures over financial reporting;

•
WestRock’s compliance with certain rules and the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act;

•
WestRock’s consolidated financial statements, internal controls over financial reporting and accounting;

•
the absence, since September 30, 2017, of a WestRock material adverse effect (as described below) or any event that, as of the date of the merger agreement, would reasonably be expected to prevent or materially delay or adversely affect WestRock’s, Holdco’s, WestRock Merger Sub’s or KapStone Merger Sub’s ability to consummate the mergers;

•
the absence, since January 1, 2016, of the receipt of any oral or written notification of significant deficiency, material weakness, or fraud related to the internal controls over financial reporting;

•
the absence of legal proceedings pending as of the date of the merger agreement that would be expected to result in a WestRock material adverse effect;

•
capitalization, ownership and conduct of business of Holdco, WestRock Merger Sub and KapStone Merger Sub;

•
WestRock having sufficient funds at the closing for the payment of the aggregate KapStone cash consideration;

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WestRock, Holdco, WestRock Merger Sub, KapStone Merger Sub and their controlled affiliates not being or having been during the prior three years in an arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any KapStone shares, options, warrants or other rights to KapStone shares;

•
the accuracy of information supplied or to be supplied for inclusion in this proxy statement/prospectus;

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the absence of any undisclosed broker’s, finder’s, financial advisor, investment banker or similar fees;

•
the inapplicability of certain anti-takeover statutes or regulations to the merger agreement and the mergers; and

•
the intended tax treatment of the mergers.

KapStone or WestRock Material Adverse Effect
Many of the representations and warranties of KapStone and WestRock are qualified by, among other things, exceptions relating to the absence of a “KapStone material adverse effect” or a “WestRock material adverse effect”, which means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, results of operations or financial condition of KapStone or WestRock, as applicable, and its subsidiaries, taken as a whole; provided, however:
•
that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, will constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur:

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changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

•
changes generally affecting the industries in which such party and its subsidiaries operate;

•
changes or prospective changes in applicable law or U.S. GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

•
changes caused by the execution or announcement of the merger agreement or the pendency of the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or governmental entities;

•
acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;

•
natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornadoes;

•
any action taken by such party or its subsidiaries that is expressly required by the provisions of the merger agreement related to additional agreements or which is taken with prior written consent of the other party;

•
changes or prospective changes in such party’s credit ratings;

•
changes in the price or trading volume of such party’s common shares;

•
any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or

•
any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on such party’s board of directors in connection with their approval of the merger agreement or the transactions contemplated thereby or violation of applicable law by the directors on such party’s board of directors in connection with their approval of the merger agreement or the transactions contemplated thereby; and

•
that any effect, change, event or occurrence referred to in the below list may be taken into account in determining whether or not there has been or may be a material adverse effect to the extent such effect, change, event, circumstance or occurrence has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party and its subsidiaries operate:

•
changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

•
changes generally affecting the industries in which such party and its subsidiaries operate;

•
changes or prospective changes in applicable law or U.S. GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

•
acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; and

•
natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornadoes.

Conduct of Business Pending the Mergers
Conduct of Business of KapStone Pending the Mergers
KapStone agreed that from the date of the merger agreement to the effective time, unless WestRock gives its consent (which consent, in certain cases, cannot be unreasonably withheld, conditioned or delayed) or unless otherwise required or expressly contemplated by the merger agreement or as required by applicable law or as set forth in the KapStone disclosure letter, KapStone will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to:
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preserve intact their current business organizations;

•
preserve their assets in good repair and condition;

•
keep available the services of their current officers and other key employees; and

•
preserve their relationships with those persons having business dealings with them.

Except as otherwise required or expressly contemplated by the merger agreement, as WestRock may consent (which cannot be unreasonably withheld, conditioned or delayed with respect to certain matters), as required by applicable law, or as set forth in the KapStone disclosure letter, from the date of the merger agreement to the effective time KapStone will not, and will not permit its subsidiaries to:

•
amend the organizational documents or amend in any material respect (or in any respect adversely affecting WestRock, Holdco, WestRock Merger Sub or KapStone Merger Sub) the comparable organizational documents of any subsidiary of KapStone or enter into any contract with any KapStone stockholders in their capacity as such;

•
issue, sell, encumber or grant any of its shares or other equity or voting interests or KapStone shares, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests or KapStone shares, or any rights, warrants or options to purchase any of its shares or other equity or voting interests or KapStone shares, except for any issuance, sale or grant (i) solely between or among KapStone and its wholly owned subsidiaries, (ii) required pursuant to the exercise of KapStone options or settlement of KapStone RSU awards outstanding on the date of the merger agreement in accordance with the terms of the applicable KapStone stock plan or any applicable deferral election as in effect on the date of the merger agreement or (iii) required under the KapStone ESPP with respect to the offering period in effect on the date of the merger agreement;

•
redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of tax withholding obligations or the payment of any exercise price with respect to KapStone options or KapStone RSU awards or acquisitions by KapStone in connection with the forfeiture of such equity awards;

•
split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests;

•
without limiting the generality of the preceding clause, change any outstanding KapStone shares into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event;

•
incur any obligation to make any payments based on the price or value of KapStone securities or dividends paid thereon;

•
in the case of KapStone, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any KapStone’s shares or other equity or voting interests, other than KapStone’s regular quarterly cash dividends on KapStone shares, not to exceed, in the case of any such dividend, $0.10 per share;

•
incur any indebtedness except for (i) indebtedness incurred under the existing credit facility in an amount not to exceed $5,000,000 in the aggregate, (ii) indebtedness solely between or among KapStone and any of its wholly owned subsidiaries, (iii) letters of credit issued in the ordinary course of business, and (iv) trade credit or trade payables in the ordinary course of business consistent with past practice, provided however, that KapStone will coordinate with WestRock in order to minimize the cost of repaying any such borrowings in connection with the closing, including with respect to any breakage costs;

•
make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to KapStone or any of its wholly owned subsidiaries;

•
sell any of their respective receivables under or incur any indebtedness under KapStone’s existing receivables facility (other than in the ordinary course of business consistent with past practice);

•
sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets or any interests therein other than (i) in the ordinary course of business consistent with past practice (A) sales and other dispositions (excluding sale and leaseback arrangements) for fair market value in an amount not to exceed $5,000,000 in the aggregate, (B) mortgages with respect to properties or assets with a fair market value in an amount not to exceed $5,000,000 in the aggregate and (C) sales of inventory, (ii) pursuant to material contracts identified in the KapStone disclosure letter, or

(iii) with respect to transactions (I) where KapStone is the disposing party, among KapStone and one or more of its wholly owned subsidiaries in the ordinary course of business consistent with past practice or (II) where its subsidiary is the disposing party, among KapStone and one or more of its subsidiaries or among its subsidiaries;
•
make or authorize any capital expenditures other than (i) in accordance with KapStone’s current plan and (ii) capital expenditures on items set forth in KapStone’s current plan in an amount not to exceed the amounts budgeted in KapStone’s current plan by an additional 10%, which amounts are set forth in the KapStone disclosure letter;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after the date of the merger agreement in U.S. GAAP or applicable law;

•
assign, transfer, lease, cancel, knowingly fail to renew or knowingly fail to extend any material permit, including any material environmental permit;

•
settle or compromise, or propose to settle or compromise, any claim or action involving or against KapStone or any of its subsidiaries, other than settlements or compromises involving only monetary payment by KapStone or any of its subsidiaries in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

•
abandon, encumber, convey title (in whole or in part), exclusively license or grant any exclusive right or other exclusive licenses to material intellectual property owned by or exclusively licensed to KapStone or any of its subsidiaries, or enter into licenses or agreements that impose material restrictions upon KapStone or any of its affiliates with respect to material intellectual property owned by any third party and impair the operation of the business of KapStone or any of its affiliates, in each case, other than in the ordinary course of business consistent with past practice;

•
enter into any contract or amendment of a contract if such contract or amendment would reasonably be expected to prevent or materially delay or adversely affect the consummation of the mergers or the other transactions contemplated by the merger agreement;

•
amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any material contract, except for (i) amendments of certain material contracts of KapStone and its subsidiaries described in the KapStone disclosure letter, (ii) terminations of material contracts, or (iii) non-renewals of material contracts, in each case in the ordinary course of business consistent with past practice;

•
enter into any material contract, except for certain material contracts of KapStone and its subsidiaries described in the KapStone disclosure letter;

•
make, revoke or change (or file a request to make any such change) any material tax election;

•
adopt or change any method of tax accounting or any annual tax accounting period;

•
file any amendment to a federal, state, local, foreign or other tax return reflecting a material amount of taxes;

•
enter into any material closing agreement or otherwise settle any material claim or assessment in respect of taxes;

•
surrender any right to claim a refund of material taxes;

•
consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of taxes;

•
except as required by applicable law (including to avoid the imposition of any penalty taxes under Section 409A of the Code) or as required by the terms of any KapStone benefit plan or collective bargaining agreement as in effect as of the date of the merger agreement, (i) grant any loan or any increase in the compensation or benefits of any KapStone personnel, other than grants or increases to KapStone personnel (other than directors or executive officers of KapStone or any of its subsidiaries) in the ordinary course of business consistent with past practice or with respect to changes in benefits under broad-based KapStone benefit plans made in the ordinary course of business consistent with past practice that do not materially increase the cost of providing benefits thereunder, (ii) grant any new equity award or other equity-based incentive compensation, (iii) establish, adopt, enter into or amend in any material respect any KapStone benefit plan (or any plan, program, agreement or arrangement that would be a KapStone benefit plan if it were in existence on the date of the merger agreement), other than amendments made in the ordinary course of business consistent with past practice that do not materially increase the cost of providing benefits thereunder, (iv) take any action to fund or in any way secure the payment of any compensation or benefits under any KapStone benefit plan, other than contributions made in the ordinary course of business consistent with past practice to any KapStone benefit plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or non-U.S. applicable law in the case of any non-U.S. KapStone benefit plan or (v) except as required by U.S. GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which contributions are determined;
•
terminate the employment of any officer, senior director or senior manager of KapStone or any of its subsidiaries, other than due to such individual’s death, disability or for cause (each as determined by KapStone or its applicable subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice);

•
hire any individual as an officer, senior director or senior manager of KapStone or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•
provide any written or broad-based oral communication to any KapStone personnel regarding the compensation, benefits or other treatment they will receive following the effective time (other than any ordinary course communication regarding any increase in compensation that, if effected, would be permitted under the merger agreement), unless WestRock is provided with the reasonable opportunity to review and comment on such communications (it being agreed that WestRock will use reasonable best efforts to respond promptly within three business days) or such communications are consistent with those previously agreed to by WestRock and KapStone;

•
directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between KapStone and a wholly owned subsidiary of KapStone or between wholly owned subsidiaries of KapStone, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by KapStone and its subsidiaries in connection with any such transactions would exceed $5,000,000 individually or $10,000,000 in the aggregate;

•
enter into, modify, amend, extend, renew, replace or terminate any collective bargaining agreement, other than in the ordinary course of business consistent with past practice;

•
dissolve or liquidate any subsidiary of KapStone;

•
enter into any new line of business that is not reasonably related to the existing business of KapStone or its subsidiaries; or

•
agree, authorize, commit or propose to take any of the foregoing actions.

Conduct of Business of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub Pending the Mergers
Except as otherwise required or expressly contemplated by the merger agreement, if KapStone will otherwise consent (which consent cannot be unreasonably withheld, conditioned or delayed), as required by applicable law, or as set forth in the WestRock disclosure letter, from the date of the merger agreement and prior to the effective time WestRock will not, and will not permit its subsidiaries to:

•
amend the organizational documents of WestRock in any material respect to the extent adversely affecting the WestRock shares;

•
(i) redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of tax withholding obligations or the payment of any exercise or base price with respect to WestRock restricted stock awards, WestRock options, WestRock SARs or WestRock RSU awards or acquisitions by WestRock in connection with the forfeiture of such equity awards or pursuant to a customary stock repurchase plan in accordance with Rule 10b-18 under the Exchange Act; (ii) split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests; or (iii) incur any obligation to make any payments based on the price or value of WestRock securities or dividends paid thereon, in each case other than in connection with the grant of WestRock equity-based awards under the WestRock stock plans (including purchase rights under the WestRock ESPP) in the ordinary course of business or as otherwise required under the terms of any WestRock compensation or benefit plan, program, arrangement or agreements;

•
in the case of WestRock, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of WestRock’s shares or other equity or voting interests, other than WestRock’s regular quarterly cash dividends on WestRock shares, not to exceed, in the case of any such dividend, $0.43 per share, subject to increase in the ordinary course of business; or

•
agree, authorize, commit or propose to take any of the foregoing actions.

No Solicitation
Under the merger agreement KapStone is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.
Except as expressly permitted in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, KapStone will not, and will cause its subsidiaries, directors and officers (in their capacities as such) not to, and will use its reasonable best efforts to cause (and will direct) its and its affiliates’ employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively referred to as representatives) not to:
•
directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•
directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•
approve, endorse or recommend any acquisition proposal; or

•
enter into any alternative acquisition agreement.

KapStone will, and will cause its subsidiaries, directors and officers (in their capacities as such) to, and will use its reasonable best efforts to cause (and will direct) its and its affiliates’ representatives to:
•
immediately cease and cause to be terminated all discussions and negotiations with any person or legal entity or its representatives that may be ongoing with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•
immediately request the prompt return or destruction of all confidential information previously furnished any such person or legal entity or its representatives; and

•
immediately terminate all physical and electronic data room access previously granted to such person or legal entity or its representatives.

Any violation of the covenant in the merger agreement applicable to KapStone prohibiting the solicitation or discussion of acquisition proposals with third parties by any of KapStone’s officers or directors or by any other representative of KapStone (if KapStone did not use reasonable best efforts to prevent such breach) will be deemed to be a breach of such covenant by KapStone.
Discussions; Notice of Acquisition Proposals
Notwithstanding anything to the contrary in the merger agreement, if at any time prior to obtaining the KapStone stockholder approval, KapStone or any of its representatives receives a written acquisition proposal that the KapStone board reasonably believes is bona fide from any person or group of persons, which acquisition proposal did not result from a breach of the covenant in the merger agreement prohibiting the solicitation or discussion of acquisition proposals with third parties, and in the case of the following clauses (ii) and (iii), the KapStone board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, based on information then available, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, then KapStone and its representatives may (i) contact the person or group of persons who has made such acquisition proposal in order to clarify terms for the sole purpose of the KapStone board informing itself about such acquisition proposal, (ii) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to KapStone and its subsidiaries to the person or group of persons who has made such acquisition proposal; provided, that KapStone will substantially concurrently provide or make available to WestRock any such information that is provided or made available to such person or group of persons that was not previously provided to WestRock or its representatives and (iii) engage in or otherwise participate in discussions or negotiations with (and only with) the person or group of persons making such acquisition proposal and their respective representatives (in such representatives’ capacities as such).
KapStone will promptly (and in no event later than 24 hours after receipt) notify WestRock in writing after receipt by KapStone or any of its representatives of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, including of the identity of the person or legal entity making such proposal or offer and the material terms and conditions thereof  (including any subsequent changes thereto), and will promptly (and in no event later than 24 hours after receipt) provide copies to WestRock of any written proposals, indications of interest or draft agreements and material related documentation provided by the person or entity making such proposal or offer or any of its representatives relating to such proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal. KapStone also agreed to keep WestRock reasonably informed, on a prompt basis, as to the status of  (including changes to any material terms or conditions of, and any other material developments with respect to) such proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (including by promptly (and in no event later than 24 hours after receipt) providing to WestRock copies of any additional or revised proposals, indications of interest or draft agreements and material related documentation provided by the person making such proposal or offer or any of its representatives relating to such acquisition proposal). KapStone agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits KapStone from providing any information to WestRock in accordance with the merger agreement.
Adverse Recommendation Change; Entry into an Alternative Acquisition Agreement
Except as set forth below, the KapStone board will not:
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(i) change, withhold, withdraw, qualify or modify, in a manner adverse to WestRock (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the KapStone recommendation, (ii) fail to include the KapStone recommendation in this proxy statement/prospectus, (iii) approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend to the KapStone stockholders, an acquisition proposal, (iv) if a tender offer or exchange offer for KapStone shares that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the KapStone stockholders or (v) if an acquisition proposal is made public, fail to reaffirm the KapStone recommendation within 10 business days after the request of WestRock (provided that the KapStone board is only obligated to make one reaffirmation with respect to any acquisition proposal and one reaffirmation with respect to any amendment thereto) (any action described in this section referred to as an adverse recommendation change); or
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authorize, adopt or approve an acquisition proposal, or cause or permit KapStone or its subsidiaries to enter into any alternative acquisition agreement.

Notwithstanding anything in the merger agreement to the contrary, at any time prior to obtaining the KapStone stockholder approval, the KapStone board may:
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effect an adverse recommendation change in a situation that is not in response to a superior proposal if the KapStone board has determined in good faith, after consultation with outside legal counsel, that the failure to effect an adverse recommendation change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or

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if KapStone receives an acquisition proposal that the KapStone board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, constitutes a superior proposal, authorize, adopt or approve such superior proposal and cause or permit KapStone to enter into an alternative acquisition agreement with respect to such superior proposal.

However, the KapStone board may only cause or permit KapStone to enter into an alternative acquisition agreement as set forth above if KapStone terminates the merger agreement in accordance with its terms concurrently with entering into such alternative acquisition agreement and pays the termination fee in compliance with the merger agreement and may only take the actions described in the immediately preceding sentence if:
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KapStone provided prior written notice to WestRock of its or the KapStone board’s intention to take such actions at least four business days in advance of taking such action, which notice will specify (i) in the case of a superior proposal, the material terms of the superior proposal and will include a copy of the relevant proposed transaction agreements with, and the identity of, the person making the superior proposal, or (ii) in the case of a proposed adverse recommendation change not involving a superior proposal, the material circumstances giving rise to the adverse recommendation change (and KapStone will keep WestRock reasonably informed of any material developments with respect thereto);

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after providing such notice and prior to effecting an adverse recommendation change, KapStone will have, and will have caused its representatives to, negotiate with WestRock in good faith (to the extent WestRock desires to negotiate) during such four business day period to make such adjustments as requested by WestRock in the terms and conditions of the merger agreement as would permit the KapStone board not to effect such adverse recommendation change; and

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the KapStone board will have considered in good faith any changes to the merger agreement or other arrangements that may be offered in writing by WestRock by 5:00 p.m. New York City time on the fourth business day of such four business day period and will have determined in good faith (i) with respect to a proposed adverse recommendation change not based on the receipt of a superior proposal, after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the adverse recommendation change and (ii) with respect to causing or permitting KapStone to enter into an alternative acquisition agreement with respect to a superior proposal, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the acquisition proposal received by KapStone would continue to constitute a superior proposal, in each case, if such changes offered in writing by WestRock were given effect (provided that any amendment to any financial or other material term of such superior proposal will require a new notice and a new two business day period).

In this proxy statement/prospectus, an “acquisition proposal” means any bona fide proposal or offer from any person or group of persons (other than WestRock, Holdco, WestRock Merger Sub or KapStone Merger Sub) providing for (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of  (A) 15% or more (based on the fair market value) of assets (including capital stock of KapStone’s subsidiaries) of KapStone and its subsidiaries, taken as a whole, or (B) shares or other equity securities of KapStone which together with any other shares or other equity securities of KapStone beneficially owned by such person or group, would equal 15% or more of the aggregate voting power of KapStone, (ii) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 15% or more of the aggregate voting power of KapStone, (iii) any merger, amalgamation, consolidation, business combination, recapitalization, joint venture, binding share exchange or similar transaction involving KapStone pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 15% or more of the aggregate voting power of KapStone or of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of KapStone or such surviving or resulting entity or (iv) any combination of the foregoing, other than, in each case, the transactions contemplated by the merger agreement.
In this proxy statement/prospectus, an “alternative acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, option agreement, alliance agreement, partnership agreement, merger agreement, acquisition agreement or other similar agreement (other than any such arrangement with WestRock, an acceptable confidentiality agreement, customary clean team agreements entered into in connection with the evaluation of any acquisition proposal with respect to which such party is permitted to negotiate in accordance with the terms of the merger agreement and engagement letters with KapStone’s advisors and consultants) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal.
In this proxy statement/prospectus, a “superior proposal” means any bona fide acquisition proposal from a person or group of persons (other than WestRock, Holdco, WestRock Merger Sub or KapStone Merger Sub and any entity that is a party to a voting agreement or any of its affiliates) (with all percentages in the definition of  “acquisition proposal” increased to 65%) and which the KapStone board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, (ii) if consummated, would be more favorable from a financial point of view to the holders of KapStone shares than the mergers, in each case, taking into account all financial, legal, regulatory and other aspects of such acquisition proposal and of the merger agreement (including any changes to the terms of the merger agreement proposed by WestRock and any fees to be paid by KapStone pursuant to the merger agreement) and (iii) did not result from a breach (other than an immaterial breach) of the restrictions in the merger agreement on solicitation or discussion of acquisition proposals with third parties by KapStone or any violation of such restrictions by any director or officer of KapStone (acting in its capacity as such) or any other representatives of KapStone if KapStone did not use reasonable best efforts to prevent such violation.
Holdco, WestRock Merger Sub and KapStone Merger Sub Stockholder Approval
Immediately following execution of the merger agreement, WestRock approved the merger agreement in its capacity as sole stockholder of Holdco in accordance with applicable law and the organizational documents of Holdco, and Holdco approved the merger agreement in its capacity as the sole stockholder of WestRock Merger Sub and KapStone Merger Sub, in accordance with applicable law and the organizational documents of WestRock Merger Sub and KapStone Merger Sub, respectively.
Special Meeting for KapStone Stockholder Approval
Subject to the merger agreement and notwithstanding any adverse recommendation change, KapStone will take all necessary actions in accordance with applicable law, the KapStone organizational documents and the rules of the NYSE to duly call, give notice of, convene and hold the KapStone special meeting for the purpose of obtaining the KapStone stockholder approval, as soon as reasonably practicable after the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective under the Securities Act. Unless there has been an adverse recommendation change in accordance with the terms of the merger agreement, KapStone will use its reasonable best efforts to obtain the KapStone stockholder approval. KapStone will not adjourn, recess or postpone the KapStone special meeting, except that KapStone may, acting in good faith after consulting with its outside legal counsel, adjourn, recess or postpone the KapStone special meeting:

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to the extent (and only to the extent) necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the KapStone stockholders within a reasonable amount of time in advance of the KapStone special meeting;

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if as of the time for which the KapStone special meeting is originally scheduled (as set forth in this proxy statement/prospectus) there are insufficient KapStone shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the KapStone special meeting or to solicit additional proxies and votes in favor of adoption of the merger agreement if sufficient votes to constitute the KapStone stockholder approval have not been obtained, but only to the extent necessary to obtain such quorum or such sufficient votes and KapStone (unless there has been an adverse recommendation change) uses its reasonable best efforts to obtain such a quorum or such sufficient votes as promptly as reasonably practicable; or

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to the extent (and only to the extent) required by applicable law.

Unless KapStone and WestRock are then in negotiations as described under the caption “— Adverse Recommendation Change; Entry into an Alternative Acquisition Agreement”, beginning on page 118, in no event will all such adjournments, recesses or postponements exceed ten business days in the aggregate, except as required to comply with applicable law or the provisions of the KapStone organizational documents.
KapStone agreed that, unless the merger agreement is terminated in accordance with its terms, KapStone’s obligations to hold the KapStone special meeting will not be affected by the commencement, public proposal, public disclosure or communication to KapStone of any acquisition proposal or by the making of any adverse recommendation change by the KapStone board.
Efforts to Close the Merger
Subject to the terms and conditions of the merger agreement, KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub will cooperate with the other parties to the merger agreement and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to promptly:
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take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the mergers and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

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obtain all approvals, consents, registrations, waivers, permits (including any permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including the transfer of any environmental permit;

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execute and deliver any additional instruments necessary to consummate the mergers and the other transactions contemplated by the merger agreement; and

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defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement.

However, in the case of each of the items listed above under this section, other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to regulatory laws which are the subject of the provisions of the merger agreement described under “— Antitrust Filings and Related Actions”, beginning on page 122.

Takeover Laws
In furtherance and not in limitation of the foregoing, KapStone and WestRock will also each use their reasonable best efforts to (i) take all action necessary to ensure that no takeover laws (including “fair price”, “moratorium”, “control share acquisition” statutes or regulations) are or become applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such takeover laws and (ii) if the restrictions of such takeover law become applicable to any of the transactions contemplated by the merger agreement, take all action necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such takeover law on the transactions contemplated thereby.
Antitrust Filings and Related Actions
KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub agreed to:
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make an appropriate filing of a notification and report form pursuant to the HSR Act within ten business days after the date of the merger agreement, unless otherwise mutually agreed to by the parties, and any other applicable regulatory law with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable and advisable following the date of the merger agreement;

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supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable regulatory law; and

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use reasonable best efforts to take or cause to be taken all other actions necessary to cause as promptly as reasonably practicable the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable regulatory laws and to obtain as promptly as reasonably practicable all consents under any regulatory laws that may be required by the FTC, the DOJ or any governmental entity with competent jurisdiction, so as to enable the parties thereto to consummate the mergers and the other transactions contemplated by the merger agreement.

In furtherance and not in limitation of the foregoing, each of KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub will take or cause to be taken as promptly as practicable all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any regulatory law, including:
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defending any action challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed);

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executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person;

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selling, divesting, conveying or holding separate or otherwise taking any other action that limits WestRock’s and its subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of WestRock or KapStone or their respective subsidiaries, or agreeing to take any such action;

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terminating existing relationships, contractual rights or obligations of KapStone or WestRock or their respective subsidiaries; and

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effectuating any other change or restructuring of KapStone or WestRock or their respective subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable regulatory laws or to resolve any objections asserted by any governmental entity with competent jurisdiction.

The last four points in the preceding list are referred to as divestiture actions. In the event that alternative divestiture actions would result in the parties resolving objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any applicable regulatory law and obtaining all consents under requisite applicable regulatory laws that may be required by the FTC, the DOJ or any governmental entity with competent jurisdiction, so as to enable the parties to the merger agreement to consummate the mergers and the other transactions contemplated thereby, as between KapStone and WestRock, WestRock will be entitled to make the final determination as to which of such alternative divestiture actions to pursue so long as such determination otherwise complies with the terms of the merger agreement.
In no event will WestRock or any of its subsidiaries be required to take, and KapStone and its subsidiaries will not take or agree to take, any divestiture action with respect to any products, services, assets, businesses or contractual arrangements of KapStone, WestRock or any of their respective subsidiaries if such divestiture action, taken together with all other divestiture actions, would require (i) the divestiture of any mill that had annual production capacity as of September 30, 2017 of more than 600,000 tons of product (in the case of a mill owned by WestRock, as disclosed in the most recent Annual Report on Form 10-K filed by WestRock with the SEC as of the date of the merger agreement) or (ii) any divestiture actions (without giving effect to a divestiture action contemplated by clause (i)) that would reasonably be expected to have a material adverse effect on KapStone, WestRock and their respective subsidiaries, taken as a whole (provided that for purposes of determining whether divestiture actions with respect to any products, services, assets, businesses or contractual arrangements of KapStone, WestRock or their respective subsidiaries would reasonably be expected to have a material adverse effect on KapStone, WestRock and their respective subsidiaries, taken as a whole, KapStone, WestRock and their respective subsidiaries, taken as a whole, will be deemed to be a company the size of  (and with net sales and net earnings equal to the comparable financial metrics of those of) KapStone and its subsidiaries, taken as a whole). Neither KapStone nor its subsidiaries will be required to take or agree to take any divestiture action unless the effectiveness thereof is conditioned upon the closing, and neither KapStone nor any of its subsidiaries will take or agree to take any divestiture action inconsistent with the preceding sentence without WestRock’s prior written consent.
KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub will each use its reasonable best efforts to:
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cooperate in all respects with each other in connection with any filing or submission with a governmental entity by any person in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private party;

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keep the other parties to the merger agreement informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the FTC, the DOJ or any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

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subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties to the merger agreement with respect to information relating to the other parties to the merger agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any governmental entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement; and

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to the extent practicable and permitted by the FTC, the DOJ or such other applicable governmental entity or private party, as the case may be, give the other parties to the merger agreement the opportunity to attend and participate in any meetings and conferences.

Indemnification, Exculpation and Insurance of Directors and Executive Officers
WestRock and Holdco each agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors, officers or employees of KapStone and its subsidiaries as provided in their respective organizational documents and any indemnification or other similar agreements of KapStone or any of its subsidiaries, in each case as in effect on the date of the merger agreement, will be assumed at the effective time by the KapStone surviving company and will survive the KapStone merger and continue in full force and effect in accordance with their terms.
Following the effective time, the KapStone surviving company will, and WestRock and Holdco will cause the KapStone surviving company to, (i) maintain in effect the provisions in its certificate of incorporation or bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each individual who was prior to the date of the merger agreement or was as of the date of the merger agreement, or who becomes prior to the effective time, a director or officer of KapStone or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of KapStone or any of its subsidiaries as a director or officer of another legal entity, as applicable, with respect to facts or circumstances occurring at or prior to the effective time and (ii) to indemnify, defend and hold harmless each such individual with respect to facts or circumstances occurring at or prior to the effective time to the fullest extent permitted from time to time under applicable law (and pay the reasonable fees and expenses of counsel selected by such individual promptly after statements therefor are received and otherwise advance to such individual upon request, reimbursement of documented expenses reasonably incurred (provided that the individual to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such individual is not legally entitled to indemnification under applicable law)).
In the event that WestRock, Holdco, the KapStone surviving company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other legal entity and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, WestRock, Holdco or the KapStone surviving company, as applicable, will cause proper provision to be made so that the successors and assigns of WestRock, Holdco or the KapStone surviving company, as applicable, assume the obligations set forth in the merger agreement.
For a period of six years from and after the effective time, Holdco and WestRock will cause the KapStone surviving company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by KapStone or its subsidiaries or provide substitute policies for KapStone and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by KapStone in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by KapStone with respect to claims arising from facts or events that occurred on or before the effective time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance). However, in no event will the KapStone surviving company, WestRock or Holdco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by KapStone for such insurance policy for the fiscal year ended December 31, 2017 (referred to as the maximum amount). If such insurance can only be obtained at an annual premium in excess of the maximum amount, the KapStone surviving company, WestRock or Holdco will obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the maximum amount. In lieu of such insurance, prior to the closing date KapStone may, if it has received the prior written consent of WestRock, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for KapStone and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by KapStone, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by KapStone with respect to claims arising from facts or events that occurred on or before the effective time. In the event KapStone purchases such tail coverage, the surviving company will cease to have any obligations under the first sentence of this paragraph. For a period of six years from and after the effective time, the KapStone surviving company will maintain such policies in full force and effect and continue to honor the obligations thereunder.
From and after the effective time, WestRock and Holdco will guarantee the prompt payment of the obligations of the KapStone surviving company and its subsidiaries related to indemnification, exculpation and insurance under the provisions of the merger agreement described in this section.
The provisions of the merger agreement related to indemnification, exculpation and insurance described in this section (i) will survive consummation of the mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the individuals referred to in this section), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise.
Employee Matters
For a period of at least one year following the closing date, Holdco will, or will cause its subsidiaries to, provide each continuing employee with (i) at least the same salary, wages and incentive compensation opportunities (which may be provided in the form of cash or equity compensation) as the salary, wages and incentive compensation opportunities (including equity compensation) provided to such continuing employee as of immediately prior to the closing date and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such continuing employee under the applicable KapStone benefit plans (other than equity compensation and defined benefit plans) disclosed to WestRock in the KapStone disclosure letter or the benefit plans of Victory Packaging, L.P. disclosed to WestRock within 30 days of the date of the merger agreement, in each case as in effect as of immediately prior to the closing date; provided, that any employee benefits provided by KapStone or any of its subsidiaries pursuant to the requirements of applicable law will be provided by Holdco and its subsidiaries pursuant to applicable law; provided further that, during such one-year period, in no event will a continuing employee’s eligibility for severance compensation be reduced.
Holdco will, and will cause its subsidiaries to, credit each continuing employee for service earned on and prior to the effective time with KapStone and its affiliates, or any of their respective predecessors, in addition to service earned with Holdco and its subsidiaries on or after the closing date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Holdco or any of its subsidiaries in which the continuing employees are eligible to participate on or after the closing date (other than any such plan that as of immediately prior to the closing date is frozen to new participants) and (ii) for such additional purposes as may be required by applicable law, in each case, if an analogous KapStone benefit plan was in effect as of immediately prior to the closing date, to the extent such service would have been recognized by KapStone or its applicable subsidiary under such analogous KapStone benefit plan as of immediately prior to the closing date; provided that nothing in the merger agreement will result in a duplication of benefits with respect to continuing employees.
Holdco will, or will cause its subsidiaries to, waive (or in the case of any insured arrangements, use commercially reasonable efforts to waive) limitations on benefits relating to any pre-existing conditions of continuing employees and their eligible spouses and dependents and any evidence of insurability, actively at work, or similar requirements, limitations or exclusions. Holdco will, and will cause its subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health, dental and vision plans applicable to continuing employees, deductible and out-of-pocket expenses paid by continuing employees and their respective spouses and dependents under KapStone’s or any of its affiliates’ health plans in the calendar year in which the effective time occurs.
Holdco will, and will cause its subsidiaries to honor the terms of KapStone benefit plans, including KapStone’s benefit arrangements described under “Proposal 1: Adoption of the Merger Agreement —  Financial Interests of KapStone Directors and Officers in the Mergers”, beginning on page 77. Bonuses for any performance cycle that has commenced but not ended prior to the closing date will be treated as described under “Proposal 1: Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers — Pro Rata 2018 Annual Bonuses”, beginning on page 80.
Without otherwise limiting the generality of the provisions of the merger agreement relating to third party beneficiaries, the provisions of the merger agreement related to employee benefits are for the sole benefit of the parties to the merger agreement and nothing therein, express or implied, is intended or will be construed to confer upon or give to any person or legal entity (including, for the avoidance of doubt, any continuing employee or other current or former employee of KapStone or any of its affiliates), other than the parties to the merger agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in the provisions of the merger agreement related to employees benefits) under or by reason of any provision of the merger agreement. Nothing in the provisions of the merger agreement related to employee benefits will constitute or be deemed to constitute the establishment, adoption or amendment of any KapStone benefit plan or any other employee benefit plan, program, agreement or other arrangement. Neither Holdco nor any of its subsidiaries have any obligation to continue to employ or retain the services of any continuing employee or any other employee of KapStone or any of its affiliates for any period of time following the closing.
Other Covenants
Access to Information; Confidentiality
Subject to applicable law and certain other limitations set forth in the merger agreement, KapStone will, and will cause its subsidiaries to, afford WestRock and its representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the effective time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, KapStone and its subsidiaries will furnish promptly to WestRock (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (ii) all other information concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of KapStone and its subsidiaries).
Subject to certain limitations in the merger agreement, KapStone will inform WestRock as to the general nature of any information that is being withheld pursuant to the merger agreement. Notwithstanding anything in the merger agreement to the contrary, KapStone is not required to provide any access or make any disclosure to WestRock to the extent such access or information is reasonably pertinent to a litigation where KapStone or any of its affiliates, on the one hand, and WestRock or any of its affiliates, on the other hand, are adverse parties.
KapStone may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to WestRock as “outside counsel only material”. Such material and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from KapStone or its legal counsel. All information exchanged pursuant to this section is subject to the confidentiality agreement, dated as of December 14, 2017, between WestRock and KapStone, as amended by the amendment thereto, dated as of December 29, 2017.
Subject to the merger agreement, KapStone will, and will cause its subsidiaries to, reasonably cooperate with WestRock and its subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the closing date.
De-Listing and Deregistration of KapStone Shares
WestRock will cause KapStone’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time.
Listing of Holdco Shares
Holdco will use its reasonable best efforts to cause the Holdco shares that will be issued in the Holdco stock issuance to be listed on the NYSE, subject to official notice of issuance, prior to the effective time.

Credit Facility Matters
At the written request of WestRock to be provided at least ten days prior to the effective time, KapStone will provide any requisite notices to terminate the existing credit facility as of the effective time, with such notices being conditional upon the effectiveness of the transactions contemplated by the merger agreement, and will request and use reasonable best efforts to obtain and deliver to WestRock at the effective time a payoff letter (or confirmation that no amounts are then outstanding under KapStone’s existing credit facility) from the agent under KapStone’s existing credit facility in form and substance reasonably satisfactory to KapStone and WestRock with respect thereto.
Financing Cooperation
WestRock will and will cause its affiliates and its and their representatives to use their respective reasonable best efforts to arrange debt financing of WestRock or any of its affiliates necessary to be obtained in connection with the transactions contemplated by the merger agreement (referred to as the financing).
Prior to the closing date, KapStone will use its reasonable best efforts to provide, and cause its subsidiaries and representatives to provide, to WestRock, in each case at WestRock’s sole expense, such reasonable cooperation as is customary and reasonably requested by WestRock in connection with the arrangement of the financing, including using reasonable best efforts to:
•
furnish WestRock and its financing sources with information regarding KapStone and its subsidiaries of a type and form customarily included in an offering memorandum with respect to a private placement pursuant to Rule 144A promulgated under the Securities Act for financings similar to such financing or required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided that the assumptions underlying the pro forma adjustments to be made are the responsibility of WestRock) for registered offerings of debt securities, and information relating to KapStone and its subsidiaries customary for use in information documents with respect to the placement, arrangement or syndication of loans of the type contemplated by such financing, as applicable (including using reasonable best efforts to deliver to WestRock the audited and unaudited financial statements of KapStone and its subsidiaries as of dates specified in the merger agreement) (such information referred to as the required financial information);

•
cause its senior management to be available for and participate in a reasonable number of requested meetings (including customary one-on-one meetings (or conference calls in lieu thereof) that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, such financing and KapStone’s senior management and representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and WestRock’s financing sources in connection with such financing;

•
assist with the preparation of customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with such financing;

•
request its independent auditors to provide reasonable assistance to WestRock (including by providing consent to WestRock to prepare and use their audit reports relating to KapStone and any necessary “comfort letters” (including “negative assurance”), in each case on customary terms in connection with the financing);

•
take all corporate actions, subject to the occurrence of the closing date, reasonably requested by WestRock to permit the consummation of the financing and to permit the proceeds thereof to be made available to WestRock at the closing date;

•
cooperate reasonably with WestRock’s financing sources’ due diligence, to the extent customary and reasonable;

•
arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered on the closing date providing for the payoff, discharge and termination on the closing date of all indebtedness contemplated by the definitive agreements in respect of such financing to be paid off, discharged and terminated on the closing date;

•
provide customary materials that facilitate the perfection or enforcement of liens on the assets of KapStone or any of its subsidiaries, pursuant to such agreements as may be reasonably requested for such financing;

•
to the extent reasonably requested by WestRock or its financing sources, furnish WestRock and its financing sources at least three business days prior to the closing date with all documentation and other information required by governmental entities with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations;

•
cooperate with the marketing efforts of WestRock and its financing sources;

•
provide requested customary authorization letters to WestRock’s financing sources; and

•
at the reasonable request of WestRock, file a report on Form 8-K with the SEC disclosing information identified by WestRock relating to KapStone and its subsidiaries for purposes of permitting such information to be included in marketing materials or memoranda for such financing to be provided to potential investors who do not wish to receive material non-public information with respect to KapStone and its subsidiaries, which information will be subject to the approval of KapStone, not to be unreasonably withheld, delayed or conditioned (referred to as a KapStone financing filing).

In no event will the financing cooperation provisions of the merger agreement require KapStone or any of its subsidiaries to:
•
bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability prior to the closing in connection with any debt financing of WestRock or any of its affiliates in connection with the transactions contemplated by the merger agreement;

•
take any actions to the extent such actions would unreasonably interfere with KapStone’s ongoing business or operations of KapStone and its subsidiaries;

•
take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation and bylaws or comparable organizational documents of KapStone or any of its subsidiaries, any applicable law or any contract to which KapStone or any of its subsidiaries is a party;

•
cause or facilitate the KapStone board or any board of directors or equivalent bodies of any KapStone subsidiary to approve or adopt any financing or agreements related thereto (or any alternative financing) at or prior to the effective time; or

•
execute or deliver any definitive agreements, certificates or instruments (other than the customary authorization letters to WestRock’s financing sources contemplated above) in respect of any financing (or any alternative financing) at or prior to the effective time.

KapStone has consented to the use of its and its subsidiaries’ logos in connection with any debt financing of WestRock or any of its affiliates in connection with the transactions contemplated by the merger agreement if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage KapStone or any of its subsidiaries or the reputation or goodwill of KapStone or any of its subsidiaries.
WestRock will indemnify and hold harmless KapStone, its subsidiaries and their respective representatives from and against any and all losses, liabilities, damages and reasonable out-of-pocket costs or expenses suffered or incurred by any of them arising out of or resulting from any cooperation pursuant to the financing cooperation provisions of the merger agreement, except to the extent suffered or incurred as a result of such indemnitee’s, or such indemnitee’s representatives’, fraud, gross negligence, bad faith, willful misconduct or intentional material breach of the merger agreement.
KapStone will, upon the reasonable request of WestRock, use its reasonable best efforts to periodically update any required financial information included in any offering documents, bank information memoranda and similar documents reasonably required in connection with any debt financing of WestRock or any of its affiliates in connection with the transactions contemplated by the merger agreement and any KapStone financing filing.
Transaction Litigation
Subject to applicable law, KapStone will give WestRock the opportunity to participate in the defense or settlement of any litigation against KapStone or its directors or officers by a holder of securities of KapStone relating to the mergers, this proxy statement/prospectus or any other transactions contemplated by the merger agreement and no such settlement will be agreed to without the prior written consent of WestRock, which consent will not be unreasonably withheld, conditioned or delayed.
Tax Matters
WestRock and KapStone will, and will cause their affiliates to, each use reasonable best efforts to:
•
cause the WestRock merger to qualify as a transaction described in Section 351 of the Code, a “reorganization” within the meaning of Section 368(a) of the Code or both (referred to as the WestRock intended tax treatment);

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cause the KapStone merger, when taken together with the WestRock merger, to qualify as a transaction described in Section 351 of the Code (referred to as the KapStone intended tax treatment); and

•
obtain the tax opinions described under “— Conditions to the Closing of the Mergers — Conditions to Obligation of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to Effect the Mergers”, beginning on page 130, and “— Conditions to the Closing of the Mergers — Conditions to Obligation of KapStone to Effect the Mergers”, beginning on page 131.

WestRock, KapStone, Holdco, WestRock Merger Sub and KapStone Merger Sub have agreed to provide Cravath and Sidley with such certificates containing representations as each of Cravath and Sidley may reasonably request in connection with rendering its respective opinion. Each of WestRock, KapStone, Holdco, WestRock Merger Sub and KapStone Merger Sub will use reasonable best efforts:
•
not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in the immediately preceding sentence; and

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to cause each tax counsel to issue its opinion pursuant to the applicable condition described under “— Conditions to the Closing of the Mergers”, beginning on page 129.

Neither WestRock nor KapStone will take (or fail to take), or permit any of its affiliates to take (or fail to take), any action which action (or failure to act) would reasonably be expected to cause the WestRock Merger or the KapStone merger to fail to qualify for the WestRock intended tax treatment or the KapStone intended tax treatment, respectively.
Conditions to the Closing of the Mergers
Conditions to Each Party’s Obligation to Effect the Mergers
The respective obligations of KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to effect the mergers are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:
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the KapStone stockholder approval having been obtained;

•
the waiting period (and any extension thereof) applicable to the consummation of the KapStone merger under the HSR Act having expired or been terminated and all other required antitrust approvals having been obtained;

•
no material applicable law and no order, judgment, injunction or ruling of any governmental entity of competent jurisdiction being in effect that prevents, makes illegal or prohibits the consummation of the KapStone merger or the WestRock merger;

•
the Registration Statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective under the Securities Act and no stop-order suspending the effectiveness thereof having been issued by the SEC and no action for that purpose having been initiated by the SEC; and

•
the Holdco shares to be issued in the Holdco stock issuance having been authorized for listing on the NYSE, subject to official notice of issuance.

Conditions to Obligation of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to Effect the Mergers
The obligation of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to effect the mergers is further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:
•
KapStone’s representations and warranties in the merger agreement pertaining to due incorporation, valid existence, good standing, corporate power and authority, brokers’ fees and expenses and capital structure (other than with respect to KapStone shares outstanding or held in KapStone’s treasury and shares of KapStone preferred stock outstanding) being true and correct in all material respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
KapStone’s representations and warranties in the merger agreement pertaining to capital structure with respect to KapStone shares outstanding or held in KapStone’s treasury and shares of KapStone preferred stock outstanding being true and correct, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
KapStone’s representations and warranties in the merger agreement pertaining to the absence of a KapStone material adverse effect in the merger agreement being true and correct in all respects at and as of the closing date as if made at and as of such time;

•
all other representations and warranties of KapStone in the merger agreement being true and correct (without giving effect to any limitation as to materiality or KapStone material adverse effect set forth therein) at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or KapStone material adverse effect set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a KapStone material adverse effect;

•
KapStone having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

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KapStone having delivered to WestRock a certificate, dated as of the closing date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions to WestRock’s obligation to effect the mergers set forth above have been satisfied; and

•
WestRock having received an opinion of Cravath or another nationally recognized law firm, in form and substance reasonably satisfactory to WestRock, dated the date of the effective time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions, for United States federal income tax purposes, the WestRock merger should qualify for the WestRock intended tax treatment.

Conditions to Obligation of KapStone to Effect the Mergers
The obligations of KapStone to consummate the mergers are further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:
•
the representations and warranties of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub in the merger agreement pertaining to due incorporation, valid existence, good standing, corporate power and authority, and brokers’ fees and expenses and capital structure (other than with respect to WestRock shares outstanding or shares of WestRock preferred stock outstanding) being true and correct in all material respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
WestRock’s representations and warranties in the merger agreement pertaining to capital structure with respect to WestRock shares outstanding and shares of WestRock preferred stock outstanding being true and correct, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
WestRock’s representations and warranties in the merger agreement pertaining to the absence of a WestRock material adverse effect being true and correct in all respects at and as of the closing date as if made at and as of such time;

•
all other representations and warranties of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub in the merger agreement being true and correct (without giving effect to any limitation as to materiality or WestRock material adverse effect set forth therein) at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as materiality or WestRock material adverse effect set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a WestRock material adverse effect;

•
WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement or prior to the closing date;

•
WestRock having delivered to KapStone a certificate, dated as of the closing date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions to KapStone’s obligation to effect the mergers set forth above, have been satisfied; and

•
KapStone having received an opinion of Sidley or another nationally recognized law firm, in form and substance reasonably satisfactory to KapStone, dated the date of the effective time, substantially to the effect that, upon the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the KapStone merger, when taken together with the WestRock merger, should qualify for the KapStone intended tax treatment.

Termination of the Merger Agreement
Termination
The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the KapStone stockholder approval, by mutual written consent of KapStone and WestRock.
The merger agreement may be terminated at any time prior to the effective time, by either KapStone or WestRock:
•
if the mergers are not consummated on or before the end date, which is October 29, 2018. However, (i) if, on the end date, any of the conditions to the closing set forth in the merger agreement relating to antitrust or legal restraints (if such legal restraint is in respect of any regulatory law) is not satisfied or (to the extent permitted by applicable law) waived by both KapStone and WestRock, but all other conditions to the closing (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied, then the end date will, without any action on the part of the parties to the merger agreement, be extended to April 29, 2019, or such earlier date as may be agreed in writing by WestRock and KapStone, and such date will become the end date for purposes of the merger agreement and (ii) this right to terminate the merger agreement will not be available to any party to the merger agreement whose failure to fulfill any obligation under the merger agreement is a principal cause of the failure of the mergers to be consummated on or before such date (it being understood that WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub will be deemed a single party for purposes of the foregoing proviso);
•
if any governmental entity of competent authority issues a final nonappealable order or enacts a law that prohibits, prevents or makes illegal the consummation of the WestRock Merger or the KapStone Merger; or

•
if the KapStone stockholder approval is not obtained at the KapStone special meeting, unless the KapStone special meeting has been adjourned or postponed in accordance with the merger agreement, in which case at the final adjournment or postponement thereof.

The merger agreement may also be terminated at any time prior to the effective time by KapStone if:
•
WestRock, Holdco, WestRock Merger Sub or KapStone Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of WestRock, Holdco, WestRock Merger Sub or KapStone Merger Sub has become untrue, in each case, such that the applicable conditions described under “— Conditions to Obligation of KapStone to Effect the Mergers”, beginning on page 131, would not be satisfied as of the closing date; and such breach or failure to be true (i) has not been cured within 30 days after written notice by KapStone to WestRock informing WestRock of such breach or failure to be true or (ii) by its nature cannot be cured prior to the end date; provided, that KapStone may not terminate the merger agreement pursuant to this section if KapStone is then in breach of the merger agreement in any material respect;

•
prior to the receipt of the KapStone stockholder approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the provisions of the merger agreement described under “— Adverse Recommendation Change; Entry into an Alternative Acquisition Agreement”, beginning on page 118; provided, that KapStone has paid to WestRock the termination fee prior to or substantially simultaneously with such termination; or

•
all of the conditions set forth in the provisions of the merger agreement described under “— Conditions to Each Party’s Obligation to Effect the Mergers”, beginning on page 129, and “— Conditions to Obligation of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to Effect the Mergers”, beginning on page 130, (other than those conditions that by their nature are to be satisfied as a result of WestRock’s, Holdco’s, WestRock Merger Sub’s or KapStone Merger Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in the merger agreement) have been satisfied or waived; KapStone has notified WestRock in writing that WestRock is ready, willing and able to consummate the closing and WestRock has failed to consummate the closing on the date by which the closing is required to have occurred pursuant to the merger agreement.

The merger agreement may also be terminated at any time prior to the effective time by WestRock if:
•
KapStone has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of KapStone has become untrue, in each case, such that the applicable conditions described under “— Conditions to Obligation of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to Effect the Mergers”, beginning on page 130, would not be satisfied as of the closing date; and such breach or failure to be true (i) has not been cured within 30 days after written notice by WestRock to KapStone informing KapStone of such breach or failure to be true or (ii) by its nature cannot be cured prior to the end date; provided, that WestRock may not terminate the merger agreement pursuant to this section if WestRock is then in breach of the merger agreement in any material respect; or

•
prior to obtaining the KapStone stockholder approval, in the event that an adverse recommendation change has occurred.

Effect of Termination
In the event of termination of the merger agreement by either WestRock or KapStone as provided in the provisions of the merger agreement described under “— Termination of the Merger Agreement”, beginning on page 131, the merger agreement will become void and have no effect, without any liability or obligation on the part of KapStone, WestRock, Holdco, WestRock Merger Sub or KapStone Merger Sub, other than the confidentiality provision of the merger agreement, the provisions of the merger agreement related to the effect of termination, WestRock’s obligation to indemnify KapStone, its subsidiaries and representatives against all losses arising out of or resulting from any cooperation pursuant to the provisions of the merger agreement described under “— Financing Cooperation”, beginning on page 127, the provisions of the merger agreement described under “— Termination Fee; Expense Reimbursement”, beginning on page 133, and all provisions under the final article of the merger agreement (including amendment, extension and waiver), which provisions will survive such termination. However, no such termination or the payment of the termination fee by KapStone to WestRock will relieve any party from any liability or damages arising out of: (i) any willful or intentional breach of the merger agreement by any party thereto, including any failure to consummate the closing when required to do so under the merger agreement or (ii) the breach by WestRock of its obligation to use and cause its affiliates and its and their representatives to use their respective reasonable best efforts to arrange the debt financing of WestRock or any of its affiliates necessary to be obtained in connection with the transactions contemplated by the merger agreement.
Termination Fee; Expense Reimbursement
Except as specifically provided for in the merger agreement, all fees and expenses incurred in connection with the mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
KapStone will pay a termination fee of  $105,600,265 to WestRock if:
•
WestRock terminates the merger agreement in the event that an adverse recommendation change has occurred;

•
KapStone terminates the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal; or

•
each of the following will have occurred:

•
an acquisition proposal has been publicly made by any person to KapStone or has been made by any person directly to the KapStone stockholders generally, or any person will have publicly announced an intention to make an acquisition proposal (such person making such acquisition proposal or publicly announcing an intention to make such acquisition proposal, referred to as the specified person);

•
thereafter the merger agreement is terminated (i) prior to the receipt of the KapStone stockholder approval, by either WestRock or KapStone due to the closing not having occurred on or prior to the end date, (ii) by WestRock or KapStone due to the KapStone stockholder approval having not been obtained at the KapStone special meeting or at the final adjournment or postponement thereof or (iii) by WestRock due to KapStone having breached its representations, warranties, covenants or agreements contained in the merger agreement such that the applicable conditions to WestRock’s, Holdco’s, WestRock Merger Sub’s and KapStone Merger Sub’s obligation to effect the mergers would not be satisfied as of the closing date (subject to KapStone’s right to cure such breach as set forth in “— Conditions to Obligation of WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to Effect the Mergers”, beginning on page 130); and

•
within twelve months of such termination (i) an acquisition proposal is consummated or (ii) KapStone or any of its subsidiaries enters into an alternative acquisition agreement.

For purposes of the immediately preceding three points, the references to 15% in the definition of acquisition proposal of the merger agreement will be deemed to be references to 50%.
The final three points under the list of events requiring the payment of a termination fee above will not apply if:
•
the agreement is terminated due to the KapStone stockholder approval having not been obtained at the KapStone special meeting, unless such special meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof;

•
the acquisition proposal is not made by the specified person or any of its affiliates and the alternative acquisition agreement is not entered into by the specified person or any of its affiliates; and

•
the acquisition proposal is withdrawn at least five business days prior to the KapStone special meeting.

KapStone will reimburse WestRock’s expenses up to $17,600,104 if an acquisition proposal has been publicly made by any person to KapStone or directly to the KapStone stockholders generally and not withdrawn prior to obtaining the KapStone stockholder approval and KapStone or WestRock terminates the merger agreement due to the KapStone stockholder approval having not been obtained at a duly convened special meeting, unless such special meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof. No reimbursement of such expenses will be required if KapStone has previously paid to WestRock the termination fee.
If KapStone fails promptly to pay the amounts due pursuant to the provisions of the merger agreement requiring the reimbursement of WestRock’s expenses or the payment of the termination fee and, in order to obtain such payment, WestRock commences a suit that results in a judgment against KapStone for such amounts, KapStone will pay to WestRock its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on such amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event will KapStone be obligated to pay the termination fee on more than one occasion.
The parties to the merger agreement agreed that the payment of the termination fee will be the sole and exclusive monetary remedy available to WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub under the merger agreement in the event the termination fee becomes due and payable and, upon payment of the termination fee by KapStone, KapStone’s affiliates and its and their respective directors, officers, employees, stockholders and representatives will have no further liability to WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub under the merger agreement, in each case except in the case of fraud or willful or intentional breach of the merger agreement by KapStone.
Procedure for Termination
A termination of the merger agreement will, in order to be effective, require, in the case of KapStone or WestRock, action by its board of directors or the duly authorized designee thereof. Termination of the merger agreement prior to the effective time will not require the approval of the stockholders of either WestRock or KapStone.
Amendment
The merger agreement may be amended by the parties thereto, in writing signed on behalf of each of the parties, at any time before or after receipt of KapStone stockholder approval. However:
•
after receipt of KapStone stockholder approval, there will be made no amendment that by applicable law requires further approval by the KapStone stockholders without the further approval of such stockholders; and

•
except as provided above, no amendment of the merger agreement will be submitted to be approved by the KapStone stockholders unless required by applicable law.

Extension; Waiver
At any time prior to the effective time, the parties to the merger agreement may:
•
extend the time for the performance of any of the obligations or other acts of the other parties thereto;

•
waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement;

•
waive compliance with any covenants and agreements contained in the merger agreement; or

•
waive the satisfaction of any of the conditions contained in the merger agreement.

No extension or waiver by KapStone will require the approval of the KapStone stockholders unless such approval is required by applicable law. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.
Governing Law
The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.
The parties to the merger agreement agreed to irrevocably submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of the merger agreement and of the documents referred to in the merger agreement, and in respect of the transactions contemplated by the merger agreement. KapStone, WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub waived, to the fullest extent permitted by law, any right to a trial by jury in respect to any dispute arising out of or in connection with the merger agreement or any transaction contemplated thereby.
Specific Enforcement
Each party to the merger agreement acknowledged and agreed that a breach by it of the merger agreement would cause irreparable damage to the other parties to the merger agreement and that no party to the merger agreement will have an adequate remedy at law. Therefore, it was agreed that each party will be entitled to specific performance and injunctive relief to prevent breaches of the merger agreement, including in the case of KapStone, the right to specific performance and injunctive relief to cause WestRock, Holdco, WestRock Merger Sub and KapStone Merger Sub to effect the closing in accordance with the terms of the merger agreement.
The Voting Agreements
This section describes the material terms of the voting agreements. The description of the voting agreements in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreements, the form of which is attached as Exhibit A to the merger agreement attached as Annex A and incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement on January 28, 2018, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements with each of Mr. Roger Stone, Mr. Matthew Kaplan, the Roger W. Stone Revocable Trust and the Roger and Susan Stone Family Foundation, each a KapStone stockholder.
Pursuant to the voting agreements, each such stockholder agreed during the term of its respective voting agreement to, among other things, upon the terms and subject to the conditions therein, (i) vote all of its KapStone shares in favor of the adoption of the merger agreement and in favor of the mergers and the other transactions contemplated by the merger agreement, and against, among other things, any alternative transaction that may be proposed, (ii) not solicit alternative transactions or participate in discussions or negotiations regarding alternative transactions, in each case, subject to certain exceptions, and (iii) subject to certain exceptions, not sell or otherwise transfer its KapStone shares.
Mr. Kaplan, Mr. Stone, the Roger W. Stone Revocable Trust and the Roger and Susan Stone Family Foundation together beneficially owned shares totaling approximately 9.5% of the KapStone shares issued and outstanding as of January 28, 2018 (which includes KapStone options that were exercisable and KapStone RSUs that would vest within 60 days of January 28, 2018) and owned, with the right to vote at the KapStone special meeting, 8.1% of the KapStone shares issued and outstanding as of the record date (which does not include KapStone options that are exercisable or KapStone RSUs that will vest within 60 days of the record date).
The voting agreements will terminate upon the earliest of  (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time and (iii) if the stockholder has abstained from voting on or voted against such matter in such stockholder’s capacity as a director of KapStone, the date of any amendment to, or waiver or modification of, the merger agreement that extends the end date or reduces the amount or changes the form of the KapStone merger consideration payable to KapStone stockholders pursuant to the merger agreement.

THE KAPSTONE BOARD
RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1.

PROPOSAL 2: POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE
The KapStone special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the KapStone merger proposal. The KapStone board does not intend to propose adjournment of the KapStone special meeting if there are sufficient votes to approve the KapStone merger proposal.
KapStone is asking you to authorize the holder of any proxy solicited by KapStone’s board to vote in favor of any adjournment of the KapStone special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the KapStone merger proposal.
Approval of the KapStone adjournment proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone adjournment proposal.
If you are a KapStone stockholder and fail to vote, it will have no effect on the KapStone adjournment proposal, assuming a quorum is present. Broker non-votes will have no effect on the KapStone adjournment proposal, assuming a quorum is present. If you are a KapStone stockholder and you mark your proxy card or voting instructions to abstain, it will have the effect of a vote “AGAINST” the KapStone adjournment proposal.
THE KAPSTONE BOARD
RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

PROPOSAL 3: ADVISORY (NON-BINDING)
VOTE ON COMPENSATION
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, KapStone is required to submit the KapStone compensation proposal to its stockholders, which is a non-binding, advisory vote to approve the compensation and benefits that may be paid, become payable or be provided to its named executive officers in connection with the mergers.
The KapStone compensation proposal gives you the opportunity to vote, on a non-binding, advisory basis, on the compensation and benefits that may be paid, become payable or be provided to KapStone’s named executive officers in connection with the mergers. The compensation and benefits relating to the KapStone compensation proposal is summarized in the table in the section entitled “Proposal 1: Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers”, beginning on page 77, including the footnotes to the table. The KapStone board encourages you to review carefully the named executive officer merger-related compensation information with respect to KapStone’s named executive officers disclosed in this proxy statement/prospectus.
The KapStone board unanimously recommends that KapStone stockholders vote to approve the following resolution:
“RESOLVED, that the compensation and benefits that may be paid, become payable or be provided to the named executive officers of KapStone Paper and Packaging Corporation in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement/prospectus entitled “Proposal 1: The Adoption of the Merger Agreement — Financial Interests of KapStone Directors and Officers in the Mergers”, including the associated narrative discussion, and the agreements and plans pursuant to which such compensation and benefits that may be paid, become payable or be provided, are hereby APPROVED.”
The vote on the KapStone compensation proposal is a vote separate and apart from the vote on the KapStone merger proposal. Accordingly, a KapStone stockholder may vote to approve the KapStone merger proposal and vote not to approve the KapStone compensation proposal, and vice versa. Because the vote on the KapStone compensation proposal is advisory only, the outcome of such vote will not be binding on KapStone or Holdco. Accordingly, if the merger agreement is approved and adopted by the KapStone stockholders and the mergers are completed, the compensation and benefits with respect to the named executive officers of KapStone will be payable or be provided, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the KapStone compensation proposal.
Assuming a quorum is present, approval of the KapStone compensation proposal requires the affirmative vote of holders of a majority of the KapStone shares present in person or represented by proxy at the KapStone special meeting and entitled to vote on the KapStone compensation proposal.
If you fail to vote, it will have no effect on the KapStone compensation proposal, assuming a quorum is present. Broker non-votes will have no effect on the KapStone compensation proposal, assuming a quorum is present. If you are a KapStone stockholder and you mark your proxy card or voting instructions to abstain, it will have the effect of a vote “AGAINST” the KapStone compensation proposal.
THE KAPSTONE BOARD
RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

SECURITY OWNERSHIP OF KAPSTONE
Security Ownership of KapStone Management
The following table shows the amount of KapStone shares beneficially owned, unless otherwise indicated, by KapStone’s directors, named executive officers and executive officers as a group as of July 25, 2018 and the percentage of KapStone shares beneficially owned, based on 97,840,381 shares outstanding on July 25, 2018, by such persons. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. None of the shares are pledged as security.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of KapStone Shares(1)	Options and RSUs Currently Exercisable or Exercisable Within 60 Days	Percentage of Outstanding KapStone Shares
Roger W. Stone(2)(4)	5,979,811	776,592	6.1%
Matthew Kaplan(3)	4,002,489	692,110	4.1%
Robert J. Bahash	44,626	15,806	*
John M. Chapman(5)	580,329	95,472	*
Paula H.J. Cholmondeley	35,788	7,065	*
Jonathan R. Furer (6)	1,313,904	95,472	1.3%
David G. Gabriel	39,690	20,362	*
Brian R. Gamache	90,742	43,862	*
Matthew H. Paull	78,346	37,914	*
Maurice S. Reznik	33,226	15,806	*
David P. Storch	86,156	43,862	*
Wilbur G. Kessinger	18,906	11,908	*
Randy J. Nebel	94,892	82,373	*
Andrea K. Tarbox(4)	397,753	255,494	*
All directors, named executive officers and other executive officers as a group (nineteen individuals)	12,983,822	2,332,014	13.3%

*
Less than 1%.

(1)
Includes KapStone options currently exercisable or exercisable within 60 days of July 25, 2018 and KapStone RSU awards granted under the KapStone stock plans that vest within 60 days of July 25, 2018. KapStone RSU awards do not have voting rights and are converted into KapStone shares when the vesting period lapses.

(2)
1,849,800 KapStone shares are owned by Mr. Stone’s family foundation, of which Mr. Stone is director. Mr. Stone has sole voting control and investment discretion over such shares.

(3)
504,172 KapStone shares are owned by four family trusts for the benefit of Mr. Kaplan’s children.

(4)
Outstanding KapStone options and KapStone RSUs that are held by Mr. Stone and Ms. Tarbox and for which the stated vesting date has not yet occurred (collectively referred to as the retirement awards) have been treated as vested because Mr. Stone and Ms. Tarbox are each eligible for retirement (pursuant to the terms of the applicable award agreement). The respective numbers of retirement awards held by Mr. Stone and Ms. Tarbox are as follows: (i) 176,674 KapStone options and 75,055 KapStone RSUs held by Mr. Stone; and (ii) 67,473 KapStone options and 49,356 KapStone RSUs held by Ms. Tarbox.

(5)
Includes 200 KapStone shares held by a minor child of Mr. Chapman.

(6)
Includes 425,000 KapStone shares held by the wife of Mr. Furer.

Security Ownership of Certain Beneficial Stockholders of KapStone
The following table shows those persons known to us as of July 25, 2018 to be the beneficial owners of more than 5% of KapStone shares, with the exception of Roger W. Stone, whose ownership is included in the table above, and the percentage of KapStone shares beneficially owned, based on 97,840,381 shares outstanding on July 25, 2018, by such owners. In furnishing the information below, we have relied upon filings made by the beneficial owners with the SEC.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of KapStone Shares(1)	Percentage of Outstanding KapStone Shares
BlackRock, Inc.(1)	11,663,195	11.9%
The Vanguard Group(2)	8,106,779	8.3%
Dimensional Fund Advisors LP(3)	4,999,001	5.1%

(1)
Reflects the holdings as of December 31, 2017 that BlackRock, Inc. reported in a Schedule 13G amendment filed on January 19, 2018. The Schedule 13G amendment reported sole voting power with respect to 11,485,530 KapStone shares and sole dispositive power with respect to 11,663,195 KapStone shares. The business address of the reporting person is 55 East 52nd Street, New York, NY 10055.

(2)
Reflects the holdings as of December 31, 2017 that the Vanguard Group reported in a Schedule 13G amendment filed on February 9, 2018. The Schedule 13G amendment reported sole voting power with respect to 171,024 KapStone shares, shared voting power with respect to 10,944 KapStone shares, sole dispositive power with respect to 7,933,076 KapStone shares, and shared dispositive power with respect to 173,703 KapStone shares. The business address of the reporting person is 100 Vanguard Blvd, Malvern, PA 19355.

(3)
Reflects the holdings as of December 31, 2017 that Dimensional Fund Advisors LP reported in a Schedule 13G filed on February 9, 2018. The Schedule 13G amendment reported sole voting power with respect to 4,843,210 KapStone shares and sole dispositive power with respect to 4,999,001 KapStone shares. The business address of the reporting person is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

Securities Authorized For Issuance Under KapStone’s Equity Compensation Plans
The following table shows information about KapStone’s equity compensation plans at December 31, 2017.
Plan Category	Number of KapStone Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units	Weighted Average Exercise Price of Outstanding Options	Number of KapStone Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,791,507(1)	$16.07	6,283,957(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	5,791,507	$16.07	6,283,957

(1)
Includes the KapStone stock plans.

(2)
Includes 1,000,000 KapStone shares issuable under the KapStone ESPP, 739,800 of which were subject to purchase rights as of December 31, 2017. Pursuant to the terms of the merger agreement, the KapStone ESPP has been suspended and it is not presently anticipated that any further shares will be issued under the plan.

DESCRIPTION OF HOLDCO CAPITAL STOCK
The following description of the material terms of the common stock and preferred stock of Holdco is not complete and is qualified in its entirety by reference to the Holdco charter and Holdco bylaws. The Holdco charter and Holdco bylaws immediately prior to the effective time will contain provisions identical to the certificate of incorporation and bylaws of WestRock immediately prior to the effective time, and the Holdco charter will be amended to change the name of Holdco to “WestRock Company”, effective as of the effective time. For additional information on the Holdco charter and Holdco bylaws following the mergers, see the sections entitled “The Merger Agreement — Governing Documents; Directors and Officers — Certificates of Incorporation and Bylaws”, beginning on page 100, and “Comparison of Rights of Holdco Stockholders and KapStone Stockholders”, beginning on page 144.
Authorized Common Stock
Immediately following the effective time, Holdco’s authorized capital stock will consist of 600,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share (referred to as Holdco preferred stock). Following completion of the mergers, we estimate that there will be 256,528,457 Holdco shares outstanding if no holder of KapStone stockholder elects to receive stock consideration or 269,013,537 Holdco shares outstanding if the maximum stock amount is reached and, in each case, we expect that there will be no shares of Holdco preferred stock outstanding.
Common Stock
The Holdco shares to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Each holder of a Holdco share will be entitled to one vote for each Holdco share upon all questions presented to the Holdco stockholders, and the Holdco shares will have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the Holdco preferred stock). The holders of Holdco shares will have no preemptive rights and no rights to convert their Holdco shares into any other securities. There will also be no redemption or sinking fund provisions applicable to the Holdco shares.
Holders of Holdco shares will be entitled to receive dividends as may be declared from time to time by the Holdco board of directors (referred to as the Holdco board) out of funds legally available therefor. Holders of Holdco shares will be entitled to share pro rata, upon any liquidation or dissolution of Holdco, in all remaining assets available for distribution to stockholders after payment or providing for Holdco’s liabilities and the liquidation preference of any outstanding Holdco preferred stock. The rights, preferences and privileges of the holders of Holdco shares will be subject to and may be adversely affected by the rights of holders of any series of Holdco preferred stock that Holdco may designate and issue in the future.
Upon completion of the mergers, it is expected that the Holdco shares will be listed for trading on the NYSE under the symbol “WRK”. The transfer agent and registrar for the Holdco shares is Computershare Investor Services.
Additional Classes or Series of Preferred Stock
The Holdco charter will permit the Holdco board, without further action by the Holdco stockholders, to issue up to 30,000,000 shares of Holdco preferred stock in one or more series with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the Holdco board may determine from time to time. Accordingly, without action by the Holdco stockholders, the Holdco board will be able to designate and authorize the issuance of additional classes or series of Holdco preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of Holdco shares.
Charter and Bylaw Provisions; Takeover Statutes
A number of provisions in the Holdco charter, the Holdco bylaws and the DGCL may make it more difficult to acquire control of Holdco or remove its management.

Structure of Board.   The Holdco board will not be staggered. The Holdco bylaws will provide that each director of Holdco will hold office for a term expiring at the next succeeding annual meeting of Holdco stockholders. The Holdco board, in accordance with the Holdco bylaws, will need to consist of a number of directors to be determined only by resolution adopted by the Holdco board. Furthermore, any vacancies on the Holdco board caused by death, removal, resignation or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office. This provision could prevent a Holdco stockholder from obtaining majority representation on the Holdco board by allowing the Holdco board to enlarge the Holdco board and fill the new directorships with the Holdco board’s own nominees.
In accordance with the terms of the merger agreement and Section 251(g) of the DGCL, the directors of WestRock at the effective time will, from and after the effective time, be the directors of Holdco.
Removal of Directors.   The Holdco bylaws will provide that any director may be removed without cause, at any time, by the affirmative vote of at least a majority of the combined voting power of the then-outstanding shares of all classes of Holdco stock entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, the Holdco bylaws will provide that, until the third anniversary of the effective time of the business combination of Rock-Tenn Company and MeadWestvaco Corporation, which anniversary will occur on July 1, 2018, the affirmative vote of at least three-fourths of the Holdco board will be required for (i) the removal of Mr. Luke, or any determination not to, or failure to, nominate Mr. Luke as Non-Executive Chairman of the Board or director and (ii) any determination not to, or failure to, nominate Mr. Voorhees as director.
Advance Notice of Proposals and Nominations.   The Holdco bylaws will provide that Holdco stockholders must give timely written notice to bring business before an annual meeting of the Holdco stockholders or to nominate candidates for election as directors at an annual meeting of the Holdco stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of Holdco at the principal executive offices of Holdco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by Holdco. The Holdco bylaws will also specify the form and content of a stockholder’s notice. For additional detail on these provisions, see the section entitled “Comparison of Rights of Holdco Stockholders and KapStone Stockholders”, beginning on page 144. These provisions may prevent Holdco stockholders from bringing matters before an annual meeting of the Holdco stockholders or from nominating candidates for election as directors at an annual meeting of the Holdco stockholders.
Limits on Special Meetings.   The Holdco bylaws will provide that a special meeting of the Holdco stockholders may be called only by (i) a majority of the directors of the Holdco board then in office; (ii) the Non-Executive Chairman of the Holdco board; (iii) the Chief Executive Officer; or (iv) the holders of at least 50% of the outstanding voting power of Holdco shares. Business transacted at any special meeting will be limited to the purposes specified in the notice calling such meeting.
Preferred Stock.   Holdco’s ability to issue up to 30,000,000 shares of preferred stock with such rights, privileges and preferences as the Holdco board may fix may have the effect of delaying or preventing a takeover or other change of control of Holdco. See the section entitled “— Additional Classes or Series of Preferred Stock” above.
Takeover Statutes.   Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2∕3% of the outstanding voting stock not owned by the interested stockholder.
Holdco does not expect to opt out of the protections of Section 203 of the DGCL. As a result, Section 203 of the DGCL will apply to Holdco.
Exclusive Forum.   The Holdco bylaws will provide that, unless Holdco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Holdco to Holdco or Holdco stockholders, (iii) any action asserting a claim against Holdco or any director or officer or other employee of Holdco arising pursuant to any provision of the DGCL, the Holdco charter or the Holdco bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Holdco or any director or officer or other employee of Holdco governed by the internal affairs doctrine will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

COMPARISON OF RIGHTS OF HOLDCO STOCKHOLDERS AND KAPSTONE STOCKHOLDERS
If the mergers are consummated, KapStone stockholders who receive the KapStone stock consideration in the KapStone merger will become stockholders of Holdco. Differences in the rights of holders of KapStone capital stock and holders of Holdco capital stock arise from differences between their certificates of incorporation and bylaws. As holders of Holdco shares, after giving effect to the mergers, your rights with respect thereto will continue to be governed by Delaware law, including the DGCL, and will be governed by the Holdco charter and Holdco bylaws. This section summarizes material differences between the rights of KapStone stockholders and Holdco stockholders.
The following summary is not a complete statement of the rights of the stockholders of either KapStone or Holdco or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and KapStone’s Restated Certificate of Incorporation and Amended and Restated Bylaws (referred to as the KapStone charter and KapStone bylaws, respectively) and WestRock’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, and the description of the Holdco charter and Holdco bylaws following the mergers included in this proxy statement/prospectus, all of which you are urged to read carefully. KapStone and WestRock have filed with the SEC their respective certificates of incorporation and bylaws and will send copies of these documents to you, without charge, upon your request. For additional information, see the section entitled “Where You Can Find More Information”, beginning on page 156. For additional information on the Holdco charter and Holdco bylaws, see the sections entitled “The Merger Agreement — Governing Documents; Directors and Officers — Certificates of Incorporation and Bylaws”, beginning on page 100, and “Description of Holdco Capital Stock”, beginning on page 141.
KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
Organizational Documents
The rights of stockholders are governed by the KapStone charter, the KapStone bylaws and Delaware law, including the DGCL.	Upon consummation of the mergers, the rights of stockholders will be governed by the Holdco charter, the Holdco bylaws and Delaware law, including the DGCL.
Authorized Capital Stock
The authorized capital stock of KapStone consists of 176,000,000 shares of capital stock, consisting of (i) 175,000,000 shares of common stock, par value $.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $.0001 per share. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of KapStone capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of preferred stock, unless a vote is required by the terms of the preferred stock.	Immediately following the effective time, the authorized capital stock of Holdco will consist of 630,000,000 shares of capital stock, consisting of (i) 600,000,000 shares of common stock, par value $.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $.01 per share.
As of the date of this proxy statement/prospectus, KapStone does not have any outstanding shares of preferred stock.	As of the date of this proxy statement/prospectus, Holdco does not have any outstanding shares of preferred stock.

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
Common Stock
Each holder of a KapStone share will be entitled to one vote for each share upon all questions presented to the stockholders, and the holders of KapStone shares exclusively possess all voting power (subject to the express terms of the KapStone preferred stock).	Each holder of a Holdco share will be entitled to one vote for each share upon all questions presented to the stockholders, and the Holdco shares shall have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the Holdco preferred stock).
Preferred Stock
The KapStone board is authorized to issues shares of preferred stock in one or more series and to establish from time to time the terms of such series.	The Holdco board will be authorized to issue shares of preferred stock in one or more series and to establish from time to time the terms of such series.
Number and Qualification of Directors
The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide.	The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment of the certificate. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide.
The KapStone board is divided into three classes: Class A, Class B and Class C. The number of directors in each class are to be as nearly equal as possible. The total number of directors will not be less than three and not more than 12.	In accordance with the terms of the merger agreement and Section 251(g) of the DGCL, the directors of WestRock at the effective time will, from and after the effective time, be the directors of Holdco. The Holdco charter and Holdco bylaws will provide that the Holdco board shall consist of a number of directors to be determined only by resolution adopted by the Holdco board.
Structure of Board of Directors; Term of Directors; Election of Directors
The KapStone board is staggered. Each of the three classes of directors (Class A, Class B and Class C) is elected in consecutive years (in that order) for terms that expire at the third succeeding annual meeting after each such election. Each director of KapStone shall hold office until the next annual meeting of stockholders at which such director’s class stands for election or until such director’s earlier resignation, removal from office, death or incapacity.	The Holdco board will not be staggered. The Holdco bylaws will provide that each director of Holdco shall hold office for a one-year term expiring at the next succeeding annual meeting of stockholders.
The KapStone bylaws provide that directors shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. However, if the number of nominees exceeds the number	The Holdco bylaws will provide that in the case of uncontested elections, directors shall be elected by the affirmative vote of the majority of the votes cast. However, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
of directors to be elected, the directors shall be elected by the vote of a plurality of the shares of KapStone capital stock represented in person or by proxy and entitled to vote on the election of directors.	the vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. Cumulative voting will not be permitted.
Removal of Directors
In accordance with the DGCL, the entire KapStone board or any directors may be removed by holders of KapStone capital stock only for cause. The KapStone bylaws provide that the entire KapStone board or any director may be removed with cause by the affirmative majority vote of the holders of the issued and outstanding shares of KapStone capital stock entitled to vote in the election of directors.	The Holdco bylaws will provide that any director may be removed without cause, at any time, by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all stock entitled to vote generally in the election of directors, voting as a single class, at a special meeting of stockholders duly called and held for that purpose or at an annual meeting of stockholders.
Until the third anniversary of the effective time of the business combination of Rock-Tenn Company and MeadWestvaco Corporation, which anniversary will occur on July 1, 2018, the affirmative vote of at least three-fourths of the Holdco board will be required for the removal of John A. Luke, Jr. or Steven C. Voorhees as director.
Vacancies on the Board of Directors
Any vacancies on the KapStone board and any newly created directorships resulting from an increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, even though less than a quorum, or by the sole remaining director, at any annual or special meeting or without a meeting if all directors consent thereto, and any director elected to fill a vacancy resulting from the death, resignation or removal of a director shall hold the office (i) for the remainder of the term that was being served by the director whose death, resignation or removal have created the vacancy or (ii) in the case of a vacancy created by an increase in the authorized number of directors or from any other cause, for a term expiring at the next annual meeting of stockholders at which such director’s class stands for election, and in each case until such director’s successor is elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity.	The Holdco bylaws will provide that any vacancies on the Holdco board and any newly created directorships resulting from an increase in the authorized number of directors may be filled only by a majority of the directors then in office, even though less than a quorum, or by the sole remaining director, at any regular or special meeting of the Holdco board, and any director so elected shall hold office for the remainder of the term that was being served by the director whose absence created the vacancy or, in the case of a vacancy created by an increase in the number of directors, for a term expiring at the next annual meeting of stockholders.
Stockholder Action by Written Consent
The KapStone bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the consent in writing is signed by the holders of shares of issued and outstanding KapStone capital stock having the necessary votes to authorize or take such action at a meeting at	The Holdco charter will provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
which all shares of KapStone capital stock entitled to vote thereon were present and voted, and is delivered to KapStone at its registered office in the State of Delaware, its principal place of business, or an officer or agent of KapStone having custody of the book in which proceedings of meetings of stockholders are recorded.
Quorum
The KapStone bylaws provide that the holders of a majority of the shares of the KapStone capital stock issued and outstanding and entitled to vote thereat constitute a quorum for the transaction of business whether present in person or by proxy.	The Holdco bylaws will provide that the holders of shares of the outstanding stock of Holdco representing a majority of the votes entitled to be cast at a meeting of stockholders constitute a quorum for the transaction of business whether present in person or by proxy.
Special Meetings of Stockholders
The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.	The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.
The KapStone bylaws provide that a special meeting may be called only by (i) a majority of the entire KapStone board; (ii) the Chief Executive Officer; or (iii) the Secretary at the request in writing of stockholders owning a majority in amount of the shares of KapStone capital stock issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the purposes specified in the notice calling such meeting.	The Holdco bylaws will provide that a special meeting may be called only by (i) a majority of the total number of directors which the Holdco board would have if there were no vacancies; (ii) the Non-Executive Chairman of the Board; (iii) the Chief Executive Officer; or (iv) the holders of at least 50% of the outstanding voting power of Holdco shares. Business transacted at any special meeting shall be limited to the purposes specified in the notice calling such meeting.
Notice of Stockholder Meetings
In accordance with the DGCL, the KapStone bylaws provide that at least 10 and not more than 60 days before each meeting of the stockholders, KapStone must send to each stockholder entitled to vote at such meeting the written notice or electronic transmission of notice of the place, if any, date, time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date. Notice of each special meeting must contain a statement of the purpose or the purposes for which the meeting is called.	In accordance with the DGCL, the Holdco bylaws will provide that at least 10 and not more than 60 days before each meeting of the stockholders, the Secretary or Assistant Secretary of Holdco must cause written notice of the place, date and time for the meeting to be delivered by mail to each stockholder entitled to vote at such meeting. Notice of each special meeting must contain a statement of the purpose or the purposes for which the meeting is called.

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
Advance Notice Requirements for Stockholder Nominations and Other Provisions
The KapStone bylaws provide that, for a matter of business to be transacted at a meeting of the stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of KapStone and such other business must otherwise be a proper matter for stockholder action.	The Holdco bylaws will provide that, for a matter of business to be transacted at a meeting of the stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of Holdco and such other business must otherwise be a proper matter for stockholder action.
To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of KapStone not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is made, whichever occurs first.	To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of Holdco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by Holdco.
If the number of directors to be elected to the KapStone board is increased and there is no public announcement by KapStone naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary at KapStone’s principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by KapStone.
Charter Amendments
The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders, and (ii) subject to certain exceptions, the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).	The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders and, subject to certain exceptions, (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).
The Holdco charter will provide that Holdco reserves the right at any time to amend, alter, change or repeal any provision contained in the Holdco charter, and to add any

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
other provisions authorized by the Delaware law; provided, however, that any amendment or repeal of Article VIII of the Holdco charter (dealing with the release of directors from personal liability to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director) shall not adversely affect any right or protection existing with respect to any act or omission occurring prior to such amendment or repeal.
Amendment of Bylaws
Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal bylaws.	Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal bylaws.
The KapStone charter provides that the KapStone board has the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the KapStone bylaws as provided in the KapStone bylaws. The KapStone board has the power, without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the KapStone bylaws.	The Holdco charter will provide that the Holdco board is expressly authorized and empowered to adopt, amend or repeal the Holdco bylaws, but that bylaws adopted by the Holdco board under such power may be amended or repealed by the Holdco board or by the stockholders having sufficient voting power with respect thereto.
The KapStone bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting.	The Holdco bylaws will provide that the Holdco bylaws may be amended by stockholders upon the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present, when notice of any such proposed addition, alteration, amendment or repeal has been given in the notice of such stockholder meeting. Notwithstanding the foregoing, any provisions of the Holdco bylaws relating to the special meetings of stockholders; the general powers, number, qualifications, terms of office, age limitation, vacancies, removal or compensation of directors of the Holdco board; the scheduling and notice of regular and special meetings of the Holdco board; the committees of directors designated by the Holdco board; or amendments to the Holdco bylaws by stockholders may be modified, amended or repealed, and any provision inconsistent with such provisions may be adopted, by stockholders only by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of Holdco’s capital stock entitled to vote generally in the election of directors.
The Holdco bylaws will provide that certain provisions of the Holdco bylaws relating to the positions of Steven C. Voorhees and John A. Luke, Jr. may only be amended by the Holdings board by the affirmative vote of three-fourths of the whole Holdco board.

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
Limitation on Director Liability
The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.	The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.
The KapStone charter provides that no director of KapStone shall be personally liable to KapStone or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to KapStone or its stockholders, for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.	The Holdco charter will provide that no director of Holdco shall be personally liable to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL as amended from time to time.
Any amendment or repeal of the limitation of liability section provided in the KapStone charter by the KapStone stockholders shall not adversely affect any right or protection of a director of KapStone with respect to events occurring prior to the time of such amendment or repeal.	Any amendment or repeal of the limitation of liability section provided in the Holdco charter by the Holdco stockholders shall not adversely affect any right or protection of a director of Holdco with respect to events occurring prior to the time of such amendment or repeal.
Indemnification
The KapStone charter and KapStone bylaws provide that KapStone will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of KapStone), by reason of the fact that such person is or was a director, officer, employee or agent of KapStone, or is or was serving at the request of KapStone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such a person will be indemnified against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of KapStone, and, with respect to any criminal action or proceeding, had no	The Holdco bylaws will provide that Holdco will indemnify and hold harmless, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which the Holdco bylaws are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant to the Holdco bylaws is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of Holdco or is or was serving at the request of Holdco as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.

reasonable cause to believe such person’s conduct was unlawful.
The KapStone charter and KapStone bylaws also provide that, to the fullest extent permitted by the DGCL, KapStone will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of KapStone to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of KapStone, or is or was serving at the request of KapStone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such a person will be indemnified against expenses (including attorney fees) actually and reasonably incurred if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of KapStone, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to KapStone unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
sponsored by Holdco, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be indemnified and held harmless by Holdco. Such person will be indemnified against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.
KapStone will not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the proceeding was authorized by (i) the KapStone board, (ii) KapStone stockholders or (iii) independent legal counsel in a written opinion that indemnification of the director, officer, employee or agent is proper in the circumstances.	Holdco will not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the proceeding was (i) authorized by the Holdco board or (ii) to prosecute a claim against Holdco for an unpaid written claim for indemnification.
The right to indemnification includes the right to be paid by KapStone the expenses incurred in defending any such proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by KapStone.	The right to indemnification includes the right to be paid by Holdco the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Holdco.
Preemptive Rights
Stockholders will not have preemptive rights. Thus, if additional KapStone shares are issued, the current holders of KapStone shares will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Stockholders will not have preemptive rights. Thus, if additional Holdco shares are issued, the current holders of Holdco shares will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
Dividends and Share Repurchases
The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.	The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.
The KapStone bylaws provide that dividends may be declared by the KapStone board at any regular or special meeting and such dividends may be paid in cash, in property, or in shares of KapStone’s capital stock.	The DGCL provides that dividends may be paid in cash, in property or in shares of a corporation’s capital stock.
Stockholder Rights Plan
As of the date of this proxy statement/prospectus, KapStone does not have a stockholders’ rights plan in effect.	As of the date of this proxy statement/prospectus, Holdco does not have a stockholders’ rights plan in effect.
Business Combination or Antitakeover Statutes
Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative	Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder.	vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder.
KapStone does not opt out of the protections of Section 203 of the DGCL. As a result, Section 203 of the DGCL applies to KapStone.	Holdco does not expect to opt out of the protections of Section 203 of the DGCL. As a result, Section 203 of the DGCL will apply to Holdco.
Other Restrictions on Interested Stockholder Transactions
None.	None.
Appraisal Rights
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Chancery Court in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) – (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.	Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Chancery Court in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) – (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.
The KapStone charter does not provide for appraisal rights in any additional circumstance.	The Holdco charter will not provide for appraisal rights in any additional circumstance.
Forum for Adjudication of Disputes
The KapStone bylaws provide that, unless the KapStone board consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of KapStone, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of KapStone to KapStone or KapStone stockholders, (iii) any action asserting a claim against KapStone or any director or officer or other employee of KapStone arising	The Holdco bylaws will provide that, unless Holdco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Holdco to Holdco or Holdco’s stockholders, (iii) any action asserting a claim against Holdco or any director or officer or other employee of Holdco arising pursuant to

KapStone Paper and Packaging Corporation	Whiskey Holdco, Inc.
pursuant to any provision of the DGCL, the KapStone charter or the KapStone bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against KapStone or any director or officer or other employee of KapStone governed by the internal affairs doctrine of the State of Delaware, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).	any provision of the DGCL, the Holdco charter or the Holdco bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against Holdco or any director or officer or other employee of Holdco governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

CERTAIN CANADIAN SECURITIES LAW CONSIDERATIONS
Holders of KapStone shares will, pursuant to the mergers, ultimately be entitled to receive Holdco shares or cash, in accordance with the terms of the merger agreement. Holdco shares will be issued pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws, regulations, rules and national instruments (referred to as Canadian Securities Laws). Since WestRock is and, at the time of issuance of the Holdco shares, will have been for more than four months, a reporting issuer in a number of Canadian jurisdictions, and since Holdco will be the parent of the WestRock surviving company, the sale or resale of Holdco shares issuable to holders of KapStone shares under the mergers will generally not be subject to restrictions in Canada under Canadian Securities Laws, provided that: (i) such sale or resale is not a “control distribution” within the meaning of Canadian Securities Laws; (ii) no unusual effort is made to prepare the market or to create a demand in Canada for the Holdco shares; (iii) no extraordinary commission or consideration is paid to a person or company in respect of such sale or resale; and (iv) if the selling security holder is an “insider” (primarily including a person or company that has beneficial ownership of, or control or direction over, directly or indirectly, 10% or more of the voting rights attached to all of Holdco’s outstanding voting securities) or officer or director of Holdco, the selling security holder has no reasonable grounds to believe that Holdco is at such time in default of Canadian Securities Laws.
LEGAL MATTERS
The validity of the Holdco shares to be issued in the KapStone merger will be passed upon by Cravath, Swaine & Moore LLP. Certain U.S. federal income tax consequences relating to the mergers will also be passed upon for KapStone by Sidley Austin LLP.
EXPERTS
KapStone
The consolidated financial statements for the year ended December 31, 2017 of KapStone appearing in KapStone’s Current Report (Form 8-K) filed on May 4, 2018 and the effectiveness of KapStone’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WestRock
The consolidated financial statements of WestRock appearing in WestRock’s Annual Report (Form 10-K) for the year ended September 30, 2017, and the effectiveness of WestRock’s internal control over financial reporting as of September 30, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
FUTURE STOCKHOLDER PROPOSALS
KapStone
KapStone will hold an annual meeting in 2019 only if the mergers have not already been completed by the time at which such meeting would be required. If the annual meeting of KapStone stockholders is held, a KapStone stockholder who desires to present a proposal or nomination for consideration at the 2019 annual meeting of KapStone stockholders must follow the procedures in the KapStone bylaws governing how KapStone stockholders can propose other business to be considered at a stockholder meeting or nominate directors. For stockholder proposals or nominations for KapStone’s 2019 annual meeting to comply with the timeframes in KapStone’s bylaws, the notice of such stockholder proposals or nominations must be delivered between February 14, 2019 and March 16, 2019, unless the annual meeting takes place before May 15, 2019 or after July 14, 2019, in which case stockholder proposals or nominations must be received not later than the 10th day following the earlier of  (i) the day on which notice of the date of the annual meeting was mailed or (ii) the day on which public announcement of the date of the annual meeting was made. If KapStone stockholders do not comply with these bylaw notice deadlines, KapStone reserves the right not to submit the stockholder proposals or nominations to a vote at its annual meeting. Notice of stockholder proposals or nominations must be addressed to KapStone at its principal executive offices at 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062, Attention: Vice President, Secretary, and General Counsel.
OTHER MATTERS
At the date of this proxy statement/prospectus, the only business that the KapStone board intends to present or knows that others will present at the KapStone special meeting is as set forth above. Only such other business shall be conducted at the KapStone special meeting as shall have been brought before the meeting pursuant to KapStone’s notice of meeting in accordance with the KapStone bylaws. Nevertheless, if any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy card to vote the proxy on such matters in accordance with their best judgment.
HOUSEHOLDING
The SEC permits KapStone to deliver a single copy of its proxy statements and annual reports to KapStone stockholders who have the same address and last name, unless KapStone has received contrary instructions from such KapStone stockholders. Each KapStone stockholder will continue to receive a separate proxy card. This procedure, called “householding”, will reduce the volume of duplicate information KapStone stockholders receive and reduce KapStone’s printing and postage costs. KapStone will promptly deliver a separate copy of this proxy statement/prospectus to any such KapStone stockholder upon written or oral request. A stockholder wishing to receive a separate proxy statement/prospectus can notify KapStone at KapStone Paper and Packaging Corporation, 1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062, telephone: 847-239-8800. Similarly, KapStone stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting KapStone as described above.
WHERE YOU CAN FIND MORE INFORMATION
KapStone and WestRock file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including KapStone and WestRock, which file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult KapStone’s or WestRock’s respective websites for more information concerning the mergers described in this proxy statement/prospectus. KapStone’s website is www.kapstonepaper.com. WestRock’s website is www.westrock.com. The information contained on the websites of KapStone, WestRock and the SEC (except for the filings described below) is not incorporated by reference into this proxy statement/prospectus.
Holdco has filed with the SEC a Registration Statement on Form S-4 to register with the SEC the Holdco shares to be issued in connection with the KapStone merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4 and constitutes a prospectus of Holdco in addition to being a proxy statement of KapStone for the KapStone special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.
In addition, the SEC allows KapStone and WestRock to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that KapStone has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about KapStone, its financial condition and other matters.
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Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

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Proxy Statement on Schedule 14A filed April 27, 2018.

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018.

•
Current Reports on Form 8-K filed January 29, 2018, January 30, 2018, March 28, 2018, April 16, 2018, May 4, 2018, June 1, 2018, June 15, 2018 and July 5, 2018.

In addition, KapStone incorporates by reference (i) any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) and any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this proxy statement/prospectus and prior to the date of the KapStone special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from KapStone by requesting them in writing or by telephone at the following address:
KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, IL 60062
Attention: Corporate Secretary
Telephone: (847) 239-8800
These documents are available from KapStone without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the documents listed below that WestRock has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about WestRock, its financial condition and other matters.
•
Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

•
Proxy Statement on Schedule 14A filed December 19, 2017.

•
Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2017 and March 31, 2018.

•
Current Reports on Form 8-K filed November 2, 2017, November 29, 2017, January 29, 2018, February 5, 2018, March 3, 2018, March 6, 2018, March 9, 2018, April 16, 2018, April 30, 2018 and July 27, 2018.

In addition, WestRock incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) and any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this proxy statement/prospectus and prior to the KapStone special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from WestRock by requesting them in writing or by telephone at the following address:
WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
Attention: Corporate Secretary
Telephone: (770) 448-2193
These documents are available from WestRock without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.
If you are a KapStone stockholder and would like to request documents, please do so by August 28, 2018 to receive them before the KapStone special meeting. If you request any documents from KapStone or WestRock, KapStone or WestRock will mail them to you by first class mail, or another equally prompt means, within one business day after KapStone or WestRock receives your request.
This proxy statement/prospectus is a prospectus of Holdco and is a proxy statement of KapStone for the KapStone special meeting. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither KapStone nor WestRock has authorized anyone to give any information or make any representation about the mergers or KapStone or WestRock that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that KapStone or WestRock has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, and the information contained in any of the materials that KapStone or WestRock has incorporated by reference into this proxy statement/prospectus speaks only as of the date of such materials, unless the information specifically indicates that another date applies. Neither our mailing of this proxy statement/prospectus to KapStone stockholders, nor the issuance by Holdco of shares of common stock pursuant to the mergers, will create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
Dated as of January 28, 2018,
among
KAPSTONE PAPER AND PACKAGING CORPORATION,
WESTROCK COMPANY,
WHISKEY HOLDCO, INC.,
WHISKEY MERGER SUB, INC. and
KOLA MERGER SUB, INC.

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
Acceptable Confidentiality Agreement	A-72
Acquisition Proposal	A-51
Action	A-72
Adverse Recommendation Change	A-49
Affiliate	A-72
Agreement	A-1
Alternative Acquisition Agreement	A-72
Antitrust Laws	A-72
Applicable Law(s)	A-73
Assumed Awards	A-15
Book-Entry Share	A-73
Burdensome Effect	A-57
Business Day	A-73
Capitalization Date	A-17
Cash Consideration	A-5
CERCLA	A-24
Certificate	A-73
Closing	A-2
Closing Date	A-3
Closing Parent Stock Price	A-73
Code	A-73
Collective Bargaining Agreement	A-73
Company	A-1
Company Assumed Option Award	A-13
Company Assumed RSU Award	A-13
Company Benefit Plans	A-29
Company Board	A-1
Company Book-Entry Share	A-6
Company Certificate	A-6
Company Certificate of Merger	A-3
Company Disclosure Letter	A-15
Company ESPP	A-73
Company Financing Filing	A-63
Company Indemnified Party	A-58
Company Intended Tax Treatment	A-2
Company Material Adverse Effect	A-73
Company Merger	A-1
Company Merger Consideration	A-6
Company Merger Sub	A-1
Company Merger Sub Organizational Documents	A-35
Company Option	A-74
Company Organizational Documents	A-74
Company Personnel	A-29
Company Preferred Shares	A-17
Company Recommendation	A-17
Company Restricted Stock Unit Award	A-75
Company SEC Documents	A-20
Company Securities	A-18
Company Shares	A-5
Company Stock Award Agreement	A-18
Company Stock Plans	A-75
Company Stockholder Approval	A-17
Company Stockholders Meeting	A-17
Confidentiality Agreement	A-54
Continuing Employee	A-60
Contract	A-75
DGCL	A-1
Dissenting Shares	A-12
Divestiture Actions	A-56
DOJ	A-75
DTC	A-9
Effective Time	A-3
Elected Stock Consideration	A-7
Election Deadline	A-8
Election Form	A-7
End Date	A-67
Environmental Law	A-24
Environmental Permits	A-24
Equity Award Exchange Ratio	A-13
ERISA	A-75
ERISA Affiliate	A-75
Excess Amount	A-7
Exchange Act	A-75
Exchange Agent	A-8
Exchange Fund	A-8
Exchange Ratio	A-75
Excluded Shares	A-5
Existing Credit Facility	A-75
Existing Receivables Facility	A-75
FCPA	A-76
Final Determination	A-76
Financing	A-62
Form S-4	A-52
FTC	A-76
GAAP	A-76
Governmental Entity	A-76
Hazardous Materials	A-25
Holdco	A-1
Holdco Common Stock	A-5
Holdco Organizational Documents	A-35

A-iv

Holdco Securities	A-40
Holdco Stock Issuance	A-36
HSR Act	A-76
Indebtedness	A-76
Intellectual Property	A-76
IRS	A-77
Knowledge	A-77
Letter of Transmittal	A-9
Lien	A-77
Mailing Date	A-7
Material Contract	A-25
Maximum Amount	A-58
Maximum Stock Amount	A-77
Merger Consideration	A-6
Mergers	A-1
Multiemployer Plan	A-29
No Election Share	A-5
Non-U.S. Company Benefit Plan	A-29
NYSE	A-77
Order	A-77
Parent	A-1
Parent Assumed DSU Award	A-14
Parent Assumed Option Award	A-14
Parent Assumed RSU Award	A-14
Parent Assumed SAR Award	A-14
Parent Board	A-1
Parent Book-Entry Share	A-6
Parent Capitalization Date	A-36
Parent Certificate	A-7
Parent Certificate of Merger	A-3
Parent Converted Restricted Stock Award	A-14
Parent Disclosure Letter	A-34
Parent DSUs	A-36
Parent ESPP	A-36
Parent Intended Tax Treatment	A-2
Parent Material Adverse Effect	A-77
Parent Merger	A-1
Parent Merger Consideration	A-6
Parent Merger Sub	A-1
Parent Merger Sub Organizational Documents	A-35
Parent Options	A-36
Parent Organizational Documents	A-35
Parent Preferred Stock	A-36
Parent Restricted Stock Awards	A-36
Parent Restricted Stock Unit Awards	A-36
Parent SARs	A-36
Parent SEC Documents	A-38
Parent Securities	A-37
Parent Shares	A-4
Parent Stock Plans	A-78
Parent Surviving Company	A-2
Permits	A-78
Permitted Liens	A-79
Person	A-79
Proxy Statement/Prospectus	A-52
Registered IP	A-23
Regulation S-K	A-79
Regulation S-X	A-79
Regulatory Laws	A-79
Release	A-25
Representatives	A-47
Required Antitrust Approvals	A-79
Required Financial Information	A-62
SEC	A-79
Securities Act	A-80
SOX	A-80
Specified Employee	A-80
Specified Person	A-69
Stock Consideration	A-6
Stock Election	A-8
Stock Election Share	A-5
Subsidiary	A-80
Superior Proposal	A-51
Surviving Company	A-2
Takeover Laws	A-55
Tax Returns	A-80
Taxes	A-80
Termination Fee	A-80
Transfer	A-80
UK Bribery Act	A-80
Victory Benefit Plans	A-28
Voting Agreement	A-1

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 28, 2018 is among WESTROCK COMPANY (“Parent”), a Delaware corporation, WHISKEY HOLDCO, INC. (“Holdco”), a Delaware corporation and a wholly-owned subsidiary of Parent, WHISKEY MERGER SUB, INC. (“Parent Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Holdco, KOLA MERGER SUB, INC. (“Company Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Holdco, and KAPSTONE PAPER AND PACKAGING CORPORATION (the “Company”), a Delaware corporation.
R E C I T A L S
WHEREAS the board of directors of Parent (the “Parent Board”) has unanimously (i) approved and adopted this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth herein, including the merger of Parent Merger Sub with and into Parent, with Parent surviving such merger (the “Parent Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, as amended (the “DGCL”), (ii) determined that entering into this Agreement is in the best interests of Parent and its stockholders and (iii) declared this Agreement advisable;
WHEREAS the board of directors of each of Holdco, Parent Merger Sub and Company Merger Sub has unanimously (i) approved and adopted this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth herein, including the Parent Merger and the merger of Company Merger Sub with and into the Company, with the Company surviving such merger (the “Company Merger” and, together with the Parent Merger, the “Mergers”), (ii) determined that the terms of this Agreement are in the best interests of Holdco, Parent Merger Sub and Company Merger Sub, as applicable, and their respective stockholders and (iii) declared this Agreement advisable;
WHEREAS the board of directors of the Company (the “Company Board”) has unanimously (i) approved and adopted this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth herein, including the Company Merger, (ii) determined that the terms of this Agreement are in the best interests of the Company and its stockholders, (iii) declared this Agreement advisable and (iv) subject to Section 5.02, resolved to recommend adoption of this Agreement to the Company’s stockholders;
WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company named therein have entered into an agreement with Parent substantially in the form attached as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the terms and conditions therein, such Persons have agreed to vote all of their respective Company Shares in favor of, and to otherwise support, the Company Merger and to vote against certain Acquisition Proposals; and
WHEREAS for United States federal income tax purposes, the Parent Merger is intended to qualify as a transaction described in Section 351 of the Code, a “reorganization” within the meaning of Section 368(a) of the Code or both (the “Parent Intended Tax Treatment”), and the Company Merger, when taken together with the Parent Merger, is intended to qualify as a transaction described in Section 351 of the Code (the “Company Intended Tax Treatment”).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
THE MERGERS
Section 1.01. The Mergers
(a) The Parent Merger.   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, and in accordance with Section 251(g) of the DGCL, (i) Parent Merger Sub shall be merged with and into Parent such that the separate corporate existence of Parent Merger Sub shall thereupon cease, (ii) Parent shall be the surviving company in the Parent Merger (the “Parent Surviving Company”) and

(iii) the Parent Merger shall have the effects set forth in this Agreement, the Parent Certificate of Merger and the DGCL (including Section 251(g) thereof). As a result of the Parent Merger, the Parent Surviving Company shall become a wholly-owned subsidiary of Holdco.
(b) The Company Merger.   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Company Merger Sub shall be merged with and into the Company such that the separate corporate existence of Company Merger Sub shall thereupon cease, (ii) the Company shall be the surviving company in the Company Merger (the “Surviving Company”) and (iii) the Company Merger shall have the effects set forth in this Agreement, the Company Certificate of Merger and the DGCL. As a result of the Company Merger, the Surviving Company shall become a wholly-owned subsidiary of Holdco.
(c) In connection with the Mergers, Holdco shall take such actions as may be necessary to reserve, prior to the Mergers, a sufficient number of shares of Holdco Common Stock to permit the issuance of shares of Holdco Common Stock to the holders of Parent Shares and Company Shares as of the Effective Time in accordance with the terms of this Agreement.
(d) This Agreement shall constitute a “plan of merger” with respect to each Merger for purposes of the DGCL.
Section 1.02. Closing.   Subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in ARTICLE VII, the closing of the Mergers (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP at 10:00 a.m. New York City time on the third Business Day following the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver thereof at the Closing), unless another date or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 1.03. Effective Time.   On the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Closing, Parent and the Company will cause the Mergers to be consummated by (a) causing a certificate of merger (the “Parent Certificate of Merger”) in respect of the Parent Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) causing a certificate of merger (the “Company Certificate of Merger”) in respect of the Company Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Mergers shall become effective at the time on the Closing Date as Parent and the Company shall agree and specify in both the Parent Certificate of Merger and the Company Certificate of Merger (the “Effective Time”), with the Company Merger to become effective immediately following the effective time of the Parent Merger.
Section 1.04. Certificate of Incorporation and Bylaws.
(a) In accordance with Section 251 of the DGCL, the parties hereto shall take all actions necessary so that the certificate of incorporation and bylaws of Holdco immediately prior to the Effective Time will contain provisions identical to the certificate of incorporation and bylaws of Parent immediately prior to the Effective Time, except as otherwise permitted or required by Section 251(g) of the DGCL. As required by Section 251(g) of the DGCL, Holdco shall amend its certificate of incorporation to change the name of Holdco to “WestRock Company”, which amendment shall be effective as of the Effective Time.
(b) The parties hereto shall take all actions necessary so that (i) in accordance with Section 251(g) of the DGCL, the certificate of incorporation of the Parent Surviving Company shall be amended and restated in its entirety in connection with the completion of the Parent Merger to read as the certificate of incorporation of Parent immediately prior to the Effective Time, except that the name of the Parent Surviving Company shall be changed to a name to be determined by Parent prior to the Effective Time and a provision shall be added to the certificate of incorporation of the Parent Surviving Company requiring that any act or transaction by or involving the Parent Surviving Company, other than the election or removal of directors, that requires for its adoption under the DGCL or the organizational documents of the Parent Surviving Company the approval of the stockholders of the Parent Surviving Company shall, by specific reference to Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Holdco (or any successor by merger), by the same vote as is required by the DGCL and/or by the organizational documents of the Parent Surviving Company, and as so amended and restated shall be the certificate of incorporation of the Parent Surviving Company and shall remain in effect from and after the Effective Time until thereafter changed or amended as provided therein or by Applicable Law and (ii) the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in connection with the completion of the Company Merger to read as set forth in Exhibit B-1 hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by Applicable Law (in the case of clause (ii), subject to Section 6.04).
(c) The parties hereto shall take all actions necessary so that (i) the bylaws of the Parent Surviving Company shall be amended and restated in their entirety in connection with the completion of the Parent Merger to read as the bylaws of Parent immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Parent Surviving Company and shall remain in effect from and after the Effective Time until thereafter changed or amended as provided therein or by Applicable Law and (ii) the bylaws of the Surviving Company shall be amended and restated in their entirety in connection with the completion of the Company Merger to read as set forth in Exhibit B-2 hereto, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by Applicable Law (in the case of clause (ii), subject to Section 6.04).
Section 1.05. Directors and Officers of Holdco, Parent Surviving Company and Surviving Company.   The directors of Parent Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Parent Surviving Company, and the officers of Parent Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Parent Surviving Company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal. The directors of Company Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, and the officers of Company Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal. In accordance with Section 251(g) of the DGCL, the directors of Parent at the Effective Time shall, from and after the Effective Time, be the directors of Holdco, and the officers of Parent at the Effective Time shall, from and after the Effective Time, be the officers of Holdco, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES
Section 2.01. Effect on Capital Stock.
(a) Capital Stock of Parent Merger Sub and Company Merger Sub.
(i) At the Effective Time, by virtue of the Parent Merger and without any action on the part of Parent, Holdco, Parent Merger Sub or holders of any shares of common stock, par value $0.01 per share, of Parent (“Parent Shares”) or any shares of Holdco Common Stock or capital stock of Parent Merger Sub, each issued and outstanding share of common stock, par value $0.01 per share, of Parent Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Parent Surviving Company.
(ii) At the Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Holdco, Company Merger Sub or holders of any shares of common stock, par value $0.0001 per share, of the Company (“Company Shares”) or any shares of Holdco Common Stock or shares of capital stock of Company Merger Sub, each issued and outstanding share of common stock, par value $0.0001 per share, of Company Merger Sub shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Company.

(b) Cancellation of Treasury Stock; Treatment of Stock Owned by Company Subsidiaries.   At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Holdco, Parent Merger Sub, Company Merger Sub, the Company or holders of Company Shares or Parent Shares or any shares of Holdco Common Stock or capital stock of Parent Merger Sub or Company Merger Sub:
(i) All Company Shares that are owned by the Company as treasury shares shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Parent Share that is owned by Parent as a treasury share shall be converted into one share of Holdco Common Stock, to be owned by Holdco as a treasury share immediately following the Effective Time.
(ii) All Company Shares owned by any direct or indirect wholly owned Subsidiary of the Company shall be automatically converted into the number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c) Conversion of Company Shares.   At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares to be cancelled or converted in accordance with Section 2.01(b) and Dissenting Shares (such Company Shares, “Excluded Shares”)) shall be converted into the right to receive the following consideration, as adjusted pursuant to Section 2.02 and subject to Section 2.04 (including with respect to fractional shares):
(i) Each Company Share with respect to which no Stock Election has been validly made (a “No Election Share”) will be converted into the right to receive $35.00 in cash, without interest thereon (the “Cash Consideration”).
(ii) Each Company Share with respect to which a Stock Election has been validly made (a “Stock Election Share”) will be converted into the right to receive that portion of a share of common stock, par value $0.01 per share, of Holdco (the “Holdco Common Stock”) equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Company Merger Consideration”).
(d) As of the Effective Time, all Company Shares converted into the Company Merger Consideration pursuant to this Section 2.01 shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Company Book-Entry Share”) that immediately prior to the Effective Time represented outstanding Company Shares (other than Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive (i) the Company Merger Consideration pertaining to the Company Shares represented by such Company Certificate or Company Book-Entry Share upon the surrender or transfer thereof in accordance with Section 2.04 and (ii) any dividends or other distributions as provided in Section 2.04. Notwithstanding any provision of this Agreement to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Company Shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Shares will be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to awards or purchase rights outstanding under the Company Stock Plans, any such adjustments shall be made in accordance with the applicable Company Stock Plan. Nothing in this Section 2.01(d) shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited by this Agreement, including pursuant to Section 5.01(a).
(e) Conversion of Parent Shares.   At the Effective Time, and without any action on the part of Parent, Holdco, the Parent Surviving Company or the holders of Parent Shares or shares of Holdco Common Stock or the capital stock of the Parent Surviving Company, each Parent Share issued and outstanding immediately prior to the Effective Time (other than Parent Shares to be cancelled or converted in accordance with Section 2.01(b)) shall be converted into one share of Holdco Common Stock (the “Parent Merger Consideration” and, together with the Company Merger Consideration, the

“Merger Consideration”) as specified in Section 251(g) of the DGCL. All matters pertaining to the conversion of outstanding capital stock, and associated rights, of Parent into capital stock and associated rights of Holdco in the Parent Merger shall be governed by the terms and provisions of this Agreement and Section 251(g) and other applicable provisions of the DGCL.
(f) As of the Effective Time, all Parent Shares converted into the Parent Merger Consideration pursuant to this Section 2.01 shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each person entered as the owner in a book-entry in respect of a share (a “Parent Book-Entry Share”) that immediately prior to the Effective Time represented outstanding Parent Shares (other than Parent Shares converted pursuant to Section 2.01(b)) shall cease to have any rights with respect thereto, except the right to receive (i) the Parent Merger Consideration into which the Parent Shares represented by such Parent Book-Entry Share were converted pursuant to Section 2.01(e) and (ii) any dividends or other distributions as provided in Section 2.04. As of the Effective Time, any certificate (a “Parent Certificate”) that immediately prior to the Effective Time represented outstanding Parent Shares (other than Parent Shares converted pursuant to Section 2.01(b)) shall represent the shares of Holdco Common Stock into which such Parent Shares were converted pursuant to Section 2.01(e), as specified in Section 251(g) of the DGCL.
Section 2.02. Proration.   Notwithstanding Section 2.01(c):
(a) If the product of the aggregate number of Stock Election Shares and the Exchange Ratio (such product being the “Elected Stock Consideration”) is greater than the Maximum Stock Amount (such difference being the “Excess Amount”), then:
(i) all No Election Shares will be converted into the right to receive the Cash Consideration; and
(ii) a portion of the Stock Election Shares (if any) of each holder of Company Shares will be converted into the right to receive the Cash Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Stock Election Shares of such holder by (y) a fraction, the numerator of which is the Excess Amount and the denominator of which is the product obtained by multiplying the aggregate number of Stock Election Shares by the Exchange Ratio, with the remaining portion of such holder’s Stock Election Shares (if any) being converted into the right to receive the Stock Consideration.
(b) If the Elected Stock Consideration is less than or equal to the Maximum Stock Amount, then:
(i) all No Election Shares will be converted into the right to receive the Cash Consideration; and
(ii) all Stock Election Shares will be converted into the right to receive the Stock Consideration.
Section 2.03. Elections.   Each holder of record of Company Shares issued and outstanding immediately prior to the Election Deadline shall have the right, subject to the limitations set forth in this ARTICLE II, to submit a Stock Election on or prior to the Election Deadline in accordance with the following procedures.
(a) Concurrently with the mailing of the Proxy Statement/Prospectus (the “Mailing Date”), the Company shall cause an election form in such form as Parent shall specify and that is reasonably acceptable to the Company (the “Election Form”) (and which shall comply with Section 2.03(b)) to be mailed to record holders of Company Shares as of the record date for the Company Stockholders Meeting. The Company shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders of Company Shares during the period following the record date for the Company Stockholders Meeting and prior to 5:00 p.m., New York City time, on the Business Day immediately prior to the Company Stockholders Meeting (the “Election Deadline”).
(b) Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Shares to specify the number of such holder’s Company Shares with respect to which such holder elects to receive the Stock Consideration (such an election with respect to any Company Shares, a “Stock Election”). Each Stock Election shall be subject to Section 2.02.
(c) Any Stock Election made pursuant to this Section 2.03 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form, in the case of a Stock Election in respect of any Company Shares represented by a Company Certificate, together with the applicable Company Certificate, by the Election Deadline. None of Parent, the Company or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form.
(d) Parent and the Company shall publicly announce the anticipated Election Deadline at least three Business Days prior to the anticipated Election Deadline. If the Company Stockholders Meeting is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(e) Any Election Form may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Election Form by written notice received by the Exchange Agent prior to the Election Deadline. If an Election Form is revoked, the Company Shares as to which such Stock Election previously applied shall be No Election Shares unless a contrary Stock Election is subsequently submitted by the holder prior to the Election Deadline.
Section 2.04. Exchange of Shares.
(a) Exchange Agent.   No later than five Business Days prior to the mailing of the Proxy Statement/Prospectus, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) as agent for the holders of Company Shares in connection with the Company Merger and for the holders of Parent Shares in connection with the Parent Merger, and to receive and hold in trust the Company Merger Consideration to which holders of Company Shares shall become entitled pursuant to Section 2.01(c) and the Parent Merger Consideration to which holders of Parent Shares shall become entitled pursuant to Section 2.01(e). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, and made available for issuance with the Exchange Agent the shares of Holdco Common Stock and an amount in cash in U.S. dollars sufficient to pay the aggregate Company Merger Consideration for the Company Shares converted into the right to receive the Company Merger Consideration pursuant to Section 2.01(c) and the aggregate Parent Merger Consideration for the Parent Shares converted into the right to receive the Parent Merger Consideration pursuant to Section 2.01(e) (such cash and shares of Holdco Common Stock being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the aggregate Cash Consideration to which holders of Company Shares shall be entitled under Section 2.01(c), Parent shall promptly deposit, or cause to be deposited, additional cash with the Exchange Agent sufficient to make all payments of the aggregate Cash Consideration, and Parent and the Surviving Company shall in any event be liable for payment thereof. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.04(l).
(b) Letter of Transmittal.   As promptly as reasonably practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares that are represented by Company Certificates or Company Book-Entry Shares not held through the Depository Trust Company (“DTC”) whose shares are converted into the right to receive the Company Merger Consideration pursuant to Section 2.01 a form of letter of transmittal (the “Letter of Transmittal”) advising such holder of the effectiveness of the Company Merger and the conversion of its Company Shares into the right to receive the Company Merger Consideration (and which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates (with respect to Company Shares that are represented by Company Certificates) shall pass, only upon delivery of the Company Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04(j)) to the Exchange Agent, shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominee as soon as reasonably practicable on or after the Closing Date, upon surrender of Company Shares or the conversion of Parent Shares pursuant to Section 2.01(e), in each case held of record by DTC or its nominees in accordance with DTC’s customary surrender or conversion procedures, the applicable Merger Consideration and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to this ARTICLE II.
(c) Company Merger Consideration Received in Connection with Exchange.   Upon (i) the surrender of Company Shares represented by a Company Certificate by physical surrender of such Company

Certificate (or affidavit of loss in lieu of a Company Certificate, as provided in Section 2.04(j)) to the Exchange Agent in accordance with the Letter of Transmittal and accompanying instructions, (ii) the transfer of Company Shares that are Book-Entry Shares not held through DTC in accordance with the terms of the Letter of Transmittal and accompanying instructions or (iii) the transfer of Company Shares that are Book-Entry Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by Parent, the Company, the Exchange Agent and DTC, the holder of such Company Shares shall be entitled to receive in exchange therefor (x) the number of shares of Holdco Common Stock representing, in the aggregate, the whole number of shares of Holdco Common Stock, if any, that such holder has the right to receive pursuant to Section 2.01(c) and (y) the amount, if any, that such holder has the right to receive in cash pursuant to this ARTICLE II, including cash payable in lieu of fractional shares and dividends and other distributions payable pursuant to this Section 2.04. In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, the applicable Company Merger Consideration may be issued to a transferee if  (1) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, (2) in the case of Company Shares represented by Company Certificates, the Company Certificates formerly representing such Company Shares are surrendered to the Exchange Agent, and (3) the written instructions, in the case of clause (1), and the Company Certificates, in the case of clause (2) are accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.04(c), each Company Share, and any Company Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Company Merger Consideration that the holders of Company Shares are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Company Certificate or Company Book-Entry Share.
(d) Treatment of Unexchanged Shares.   Except as provided in Section 2.04(j), no cash payment with respect to the Company Merger Consideration shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share until the surrender of such Company Certificate or Company Book-Entry Share in accordance with this ARTICLE II.
(e) No Further Ownership Rights in Company Shares and Parent Shares.   From and after the Effective Time, the holders of Company Shares or Parent Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Company Shares or Parent Shares. From and after the Effective Time, there shall be no further registration of transfers of Company Shares or Parent Shares. If, after the Effective Time, any Company Certificates, Company Book-Entry Shares or Parent Book-Entry Shares are presented to Holdco, the Parent Surviving Company, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, subject to satisfaction of the terms, conditions and requirements set forth in Section 2.04(c). Notwithstanding anything to the contrary contained in this Agreement, the Surviving Company is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with this Agreement prior to the Effective Time and which remain unpaid at the Effective Time, and the Parent Surviving Company is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Parent on Parent Shares in accordance with this Agreement prior to the Effective Time and which remain unpaid at the Effective Time.
(f) Termination of Exchange Fund.   Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Shares one year after the Effective Time shall be delivered to Holdco, and any holder of Company Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE II shall thereafter look only to Holdco for payment of its claim for the Company Merger Consideration.
(g) No Liability.   None of the Company, Parent, Holdco, Parent Merger Sub, Company Merger Sub, the Parent Surviving Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares or Parent Shares for two years after the Effective Time (or immediately prior to such earlier date on which such portion of the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by Applicable Law, become the property of Holdco, free and clear of all claims or interests of any Person previously entitled thereto.
(h) Investment of Exchange Fund.   The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest and other income resulting from such investments shall be paid to Holdco. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any stockholder of the Company or Parent to receive the applicable Merger Consideration or any other payment as provided herein and following any such losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Shares in the amount of any such losses to the extent that the amount then in the Exchange Fund is insufficient to pay the cash portion of the Merger Consideration.
(i) Withholding Rights.   Each of Holdco, Company Merger Sub, Parent Merger Sub, Parent, the Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Parent Shares, Company Shares, Company Options or Company Restricted Stock Unit Awards pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law with respect to Taxes. Amounts so withheld and timely paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j) Lost, Stolen or Destroyed Certificates.   If any Company Certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdco or the Exchange Agent, the posting by such Person of a bond, in such reasonable and customary amount as Holdco or the Exchange Agent, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the applicable Company Merger Consideration and any dividends or distributions, in each case that would be payable or deliverable in respect thereof pursuant to this ARTICLE II had such lost, stolen or destroyed Company Certificate been surrendered.
(k) Dividends on Holdco Common Stock.   No dividends or other distributions with respect to shares of Holdco Common Stock issued in the Holdco Stock Issuance will be paid to the holder of any unsurrendered Company Share until such time as the Company Certificate (or affidavit of loss in lieu thereof) is surrendered or the Company Book-Entry Share is transferred for exchange, in each case as provided in this Section 2.04. Following such surrender, subject to the effect of escheat, Tax or other Applicable Laws, there will be paid, without interest, to the record holder of the shares of Holdco Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Holdco Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions with respect to shares of Holdco Common Stock, all shares of Holdco Common Stock to be issued in the Holdco Stock Issuance will be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(l) Fractional Shares.   Notwithstanding anything to the contrary contained herein, each holder of Company Shares converted pursuant to Section 2.01(c) who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock shall receive, in lieu of such fractional share, a cash payment, without interest thereon, equal to the product of  (A) such fraction and (B) the Closing Parent Stock Price.

Section 2.05. Shares of Dissenting Holders.   Notwithstanding any provision of this Agreement to the contrary, Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Company Shares who have properly exercised appraisal rights with respect thereto (“Dissenting Shares”) in accordance with Section 262 of the DGCL, will not be converted into the right to receive the Company Merger Consideration, and holders of such Dissenting Shares will be entitled to receive in lieu of the Company Merger Consideration payment of the fair value of such Dissenting Shares determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated automatically as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive solely the Cash Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.05, if this Agreement is terminated prior to the Effective Time, then the right of any holder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent (i) prompt notice of any written demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company relating to such holder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or settle or offer to settle any such demand, and Parent will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of the Company.
Section 2.06. Treatment of Equity Awards; ESPPs.
(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any of the Company Stock Plans, the Company Options and the Company Restricted Stock Unit Awards) will take all actions as it deems necessary or appropriate to give effect to this Section 2.06(a) to provide that immediately prior to the Effective Time the Company Options and Company Restricted Stock Unit Awards are amended to incorporate the terms and conditions described in Exhibit C and that:
(i) Each Company Restricted Stock Unit Award that is then outstanding shall be assumed by Holdco and converted into an award of restricted stock units (each, a “Company Assumed RSU Award”) with respect to a number of shares of Holdco Common Stock, equal to (i) the number of Company Shares subject to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio (as defined below), rounded to the nearest whole share, on the same terms and conditions as were applicable to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time (including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the Effective Time). For purposes of this Agreement, “Equity Award Exchange Ratio” means a fraction, the numerator of which is the Cash Consideration and the denominator of which is the average of the volume weighted average price per Parent Share on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.
(ii) Each Company Option that is then outstanding, whether or not vested, shall be assumed by Holdco and converted into an award of options to acquire, on the same terms and conditions as were applicable to such Company Option as of immediately prior to the Effective Time, a number of shares of Holdco Common Stock equal to (rounded down to the nearest whole share) (i) the number of Company Shares subject to such Company Option as of immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, at an exercise price per share of Holdco Common Stock equal to (rounded up to the nearest whole cent) (A) the exercise price of such Company Option divided by (B) the Equity Award Exchange Ratio (each, a “Company Assumed Option Award”).
(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) no offering period under the Company ESPP shall be commenced on or after the date of this Agreement, (ii) on or after the date of this Agreement, no new participants may join the Company ESPP during the offering period in existence under the Company ESPP as of the date of this Agreement, (iii) no participant may increase the amount of his or her salary deferrals with respect to such offering period and (iv) the Company ESPP shall terminate on the earlier of  (A) immediately following the purchase date for the offering period in effect as of the date of this Agreement and (B) two Business Days prior to the Effective Time, in which case all participant contributions then in the Company ESPP shall be used to purchase Company Shares on such date in accordance with the terms of the Company ESPP as if such date was the last day of such offering period and such Company Shares shall be No Election Shares.
(c) Prior to the Effective Time, the Parent Board (or, if appropriate, any committee administering any of the Parent Stock Plans, the Parent Options, the Parent SARs, Parent Restricted Stock Awards and the Parent Restricted Stock Unit Awards) will take all actions as it deems necessary or appropriate to give effect to this Section 2.06(c) to provide that immediately prior to the Effective Time:
(i) Each Parent Restricted Stock Unit Award that is then outstanding shall be assumed by Holdco and converted into an award of restricted stock units (each, a “Parent Assumed RSU Award”) with respect to a number of shares of Holdco Common Stock, equal to the number of Parent Shares subject to such Parent Restricted Stock Unit Award as of immediately prior to the Effective Time, on the same terms and conditions as were applicable to such Parent Restricted Stock Unit Award as of immediately prior to the Effective Time (including any rights in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the Effective Time).
(ii) Each Parent Share that is subject to a Parent Restricted Stock Award that is then outstanding shall be converted into a share of Holdco Common Stock in accordance with Section 2.01(e) (each, a “Parent Converted Restricted Stock Award”), but will otherwise remain subject to the same terms and conditions as were applicable to such Parent Restricted Stock Award as of immediately prior to the Effective Time (including any rights in respect of dividends, if any, that are accrued but unpaid as of immediately prior to the Effective Time).
(iii) Each Parent Option that is then outstanding, whether or not vested, shall be assumed by Holdco and converted into an award of options to acquire, on the same terms and conditions as were applicable to such Parent Option as of immediately prior to the Effective Time, a number of shares of Holdco Common Stock equal to the number of Parent Shares subject to such Parent Option as of immediately prior to the Effective Time, at an exercise price per share of Holdco Common Stock equal to the exercise price of such Parent Option (each, a “Parent Assumed Option Award”).
(iv) Each Parent SAR that is then outstanding, whether or not vested, shall be assumed by Holdco and converted into an award of stock appreciation rights, on the same terms and conditions as were applicable to such Parent SAR as of immediately prior to the Effective Time, corresponding to a number of shares of Holdco Common Stock equal to the number of Parent Shares corresponding to such Parent SAR as of immediately prior to the Effective Time, at a base price per share of Holdco Common Stock equal to the base price of such Parent SAR (each, a “Parent Assumed SAR Award”).
(v) Each Parent DSU Award that is then outstanding, whether or not vested, shall be assumed by Holdco and converted into an award of director stock units (each, a “Parent Assumed DSU Award”) with respect to a number of shares of Holdco Common Stock equal to the number of Parent Shares subject to such Parent DSU Award as of immediately prior to the Effective Time, on the same terms and conditions as were applicable to such Parent DSU Award as of immediately prior to the Effective Time (including in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the Effective Time).
(d) Prior to the Effective Time, the Parent Board (or, if appropriate, any committee administering the Parent ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) the Parent ESPP shall be assumed by Holdco (with appropriate adjustments to the terms of the Parent ESPP, including the securities issuable thereunder) and (ii) each outstanding purchase right under the Parent ESPP shall be assumed by Holdco and converted into a purchase right to acquire, on the same terms and conditions as were applicable to such purchase right as of immediately prior to the Effective Time, a number of shares of Holdco Common Stock determined in accordance with the terms of the assumed Parent ESPP (such converted purchase rights, collectively with the Parent Assumed RSU Awards, the Parent Assumed Option Awards, the Parent Assumed SAR Awards, the Parent Assumed DSU Awards, the Company Assumed RSU Awards and the Company Assumed Option Awards, the “Assumed Awards”).
(e) Prior to the Effective Time, Holdco shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Holdco Common Stock for issuance with respect to the Assumed Awards and the Parent Converted Restricted Stock Awards and (ii) cause the registration of the shares of Holdco Common Stock issuable with respect to the Assumed Awards and the Parent Converted Restricted Stock Awards to become effective as part of a registration statement on Form S-8, Form S-4 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, Holdco shall deliver to holders of Assumed Awards and Parent Converted Restricted Stock Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Assumed Awards or Parent Converted Restricted Stock Awards, as applicable, remain outstanding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent, Holdco, Parent Merger Sub and Company Merger Sub that, except (i) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC after January 1, 2016 and publicly available at least two Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature); provided, however, that (A) in no event shall any disclosure in any Company SEC Documents apply to or qualify any representation or warranty in Section 3.03 and (B) any matter set forth in a Company SEC Document shall be deemed to apply to and qualify any representation or warranty in this ARTICLE III only to the extent that it is reasonably apparent that the description of such matter in such Company SEC Document is relevant to the topic of such representation or warranty; or (ii) as disclosed in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE III to which it corresponds and each other section or subsection of this ARTICLE III only to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):
Section 3.01. Qualification, Organization, Subsidiaries, etc.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the Applicable Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement.
(b) A true, correct and complete list of all the Subsidiaries of the Company, identifying the name, jurisdiction of incorporation or organization, and type of entity of each such Subsidiary, is set forth on Section 3.01 of the Company Disclosure Letter. Except for the capital stock and voting securities of, and other equity interests in, the Company’s Subsidiaries set forth on Section 3.01 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
Section 3.02. Authority; Execution and Delivery; Enforceability.   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Company Merger and the other transactions contemplated by this Agreement, subject, in the case of the Company Merger, to the receipt of the affirmative vote of holders of a majority of the issued and outstanding Company Shares (the “Company Stockholders Meeting”) entitled to vote thereon (the “Company Stockholder Approval”). The Company Board has (i) approved and adopted this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth herein, including the Company Merger, (ii) determined that the terms of this Agreement are in the best interests of the Company and its stockholders, (iii) declared this Agreement advisable and (iv) subject to Section 5.02, resolved to recommend adoption of this Agreement to the Company’s stockholders (the “Company Recommendation”). As of the date of this Agreement, such approvals, determinations, declarations and resolutions are valid and have not been amended or withdrawn. Except for the Company Stockholder Approval at the Company Stockholders Meeting, or any adjournment or postponement thereof, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Mergers and the other transactions contemplated by this Agreement (except for the filing of the Company Certificate of Merger and the Parent Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent, Holdco, Parent Merger Sub and Company Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 3.03. Capital Structure.
(a) The authorized share capital of the Company consists of 175,000,000 Company Shares and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Shares”). At the close of business on January 26, 2018 (the “Capitalization Date”), (i) 97,138,740 Company Shares were issued and outstanding, (ii) 40,000 Company Shares were held in the Company’s treasury, (iii) 5,791,507 Company Shares were reserved and available for issuance or issued and outstanding pursuant to the Company Stock Plans, of which 4,928,581 Company Shares were potentially issuable upon the exercise of Company Options and 862,926 Company Shares were potentially issuable upon the vesting or settlement of Company Restricted Stock Unit Awards (including any Company Restricted Stock Unit Awards the settlement of which has been deferred), and (iv) no Company Preferred Shares were issued and outstanding. The number of Company Shares that could be acquired with accumulated payroll deductions under the Company ESPP at the close of business on the purchase date for the offering period in effect as of the date of this Agreement (assuming (A) the market price of a Company Share as of the close of business on such date is equal to the Cash Consideration, (B) such date represents the last day of the current offering period and (C) payroll deductions continue at the current rate) does not exceed 716,876 Company Shares.
(b) Except as set forth in Section 3.03(a), as of the Capitalization Date, there were (i) no outstanding shares of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items described in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the acquisition by the Company of Company Shares for purposes of satisfying Tax withholding obligations or the payment of any exercise price with respect to holders of Company Options and Company Restricted Stock Unit Awards), or obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There are no bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote. Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities, other than pursuant to Company Options and Company Restricted Stock Unit Awards that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.
(c) The Company Shares constitute the only issued and outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.
(d) All outstanding Company Options and Company Restricted Stock Unit Awards are evidenced by individual written award agreements (each, a “Company Stock Award Agreement”) substantially similar to the form relating to the applicable jurisdiction, true, correct and complete copies of which have been made available to Parent prior to the date hereof, and no Company Stock Award Agreement contains terms that are different in any material respect from the terms contained in any such form.
(e) No Subsidiary of the Company owns any Company Shares.
Section 3.04. Governmental Authorization; Non-contravention.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Parent Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Law as set forth on Section 3.04 of the Company Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act and the other anti-trust notification and approvals required under non-U.S. jurisdictions, as set forth on Section 3.04 of the Company Disclosure Letter), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4), and any other applicable U.S. state or federal securities laws, (iv) any filings required under the rules and regulations of the NYSE and (v) consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the consummation of the Mergers.
(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the consummation of the Mergers.
Section 3.05. Company SEC Documents.
(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2016, together with any exhibits and schedules thereto and other information incorporated therein (collectively, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of SOX, the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited consolidated financial statements, to normal year-end adjustments).
(c) The Company has designed and maintains a system of internal controls over financial reporting and accounting (including “internal control over financial reporting” as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information (both financial and non-financial) that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. Since January 1, 2016, none of the Company or any of the Company’s Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(e) Since January 1, 2016, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
(f) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company’s Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or the other Company SEC Documents.
Section 3.06. Absence of Certain Changes or Events.
(a) Since September 30, 2017, there have not been any changes, effects, events, occurrences or developments that, individually or in the aggregate (i) have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) to the date hereof, would reasonably be expected to prevent or materially delay or adversely affect the Company’s ability to consummate the Mergers;
(b) From September 30, 2017 to the date of this Agreement, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; and
(c) From September 30, 2017 to the date of this Agreement, neither the Company nor any of its Subsidiaries have taken, or committed or agreed to take, any actions that would have been prohibited pursuant to clauses (i), (iii), (vii), (xii), (xvi) or (xx) (solely, in the case of clause (xix), to the extent related to the foregoing clauses listed in this Section 3.06(c) and clause (ii) of Section 5.01(a)) of Section 5.01(a) if such covenants had been in effect as of September 30, 2017.
Section 3.07. No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, (ii) incurred after September 30, 2017, in the ordinary course of business consistent with past practice, (iii) expressly permitted by this Agreement or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.08. Absence of Litigation.   As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Order to which the Company or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the Company’s ability to consummate the Mergers or any of the other transactions contemplated by this Agreement or comply with its obligations under this Agreement.
Section 3.09. Compliance with Applicable Laws; Permits; FCPA.
(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with all Applicable Laws, Orders and Permits applicable to the Company and its Subsidiaries, and (ii) there are no, and since January 1, 2016, there have been no, Actions pending or, to the Knowledge of the Company, threatened alleging that the Company or a Subsidiary of the Company is not in compliance with any Applicable Law, Order or Permit or which challenges or questions the validity of any rights of the Company or any Subsidiary of the Company with respect to any Permit. The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except for matters that, individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, and their respective directors, officers, managers and employees, since January 1, 2013 through the date hereof have complied with all Antitrust Laws.
(b) Without limiting the generality of Section 3.09(a), except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013: (i) the Company and its Subsidiaries, and their respective directors, officers, managers and employees, have complied with the FCPA, the UK Bribery Act and all other applicable foreign and domestic anticorruption or antibribery laws, (ii) the Company and its Subsidiaries have developed, implemented and maintained a compliance program, which includes corporate policies, training and procedures, designed to ensure compliance with the FCPA, the UK Bribery Act and all other anticorruption and antibribery laws in effect in the jurisdictions in which the Company and its Subsidiaries operate, and (iii) neither the Company nor any of its Subsidiaries, directors, or officers nor, to the Knowledge of the Company, any of its managers, employees, agents, intermediaries or other representatives acting on its behalf have directly or indirectly (A) made any unlawful contributions, gifts or entertainment expenditures, incurred any other unlawful expenses or made any unlawful provision of any item of value relating to political activity, (B) offered, promised, paid or delivered any fee, commission, sum of money or item of value, however characterized, to any officer, official or employee, or any finder, agent, intermediary or other party acting on behalf of an officer, official or employee, of any government, state-owned or political agency, department, enterprise or instrumentality, in the United States or any other country, for the purpose of illegally influencing such officer, official or employee or that was otherwise illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee, agent or intermediary of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts or (E) established or maintained any unrecorded fund or account of any nature that was illegal under Applicable Law.
Section 3.10. Intellectual Property.   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a) (i) Section 3.10(a) of the Company Disclosure Letter identifies all material patents, pending patent applications, and registered trademarks owned by the Company and its Subsidiaries as of the date of this Agreement (the “Registered IP”) and (ii) the Company and its Subsidiaries collectively own such Registered IP;
(b) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in and necessary to the operation of their business as conducted on the date of this Agreement;

(c) (i) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any third person and (ii) to the Knowledge of the Company, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property owned or licensed by the Company or any of its Subsidiaries;
(d) neither the Company nor any of its Subsidiaries has since January 1, 2016 received from any Person any written notice or written threat, and to the Knowledge of the Company, there are no pending Actions that have been commenced against the Company or any of its Subsidiaries since January 1, 2016, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (ii) challenging the validity or enforceability of any Intellectual Property owned by the Company or its Subsidiaries; and
(e) neither the Company nor any of its Subsidiaries has since January 1, 2016 sent to any Person any written notice or written threat, and there are no pending Actions that have been commenced by the Company or any of its Subsidiaries since January 1, 2016, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property or (ii) challenging the validity or enforceability of any Intellectual Property.
Section 3.11. Environmental Matters.   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and, for the past five (5) years, have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or their respective businesses, operations, products or properties, (ii) (x) the Company and its Subsidiaries hold and comply, and, for the past five (5) years, have complied, with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted (“Environmental Permits”) and (y) to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the failure of any Environmental Permit to be timely renewed or re-issued by any Governmental Entity or cause the amendment, revision or modification of any Environmental Permit in a manner that would impose additional compliance obligations or increase the cost of compliance for the businesses of the Company and its Subsidiaries as the same are operated on the date hereof, (iii) neither the Company nor any of its Subsidiaries has received (within the past five (5) years or as to a matter that has not been resolved) any written notice of, or is the subject of, any pending or, to the Knowledge of the Company, threatened Action by any Person asserting, or any Order addressing, any liability, violation or obligation on the part of the Company or any of its Subsidiaries arising under any Environmental Law, including any notice that the Company or any of its Subsidiaries has been identified as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §6901 et. seq., as amended (“CERCLA”), or comparable Environmental Laws, (iv) to the Knowledge of the Company, (x) no capital or other expenditures or operational changes are required in the next three (3) years for the Company or any of its Subsidiaries to be in compliance with Environmental Laws and Environmental Permits in effect as of the date hereof and (y) there are no pending or, to the Knowledge of the Company, proposed changes to any Environmental Law or Environmental Permit that would reasonably be expected to require any capital or other expenditure for compliance, will limit or restrict the production capacity of the business, increase the cost of production for the business or limit or restrict the grades or types of products that can be produced by the Company or its Subsidiaries, (v) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries under any Environmental Law, (vi) none of the Company or its Subsidiaries has retained or assumed any obligations, including indemnification obligations, or other liabilities by written contract or, to the Knowledge of the Company, by operation of law, that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries under any Environmental Law and (vii) no less than 20 calendar days prior to the Closing Date, each of the Company and its Subsidiaries shall provide to Parent true, correct and complete copies of any material Phase I, Phase II and other environmental reports relating to the business, including cleanup, investigation or remedial reports in its possession.
For all purposes of this Agreement, (i) “Environmental Law” means any Applicable Law, Order or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution or the protection of the environment (including ambient air, climate, surface water, groundwater, land surface or subsurface strata), natural resources, endangered or threatened species, noise, transportation of hazardous materials, human health and safety in respect of exposure to Hazardous Materials, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq., the Packaging and Packaging Waste Directive (Directive 94/62/EC), REACH Regulation (Regulation (EC) No 1907/2006), EU ETS (Directive 2003/87/EC), and RoHS (Directive 2002/95/EC), in each case as amended and including all implementing legislation and regulations; (ii) “Hazardous Materials” means any oil, petroleum or refined petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance, pollutant or waste that is regulated or for which liability is imposed under any Environmental Law; and (iii) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into or through the indoor or outdoor environment.
Section 3.12. Material Contracts.
(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract (whether entered into before or after the date of this Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement, the Company Benefit Plans and the Company Stock Plans, and leases, subleases and licenses entitling the Company or any of its Subsidiaries to the use of real property owned by third parties) that:
(i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;
(ii) (A) provides for the purchase or sale of goods or products from a supplier or to a customer of the Company or any of its Subsidiaries which the Company or its Subsidiaries reasonably expect will result in purchases or sales in the aggregate amount that exceed $25,000,000 in the 2018 fiscal year, (B) involves aggregate payments by the Company or any of its Subsidiaries of more than $10,000,000 in any fiscal year period or $25,000,000 in the aggregate over the term of such Contract, excluding any such Contract that may be cancelled by the Company, without any penalty or other liability (except for payment obligations in respect of services provided prior to the applicable date of cancellation) to the Company or any of its Subsidiaries, upon notice of 180 days or less or (C) involves, or is reasonably expected in the future to involve, revenues of  $25,000,000 or more in any fiscal year period or $50,000,000 or more in the aggregate over the term of such Contract (in each case, excluding Contracts for the supply of utility services and excluding arrangements pursuant to which a customer of the Company and its Subsidiaries has the right to cause the Company or any of its Subsidiaries to make purchases on its behalf);
(iii) with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;
(iv) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of  $5,000,000, other than Indebtedness solely between or among any of the Company and any of its Subsidiaries;
(v) limits or restricts the ability of the Company or any of its Subsidiaries or Affiliates to compete in any line of business or with any Person or in any geographic area during any time period in a manner that is material to the business of the Company and its Subsidiaries (taken as a whole);
(vi) limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) provides for any “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, in connection with the acquisition by the Company or its Subsidiaries of any business or assets, that would reasonably be expected to result in payments in excess of  $5,000,000 after the date hereof by the Company or any of its Subsidiaries;
(viii) contains a “most favored nation” or any similar term for the benefit of a third party that materially restricts the business of the Company and its Subsidiaries (taken as a whole);
(ix) under which the Company or any of its Subsidiaries licenses Intellectual Property that is material to the business of the Company and its Subsidiaries (taken as a whole) from a third party;
(x) under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any Company Personnel, other than advances or loans to non-executive employees for relocation expenses or expense advances in the ordinary course of business; or
(xi) relates to any transaction or arrangement under which any (1) present or former executive officer or director of the Company or any Subsidiary of the Company, (2) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the Company Shares or (3) Affiliate, or “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act), of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act.
(b) All of the Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract, except such challenges which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Material Contract, except for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of each Material Contract listed in Section 3.12(a) of the Company Disclosure Letter.
Section 3.13. Labor Matters.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any litigation asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable Applicable Law) or other violation of Applicable Law covering labor and employment or Contracts of employment or working conditions or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization, trade union, works council or other employee representative as to wages or conditions of employment and, to the Knowledge of the Company, no such litigation has been threatened or is anticipated. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there is no strike, slowdown, lockout or other job Action or labor or industrial relations dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, and there has been no such Action or dispute in the past five (5) years. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), to the Knowledge of the Company, there are no current activities by employees of the Company or any of its Subsidiaries or any labor organization, trade union, works council or other employee representative to organize or certify a collective bargaining unit to gain recognition or bargaining rights or to engage in any other union organization activity with respect to the workforce of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are any such activities threatened and, to the Knowledge of the Company, there have been no such activities in the past five (5) years. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), consummation of the Company Merger or any other transaction contemplated by this Agreement shall not require the consent of, consultation with or advance notification to, in each case as required by any Collective Bargaining Agreement or Applicable Law, any labor organization, trade union, works councils or other employee representative with respect to employees of the Company or any of its Subsidiaries. Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all material Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and the Company has made available to Parent true, complete and correct copies of each such Collective Bargaining Agreement prior to the date of this Agreement.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other Applicable Laws related to United States immigration and Applicable Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed and (ii) all of the employees employed by the Company and each of its Subsidiaries (other than those employed in the United States) have the legal right to work in the country in which they work and all immigration checks required by any Applicable Laws relating to such employees have been carried out.
(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Applicable Laws regarding labor, employment, discrimination in employment, terms and conditions of employment, payroll, variable remuneration, profit sharing, worker classification, wages, hours, working time, annual leave, social security matters and contributions and occupational safety and health and employment practices.
(d) As of the date hereof, to the Knowledge of the Company, no Specified Employee has given notice of termination of employment with the Company or any of its Subsidiaries.
Section 3.14. Benefits Matters; ERISA Compliance.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list identifying all material Company Benefit Plans. With respect to Company Benefit Plans solely sponsored by Victory Packaging L.P. or with respect to which Victory Packaging L.P. is the sole party among the Company and its Subsidiaries (collectively, the “Victory Benefit Plans”), as of the date of this Agreement such list need only be true, complete and correct, to the Knowledge of the Company; provided, that a true, complete and correct list of all Victory Benefit Plans is provided to Parent no later than 30 calendar days after the date of this Agreement. Prior to the date of this Agreement (or, with respect to Victory Benefit Plans, no later than 30 calendar days after the date of this Agreement), the Company has made available to Parent true, complete and correct copies, to the extent applicable, of, with respect to each Company Benefit Plan described in the two immediately preceding sentences, (i) all such material Company Benefit Plans (or a written description thereof), including any amendments thereto, (ii) the most recent summary plan description for each such Company Benefit Plan, and all material modifications thereof, (iii) each trust agreement, group annuity contract or other funding mechanism relating to any such Company Benefit Plan, (iv) the most recent financial statements and actuarial reports for each such Company Benefit Plan, (v) the most recent IRS determination letter or opinion letter or confirmation of the status for tax purposes in respect of each such Company Benefit Plan and (vi) all material correspondence to or from any Governmental Entity during the last three years with respect to any such Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, programs or arrangements that the Company or any of its Subsidiaries sponsors, contributes to or maintains, or is required to sponsor, contribute to or maintain, that provides, or is designed to provide, compensation or benefits to any current or former directors, officers, managing directors, employees or independent contractors of the Company or any of its Subsidiaries (collectively, “Company Personnel”) and (B) all employment, severance, retention, change of control, termination or other agreements between the Company or any of its Subsidiaries and any Company Personnel. As of the date hereof, no announcement has been made to establish or amend any material Company Benefit Plan or any other plan, program, agreement or arrangement that would be a material Company Benefit Plan following such action.
(b) None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes, has in the last six years contributed or has been obligated to contribute to any “pension plan”, as defined in Section 3(2) of ERISA, subject Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or any “multiple employer plan”, within the meaning of Section 4063 or 4064 of ERISA. To the Knowledge of the Company as of the date hereof, and based on estimates prepared by the Company taking into account information available to the Company that the Company determined was relevant to estimating potential withdrawal liability, the aggregate amount of any unpaid withdrawal liability incurred by the Company, its Subsidiaries, and their respective ERISA Affiliates in connection with any Multiemployer Plan over the past six years does not exceed $7 million. Each Company Benefit Plan maintained by the Company or any of its Subsidiaries primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Company Benefit Plan”) that is intended to be funded or book reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions, and all amounts required to be paid with respect to each Non-U.S. Company Benefit Plan (whether or not funded or book reserved) (including contributions, insurance premiums, levies, debts, Taxes and expenses) have been paid on or before the dates on which they were due, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides health, medical or other welfare benefits (other than severance benefits) after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code or Applicable Law).
(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and with ERISA (if applicable), the Code and all other Applicable Laws, (ii) the Company and its Subsidiaries and, if applicable, the trustee of any Company Benefit Plan, are in compliance with ERISA, the Code and all other Applicable Laws relating to the establishment, operation and administration of each Company Benefit Plan, (iii) neither the Company nor any of its Subsidiaries has received from, or delivered to, any Governmental Entity or the trustee of any Company Benefit Plan any notice stating or alleging that the Company or any of its Subsidiaries is not in compliance with ERISA, the Code or any other Applicable Laws with respect to any Company Benefit Plan and (iv) no trustee of any Company Benefit Plan has received from, or delivered to, the Company or any of its Subsidiaries or any Governmental Entity any notice stating or alleging that such trustee is not in compliance with ERISA, the Code or any other Applicable Laws with respect to any Company Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, (y) to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Benefit Plan. Each Non-U.S. Company Benefit Plan that is intended to qualify for special tax treatment meets all the requirements for such treatment, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(e) Except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), disputes, complaints or investigations by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, and (ii) no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.
(f) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Company Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or material benefits; (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase, of any material compensation or material benefits under any Company Benefit Plan or Collective Bargaining Agreement; or (iii) result in any material breach or material violation of or material default under, or limit any right to materially amend, modify or terminate, any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
Section 3.15. Real and Personal Properties.   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective owned real property, (ii) good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof  (except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice since the date thereof) and (iii) valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens, other than Permitted Liens. Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all of the material real property owned or leased by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary of the Company is in exclusive possession of the properties or assets purported to be leased under all such leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and its Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.16. Taxes.   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a) each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf) and such Tax Returns are accurate and complete and were prepared and filed in accordance with all Applicable Laws;
(b) each of the Company and its Subsidiaries has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP;
(c) all deficiencies for Taxes asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries (i) have been paid or otherwise finally resolved with no payment due or (ii) are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP;
(d) each of the Company and its Subsidiaries has withheld, collected, and timely remitted all amounts required to have been withheld, collected or remitted in respect of Taxes with respect to any payments or the provision of any non-cash benefits to or from a vendor, employee, independent contractor, creditor, stockholder, or any other Person, in each case in accordance with all Applicable Laws;

(e) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code;
(f) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of Applicable Law);
(g) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or such applicable Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (ii) as a transferee or successor or (iii) by Contract (including any Tax sharing agreement), other than any Contract entered into in the ordinary course of business the principal subject matter of which is not Taxes;
(h) there are no Liens for Taxes upon the properties or assets of any of the Company or its Subsidiaries, other than Permitted Liens;
(i) no Tax or Tax Return of the Company or any of its Subsidiaries is under audit or examination by any Governmental Entity, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries;
(j) neither the Company nor any of its Subsidiaries has entered into with any Governmental Entity any written agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment or collection of, any Taxes; and
(k) no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its applicable Subsidiary is or may be subject to Tax by such jurisdiction.
Section 3.17. Form S-4 and Proxy Statement/Prospectus.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, at the time it is first mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by or on behalf of Parent, Holdco, Parent Merger Sub or Company Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.
Section 3.18. Brokers’ Fees and Expenses.   Except for Moelis & Company LLC and Rothschild Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the execution of this Agreement, the Company has made available to Parent true, correct and complete copies of all Contracts between or among the Company, on the one hand, and Moelis & Company LLC or Rothschild Inc., on the other hand, relating to the Mergers or any of the other transactions contemplated hereby.
Section 3.19. Opinion of Financial Advisor.   The Company Board has received the opinions of Moelis & Company LLC and Rothschild Inc., each to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Cash Consideration to be received by the holders of Company Shares is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied on by

Parent, Holdco, Parent Merger Sub or Company Merger Sub. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, true, correct and complete copies of the written opinions of Moelis & Company LLC and Rothschild Inc.; provided that Parent acknowledges that it may not rely on such opinions.
Section 3.20. Takeover Statutes.   Assuming that none of Parent or any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL, the Company Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL in applicable to this Agreement and the transactions contemplated hereby, and no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein (including the Mergers).
Section 3.21. Insurance.   As of the date hereof, the Company and its Subsidiaries maintain the material insurance policies set forth on Section 3.21 of the Company Disclosure Letter. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect and all of the premiums due on such policies have been paid by the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all insurance policies maintained by or on behalf of the Company and its Subsidiaries, and none of the Company or its Subsidiaries is in default or breach under, or has taken any action that would permit termination or material modification of, any insurance policies. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are sufficient for compliance with all Applicable Laws and all Contracts to which the Company or any of its Subsidiaries is bound.
Section 3.22. Customers and Suppliers.   The Company has made available to Parent prior to the date hereof the names of the top 20 suppliers and the top 20 customers of the Company and its Subsidiaries by dollar value as of the date hereof. As of the date of this Agreement, none of the top 20 suppliers or top 20 customers of the Company and its Subsidiaries by dollar value has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally, that it is terminating or materially and adversely altering, and the individuals listed in Section 9.03(a) of the Company Disclosure Letter do not reasonably believe (without any obligation of inquiry), as of the date hereof, that any such top 20 supplier or top 20 customer intends to terminate its relationship with the Company or any of its Subsidiaries.
Section 3.23. Tax Matters.   Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to adversely affect the qualification of the Company Merger and the Parent Merger for the Company Intended Tax Treatment and the Parent Intended Tax Treatment, respectively.
Section 3.24. No Other Representations or Warranties.   Except for the representations and warranties contained in ARTICLE IV (as modified by the Parent Disclosure Letter) or in any certificate delivered by Parent, Holdco, Parent Merger Sub or Company Merger Sub to the Company in accordance with the terms hereof, the Company acknowledges that none of Parent, Holdco, Parent Merger Sub or Company Merger Sub or their respective Subsidiaries or any other Person on behalf of Parent, Holdco, Parent Merger Sub or Company Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO, PARENT MERGER SUB AND COMPANY MERGER SUB
Parent, Holdco, Parent Merger Sub and Company Merger Sub jointly and severally represent and warrant to the Company that, except (i) as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC after January 1, 2016 and publicly available at least two Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature); provided, however, that (A) in no event shall any disclosure in any Parent SEC Documents apply to or qualify any representation or warranty in Section 4.03 and (B) any matter set forth in a Parent SEC Document shall be deemed to apply to and qualify any representation or warranty in this ARTICLE IV only to the extent that it is reasonably apparent that the description of such matter in such Parent SEC Document is relevant to the topic of such representation or warranty; or (ii) as disclosed in the disclosure letter delivered by Parent to the Company at or before the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE IV to which it corresponds and each other section or subsection of this ARTICLE IV only to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):
Section 4.01. Qualification, Organization, Subsidiaries, etc.
(a) Each of Parent, Holdco, Parent Merger Sub and Company Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Parent has made available to the Company, prior to the date of this Agreement, true and complete copies of the certificate of incorporation of Parent in effect as of the date of this Agreement and the bylaws of Parent in effect as of the date of this Agreement (the “Parent Organizational Documents”), true and complete copies of the certificate of incorporation and the bylaws of Holdco in effect as of the date of this Agreement (the “Holdco Organizational Documents”), true and complete copies of the certificate of incorporation and bylaws of Parent Merger Sub in effect as of the date of this Agreement (the “Parent Merger Sub Organizational Documents”) and true and complete copies of the certificate of incorporation and the bylaws of Company Merger Sub in effect as of the date of this Agreement (the “Company Merger Sub Organizational Documents”).
Section 4.02. Authority; Execution and Delivery; Enforceability.   Each of Parent, Holdco, Parent Merger Sub and Company Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated by this Agreement. The Parent Board has (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that entering into this Agreement is in the best interests of Parent and its stockholders and (iii) declared this Agreement advisable. The board of directors of each of Holdco, Parent Merger Sub and Company Merger Sub has (x) approved the execution, delivery and performance of this Agreement, (y) determined that entering into this Agreement is in the best interests of Holdco, Parent Merger Sub and Company Merger Sub, as applicable, and their respective stockholders and (z) declared this Agreement advisable, and the board of directors of Holdco has approved the issuance of shares of Holdco Common Stock as Stock Consideration upon the consummation of the Company Merger and as Parent Merger Consideration upon the consummation of the Parent Merger, in each case in accordance with this Agreement (collectively, the “Holdco Stock Issuance”). No other corporate proceedings on the part of Parent are necessary to authorize or adopt this Agreement or to consummate the Mergers and the other transactions contemplated by this Agreement (except for the filing of the Parent Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware). The execution, delivery and performance by Holdco, Parent Merger Sub and Company Merger Sub of this Agreement and the consummation by Holdco, Parent Merger Sub and Company Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of Holdco, Parent Merger Sub and Company Merger Sub and have been duly authorized by all necessary corporate action on the part of Holdco, Parent Merger Sub and Company Merger Sub, respectively. Parent, Holdco, Parent Merger Sub and Company Merger Sub have each duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.03. Capital Structure.
(a) The authorized share capital of Parent consists of 630,000,000 shares, consisting of 600,000,000 Parent Shares and 30,000,000 shares of preferred stock, par value $0.01, of Parent (“Parent Preferred Stock”). At the close of business on the January 24, 2018 (the “Parent Capitalization Date”), (i) 255,096,875 Parent Shares were issued and outstanding (including 14,466 shares subject to Parent restricted stock awards (“Parent Restricted Stock Awards”)), (ii) 35,893,824 Parent Shares were reserved and available for issuance or issued and outstanding pursuant to the Parent Stock Plans, of which 5,310,808 Parent Shares were potentially issuable upon the exercise of options to purchase Parent Shares (“Parent Options”), 43,569 Parent Shares were subject to outstanding Parent stock appreciation rights (“Parent SARs”), 3,059,588 Parent Shares were potentially issuable upon the vesting or settlement of Parent restricted stock unit awards (“Parent Restricted Stock Unit Awards”) (assuming achievement of any applicable performance criteria at target level), 109,913 Parent Shares were potentially issuable upon the settlement of outstanding Parent director stock unit awards (the “Parent DSUs”) and 2,524,996 Parent Shares were reserved and available for issuance pursuant to the Parent 2016 Employee Stock Purchase Plan (the “Parent ESPP”), and (iii) no shares of Parent Preferred Stock were issued and outstanding.
(b) Except as set forth in Section 4.03(a), as of the Parent Capitalization Date, there were (i) no outstanding shares of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent or any Subsidiary of Parent, or that obligate Parent or any Subsidiary of Parent to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, Parent, (iv) no obligations of Parent or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items described in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Parent Securities”). There are no outstanding agreements of any kind that obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (except pursuant to the acquisition by Parent of Parent Shares for purposes of satisfying Tax withholding obligations or the payment of any exercise or base price with respect to, or the forfeiture of, any Parent Restricted Stock Awards, Parent Options, Parent SARs or Parent Restricted Stock Unit Awards, or as otherwise required under the terms of any Parent compensation or benefit plan, program, arrangement or agreement), or obligate Parent or any Subsidiary of Parent to grant, extend or enter into any such agreements relating to any Parent Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities. There are no bonds, debentures, notes or other Indebtedness of Parent or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote. Neither Parent nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. All issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Parent Capitalization Date through the date hereof, neither Parent nor any of its Subsidiaries has (A) issued any Parent Securities, other than pursuant to Parent Options, Parent SARs or Parent Restricted Stock Unit Awards that were outstanding as of the Parent Capitalization Date, grants of Parent equity-based awards under the Parent Stock Plans in the ordinary course of business or as otherwise required under the terms of any Parent compensation or benefit plan, program, arrangement or agreement or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Parent Securities.
Section 4.04. Governmental Authorization; Non-contravention.
(a) The execution, delivery and performance by Parent, Holdco, Parent Merger Sub and Company Merger Sub of this Agreement and the consummation by Parent, Holdco, Parent Merger Sub and Company Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Parent Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Law as set forth on Section 4.04 of the Parent Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act and any other anti-trust notification and approvals required under non-U.S. jurisdictions, as set forth on Section 4.04 of the Parent Disclosure Letter), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC and declaration of effectiveness under the Securities Act of the Form S-4), and any other applicable U.S. state or federal securities laws, (iv) any filings required under the rules and regulations of the NYSE and (v) consents, approvals, Orders, authorizations, registrations, declarations, and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the ability of Parent, Holdco, Parent Merger Sub or Company Merger Sub to consummate the Mergers.
(b) The execution, delivery and performance by Parent, Holdco, Parent Merger Sub and Company Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, the Holdco Organizational Documents, the Parent Merger Sub Organizational Documents or the Company Merger Sub Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.04(a) and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.04(a) and receipt of the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of Parent and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the ability of Parent, Holdco, Parent Merger Sub or Company Merger Sub to consummate the Mergers.
Section 4.05. Parent SEC Documents.
(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2016, together with any exhibits and schedules thereto and other information incorporated therein (collectively, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of SOX, the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited consolidated financial statements, to normal year-end adjustments).
(c) Parent has designed and maintains a system of internal controls over financial reporting and accounting (including “internal control over financial reporting” as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and directors of Parent and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on Parent’s financial statements. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information (both financial and non-financial) that is required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents. Since January 1, 2016, none of Parent or any of Parent’s Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(e) Since January 1, 2016, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.
Section 4.06. Absence of Certain Changes or Events.   Since September 30, 2017, there have not been any changes, effects, events, occurrences or developments that, individually or in the aggregate (i) have had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) to the date hereof, would reasonably be expected to prevent or materially delay or adversely affect the ability of Parent, Holdco, Parent Merger Sub or Company Merger Sub to consummate the Mergers.

Section 4.07. Litigation.   As of the date hereof, there are no Actions pending or, to the Knowledge of Parent, Holdco, Parent Merger Sub or Company Merger Sub, threatened against Parent or any of its Subsidiaries, or any Order to which Parent or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the ability of Parent, Holdco, Parent Merger Sub or Company Merger Sub to consummate the Mergers or comply with its obligations under this Agreement.
Section 4.08. Ownership and Capital Structure of Holdco, Parent Merger Sub and Company Merger Sub.
(a) As of the date of this Agreement, the authorized share capital of Holdco consists of 1,000 shares of Holdco Common Stock. All of the issued and outstanding share capital of Holdco is owned beneficially and of record by Parent, free and clear of all Liens.
(b) Except as set forth in Section 4.08(a) or pursuant to this Agreement, as of the date of this Agreement there were, and as of immediately prior to the Effective Time there will be (i) no outstanding shares of, or other equity or voting interests in, Holdco, (ii) no outstanding securities of Holdco convertible into or exchangeable for shares of, or other equity or voting interests in, Holdco, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Holdco or any Subsidiary of Holdco, or that obligate Holdco or any Subsidiary of Holdco to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, Holdco, (iv) no obligations of Holdco or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, Holdco and (v) no other obligations by Holdco or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items described in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Holdco Securities”). There are no outstanding agreements of any kind that obligate Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Holdco Securities, or obligate Holdco or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Holdco Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Holdco Securities. There are no bonds, debentures, notes or other Indebtedness of Holdco or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Holdco Common Stock may vote. All issued and outstanding shares of Holdco Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(c) Holdco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.
(d) As of the date of this Agreement, the authorized share capital of Parent Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding share capital of Parent Merger Sub is owned beneficially and of record by Holdco, free and clear of all Liens.
(e) Parent Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.
(f) As of the date of this Agreement, the authorized share capital of Company Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share. All of the issued and outstanding share capital of Company Merger Sub is owned beneficially and of record by Holdco, free and clear of all Liens.

(g) Company Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.
Section 4.09. Financing.   Parent will have available to it at the Closing sufficient cash to pay the aggregate Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent, Holdco, Parent Merger Sub and Company Merger Sub, and there is no restriction on the use of cash for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent, Holdco, Parent Merger Sub and Company Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
Section 4.10. No Ownership of Company Shares.   None of Parent, Holdco, Parent Merger Sub, Company Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Parent, Holdco, Parent Merger Sub, Company Merger Sub or any of their controlled Affiliates is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Company Shares or any option, warrant or other rights to acquire any Company Shares.
Section 4.11. Form S-4 and Proxy Statement/Prospectus.   None of the information supplied or to be supplied by Parent, Holdco, Parent Merger Sub or Company Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the time it is first mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of Parent, Holdco, Parent Merger Sub and Company Merger Sub makes no representation or warranty with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Form S-4 or Proxy Statement/Prospectus.
Section 4.12. Brokers’ Fees and Expenses.   Except for Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Holdco, Parent Merger Sub, Company Merger Sub or any of their respective Affiliates.
Section 4.13. Takeover Statutes.   Assuming that neither the Company nor any of its Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any Parent Shares, no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Mergers).
Section 4.14. Tax Matters.   Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to adversely affect the qualification of the Company Merger and the Parent Merger for the Company Intended Tax Treatment and the Parent Intended Tax Treatment, respectively.

Section 4.15. No Other Representations or Warranties.   Except for the representations and warranties contained in ARTICLE III (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company to Parent, Holdco, Parent Merger Sub or Company Merger Sub in accordance with the terms hereof  (and notwithstanding the delivery or disclosure to the Company or its Representatives of any other documentation, projections, estimates, budgets or other information), Parent acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
Section 5.01. Conduct of Business.
(a) Conduct of Business of the Company.   From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (w) as prohibited or required by Applicable Law, (x) as set forth in Section 5.01(a) of the Company Disclosure Letter, (y) as otherwise required or expressly contemplated by this Agreement or (z) if Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets in good repair and condition, keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them, in each case, consistent with past practice. In addition, and without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (1) as prohibited or required by Applicable Law, (2) as set forth in Section 5.01(a) of the Company Disclosure Letter, (3) as otherwise required or expressly contemplated by this Agreement or (4) if Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.01(a)(vii), 5.01(a)(viii), 5.01(a)(ix), 5.01(a)(xi), 5.01(a)(xii), 5.01(a)(xiv)(B), 5.01(a)(xvii), 5.01(a)(xviii) and 5.01(a)(xx) (solely in the case of Section 5.01(a)(xx), to the extent related to the immediately preceding clauses), and otherwise which consent shall be in Parent’s sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i) amend the Company Organizational Documents or amend in any material respect (or in any respect adversely affecting Parent, Holdco, Parent Merger Sub or Company Merger Sub) the comparable organizational documents of any Subsidiary of the Company, or enter into any Contract with any of the Company’s stockholders in their capacity as such;
(ii) (A) issue, sell, encumber or grant any of its shares or other equity or voting interests or Company Shares, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests or Company Shares, or any rights, warrants or options to purchase any of its shares or other equity or voting interests or Company Shares, except for any issuance, sale or grant (1) solely between or among the Company and its wholly owned Subsidiaries, (2) required pursuant to the exercise of Company Options or settlement of Company Restricted Stock Unit Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan or any applicable deferral election as in effect on the date hereof or (3) required under the Company ESPP with respect to the offering period in effect on the date hereof, (B) redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of Tax withholding obligations or the payment of any exercise price with respect to Company Options or Company Restricted Stock Unit Awards or acquisitions by the Company in connection with the forfeiture of such equity awards, (C) split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests, (D) without limiting the generality of clause (C), change any outstanding Company Shares into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event, (E) take any action that would require an adjustment under Section 2.01(d) or (F) incur any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon;
(iii) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests, other than the Company’s regular quarterly cash dividends on Company Shares, not to exceed, in the case of any such dividend, $0.10 per share;
(iv) (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Existing Credit Facility in an amount not to exceed $5,000,000 in the aggregate, (2) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (3) letters of credit issued in the ordinary course of business, and (4) trade credit or trade payables in the ordinary course of business consistent with past practice; provided, however, that the Company shall coordinate with Parent in order to minimize the cost of repaying any such borrowings in connection with the Closing, including with respect to any breakage costs; (B) make any loans, capital contributions or advances to any Person outside of the ordinary course of business consistent with past practice, other than to the Company or any wholly owned Subsidiary of the Company or (C) sell any of their respective receivables under or incur any Indebtedness under the Existing Receivables Facility (other than in the ordinary course of business consistent with past practice);
(v) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice (1) sales and other dispositions (excluding sale and leaseback arrangements) for fair market value in an amount not to exceed $5,000,000 in the aggregate, (2) mortgages with respect to properties or assets with a fair market value in an amount not to exceed $5,000,000 in the aggregate and (3) sales of inventory, (B) pursuant to Contracts in existence on the date of this Agreement that are listed in Section 3.12 of the Company Disclosure Letter, or (C) with respect to transactions (x) where the Company is the disposing party, among the Company and one or more of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (y) where its Subsidiary is the disposing party, among the Company and one or more of its Subsidiaries or among its Subsidiaries;
(vi) make or authorize any capital expenditures other than (A) in accordance with the Company’s current plan and (B) capital expenditures on items set forth in the Company’s current plan in an amount not to exceed the amounts budgeted in the Company’s current plan by an additional 10%, which amounts are set forth in Section 5.01(a)(vi) of the Company Disclosure Letter;
(vii) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after the date of this Agreement in GAAP or Applicable Law;
(viii) assign, transfer, lease, cancel, knowingly fail to renew or knowingly fail to extend any material Permit, including any material Environmental Permit;
(ix) settle or compromise, or propose to settle or compromise, any claim or Action involving or against the Company or any of its Subsidiaries, other than settlements or compromises involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;
(x) abandon, encumber, convey title (in whole or in part), exclusively license or grant any exclusive right or other exclusive licenses to material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to material Intellectual Property owned by any third party and impair the operation of the business of the Company or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;
(xi) (A) enter into any Contract or amendment of a Contract if such Contract or amendment would reasonably be expected prevent or materially delay or adversely affect the consummation of the Mergers or the other transactions contemplated hereby, (B) amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract, except for (1) amendments of Material Contracts described in clauses (i), (ii), (ix) or (xi) of Section 3.12, (2) terminations of Material Contracts or (3) non-renewals of Material Contracts, in the case of each of clause (1), (2) and (3), in the ordinary course of business consistent with past practice, or (C) enter into any Material Contract, except for Material Contracts described in clauses (i), (ii), (ix) or (xi) of Section 3.12;
(xii) (A) make, revoke or change (or file a request to make any such change) any material Tax election, (B) adopt or change any method of Tax accounting or any annual Tax accounting period, (C) file any amendment to a federal, state, local, foreign or other Tax Return reflecting a material amount of Taxes, (D) enter into any material closing agreement or otherwise settle any material claim or assessment in respect of Taxes, (E) surrender any right to claim a refund of material Taxes or (F) consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of Taxes;
(xiii) except as required by Applicable Law (including to avoid the imposition of any penalty Taxes under Section 409A of the Code) or as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement as in effect as of the date hereof, (A) grant any loan or any increase in the compensation or benefits of any Company Personnel, other than grants or increases to Company Personnel (other than directors or executive officers of the Company or any of its Subsidiaries) in the ordinary course of business consistent with past practice or with respect to changes in benefits under broad-based Company Benefit Plans made in the ordinary course of business consistent with past practice that do not materially increase the cost of providing benefits thereunder, (B) grant any new equity award or other equity-based incentive compensation, (C) establish, adopt, enter into or amend in any material respect any Company Benefit Plan (or any plan, program, agreement or arrangement that would be a Company Benefit Plan if it were in existence on the date hereof), other than amendments made in the ordinary course of business consistent with past practice that do not materially increase the cost of providing benefits thereunder, (D) take any action to fund or in any way secure the payment of any compensation or benefits under any Company Benefit Plan, other than contributions made in the ordinary course of business consistent with past practice to any Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or non-U.S. Applicable Law in the case of any Non-U.S. Company Benefit Plans, or (E) except as required by GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which contributions are determined;
(xiv) (A) terminate the employment of any officer, senior director or senior manager of the Company or any of its Subsidiaries, other than due to such individual’s death, disability or for cause (each as determined by the Company or its applicable Subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice) or (B) other than in the ordinary course of business consistent with past practice, hire any individual as an officer, senior director or senior manager of the Company or any of its Subsidiaries;
(xv) provide any written or broad-based oral communication to any Company Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time (other than any ordinary course communication regarding any increase in compensation that, if effected, would be permitted under Section 5.01(a)(xiii)(A)), unless Parent is provided with the reasonable opportunity to review and comment on such communications (it being agreed that Parent shall use reasonable best efforts to respond promptly within three Business Days) or such communications are consistent with those previously agreed to by Parent and the Company;
(xvi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with any such transactions would exceed $5,000,000 individually or $10,000,000 in the aggregate;

(xvii) enter into, modify, amend, extend, renew, replace or terminate any Collective Bargaining Agreement, other than in the ordinary course of business consistent with past practice;
(xviii) dissolve or liquidate any Subsidiary of the Company;
(xix) enter into any new line of business that is not reasonably related to the existing business of the Company or its Subsidiaries; or
(xx) agree, authorize, commit or propose to take any of the foregoing actions.
(b) Conduct of Business of Parent, Holdco, Parent Merger Sub and Company Merger Sub.   From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (w) as prohibited or required by Applicable Law, (x) as set forth in Section 5.01(b) of the Parent Disclosure Letter, (y) as otherwise required or expressly contemplated by this Agreement or (z) if the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i) amend the Parent Organizational Documents in any material respect to the extent such amendment adversely affects the Parent Shares;
(ii) (A) redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of Tax withholding obligations, the payment of any exercise or base price with respect to Parent Restricted Stock Awards, Parent Options, Parent SARs or Parent Restricted Stock Unit Awards or acquisitions by Parent in connection with the forfeiture of such equity awards or pursuant to a customary stock repurchase plan in accordance with Rule 10b-18 under the Exchange Act, (B) split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests or (C) incur any obligation to make any payments based on the price or value of Parent Securities or dividends paid thereon, other than, in the case of each of clauses (A) through (C) in connection with the grant of Parent equity-based awards under the Parent Stock Plans (including purchase rights under the Parent ESPP) in the ordinary course of business or as otherwise required under the terms of any Parent compensation or benefit plan, program, arrangement or agreements;
(iii) in the case of Parent, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests other than Parent’s regular quarterly cash dividends on Parent Shares, not to exceed, in the case of any such dividend, $0.43 per share, subject to increase in the ordinary course of business; or
(iv) agree, authorize, commit or propose to take any of the foregoing actions.
Section 5.02. No Solicitation by the Company; Company Board Recommendation.
(a) No Solicitation.   Except as expressly permitted by this Section 5.02, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries, directors and officers (in their capacities as such), not to, and shall use its reasonable best efforts to cause (and shall direct) its and its Affiliates’ employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations (with any Person other than the Company, its Subsidiaries and its and their respective Representatives, in their capacities as such) regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any Alternative Acquisition Agreement. The Company shall, and shall cause its Subsidiaries, directors and officers (in their capacities as such), and shall use its reasonable best efforts to cause (and shall direct) its and its Affiliates’ Representatives to, (A) immediately cease and cause to be terminated all discussions and negotiations with any Person or its Representatives that may be ongoing with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (B) immediately request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and (C) immediately terminate all physical and electronic data room access previously granted to such Person or its Representatives. Any violation of the restrictions in this Section 5.02 applicable to the Company by (1) any of the Company’s officers or directors or (2) by any other Representative of the Company (if the Company did not use reasonable best efforts to prevent such breach), shall be deemed to be a breach of this Section 5.02 by the Company.
(b) Discussions.   Notwithstanding anything to the contrary in this Agreement, if  (i) at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Acquisition Proposal that the Company Board reasonably believes is bona fide from any Person or group of Persons, which Acquisition Proposal did not result from any breach of Section 5.02(a), and (ii) in the case of the following clauses (B) and (C), the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) contact the Person or group of Persons who has made such Acquisition Proposal in order to clarify terms for the sole purpose of the Company Board informing itself about such Acquisition Proposal, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall substantially concurrently provide or make available to Parent any such information that is provided or made available to such Person or group of Persons that was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with (and only with) the Person or group of Persons making such Acquisition Proposal and their respective Representatives (in such Representatives’ capacities as such).
(c) Notice of Acquisition Proposals.   The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing after receipt by the Company or any of its Representatives of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including of the identity of the Person making such proposal or offer and the material terms and conditions thereof  (including any subsequent changes thereto), and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest or draft agreements and material related documentation provided by the Person making such proposal or offer or any of its Representatives relating to such proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of  (including changes to any material terms or conditions of, and any other material developments with respect to) such proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised proposals, indications of interest or draft agreements and material related documentation provided by the Person making such proposal or offer or any of its Representatives relating to such Acquisition Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.02.
(d) Adverse Recommendation Change.   Except as set forth in this Section 5.02(d), the Company Board shall not (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (C) approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend to the stockholders of the Company, an Acquisition Proposal, (D) if a tender offer or exchange offer for shares of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) by the earlier of ten Business Days after commencement of such tender offer or exchange offer and two days prior to the Company Stockholders Meeting (provided, that, for the avoidance of doubt, a statement that the Company Board recommends against acceptance of such tender or exchange offer but, in accordance with Section 5.02, is engaging in discussions or negotiations with the person making such tender or exchange offer, shall not be deemed to be an Adverse Recommendation Change) or (E) if an Acquisition Proposal is made public, fail to reaffirm the Company Recommendation upon the request of Parent within ten Business Days after Parent requests such reaffirmation (it being acknowledged and agreed that the Company Board shall only be obligated to make one reaffirmation with respect to any Acquisition Proposal and one reaffirmation with respect to any amendment thereto) (any action described in this clause (i), an “Adverse Recommendation Change”) or (ii) authorize, adopt or approve an Acquisition Proposal, or cause or permit the Company or its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything herein to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (I) effect an Adverse Recommendation Change in a situation that is not in response to a Superior Proposal if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law or (II) if the Company receives an Acquisition Proposal that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may take the actions described in (x) clause (II) if the Company terminates this Agreement in accordance with Section 8.01(f) concurrently with entering into such Alternative Acquisition Agreement and pays the Termination Fee in compliance with Section 8.03(b) and (y) clause (I) or (II) if:
(i) the Company has provided prior written notice to Parent of its or the Company Board’s intention to take such actions at least four Business Days in advance of taking such action, which notice shall specify (x) in the case of a Superior Proposal, the material terms of the Superior Proposal and shall include a copy of the relevant proposed transaction agreements with, and the identity of, the Person making the Superior Proposal, or (y) in the case of a proposed Adverse Recommendation Change not involving a Superior Proposal, the material circumstances giving rise to the Adverse Recommendation Change (and the Company shall keep Parent reasonably informed of any material developments with respect thereto) (it being agreed that neither (x) the delivery of such a notice by the Company nor (y) the public announcement that the Company Board (or any committee thereof) has received an Acquisition Proposal, is evaluating such Acquisition Proposal and has delivered such notice shall constitute an Adverse Recommendation Change);
(ii) after providing such notice and prior to effecting an Adverse Recommendation Change, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four Business Day period to make such adjustments as requested by Parent in the terms and conditions of this Agreement as would permit the Company Board not to effect such Adverse Recommendation Change; and
(iii) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Parent by 5:00 PM New York City time on the fourth Business Day of such four Business Day period and shall have determined in good faith (A) with respect to a proposed Adverse Recommendation Change not based on the receipt of a Superior Proposal, after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law not to effect the Adverse Recommendation Change and (B) with respect to the actions described in Section 5.02(d)(II), after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect (it being understood and agreed that any amendment to any financial or other material term of such Superior Proposal shall require a new notice in accordance with Section 5.02(d)(i) and a new two Business Day period).
(e) Disclosure Obligations.   Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange

Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board concludes, after consultation with outside legal counsel, that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.02(d).
(f) For purposes of this Agreement:
(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person or group of Persons (other than Parent, Holdco, Parent Merger Sub or Company Merger Sub) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of  (1) 15% or more (based on the fair market value) of assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (2) shares or other equity securities of the Company which together with any other shares or other equity securities of the Company beneficially owned by such person or group, would equal 15% or more of aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, 15% or more of the aggregate voting power of the Company, (c) any merger, amalgamation, consolidation, business combination, recapitalization, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, 15% or more of the aggregate voting power of the Company or of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of the Company or such surviving or resulting entity or (d) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement.
(ii) “Superior Proposal” means any bona fide Acquisition Proposal from a Person or group of Persons (other than Parent, Holdco, Parent Merger Sub or Company Merger Sub and any entity that is a party to a Voting Agreement or any of its Affiliates) (with all percentages in the definition of Acquisition Proposal increased to sixty-five percent (65%)) and which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms and (y) if consummated, would be more favorable from a financial point of view to the holders of Company Shares than the Mergers, in each case, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company pursuant to Section 8.03 and (z) did not result from a breach (other than an immaterial breach) of Section 5.02(a) by the Company or any violation of the restrictions set forth in Section 5.02(a) by any director or officer of the Company (acting in its capacity as such) or any other Representatives of the Company if the Company did not use reasonable best efforts to prevent such violation.
Section 5.03. Holdco, Parent Merger Sub and Company Merger Sub Stockholder Approval.   Parent shall, immediately following the execution of this Agreement, approve this Agreement in its capacity as the sole stockholder of Holdco in accordance with Applicable Law and the Holdco Organizational Documents, and Holdco shall, immediately following the execution of this Agreement, approve this Agreement in its capacity as the sole stockholder of Parent Merger Sub and Company Merger Sub, in accordance with Applicable Law and the Parent Merger Sub Organizational Documents and the Company Merger Sub Organizational Documents, respectively.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01. Preparation and Mailing of the Proxy Statement/Prospectus; Form S-4; Company Stockholders Meeting.
(a) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC mutually acceptable proxy materials that will constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) and Parent will prepare (with the Company’s reasonable cooperation) and will cause Holdco to file with the SEC a registration statement on Form S-4 in connection with the Holdco Stock Issuance (as amended or supplemented from time to time, the “Form S-4”). The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Holdco, Parent and the Company shall (i) use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC in accordance with the terms hereof), and prior to the effective date of the Form S-4 and (ii) take all action reasonably required to be taken under any applicable state securities Laws in connection with the Holdco Stock Issuance. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. Subject in each case to Section 5.02, the Company Board shall make the Company Recommendation to the Company’s stockholders and the Company shall include such recommendation in the Proxy Statement/Prospectus. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Holdco, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other parties hereto with a reasonable opportunity to review and comment thereon. None of the Form S-4, the Proxy Statement/Prospectus or any amendment or supplement thereto shall be filed without the approval of all parties hereto, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Effective Time any information relating to Parent, the Company or any of their respective Affiliates, directors or officers, is discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. Each party hereto shall notify the other parties hereto promptly of the time when such party receives notice that the Form S-4 has become effective and the issuance of any stop order or suspension of the qualification of the shares of Holdco Common Stock issuable in the Holdco Stock Issuance for sale in any jurisdiction. In addition, each party hereto agrees to provide the other parties hereto and their respective counsel with copies of any written comments, and shall inform the other party hereto of any oral comments, that such party hereto or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Proxy Statement/Prospectus promptly after receipt of such comments, and any written or oral responses thereto. Each party hereto and its respective counsel shall be given a reasonable opportunity to review any such written responses and each party hereto shall give due consideration to the additions, deletions or changes suggested thereto by the other party hereto and its counsel. Notwithstanding anything to the contrary in this Section 6.01, nothing in this Section 6.01 shall prohibit the Company or Parent from making any filing of any Quarterly Report on Form 10-Q, Annual Report on Form 10-K or Current Report on Form 8-K required pursuant to the Exchange Act or any press release or public statement or filing to be issued or made in order to effect an Adverse Recommendation Change made pursuant to and in accordance with Section 5.02.
(b) Subject to Section 6.01(a), and notwithstanding any Adverse Recommendation Change, the Company shall take all necessary actions in accordance with Applicable Law, the Company Organizational Documents and the rules of the NYSE to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Unless there has been an Adverse Recommendation Change in accordance with the terms of this Agreement, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall not adjourn, recess or postpone the Company Stockholders Meeting, except that the Company may, acting in good faith after consulting with its outside legal counsel, adjourn, recess or postpone the Company Stockholders Meeting (i) to the extent (and only to the extent) necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained, but only to the extent necessary to obtain such quorum or such sufficient votes and the Company (unless there has been an Adverse Recommendation Change) uses its reasonable best efforts to obtain such a quorum or such sufficient votes as promptly as reasonably practicable or (iii) to the extent (and only to the extent) required by Applicable Law, and, unless the Company and Parent are then in negotiations pursuant to Section 5.02(d)(ii), in no event shall all such adjournments, recesses or postponements exceed 10 Business Days in the aggregate, except as required to comply with Applicable Law or the provisions of the Company Organizational Documents.
(c) The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Adverse Recommendation Change by the Company Board.
Section 6.02. Access to Information; Confidentiality.   Subject to Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company its Subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such disclosure or access), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of attorney-client privilege), (iii) violate any Applicable Law, or (iv) result in any environmental sampling or testing without the Company’s prior written consent (provided that the Company shall not unreasonably withhold such consent).   If any material is withheld by the Company pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating an agreement or Applicable Law or risking a loss of attorney-client privilege, inform Parent as to the general nature of what is being withheld. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the Parent under this Section 6.02 as “Outside Counsel Only Material.” Such material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 14, 2017, between Parent and the Company (the “Confidentiality Agreement”). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties hereto under, this Section 6.02, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties hereto and their respective businesses after the Closing Date, including using reasonable best efforts to take actions prior to the Closing Date with respect to the development, dissemination and implementation of programs as set forth on Section 6.02 of the Parent Disclosure Letter.

Section 6.03. Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, Permits (including any Permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the transfer of any Environmental Permit, (iii) execute and deliver any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, Permits, authorizations and other confirmations relating to Regulatory Laws which are the subject of Section 6.03(c) and Section 6.03(d).
(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation (collectively, “Takeover Laws”) is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Takeover Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the transactions contemplated hereby.
(c) Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten Business Days after the date of this Agreement, unless otherwise mutually agreed to by the parties hereto, and any other applicable Regulatory Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable following the date hereof, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Regulatory Law and (iii) use reasonable best efforts to take or cause to be taken all other actions necessary to cause as promptly as reasonably practicable the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws and to obtain as promptly as reasonably practicable all consents under any Regulatory Laws that may be required by the FTC, DOJ or any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Mergers and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto shall take or cause to be taken as promptly as practicable all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law, including (A) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), (B) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person, (C) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Parent’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Parent or the Company or their respective Subsidiaries, or agreeing to take any such action, (D) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Parent or their respective

Subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Regulatory Laws or to resolve any objections asserted by any Governmental Entity with competent jurisdiction (all such actions referenced in clauses (B), (C), (D) and (E) are “Divestiture Actions”), provided, however, that in the event that alternative Divestiture Actions would result in the parties resolving objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law and obtaining all consents under requisite Regulatory Laws that may be required by the FTC, DOJ or any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Mergers and the other transactions contemplated hereby, as between the Company and Parent, Parent shall be entitled to make the final determination as to which of such alternative Divestiture Actions to pursue so long as such determination otherwise complies with the terms of this Agreement. The obligations of the parties hereto to take Divestiture Actions shall be subject to Sections 6.03(e) and 6.03(f).
(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the FTC, the DOJ or any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to Applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (it being understood that certain documents including those submitted under Item 4(c) or 4(d) of the Notification and Report Form pursuant to the HSR Act may be subject to reasonable redactions), and (iv) to the extent practicable and permitted by the FTC, the DOJ or such other applicable Governmental Entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings and conferences.
(e) In no event shall Parent or any of its Subsidiaries be required to take, and the Company and its Subsidiaries shall not take or agree to take, any Divestiture Action that would result in a Burdensome Effect. For purposes hereof, “Burdensome Effect” means any Divestiture Action with respect to any products, services, assets, businesses or contractual arrangements of the Company, Parent or any of their respective Subsidiaries if such Divestiture Action, taken together with all other Divestiture Actions, would require (i) the divestiture of any mill that had annual production capacity as of September 30, 2017 of more than 600,000 tons of product (in the case of a mill owned by Parent, as disclosed in the most recent Annual Report on Form 10-K filed by Parent with the SEC as of the date hereof) or (ii) any Divestiture Actions (without giving effect to a Divestiture Action contemplated by clause (i) above) that would reasonably be expected to have a material adverse effect on the Company, Parent and their respective Subsidiaries, taken as a whole (provided that for purposes of determining whether Divestiture Actions with respect to any products, services, assets, businesses or contractual arrangements of the Company, Parent or their respective Subsidiaries would reasonably be expected to have a material adverse effect on the Company, Parent and their respective Subsidiaries, taken as a whole, the Company, Parent and their respective Subsidiaries, taken as a whole, will be deemed to be a company the size of  (and with net sales and net earnings equal to the comparable financial metrics of those of) the Company and its Subsidiaries, taken as a whole).
(f) Neither the Company nor any of its Subsidiaries shall be required to take or agree to take any Divestiture Action unless the effectiveness thereof is conditioned upon the Closing, and neither the Company nor any of its Subsidiaries shall take or agree to any Divestiture Action inconsistent with Section 6.03(e) without Parent’s prior written consent.
Section 6.04. Indemnification, Exculpation and Insurance.
(a) Parent and Holdco each agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective organizational documents and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall be assumed, at the at the Effective Time by the Surviving Company, and shall survive the Company Merger and continue in full force and effect in accordance with their terms.
(b) Following the Effective Time, the Surviving Company shall, and Parent and Holdco shall cause the Surviving Company to, (i) maintain in effect the provisions in its certificate of incorporation or bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each individual who was prior to the date hereof or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, as applicable (each a “Company Indemnified Party”) with respect to facts or circumstances occurring at or prior to the Effective Time and (ii) to indemnify, defend and hold harmless each Company Indemnified Person with respect to facts or circumstances occurring at or prior to the Effective Time to the fullest extent permitted from time to time under Applicable Law (and pay the reasonable fees and expenses of counsel selected by the Company Indemnified Parties promptly after statements therefor are received and otherwise advance to such Company Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Applicable Law)).
(c) In the event that Parent, Holdco the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent, Holdco or the Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent, Holdco or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.04.
(d) For a period of six years from and after the Effective Time, Holdco and Parent shall cause the Surviving Company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance); provided that in no event shall the Surviving Company, Parent or Holdco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the fiscal year ended December 31, 2017 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, the Surviving Company, Parent or Holdco shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, if it has received the prior written consent of Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.04(d). For a period of six years from and after the Effective Time, the Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(e) From and after the Effective Time, Parent and Holdco shall guarantee the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 6.04.
(f) The provisions of this Section 6.04 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 6.05. Section 16 Matters.   Prior to the Effective Time, each of Holdco, Parent and the Company shall be permitted to take such steps as may be reasonably necessary to cause dispositions of Parent equity securities (including derivative securities) and Company equity securities (including derivative securities) and acquisitions of Holdco equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act, or who will become subject to Section 16 of the Exchange Act as of the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.06. Public Announcements.   Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with this Section 6.06 or as may be required by applicable Law or by obligations of a party hereto pursuant to any listing agreement between such party and any national securities exchange; provided, further, that the Company need not consult Parent in connection with the matters referred to in and in accordance with Section 5.02, including any press release or public statement to be issued or made in order to effect an Adverse Recommendation Change made pursuant to and in accordance with Section 5.02, and Parent need not consult the Company in connection with any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be a joint press release in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the exceptions contemplated by the first sentence of this Section) or as required by Applicable Law, no party hereto shall issue any press release or make any public statement regarding the other party hereto or such other party’s operations, directors, officers or employees without obtaining such other party’s prior written consent.
Section 6.07. Employee Matters.
(a) For a period of at least one year following the Closing Date, Holdco shall, or shall cause its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries (other than those employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement, whose compensation and benefits shall be provided in accordance with any applicable Collective Bargaining Agreement) who remains in the employment of Holdco or any of its Subsidiaries during such period (each, a “Continuing Employee”) with (i) at least the same salary, wages and incentive compensation opportunities (which may be provided in the form of cash or equity compensation) as the salary, wages and incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing Date (including equity compensation) and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee under the applicable Company Benefit Plans disclosed to Parent in Section 3.14(a) of the Company Disclosure Letter or Victory Benefit Plans disclosed within 30 calendar days after the date of this Agreement, in each case, as in effect as of immediately prior to the Closing Date (other than equity compensation and defined benefit pension benefits); provided, that any employee benefits provided by the Company or any of its Subsidiaries pursuant to the requirements of Applicable Law shall be provided by Holdco and its Subsidiaries pursuant to Applicable Law; provided further that, during such one year period, in no event shall a Continuing Employee’s eligibility for severance compensation be reduced.
(b) Holdco shall, or shall cause its Subsidiaries to, credit each Continuing Employee for service earned on and prior to the Effective Time with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Holdco and its Subsidiaries on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Holdco or any of its Subsidiaries in which the Continuing Employees are eligible to participate on or after the Closing Date (other than any such plan that as of immediately prior to the Closing Date is frozen to new participants) and (ii) for such additional purposes as may be required by Applicable Law, in each case, if an analogous Company Benefit Plan was in effect as of immediately prior to the Closing Date, to the extent such service would have been recognized by the Company or its applicable Subsidiary under such analogous Company Benefit Plan as of immediately prior to the Closing Date; provided that nothing herein shall result in a duplication of benefits with respect to Continuing Employees.
(c) Holdco shall, and shall cause its Subsidiaries to, waive (or, in the case of any insured arrangements, use commercially reasonable efforts to waive) limitations on benefits relating to any pre-existing conditions of Continuing Employees and their eligible spouses and dependents and any evidence of insurability, actively at work, or similar requirements, limitations or exclusions. Holdco shall, and shall cause its Subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health, dental and vision plans applicable to Continuing Employees, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the Company’s or any of its Affiliates’ health plans in the calendar year in which the Effective Time occurs.
(d) Holdco shall, and shall cause its Subsidiaries to, honor the terms of the Company Benefit Plans, including the retention and severance agreements contemplated in Section 5.01(a)(xiii) of the Company Disclosure Letter.
(e) Bonuses for any performance cycle that has commenced but not ended prior to the Closing Date shall be treated in accordance with Section 6.07(e) of the Company Disclosure Letter.
(f) Without otherwise limiting the generality of Section 9.07, the provisions of this Section 6.07 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.07) under or by reason of any provision of this Agreement. Nothing in this Section 6.07 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Company Benefit Plan or any other employee benefit plan, program, agreement or other arrangement. Neither Holdco nor any of its Subsidiaries shall have any obligation to continue to employ or retain the services of any Continuing Employee or any other employee of the Company or any of its Affiliates for any period of time following the Closing.
Section 6.08. Holdco, Parent Merger Sub and Company Merger Sub; Parent Subsidiaries; Company Subsidiaries.   Parent shall cause each of Holdco, Parent Merger Sub, Company Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Parent Merger Sub its obligation to consummate the Parent Merger on the terms and conditions set forth in this Agreement and, in the case of Company Merger Sub its obligation to consummate the Company Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.
Section 6.09. Stock Exchange De-Listing.   Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.10. Credit Facility Matters.   At the written request of Parent to be provided at least ten days prior to the Effective Time, the Company shall provide any requisite notices to terminate the Existing Credit Facility as of the Effective Time, with such notices being conditional upon the effectiveness of the consummation of the transactions contemplated hereby, and shall request and use reasonable best efforts to obtain and deliver to Parent at the Effective Time a payoff letter (or confirmation that no amounts are then outstanding under the Existing Credit Facility and that all commitments, guaranties and security interest thereunder have been terminated) from the agent under the Existing Credit Facility in form and substance reasonably satisfactory to the Company and Parent with respect thereto.
Section 6.11. Financing Cooperation.
(a) Parent shall and shall cause its Affiliates and its and their Representatives to use their respective reasonable best efforts to arrange debt financing of Parent or any of its Affiliates necessary to be obtained in connection with the transactions contemplated hereby (the “Financing”).
(b) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and Representatives to provide, to Parent, in each case at Parent’s sole expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Financing, including using its reasonable best efforts to (i) furnish Parent and its financing sources with information regarding the Company and its Subsidiaries of a type and form customarily included in an offering memorandum with respect to a private placement pursuant to Rule 144A promulgated under the Securities Act for financings similar to such financing or required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of debt securities, and information relating to the Company and its Subsidiaries customary for use in information documents with respect to the placement, arrangement or syndication of loans of the type contemplated by such financing, as applicable (including using reasonable best efforts to deliver to Parent, with respect to the Company and its Subsidiaries, (A) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date, and (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 35 days prior to the Closing Date, which financial statements shall be prepared on a basis consistent with and shall otherwise comply with the requirements set forth with respect to financial statements of the Company in Section 3.05(b)) (information required to be delivered pursuant to this clause (i) being referred to as the “Required Financial Information”), (ii) cause its senior management to be available for and participate in a reasonable number of requested meetings (including customary one-on-one meetings (or conference calls in lieu thereof) that are requested in advance with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, such financing and the Company’s senior management and representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and Parent’s financing sources in connection with such financing, (iii) assist with the preparation of customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with such financing, (iv) request its independent auditors to provide reasonable assistance to Parent (including by providing consent to Parent to prepare and use their audit reports relating to the Company and any necessary “comfort letters” (including “negative assurance”), in each case, on customary terms in connection with such financing), (v) take all corporate actions, subject to the occurrence of the Closing Date, reasonably requested by Parent to permit the consummation of such financing and to permit the proceeds thereof to be made available to Parent at the Closing Date, (vi) cooperate reasonably with Parent’s financing sources’ due diligence, to the extent customary and reasonable, (vii) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing Date providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the definitive agreements in respect of such financing to be paid off, discharged and terminated on the Closing Date, (viii) provide customary materials that facilitate the perfection or enforcement of liens on the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested for such financing, (ix) to the extent reasonably requested by Parent or its financing sources, furnish Parent and its financing sources at least three Business Days prior to the Closing Date with all documentation and other information required by Governmental Entities with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, (x) cooperate with the marketing efforts of Parent and its financing sources and (xi) provide requested customary authorization letters to Parent’s financing sources and (xiv) at the reasonable request of Parent, file a report on Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in marketing materials or memoranda for such financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries, which information shall be subject to the approval of the Company, not to be unreasonably withheld, delayed or conditioned (any such filing a “Company Financing Filing”).
(c) In no event shall this Section 6.11 require the Company or any of its Subsidiaries to (1) bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability prior to the Closing in connection with any debt financing of Parent or any of its Affiliates in connection with the transactions contemplated hereby, (2) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (3) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation and bylaws or comparable organizational documents of the Company or any of its Subsidiaries, any Applicable Law or any Contract to which the Company or any of its Subsidiaries is a party, (4) cause or facilitate the Company Board or any board of directors or equivalent bodies of any of the Company Subsidiaries to approve or adopt any Financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time or (5) execute or deliver any definitive agreements, certificates or instruments (other than the authorization letters contemplated by clause (xi) above) in respect of any Financing (or any alternative financing) at or prior to the Effective Time.
(d) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any debt financing of Parent or any of its Affiliates in connection with the transactions contemplated hereby if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(e) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, liabilities, damages and reasonable out-of-pocket costs or expenses suffered or incurred by any of them arising out of or resulting from any cooperation pursuant to this Section 6.11, except to the extent suffered or incurred as a result of such indemnitee’s, or such indemnitee’s Representatives’, fraud, gross negligence, bad faith, willful misconduct or intentional material breach of this Agreement.
(f) The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to periodically update any Required Financial Information included in any offering documents, bank information memoranda and similar documents reasonably required in connection with any debt financing of Parent or any of its Affiliates in connection with the transactions contemplated hereby and any Company Financing Filing.
Section 6.12. Transaction Litigation.   Subject to Applicable Law, the Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Mergers, the Proxy Statement/Prospectus or any other transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 6.13. Stock Exchange Listing.   Holdco shall use its reasonable best efforts to cause the shares of Holdco Common Stock that will be issued in the Holdco Stock Issuance to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 6.14. Tax Matters.
(a) This Agreement, insofar as it relates to the Parent Merger, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

(b) Parent and the Company shall, and shall cause their Affiliates to, each use reasonable best efforts to (i) cause the Parent Merger to qualify for the Parent Intended Tax Treatment and the Company Merger to qualify for the Company Intended Tax Treatment and (ii) obtain the Tax opinions set forth in Sections 7.02(d) and 7.03(d).
(c) In rendering the opinions described in Sections 7.02(d) and 7.03(d), respectively, Cravath, Swaine & Moore LLP and Sidley Austin LLP may receive and rely upon representations contained in certificates of Holdco, Parent Merger Sub, Company Merger Sub, Company, Parent and others, and the parties hereto agree to provide Cravath, Swaine & Moore LLP and Sidley Austin LLP with such certificates as each may reasonably request in connection with rendering its respective opinion. Each of Parent, the Company, Holdco, Parent Merger Sub, and Company Merger Sub shall use reasonable best efforts (i) not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.14(c) and (ii) to cause each tax counsel to issue its opinion pursuant to Section 7.02(d) or Section 7.03(d), as applicable.
(d) Neither Parent nor the Company will take (or fail to take), or permit any of its Affiliates to take (or fail to take), any action which action (or failure to act) would reasonably be expected to cause the Parent Merger or the Company Merger to fail to qualify for the Parent Intended Tax Treatment or the Company Intended Tax Treatment, respectively.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01. Conditions to Each Party’s Obligation to Effect the Mergers.   The respective obligation of each party hereto to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(b) Antitrust.   (i) The waiting period (and any extension thereof) applicable to the consummation of the Company Merger under the HSR Act shall have expired or been terminated and (ii) all other Required Antitrust Approvals shall have been obtained.
(c) Legal Restraints.   No material Applicable Law and no Order of any Governmental Entity of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the consummation of the Company Merger or the Parent Merger.
(d) Form S-4.   The Form S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Action for that purpose shall have been initiated by the SEC.
(e) Listing.   The shares of Holdco Common Stock to be issued in the Holdco Stock Issuance shall have been authorized for listing on the NYSE, subject to official notice of issuance.
Section 7.02. Conditions to Obligation of Parent.   The obligation of Parent, Holdco, Parent Merger Sub and Company Merger Sub to effect the Mergers is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties.   (i) The representations and warranties of the Company contained in Section 3.01(a) Qualification, Organization, Subsidiaries, Section 3.02 Authority; Execution and Delivery; Enforceability, Section 3.03(a) (other than clauses (i), (ii) and (iv)) Capital Structure and Section 3.18 Brokers’ Fees and Expenses shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.03(a)(i), (ii) and (iv) Capital Structure, shall be true and correct, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.06(a)(i) Absence of Certain Changes or Events shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Company Certificate.   The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(d) Tax Opinion.   Parent shall have received an opinion of Cravath, Swaine & Moore LLP or another nationally recognized law firm, in form and substance reasonably satisfactory to Parent, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the Parent Merger should qualify for the Parent Intended Tax Treatment.
Section 7.03. Conditions to Obligations of the Company.   The obligation of the Company to effect the Company Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties.   (i) The representations and warranties of Parent, Holdco, Parent Merger Sub and Company Merger Sub contained in Section 4.01 Qualification, Organization, Subsidiaries, Section 4.02 Authority; Execution and Delivery; Enforceability, Section 4.03(a) (other than clauses (i), (ii) and (iv)) and Section 4.12 Brokers’ Fees and Expenses shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent contained in Section 4.03(a)(i), (ii) and (iv) Capital Structure shall be true and correct, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of Parent, Holdco, Parent Merger Sub and Company Merger Sub contained in Section 4.06(a)(i) Absence of Certain Changes or Events shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and (iii) all other representations and warranties of Parent, Holdco, Parent Merger Sub and Company Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent, Holdco, Parent Merger Sub and Company Merger Sub.   Parent, Holdco, Parent Merger Sub and Company Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c) Parent Certificate.   Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
(d) Tax Opinion.   The Company shall have received an opinion of Sidley Austin LLP or another nationally recognized law firm, in form and substance reasonably satisfactory to the Company, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes the Company Merger, when taken together with the Parent Merger, should qualify for the Company Intended Tax Treatment.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01. Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Mergers are not consummated on or before October 29, 2018 (the “End Date”); provided, however, that (x) if, on the End Date, any of the conditions to the Closing set forth in Section 7.01(b) or 7.01(c) (if such legal restraint is in respect of any Regulatory Law) shall not have been satisfied or (to the extent permitted by Applicable Law) waived by both the Company and Parent, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the End Date shall, without any action on the part of the parties hereto, be extended to April 29, 2019, or such earlier date as may be agreed in writing by Parent and the Company, and such date shall become the End Date for purposes of this Agreement and (y) the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement is a principal cause of the failure of the Mergers to be consummated on or before such date (it being understood that Parent, Holdco, Parent Merger Sub and Company Merger Sub shall be deemed a single party hereto for purposes of the foregoing proviso);
(ii) if any Governmental Entity of competent authority issues a final nonappealable Order or enacts a law that prohibits, prevents or makes illegal the consummation of the Parent Merger or the Company Merger; or
(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting, unless such Company Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, in which case at the final such adjournment or postponement thereof;
(c) by the Company, if  (i) Parent, Holdco, Parent Merger Sub or Company Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent, Holdco, Parent Merger Sub or Company Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or 7.03(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true (A) has not been cured within 30 days after written notice by the Company to Parent informing Parent of such breach or failure to be true or (B) by its nature cannot be cured prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;
(d) by Parent, if  (i) the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or 7.02(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true (A) has not been cured within 30 days after written notice by Parent to the Company informing the Company of such breach or failure to be true or (B) by its nature cannot be cured prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 8.01(d) if Parent is then in breach of this Agreement in any material respect;
(e) by Parent, prior to the Company obtaining the Company Stockholder Approval, in the event that an Adverse Recommendation Change shall have occurred;
(f) by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02; provided, that the Company has paid to Parent the Termination Fee prior to or substantially simultaneously with such termination; or

(g) by the Company, if  (i) all of the conditions in Section 7.01 and 7.02 (other than those conditions that by their nature are to be satisfied at the Closing or that have failed to be satisfied as a result of Parent’s, Holdco’s, Parent Merger Sub’s or Company Merger Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement) have been satisfied or waived, (ii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing, and (iii) Parent has failed to consummate the Closing on the date by which the Closing is required to have occurred pursuant to Section 1.02.
Section 8.02. Effect of Termination.   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent, Holdco, Parent Merger Sub or Company Merger Sub, other than the penultimate sentence of Section 6.02, Section 6.11(e), this Section 8.02, Section 8.03 and ARTICLE IX, which provisions shall survive such termination; provided, however, that no such termination or the payment of the Termination Fee by the Company to Parent shall relieve any party hereto from any liability or damages arising out of: (i) any willful or intentional breach of this Agreement by any party hereto or (ii) the breach by Parent of any of its obligations under Section 6.11(a). For the avoidance of doubt, the failure of any party to consummate the Closing when required to do so under Section 1.02 shall be deemed a willful and intentional breach of this Agreement.
Section 8.03. Fees and Expenses.
(a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Mergers and the other transactions contemplated by this Agreement shall be paid by the party hereto incurring such fees or expenses, whether or not such transactions are consummated.
(b) The Company shall pay to Parent an amount equal to the Termination Fee if:
(i) Parent terminates this Agreement pursuant to Section 8.01(e); or the Company terminates this Agreement pursuant to Section 8.01(f); or
(ii) (A) an Acquisition Proposal shall have been publicly made by any Person to the Company or shall have been made by any Person directly to the stockholders of the Company generally, or any Person shall have publicly announced an intention to make an Acquisition Proposal (such Person making such Acquisition Proposal or publicly announcing an intention to make such Acquisition Proposal, the “Specified Person”); (B) thereafter this Agreement is terminated pursuant to (1) Section 8.01(b)(i) prior to receipt of the Company Stockholder Approval, (2) Section 8.01(b)(iii) or (3) Section 8.01(d); and (C) within 12 months of such termination (x) an Acquisition Proposal is consummated or (y) the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement; provided, however, that (I) for purposes of this Section 8.03(b)(ii), the references to 15% in the definition of  “Acquisition Proposal” shall be deemed to be references to 50% and (II) this Section 8.03(b)(ii) shall not apply if  (X) this Agreement is terminated pursuant to Section 8.01(b)(iii), (Y) the Acquisition Proposal described in clause (C)(x) is not made by the Specified Person or any of its Affiliates and the Alternative Acquisition Agreement described in clause (C)(y) is not entered into by the Specified Person or any of its Affiliates and (Z) the Acquisition Proposal described in clause (A) is withdrawn at least five Business Days prior to the Company Stockholders Meeting.
Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (ii) above, on the second Business Day immediately following the date of termination of this Agreement in the case of termination pursuant to Section 8.01(e), and (y) in the case of clause (ii) above, on the earlier of the date of the execution of such Alternative Acquisition Agreement and the date of consummation of the Acquisition Proposal referred to in clause (ii)(C) above. Any Termination Fee due under this Section 8.03(b) shall be reduced by the amount of the any expenses reimbursed by the Company pursuant to Section 8.03(c).
(c) The Company will reimburse Parent’s expenses up to $17,600,104 if an Acquisition Proposal shall have been publicly made by any Person to the Company or shall have been made by any Person directly to the stockholders of the Company generally and not withdrawn prior to obtaining the Company Stockholder Approval and the Company or Parent terminates this Agreement pursuant to

Section 8.01(b)(iii). Any expenses due under this Section 8.03(c) shall be paid by wire transfer of same-day funds immediately following the date of termination of this Agreement, except that no reimbursement of such expenses shall be required if the Company has previously paid to Parent the Termination Fee.
(d) If the Company fails promptly to pay the amounts due pursuant to Section 8.03(b) or 8.03(c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.03(b) or 8.03(c), as applicable, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.03(b) or 8.03(c), as applicable, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(e) The parties hereto agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent, Holdco, Parent Merger Sub and Company Merger Sub under this Agreement in the event the Termination Fee becomes due and payable and, upon payment of the Termination Fee by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives shall have no further liability to Parent, Holdco, Parent Merger Sub and Company Merger Sub under this Agreement, in each case except in the case of fraud or willful or intentional breach of this Agreement by the Company.
Section 8.04. Amendment.   This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 8.05. Extension; Waiver.   At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.06. Procedure for Termination.   A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of the Company or Parent, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.
ARTICLE IX
GENERAL PROVISIONS
Section 9.01. Survival.   The representations and warranties contained in or made pursuant to this Agreement shall not survive the Closing. The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, shall survive for the period provided in such covenants and agreements, if any, or until fully performed, and the covenants and agreements of the parties hereto that by their terms apply or are to be performed at or prior to the Closing shall not survive the Closing. Each covenant and agreement shall terminate after such survival period or full performance. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by electronic mail (followed by delivery of an original via overnight courier service) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.02):
(a)
if to the Company, to:

KapStone Paper and Packaging Corporation
1101 Skokie Blvd., Suite 300
Northbrook, IL 60062
Attention:
Kathryn D. Ingraham
Vice President, Secretary and General Counsel

Email:
Kathryn.Ingraham@kapstonepaper.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Kevin F. Blatchford
Scott R. Williams

Email:
kblatchford@sidley.com
swilliams@sidley.com

(b)
if to Parent, Holdco, Parent Merger Sub or Company Merger Sub, to:

WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328
Attention:
Robert McIntosh, General Counsel

Email:
bob.mcintosh@westrock.com

with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:
Richard Hall
Andrew Elken

Email:
rhall@cravath.com
aelken@cravath.com

Section 9.03. Definitions.   For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less restrictive than the Confidentiality Agreement but need not contain standstill type restrictions, and that complies with the last sentence of Section 5.02(c).
“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity.
“Affiliate” means, with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, option agreement, alliance agreement, partnership agreement, merger agreement, acquisition agreement or other similar agreement (other than any such arrangement with Parent, an Acceptable Confidentiality Agreement, customary clean team agreements entered into in connection with the evaluation of any Acquisition Proposal with respect to which such party is permitted to negotiate in accordance with the terms of this Agreement and engagement letters with the Company’s advisors and consultants) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal.
“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition or otherwise.
“Applicable Law(s)” means, with respect to any Person, any transnational, national, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, directive or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.
“Book-Entry Share” means a Parent Book-Entry Share or a Company Book-Entry Share.
“Business Day” means any day that is not a Saturday, or Sunday or other day on which commercial banks in the City of New York, New York are required by Applicable Law to be closed.
“Certificate” means a Parent Certificate or Company Certificate.
“Closing Parent Stock Price” means the volume weighted average price per Parent Share on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day prior to the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
“Collective Bargaining Agreement” means any collective bargaining agreements, labor union Contracts, trade union agreements or foreign works council Contracts with a labor organization, trade union, works council or other employee representative.
“Company ESPP” means the KapStone Paper and Packaging Corporation 2009 Employee Stock Purchase Plan.
“Company Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (it being agreed that for purposes of Section 3.04, changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, as set forth in this clause (D), shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornados; (G) any action taken by the Company or its Subsidiaries that is expressly required by ARTICLE VI or which is taken with the prior written consent of Parent in accordance with this Agreement; (H) changes or prospective changes in the Company’s credit ratings; (I) changes in the price or trading volume of the Company Shares; (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or (K) any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on the Company Board in connection with their approval of this Agreement or the transactions contemplated hereby or violation of Applicable Law by the directors on the Company Board in connection with their approval of this Agreement or the transactions contemplated hereby (it being understood that the exception in clause (K) hereof shall not affect a determination that any actual violation of Applicable Law may be, contributed to or may contribute to, a Company Material Adverse Effect or that the Company is in breach of ARTICLE III, and that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (I) hereof) is, may be, contributed to or may contribute to, a Company Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.
“Company Option” means an option (other than any purchase rights under the Company ESPP) to purchase Company Shares from the Company, which is granted under any Company Stock Plan or otherwise.
“Company Organizational Documents” means the Restated Certificate of Incorporation of the Company, together with the Amended and Restated Bylaws of the Company.
“Company Restricted Stock Unit Award” means any restricted stock unit award, including any restricted stock unit award the settlement of which is deferred, which is granted under any Company Stock Plan or otherwise.
“Company Stock Plans” means the KapStone Paper and Packaging 2016 Incentive Plan, the KapStone Paper and Packaging 2014 Incentive Plan, the KapStone Paper and Packaging 2006 Incentive Plan and the Company ESPP, each, as may be amended from time to time.
“Contract” means any contracts, subcontracts, agreements, leases, licenses, indentures, notes, bonds, concessions, franchises, commitments and other instruments, arrangements or understandings of any kind, but excluding sale and purchase orders.
“DOJ” means the United States Department of Justice.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means 0.4981.
“Existing Credit Facility” means the credit facilities governed by that certain Second Amended and Restated Credit Agreement dated as of June 1, 2015, by and among KapStone Paper and Packaging Corporation, KapStone Kraft Paper Corporation, as Borrower, the subsidiaries of Borrower named therein, as Guarantors, the lenders named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Barclays Bank PLC and Wells Fargo Bank, National Association, as co-Syndication Agents, as amended or otherwise modified by that certain First Amendment to Second

Amended and Restated Credit Agreement, dated as of February 9, 2016, that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of March 27, 2017, and that certain Third Amendment to Second Amended and Restated Credit Agreement, dated as of July 26, 2017, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Existing Receivables Facility” means the receivables securitization facilities governed by (i) that certain Receivables Purchase Agreement, dated as of September 26, 2014, by and among KapStone Paper and Packaging Corporation, as Servicer, KapStone Receivables, LLC, as Seller, the financial institutions from time to time party thereto, as Purchasers, and Wells Fargo Bank, N.A., as Administrative Agent, as amended or otherwise modified by that certain Amendment No. 1 to Receivables Purchase Agreement, dated as of June 10, 2015, that certain Amendment No. 2 to Receivables Purchase Agreement, dated as of June 8, 2016, and that certain Amendment No. 3 to Receivables Purchase Agreement, dated as of June 2, 2017, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (ii) that certain Receivables Sale Agreement, dated as of September 26, 2014, by and among KapStone Paper and Packaging Corporation, as Servicer, KapStone Receivables, LLC, as Buyer, and KapStone Kraft Paper Corporation, KapStone Container Corporation, KapStone Charleston Kraft LLC and Longview Fibre Paper and Packaging, Inc., as Originators, as amended or otherwise modified by that certain Amendment No. 1 to Receivables Sale Agreement, dated as of June 10, 2015, that certain Amendment No. 2 to Receivables Sale Agreement, dated as of June 8, 2016, and that certain Amendment No. 3 to Receivables Sale Agreement, dated as of February 21, 2017, and as may be further amended, restated, amended, amended and restated, supplemented or otherwise modified from time to time.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)).
“Final Determination” means, in respect of U.S. federal income taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD.
“FTC” means the United States Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such HSR Act.
“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit, or (iv) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.
“Intellectual Property” means all of the following whether arising under the Applicable Laws of the United States or of any other jurisdiction: (a) patents and patent applications (including patents issued thereon), reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (b) trademarks, service marks, trade names, trade dress, service names, Internet domain names, designs, slogans, logos, general intangibles of like nature and other identifiers of same, and any and all common law rights, and registrations, applications for registration thereof, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (c) copyrights, moral rights, mask work rights, in each case whether or not registered, and registrations, applications for registration thereof, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (d) rights in trade secrets and confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), (e) computer software, computer programs, computer data bases and related documentation, (f) other intellectual property rights (in whatever form or medium) and (g) goodwill in the foregoing.

“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth on Section 9.03(a) of the Company Disclosure Letter and the knowledge that such individuals would have after reasonable due inquiry, and, with respect to Parent, Holdco, Parent Merger Sub or Company Merger Sub, the actual knowledge of the individuals set forth on Section 9.03(a) of the Parent Disclosure Letter and the knowledge that such individuals would have after reasonable due inquiry.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, claim, lien or charge of any kind.
“Maximum Stock Amount” means (a) 25% of the product of  (i) the Exchange Ratio and (ii) the number of issued and outstanding Company Shares immediately prior to the Effective Time (other than Excluded Shares), (b) rounded down to the nearest whole number.
“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).
“Parent Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or may occur: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which Parent and its Subsidiaries operate; (C) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (it being agreed that for purposes of Section 4.04, changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, as set forth in this clause (D), shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur); (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornados; (G) any action taken by Parent or its Subsidiaries that is expressly required by ARTICLE VI or which is taken with the prior written consent of the Company in accordance with this Agreement; (H) changes or prospective changes in Parent’s credit ratings; (I) changes in the price or trading volume of Parent Shares; (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or (K) any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors of Parent in connection with their approval of this Agreement or the transactions contemplated hereby or violation of Applicable Law by the directors of Parent in connection with their approval of this Agreement or the transactions contemplated hereby (it being understood that the exception in clause (K) hereof shall not affect a determination that any actual violation of Applicable Law may be, contributed to or may contribute to, a Parent Material Adverse Effect or that Parent is in breach of ARTICLE IV, and that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (I) hereof) is, may be, contributed to or may contribute to, a Parent Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Parent Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate.
“Parent Stock Plans” means the WestRock Company 2016 Incentive Stock Plan, the WestRock Company Amended and Restated 2016 Incentive Stock Plan, the Amended and Restated Rock-Tenn Company 2004 Incentive Stock Plan, the RockTenn (SSCC) Equity Incentive Plan, the MeadWestVaco Corporation 2005 Performance Incentive Plan and the Parent ESPP, each, as may be amended from time to time, and any other plans that provide for the grant of Parent equity-based awards, including any plan assumed by Parent in connection with a merger or other corporate transaction involving Parent or its Subsidiaries.
“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that are disclosed on the most recent consolidated balance sheet of the Company, or the notes thereto, included in the Company SEC Documents filed prior to the date hereof, (iv) requirements and restrictions of zoning, building and other Applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and its Subsidiaries as currently conducted, (v) statutory Liens over real property of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings, (vi) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business in connection with the importation of goods, (vii) Liens over tangible assets incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or other similar financing arrangements with respect to those assets and (viii) other than with respect to any capital stock or other equity interests or equity securities, such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title.
“Person” means any natural person, general or limited partnership, company, corporation, trust, limited liability company, limited liability partnership, firm, association, Governmental Entity or other legal entity.
“Regulation S-K” means Regulation S-K promulgated by the SEC, as amended and in effect at the time in question.
“Regulation S-X” means Regulation S-X promulgated by the SEC, as amended and in effect at the time in question.
“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Required Antitrust Approvals” means those anti-trust notifications and approvals set forth on Section 9.03(b) of the Company Disclosure Letter.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations under SOX.
“Specified Employee” means any executive officer, managing director or employee listed on Section 9.03(c) of the Company Disclosure Letter.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document relating to Taxes, in each case that is filed or required to be filed with a Governmental Entity.
“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, imposts, levies, duties, fees or other like assessments or charges of any kind, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.
“Termination Fee” means $105,600,265.
“Transfer” means, with respect to a Company Share, to, directly or indirectly (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Company Share or any interest in such Company Share (including by gift, merger or operation of law), (ii) enter into any Contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Company Share or any interest therein (including by gift, merger or operation of law) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Company Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.
“UK Bribery Act” means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.
Section 9.04. Rules of Construction.   Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in singular shall be held to include the plural and vice versa, and words of one general shall be held to include the other gender as the context requires; (b) references made to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated; (c) the table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement; (e) when the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (f) the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the term “or” is not exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (j) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (k) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (l) references to a Person are also to its permitted successors and assigns; and (m) unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.
Section 9.05. Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 9.06. Counterparts.   This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07. Entire Agreement; No Third-Party Beneficiaries.   This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter and the Parent Disclosure Letter, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and, except for (i) if the Effective Time occurs, the right of the holders of Company Shares to receive the Company Merger Consideration and the right of the holders of Parent Shares to receive the Parent Merger Consideration and (ii) the provisions set forth in Section 6.04 of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 9.08. Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.
(b) The parties to this Agreement irrevocably submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Applicable Laws, shall be valid and sufficient service thereof.
(c) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER

TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.
Section 9.09. Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.
Section 9.10. Specific Enforcement.   Each party hereto acknowledges and agrees that a breach by it of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto will have an adequate remedy at law. Therefore, it is agreed that each party hereto shall be entitled to specific performance and injunctive relief to prevent breaches of this Agreement, including in the case of the Company, the right to specific performance and injunctive relief to cause Parent, Holdco, Parent Merger Sub and Company Merger Sub to effect the Closing in accordance with the requirements of Section 1.02 of this Agreement. Such remedies shall, however, be cumulative and not exclusive and, subject to Section 8.03(e), shall be in addition to any other remedies which any party hereto may have under this Agreement or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, Holdco, Parent Merger Sub and Company Merger Sub have duly executed this Agreement, all as of the date first written above.
KAPSTONE PAPER AND PACKAGING CORPORATION
By:
/s/ Matthew Kaplan

Name: Matthew Kaplan
Title:   President and Chief Executive Officer
WESTROCK COMPANY
By:
/s/ Steven C. Voorhees

Name: Steven C. Voorhees
Title:   Chief Executive Officer and President
WHISKEY HOLDCO, INC.
By:
/s/ Steven C. Voorhees

Name: Steven C. Voorhees
Title:   Chief Executive Officer and President
WHISKEY MERGER SUB, INC.
By:
/s/ Steven C. Voorhees

Name: Steven C. Voorhees
Title:   Chief Executive Officer and President
KOLA MERGER SUB, INC.
By:
/s/ Steven C. Voorhees

Name: Steven C. Voorhees
Title:   Chief Executive Officer and President

EXHIBIT A
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2018 by and between WestRock Company, a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of KapStone Paper and Packaging Corporation, a Delaware corporation (the “Company”).
WITNESSETH:
WHEREAS concurrently with the execution and delivery of this Agreement, Parent, Whiskey Holdco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdco”), Kola Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Company Merger Sub”), Whiskey Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Parent Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof  (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Company Merger Sub with and into the Company, with the Company surviving such merger (the “Company Merger”) and pursuant to which all issued and outstanding shares of common stock of the Company will be converted into the right to receive the consideration set forth in Section 2.01(c) of the Merger Agreement (the “Company Merger Consideration”).
WHEREAS the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of Company Shares (as defined in the Merger Agreement) set forth below the Stockholder’s name on the signature page to this Agreement.
WHEREAS as a condition and inducement to the willingness of Parent, Holdco, Company Merger Sub and Parent Merger Sub to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as a stockholder of the Company) has agreed to enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
1. Certain Definitions.   All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a) “Expiration Date” shall mean the earliest to occur of  (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Date and (iii) the date of any amendment to, or waiver or modification of, the Merger Agreement that extends the End Date or reduces the amount or changes the form of the Company Merger Consideration payable to stockholders of the Company pursuant to the Merger Agreement if, in the case of this clause (iii), Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company.
(b) “Shares” shall mean (i) all equity securities and equity interests of the Company (including Company Shares) owned (beneficially or of record) by the Stockholder as of the date hereof and (ii) all additional equity securities and equity interests of the Company (including Company Shares) of which the Stockholder acquires beneficial or record ownership during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like).
(c) “Transfer” shall mean, with respect to a Share, to, directly or indirectly, (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift, merger or operation of law), (ii) enter into any Contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift, merger or operation of law) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.
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2. Transfer of Shares.
(a) Transfer Restrictions.   During the term of this Agreement, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares or any rights to acquire any equity securities or equity interests of the Company, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except with Parent’s prior written consent and in Parent’s sole discretion. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect.
(b) Involuntary Transfer.   If any involuntary Transfer of any Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.
(c) Transfer of Voting Rights.   During the term of this Agreement, the Stockholder shall not, and shall cause its controlled Affiliates not to, (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Shares (other than any written consent executed in accordance with this Agreement), with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of the Shares into a voting trust or enter into a voting agreement, understanding or arrangement or create or permit to exist any lien, adverse claim, charge, security, interest, pledge, option, proxy or any other encumbrance or restriction whatsoever on title, transfer or exercise of any rights of an equityholder with respect to any of the Shares (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).
(d) Permitted Transfers.   Notwithstanding the foregoing, the Stockholder may make Transfers of Shares (i) by will, (ii) by operation of Applicable Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations, (v) to any of its Affiliates or (vi) to the extent necessary to (A) fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by Stockholder, including any withholding obligations, (B) effect any net settlement or (C) pay the exercise price in respect, of any such equity incentives, and in each of cases (i)-(v), the Shares shall continue to be bound by this Agreement and each transferee thereof shall agree in a writing reasonably acceptable to Parent to be bound by the terms and conditions of this Agreement. For the avoidance of doubt, if the Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in the Stockholder. Notwithstanding anything to the contrary in this Agreement, but subject to any agreement in accordance with an Election Form, at any time after the Company Stockholder Approval shall have been obtained, the Stockholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of the Shares and, if as a result of such Transfer, the Stockholder ceases to be the record or beneficial owner of such Shares, the Stockholder shall have no obligations pursuant to this Agreement with respect to such Shares.
(e) Stop Transfer Instructions.   At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Date and shall not apply to any Transfer permitted under Section 2(d).
(f) Acquisition of Shares.   In the event that the Stockholder acquires Shares (or any right or interest therein) after the execution of this Agreement, the Stockholder shall promptly deliver to Parent a written notice indicating the number of such Shares (or right or interest therein) acquired or received.
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3. Agreement to Vote Shares; Support.
(a) During the term of this Agreement, at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Company, the Stockholder (in the Stockholder’s capacity as a stockholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder and entitled to vote or act by written consent:
(i) in favor of the adoption of the Merger Agreement and in favor of the Mergers and the other transactions contemplated by the Merger Agreement;
(ii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or either of the Mergers or any of the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal and any Alternative Acquisition Agreement; and
(iii) against any of the following actions, proposals or agreements (other than those actions that relate to the Mergers and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure, certificate of incorporation or bylaws of the Company or any of its Subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement or (y) prevent or materially delay or adversely affect the consummation of the Mergers.
(b) The Stockholder shall retain at all times the right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii) that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Company’s stockholders generally, subject to the terms of this Agreement.
(c) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.
(d) The Stockholder shall not enter into any commitment, agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3 or Section 5.
(e) Notwithstanding the foregoing, nothing in this Agreement shall require the Stockholder to, in its capacity as a stockholder of the Company, vote in favor of or otherwise consent to any amendment to, or waiver or modification of, the Merger Agreement that (i) imposes any material restrictions or additional material conditions on the consummation of the Company Merger or the payment of the Company Merger Consideration or (ii) extends the End Date or reduces the amount or changes the form of the Company Merger Consideration payable to stockholders of the Company pursuant to the Merger Agreement if the Stockholder has abstained from voting on or voted against such matter in the Stockholder’s capacity as a director of the Company.
4. [Intentionally Omitted].
5. No Adverse Act.   The Stockholder agrees that prior to any Expiration Date, except as expressly provided or permitted by this Agreement, the Stockholder shall not, and shall cause its controlled Affiliates not to, without the prior written consent of Parent in its sole discretion, directly or indirectly, (a) enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Shares or any interest therein or (b) take or permit any other action that would in any way (i) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, (ii) make any representation or warranty of the Stockholder herein untrue or incorrect or (iii) otherwise
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restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. The Stockholder hereby agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent or the Company (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the Merger Agreement (including any claim seeking to enjoin or delay the consummation of either of the Mergers) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement or the transactions contemplated therein. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing his, her or its rights under this Agreement.
6. Agreement Not to Exercise Appraisal Rights.   To the extent permitted by Applicable Law, the Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Mergers. Notwithstanding the foregoing, nothing in this Section 6 shall constitute, or be deemed to constitute, a waiver or release by the Stockholder of any claim or cause of action against Parent, Holdco, Company Merger Sub or Parent Merger Sub to the extent arising out of a breach of this Agreement by Parent.
7. Directors and Officers.   Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or a designee of the Stockholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his fiduciary duties), including by voting, in his capacity as a director or officer of the Company, in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company), including with respect to Section 5.02 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company, including with respect to Section 5.02 of the Merger Agreement.
8. No Solicitation.
(a) Prior to the Expiration Date, the Stockholder shall not take any action that would be a breach of Section 5.02 of the Merger Agreement if taken by the Company, ignoring for these purposes Section 5.02(b) of the Merger Agreement.
(b) Notwithstanding Section 8(a) above, the Stockholder may, and may permit its Affiliates and its and their respective Representatives to, participate in discussions and negotiations with any Person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal if  (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 5.02 of the Merger Agreement and (ii) the Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.
9. Irrevocable Proxy.   Subject to Section 3(b) above, prior to the Expiration Date, solely in the event of a failure by the Stockholder to act in accordance with the Stockholder’s obligations as to voting pursuant to Section 3(a) no later than the third Business Day prior to any meeting at which the stockholders of the Company will consider and vote on any of the matters described in Section 3(a), the Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in a manner consistent with this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 9 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 9. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy
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is executed and intended to be irrevocable in accordance with Applicable Law. The Stockholder shall, upon written request by Parent, as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 9 and is otherwise reasonably acceptable to Parent and the Stockholder. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Stockholder, upon the Expiration Date and Parent may terminate any proxy granted pursuant to this Section 9 at any time at its sole discretion by written notice to the Stockholder.
10. Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to Parent as follows:
(a) Power; Binding Agreement.   In the event the Stockholder is an individual, the Stockholder has full power and capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder, and, in the event the Stockholder is an individual and is married and the Shares constitute community property or otherwise require spousal approval in order for this Agreement to be a legally valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by the Stockholder’s spouse. Assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. In the event the Stockholder is an entity, (i) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, as applicable, (ii) the Stockholder has all the requisite power and authority necessary to enter into, execute, deliver and perform its obligations pursuant to this Agreement, (iii) the Stockholder’s execution, delivery and performance of this Agreement has been duly authorized by it and (iv) no other proceedings on the part of the Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.
(b) No Conflicts; Consents.   None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of  (i) any Contract to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of either of the Mergers, (ii) any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or (iii) in the event the Stockholder is an entity, the Stockholder’s certificate of incorporation or bylaws (or similar governing documents). The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.
(c) Ownership of Shares.   The Stockholder (i) is the sole record and beneficial owner of the Shares set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrances other than Permitted Encumbrances and (ii) does not own, beneficially or otherwise, any Company Securities other than the Shares set forth on the signature page of this Agreement.
(d) Voting Power.   The Stockholder has, and will at the time of the Company Stockholder Meeting have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.
(e) No Finder’s Fees.   No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his, her or its capacity as a stockholder of the Company.
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(f) No Litigation.   There are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Subsidiaries, or any Order to which the Stockholder or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of either of the Mergers.
(g) Form S-4 and Proxy Statement/Prospectus.   None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the time it is first mailed to the Stockholder, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
11. Disclosure.   The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and, after providing the Stockholder with a reasonable opportunity to review and comment thereon prior to any such publication or disclosure, any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Mergers and any transactions related to the Mergers, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall not, and shall cause its Affiliates not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for any disclosure required by Applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent as promptly as reasonably practicable) and nothing herein shall prohibit the Company from making any disclosure permitted to be made pursuant to the terms of the Merger Agreement.
12. No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to the Shares having a record date prior to the Expiration Date.
13. Further Assurances.   Subject to the terms and conditions of this Agreement, upon request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
14. Termination.   This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any willful or intentional breach of this Agreement by such party prior to such termination. Notwithstanding anything in this Agreement to the contrary, in no event shall the Stockholder have any personal liability for any damages resulting from a breach of this Agreement other than in connection with an intentional and willful breach of this Agreement by the Stockholder arising out of actions taken by the Stockholder that the Stockholder knew at such time to be in violation hereof. This Section 14 and Section 1, Section 7, and Section 15 (as applicable) shall survive any termination of this Agreement.
15. Miscellaneous.
(a) Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and
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effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.
(b) Binding Effect and Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.
(c) Amendments; Waiver.   This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.
(d) Specific Performance; Injunctive Relief.   The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.
(e) Notices.   Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or international courier service or by electronic mail, with a copy thereof delivered or sent as provided below:
If to Parent:
WestRock Company
1000 Abernathy Road
Atlanta, Georgia 30328
Attention:
Robert McIntosh, General Counsel

Email:
bob.mcintosh@westrock.com

with copies (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:
Richard Hall
Andrew Elken

Email:
rhall@cravath.com
aelken@cravath.com

If to the Stockholder:
[•]
with copies (which shall not constitute notice) to:
[•]
(f) No Waiver.   The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
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(g) No Third Party Beneficiaries.   This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder (except the rights conferred upon any Persons specified as proxies pursuant to Section 9).
(h) Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
(i) Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 15(e) or in such other manner as may be permitted by Applicable Law, and nothing in this Section 15(i) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement, or the agreements delivered by the Stockholder in connection herewith or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent and Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(i).
(j) Entire Agreement.   This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(k) Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
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(l) Rules of Construction; Interpretation.   Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (i) words in singular shall be held to include the plural and vice versa, and words of one general shall be held to include the other gender as the context requires; (ii) references made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated; (iii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (iv) when the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the term “or” is not exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (ix) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (x) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; and (xi) references to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.
(m) Expenses.   All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
(n) Counterparts.   This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.
WESTROCK COMPANY	STOCKHOLDER
By: Name:	By: Name:
Title:
Shares owned of record or beneficially as of the date hereof:
     Shares owned of record
     Shares owned beneficially
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Exhibit B-1
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KAPSTONE PAPER AND PACKAGING CORPORATION
FIRST:   The name of the corporation (hereinafter called the “Corporation”) is KapStone Paper and Packaging Corporation.
SECOND:   The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington County of New Castle, Delaware, 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:   The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.0001 per share.
FIFTH:   In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
SIXTH:   Subject to the last sentence of Article SEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation, and all rights conferred upon stockholders and directors herein, are granted subject to this reservation.
SEVENTH:   To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
EIGHTH:   The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.
The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be
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indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of  (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.
NINTH:   Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
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Exhibit B-2
FORM OF AMENDED AND RESTATED BYLAWS OF
KAPSTONE PAPER AND PACKAGING CORPORATION
ARTICLE I
STOCKHOLDERS
SECTION 1.01. Place of Meetings.   All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors, the Chairman of the Board (if any), the President or the Secretary.
SECTION 1.02. Annual Meeting.   The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at the time and place to be fixed by the Board of Directors and stated in the notice of the meeting.
SECTION 1.03. Special Meetings.   Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board (if any), the President or the Secretary or the holders of record of not less than 10% of all shares entitled to cast votes at the meeting, for any purpose or purposes prescribed in the notice of the meeting and shall be held at such place, on such date and at such time as the Board may fix. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
SECTION 1.04. Notice of Meetings.   Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by the Certificate of Incorporation or applicable law. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.
SECTION 1.05. Voting List.   The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
SECTION 1.06. Quorum.   Except as otherwise provided by the Certificate of Incorporation, these Bylaws or applicable law, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time.
SECTION 1.07. Adjournments.   Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a
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new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.
SECTION 1.08. Voting and Proxies.   Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by applicable law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by written proxy executed by the stockholder or the stockholder’s authorized agent or by a transmission permitted by applicable law and delivered to the Secretary of the corporation. No stockholder may authorize more than one proxy for the stockholder’s shares. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.
SECTION 1.09. Action at Meeting.   When a quorum is present at any meeting, any election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of each such class present or represented and voting affirmatively or negatively on the matter shall decide such matter), except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.
All voting, including on the election of directors, but excepting where otherwise required by law or the Certificate of Incorporation, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or such stockholder’s proxy, a stock vote shall be taken. Every stock vote shall be taken by ballot, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballot shall be counted by an inspector or inspectors appointed by the chairman of the meeting. The corporation may, and to the extent required by law or by the Certificate of Incorporation, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law or by the Certificate of Incorporation, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
SECTION 1.10. Stockholder Action Without Meeting.   Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a proxy holder or other person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purpose of this Section 1.10, provided that such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such
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consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.
SECTION 1.11. Meetings by Remote Communication.   If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
ARTICLE II
BOARD OF DIRECTORS
SECTION 2.01. General Powers.   The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or by the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or by the Certificate of Incorporation, may exercise the powers of the full Board until the vacancy is filled.
SECTION 2.02. Number and Term of Office.   The number of directors shall initially be two and, thereafter, shall be fixed from time to time by the stockholders or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors at the time such resolution is presented to the Board for adoption. All directors shall hold office until the next annual meeting of stockholders and until their respective successors are elected, except in the case of the death, resignation or removal of any director.
SECTION 2.03. Vacancies and Newly Created Directorships.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) may be filled by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
SECTION 2.04. Resignation.   Any director may resign by delivering notice in writing or by electronic transmission to the Chairman of the Board (if any), the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
SECTION 2.05. Removal.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director, or by the stockholders at the next annual meeting or at a special meeting called in accordance with Section 1.3. Directors so chosen shall hold office until the next annual meeting of stockholders.
SECTION 2.06. Regular Meetings.   Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.
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SECTION 2.07. Special Meetings.   Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the President or two or more directors and may be held at any time and place, within or without the State of Delaware.
SECTION 2.08. Notice of Special Meetings.   Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by whom it is not waived by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile to the director’s last known facsimile number, or delivering written notice by hand, to the director’s last known business or home address at least 24 hours in advance of the meeting, or (iii) mailing written notice to the director’s last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
SECTION 2.09. Participation in Meetings by Telephone Conference Calls or Other Methods of Communication.   Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
SECTION 2.10. Quorum.   A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.
SECTION 2.11. Action at Meeting.   At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, by the Certificate of Incorporation or by these Bylaws.
SECTION 2.12. Action by Written Consent.   Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall he in electronic form if the minutes are maintained in electronic form.
SECTION 2.13. Committees.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such committee members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.
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SECTION 2.14. Compensation of Directors.   Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.
SECTION 2.15. Nomination of Director Candidates.   Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of directors may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder entitled to vote in the election of directors.
ARTICLE III
OFFICERS
SECTION 3.01. Enumeration.   The officers of the corporation shall be a President and a Secretary and may include a Chairman of the Board of Directors, one or more Vice Presidents and one or more Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.
SECTION 3.02. Election.   Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.
SECTION 3.03. Qualification.   No officer need be a stockholder. Any two or more offices may be held by the same person.
SECTION 3.04. Tenure.   Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the vote appointing such officer, or until such officer’s earlier death, resignation or removal.
SECTION 3.05. Resignation and Removal.   Any officer may resign by delivering a written resignation to the corporation at its principal office or to the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.
SECTION 3.06. Chairman of the Board.   The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, the Chairman shall perform such duties and possess such powers as are assigned to such officer by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman shall preside at all meetings of the stockholders, and, if the Chairman is a director, at all meetings of the Board of Directors.
SECTION 3.07. President.   The President shall be the Chief Executive Officer of the corporation. The President shall, subject to the direction of the Board of Directors, have responsibility for the general management and control of the business and affairs of the corporation and shall perform all duties and have all powers which are commonly incident to the office of President and Chief Executive Officer or which are delegated to such officer by the Board of Directors. The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board of Directors and of the stockholders. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. The President shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation other than the Chairman of the Board of Directors.
SECTION 3.08. Vice Presidents.   Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the
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President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.
SECTION 3.09. Secretary and Assistant Secretaries.   The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to sign stock certificates, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting. If the Secretary position is vacant, any officer of the corporation may perform the duties and have the power of the Secretary until a Secretary has been elected or appointed.
SECTION 3.10. Salaries.   Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as may be fixed or allowed from time to time by the Board of Directors.
SECTION 3.11. Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
ARTICLE IV
CAPITAL STOCK
SECTION 4.01. Issuance of Stock.   Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.
SECTION 4.02. Certificates of Stock.   Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such stockholder in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman (if any) of the Board of Directors, or the President, a Vice President (if any) and by the Secretary or an Assistant Secretary (if any) of the corporation. Any or all of the signatures on the certificate may be a facsimile.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
SECTION 4.03. Transfers.   Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law and the Certificate of Incorporation, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder
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of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.
SECTION 4.04. Lost, Stolen or Destroyed Certificates.   The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.
SECTION 4.05. Record Date.   The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.
If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
ARTICLE V
GENERAL PROVISIONS
SECTION 5.01. Fiscal Year.   The fiscal year of the corporation shall be as fixed by the Board of Directors.
SECTION 5.02. Corporate Seal.   The corporate seal shall be in such form as shall be approved by the Board of Directors.
SECTION 5.03. Waiver of Notice.   Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.
SECTION 5.04. Actions with Respect to Securities of Other Corporations.   Except as the Board of Directors may otherwise designate, the President or any officer of the corporation shall have the power to vote and otherwise act on behalf of the corporation, in person, proxy or otherwise, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers which this corporation may possess by reason of this corporation’s ownership of securities in such other corporation or other organization.
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SECTION 5.05. Evidence of Authority.   A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
SECTION 5.06. Certificate of Incorporation.   All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.
SECTION 5.07. Severability.   Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
SECTION 5.08. Pronouns.   All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
SECTION 5.09. Notices.   Except as otherwise specifically provided herein or required by law or by the Certificate of Incorporation, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission; provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at such person’s last known address as the same appears on the books of the corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mail. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of  (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.
SECTION 5.10. Reliance Upon Books, Reports and Records.   Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books of account or other records of the corporation, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.
SECTION 5.11. Time Periods.   In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
SECTION 5.12. Facsimile Signatures.   In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.
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ARTICLE VI
AMENDMENTS
SECTION 6.01. By the Board of Directors.   Except as is otherwise set forth in these Bylaws or in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.
SECTION 6.02. By the Stockholders.   Except as otherwise set forth in these Bylaws or in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders; provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.
ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS
SECTION 7.01. Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators: provided, however, that except as provided in Section 7.2, the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if  (a) such indemnification is expressly required to be made by law or by the Certificate of Incorporation, (b) the proceeding (or part thereof) was authorized by the Board of Directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law. The rights hereunder shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the corporation in such person’s capacity as a director or officer in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined by judicial decision that such director or officer is not entitled to be indemnified under this section or otherwise.
SECTION 7.02. Right of Claimant to Bring Suit.   If a claim under Section 7.1 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, or 20 days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable
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standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a judicial decision that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.
SECTION 7.03. Indemnification of Employees and Agents.   The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.
SECTION 7.04. Non-Exclusivity of Rights.   The rights conferred on any person in this Article VII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 7.05. Indemnification Contracts.   The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VII.
SECTION 7.06. Insurance.   The corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
SECTION 7.07. Effect of Amendment.   Any amendment, repeal or modification of any provision of this Article VII shall not adversely affect any right or protection of an indemnitee or successor thereto in respect of any act or omission occurring prior to such amendment, repeal or modification.
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Exhibit C
The Company Options and Company Restricted Stock Unit Awards that are outstanding as of the date of this Agreement, other than any such award held by a non-employee member of the Company Board, will be amended to provide that if, following the Closing, the employment of a holder thereof is terminated by the Company or any of its Affiliates without Cause or the award holder resigns employment for Good Reason, such Company Options and Company Restricted Stock Unit Awards will immediately vest in full. Notwithstanding the foregoing, any Company Options or Company Restricted Stock Unit Awards held by a non-employee member of the Company Board will vest in full at Closing.
For these purposes:
“Cause” means the occurrence of any of the following with respect to the holder: (i) conviction by a court of competent jurisdiction of a felony (other than a traffic violation); (ii) refusal or failure to perform duties where such failure or refusal is materially detrimental to the business or reputation of Holdco or any of its Subsidiaries, except during periods of physical or mental incapacity, and unless remedied within thirty (30) days after receipt of written notice thereof by Holdco or its applicable Subsidiary; or (iii) willful misconduct or gross negligence with respect to the holder’s duties that is materially detrimental to the business or reputation of Holdco or any of its Subsidiaries, unless remedied within thirty (30) days after receipt of written notice thereof by Holdco or its applicable Subsidiary.
“Good Reason” means with respect to the holder: (i) only with respect to executive officers of the Company and its Affiliates and any other direct reports of the Company’s Chief Executive Officer, material diminution in authority, duties or responsibilities (or authority, duties or responsibilities of the supervisor to whom such holder reports (which, for the avoidance of doubt, with respect to the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel includes the failure of such person to be appointed to such role with Holdco)); (ii) diminution in base salary or incentive compensation opportunities; (iii) the relocation of the holder’s principal place of employment by more than fifty (50) miles (unless the new place of employment is closer to the holder’s primary residence); or (iv) the material breach of any agreement between the Company or any of its Affiliates and the holder. Notwithstanding the foregoing, Good Reason shall not exist unless (A) the holder gives written notice to Holdco or its applicable Affiliate of his or her termination of employment within thirty (30) days after the occurrence of the circumstances constituting Good Reason, and Holdco and its Affiliates have failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (B) the holder’s “separation from service” (within the meaning of Section 409A of the Code) occurs no later than the day that is thirty (30) days following the last day of the cure period (assuming no cure has occurred).
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Board of Directors
KapStone Paper and Packaging Corporation
January 28, 2018

ANNEX B
[Rothschild Letterhead]
January 28, 2018
Board of Directors
KapStone Paper and Packaging Corporation
1101 Skokie Blvd., Suite 300
Northbrook, IL 60062
Members of the Board of Directors:
We understand that WestRock Company (“Parent”), Whiskey Holdco, Inc., a wholly-owned subsidiary of Parent (“Holdco”), Kola Merger Sub, Inc., a wholly-owned subsidiary of Holdco (“Company Merger Sub”), Whiskey Merger Sub, Inc., a wholly-owned subsidiary of Holdco (“Parent Merger Sub”), and KapStone Paper and Packaging Corporation (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) which provides, among other things, for the merger of Parent Merger Sub with and into Parent with Parent surviving the merger as a wholly-owned subsidiary of Holdco and the merger of Company Merger Sub with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Holdco (collectively, the “Transaction”) and that, in connection with the Transaction, (i) each issued and outstanding share of Parent’s common stock, par value $0.01 per share, will be cancelled and converted into the right to receive one share of Holdco’s common stock, par value $0.01 per share (the “Holdco Shares”), and (ii) each issued and outstanding share of the Company’s common stock, par value $0.0001 per share (the “Company Shares”), other than Excluded Shares (as such term is defined in the Agreement), will be cancelled and converted into the right to receive one of the following based on the election of the holder of such Company Share and subject to proration and the related procedures and limitations set forth below and in the Agreement (as to which election, proration, procedures and limitations we express no view or opinion): (a) for each Company Share with respect to which no Stock Election (as such term is defined in the Agreement) has been validly made pursuant to the Agreement, $35.00 in cash (the “Cash Consideration”) and (b) for each Company Share with respect to which a Stock Election has been validly made pursuant to the Agreement, 0.4981 Holdco Shares (the “Stock Consideration”); provided, however, that the aggregate number of Holdco Shares issued to holders of Company Shares (other than Excluded Shares) shall not exceed the Maximum Stock Amount (as such term is defined in the Agreement). The terms and conditions of the Transaction are more fully set forth in the Agreement.
The board of directors of the Company (the “Board”) has requested our opinion as to whether the Cash Consideration payable to the holders of Company Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated January 27, 2018; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Company Shares; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Forecasts”); (vi) reviewed the historical trading prices and trading activity for the Company Shares; (vii) reviewed the premia paid in certain publicly available transactions, which we believed to be generally

Board of Directors
KapStone Paper and Packaging Corporation
January 28, 2018

relevant; and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.
In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and its associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Company, Parent or Holdco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company. At the direction of the management of the Company, we have used and relied upon the Forecasts for purposes of our opinion. In relying on the Forecasts, we have assumed, at the direction of the Company, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company and that the financial results reflected in such Forecasts will be achieved at the times and in the amounts projected. We express no view as to the reasonableness of the Forecasts and the assumptions on which they are based. As you are aware, certain data underlying our analysis and opinion pre-dates (and/or does not reflect the impact of) recently enacted federal tax legislation and recently announced price increases for certain of the Company’s products.
We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any material terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.
Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Company. We are expressing no opinion herein as to the price at which the Company Shares or the Holdco Shares will trade at any future time, the value of the Holdco Shares (including the value of Holdco Shares issued as Stock Consideration pursuant to the Agreement), or whether any market would develop for the Holdco Shares. Our opinion is limited to the fairness, from a

Board of Directors
KapStone Paper and Packaging Corporation
January 28, 2018

financial point of view, to the holders of the Company Shares of the Cash Consideration payable to such holders in the Transaction pursuant to the Agreement and we express no opinion as to any underlying decisions which the Company may make to engage in the Transaction or any alternative transaction. We do not express any opinion, nor have we been asked by the Board to express any opinion, as to the relative merits of the Transaction as compared to any alternative transaction, including any alternative transaction that the Board has considered and elected not to pursue. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Cash Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction (including, without limitation, the fairness or value of the Stock Consideration or the relative fairness of the Cash Consideration and the Stock Consideration).
We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of the Company, Parent, Holdco and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may in the future provide financial services to the Company, Parent, Holdco and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.
This opinion is provided for the benefit of the Board (solely in its capacity as such) in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation as to whether or not any holder of Company Shares should vote, make any election or otherwise act with respect to the Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Company Shares and then only to the extent expressly set forth herein) or creditors or other constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company, or any class of such persons, whether relative to the Cash Consideration pursuant to the Agreement or otherwise.
This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild Inc.
On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration payable to the holders of Company Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ ROTHSCHILD INC.
ROTHSCHILD INC.

ANNEX C
[Moelis Letterhead]
January 28, 2018
Board of Directors
KapStone Paper and Packaging Corporation
1101 Skokie Blvd., Suite 300
Northbrook, IL 60062
Ladies & Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (“Company Common Stock”), of KapStone Paper and Packaging Corporation (the “Company”), of the Cash Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, WestRock Company (the “Acquiror”), Whiskey Holdco, Inc., a wholly owned subsidiary of the Acquiror (“Holdco”), Kola Merger Sub, Inc., a wholly owned subsidiary of Holdco (the “Company Merger Sub”), and Whiskey Merger Sub, Inc., a wholly owned subsidiary of Holdco (“Parent Merger Sub”). As more fully described in the Agreement: (i) Parent Merger Sub shall be merged with and into the Acquiror and Company Merger Sub will be merged with and into the Company (such mergers, together with the other transactions contemplated thereby, the “Transaction”) and (ii) each issued and outstanding share of Company Common Stock, other than Excluded Shares (as defined in the Agreement), will be cancelled and converted into the right to receive, at the election of the holder thereof, (A) in the case of a share of Company Common Stock with respect to which a Stock Election (as defined below) has not been validly made, $35 in cash, without interest (the “Cash Consideration”) or (B) in the case of a share of Company Common Stock with respect to which an election to receive stock is validly made (the “Stock Election”), 0.4981 shares of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”), in lieu of the Cash Consideration, subject to proration as set forth in the Agreement (the “Stock Consideration”), such that the maximum aggregate number of shares of Company Common Stock to be cancelled and converted into the right to receive Holdco Common Stock does not exceed the Maximum Stock Amount (as defined in the Agreement).
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft, dated January 28, 2018, of the Agreement; (vii) reviewed a draft, dated January 28, 2018, of the form of Voting Agreement to be entered into by the Acquiror and certain holders of the Company Common Stock (the “Voting Agreements”); (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, including with respect to the effects of the recently enacted federal tax legislation, and the recently announced price
C-1

increases for certain of the Company’s products. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction (including, without limitation, the fairness or value of the Stock Consideration or the relative fairness of the Cash Consideration and the Stock Consideration), except for the fairness of the Cash Consideration from a financial point of view to the holders of Company Common Stock. With your consent, we express no opinion as to what the value of Holdco Common Stock, including any shares received in connection with any Stock Election, actually will be when issued pursuant to the Transaction or the prices at which Holdco Common Stock may trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement and the Voting Agreements will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement and the Voting Agreements will comply with all the material terms of the Agreement and the Voting Agreements, as applicable. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, certain data underlying our analysis and opinion pre-dates (and/or does not reflect the impact of) recently enacted federal tax legislation. The financial and stock markets have been adjusting to the impacts of such legislation, and we express no opinion or view as to any potential effects of such impacts on the Company, the Acquiror or the Transaction.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We may in the future provide investment banking and other services to the Acquiror and/or the Company and may receive compensation for such services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote, make any election (including, without limitation, the Stock Election) or otherwise act with respect to the Transaction or any other matter. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Cash Consideration or otherwise or as to whether any of the foregoing persons should enter into the Voting Agreements or make any Stock Election.
This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Cash Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.
Very truly yours,
/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC
C-2

ANNEX D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262 Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of  (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.